PROSPECTUS	Filed Pursuant to Rule 424(b)(1) Registration No. 333-292996

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KYIVSTAR GROUP LTD.

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12,500,000 COMMON SHARES
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This is a public offering of common shares, par value of $0.01 per common share, of Kyivstar Group Ltd. (together with its subsidiaries, “Kyivstar,” the “Company,” “we,” “us” or “our”). VEON Amsterdam B.V. (“VEON Amsterdam”), which is the beneficial owner of a majority of our common shares, and other selling shareholders identified in this prospectus (together with VEON Amsterdam, the “Selling Shareholders”) are offering 12,500,000 of our common shares. We are not selling any common shares under this prospectus, and we will not receive any proceeds from the sale of common shares by the Selling Shareholders. We will bear all of the offering expenses other than underwriting discounts and commissions. The Selling Shareholders will pay underwriting discounts and commissions for the sale of the common shares offered hereby.

Because VEON Amsterdam is our controlling shareholder, VEON Amsterdam is deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) with respect to our common shares being offered pursuant to this prospectus, and the offering is deemed to be a primary offering by us.

Our common shares are listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “KYIV.” On January 27, 2026, the last reported sale price of our common shares as reported on Nasdaq was $12.59 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company,” a “foreign private issuer” and a “controlled company” each as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company, a Foreign Private Issuer and a Controlled Company.”

	Price to public	Underwriting discounts and commissions(1)	Proceeds, before expenses, to the Selling Shareholders
Per common share	$10.50	$0.49875	$10.00125
Total	$131,250,000.00	$6,234,375.00	$125,015,625.00

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(1)      We refer you to “Underwriting” for additional information regarding underwriting compensation.

The Selling Shareholders have granted the underwriters an option for a period of 30 days after the date of this prospectus to purchase up to an additional 1,875,000 common shares at the public offering price, less underwriting discounts and commissions.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common shares to purchasers against payment on February 2, 2026.

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Joint Book-Running Managers

Morgan Stanley	Barclays	Cantor	Rothschild & Co

Co-Managers

Benchmark, a StoneX Company	Northland Capital Markets

Prospectus dated January 29, 2026

We, the Selling Shareholders and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any amendment or supplement to this prospectus. We, the Selling Shareholders and the underwriters take no responsibility for, and cannot assure you as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the common shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares. Our business, results of operations or financial condition may have changed since those dates.

We, the Selling Shareholders and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to the offering of our common shares and the distribution of this prospectus outside the United States.

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About this Prospectus

On August 14, 2025, we consummated the transactions (the “Transactions”) contemplated by that certain Business Combination Agreement, dated as of March 18, 2025 (as amended, the “Business Combination Agreement”), by and among Kyivstar Group Ltd., Cohen Circle Acquisition Corp. I (“Cohen Circle”), VEON Amsterdam B.V., VEON Holdings B.V. (“VEON Holdings”) and Varna Merger Sub Corp. (“Merger Sub”). As contemplated by the Business Combination Agreement, VEON Amsterdam B.V. sold to Kyivstar Group Ltd. all of the issued and outstanding equity of VEON Holdings in exchange for newly issued Kyivstar Group Ltd. Common Shares and the Seller Loan Note (the “Sale”), whereby VEON Holdings became a direct, wholly owned subsidiary of Kyivstar Group Ltd., and Merger Sub was merged with and into Cohen Circle upon the terms and subject to the conditions set forth in the Business Combination Agreement and the Plan of Merger and in accordance with the Companies Act (As Revised) of the Cayman Islands (the “Merger”), with Cohen Circle continuing as the surviving company of the Merger and a direct, wholly owned subsidiary of Kyivstar Group Ltd.

Unless otherwise stated or the context otherwise requires, all references in this prospectus to “Kyivstar,” the “Company,” “we,” “us” or “our” refer to the business of Kyivstar Group Ltd. and its subsidiaries, which prior to the Transactions was the business of VEON Holdings B.V. and its subsidiaries.

FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus or the context otherwise requires:

“2025 Bonds” means the April 2025 Bonds and the June 2025 Bonds.

“2027 Bonds” means the outstanding bonds issued by VEON MidCo B.V. due November 2027 (Regulation S ISIN: XS2824764521; Regulation S Common Code: 282476452; Rule 144A ISIN: XS2824766146; Rule 144A Common Code: 282476614; and Rule 144A CUSIP: N/A).

“April 2025 Bonds” means the bonds issued by VEON Holdings B.V. due April 2025 with Regulation S ISIN: XS2824765098; Regulation S Common Code: 282476509; Rule 144A ISIN: XS2824765767; Rule 144A Common Code: 282476576; and Rule 144A CUSIP: N/A), which have been repaid.

“ARPU” means average revenue per user.

“B2B” means business-to-business.

“B2C” means business-to-consumer.

“Bermuda Companies Act” means the Companies Act 1981 (as amended) of Bermuda.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of March 18, 2025 by and among Kyivstar Group Ltd., an exempted company limited by shares, incorporated and existing under the laws of Bermuda with registration number 202504557, Cohen Circle Acquisition Corp. I, a Cayman Islands exempted company, VEON Amsterdam B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 34378904, VEON Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 34345993 and Varna Merger Sub Corp., an exempted company incorporated with limited liability in the Cayman Islands with registration number 419635, as amended from time to time.

“Cantor” means Cantor Fitzgerald & Co.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date of closing of the Transactions as contemplated by the Business Combination Agreement, which occurred on August 14, 2025.

“Cohen Circle” or the “SPAC” means Cohen Circle Acquisition Corp. I, a Cayman Islands exempted company.

“Cohen Circle Class A Ordinary Shares” means Cohen Circle Class A ordinary shares, par value $0.0001 per share.

“Cohen Circle Class B Ordinary Shares” means Cohen Circle Class B ordinary shares, par value $0.0001 per share.

“Cohen Circle IPO” means the initial public offering of Cohen Circle Acquisition Corp. I, consummated on October 10, 2024.

“Cohen Circle Public Warrants” means the redeemable Cohen Circle Warrants sold as part of the Cohen Circle Units in the initial public offering (whether they were purchased in the initial public offering or thereafter in the open market).

“Common Shares” or “Kyivstar Group Ltd. Common Shares” means Kyivstar Group Ltd. common shares, par value $0.01 per share.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Demerger” means the partial demerger (juridische afsplitsing) within the meaning of article 2:334a paragraph 3 Dutch Civil Code, by and among VEON Holdings B.V., VEON Intermediate Holdings B.V. and VEON MidCo B.V., consummated on April 8, 2025 in accordance with the material terms of the Demerger Proposal.

“Demerger Proposal” means the proposal for a partial demerger (juridische afsplitsing), by and among VEON Holdings B.V., VEON Intermediate Holdings B.V. and VEON MidCo B.V., dated January 13, 2025, including all schedules thereto.

“EU GDPR” means the European Union’s General Data Protection Regulation.

“FCPA” means the U.S. Foreign Corrupt Practices Act.

“FMC” means Fixed Mobile Convergence.

“Forfeited Sponsor Shares” means the 2,609,647 Cohen Circle Class B Ordinary Shares held by the Sponsors that were surrendered by the Sponsors to Cohen Circle upon the Closing and that were automatically cancelled without any conversion thereof or payment or other consideration therefor.

“Founder Shares” means the Cohen Circle Class B Ordinary Shares initially purchased by the Sponsors in a private placement prior to the IPO and, unless the context otherwise requires, the Cohen Circle Class A ordinary shares issued upon the conversion thereof.

“FTTB” means fiber-to-the-building.

“FTTH” means fiber-to-the-home.

“GSMA” means the GSM Association.

“Helsi Ukraine” or “Helsi” means Helsi Ukraine Limited Liability Company, a 97.99% Subsidiary of JSC Kyivstar.

“IASB” means the International Accounting Standards Board.

“IFRS” means the International Financial Reporting Standards.

“IMTR” means the International MTR.

“June 2025 Bonds” means the bonds issued by VEON Holdings B.V. due June 2025 with Regulation S ISIN: XS2834471976; Regulation S Common Code: 283447197; Rule 144A ISIN: XS2834472198; Rule 144A Common Code: 283447219; and Rule 144A CUSIP: N/A, which have been repaid.

“JSC Kyivstar” means the joint-stock company incorporated in Ukraine on September 3, 1997, with its principal executive office at 53 Degtyarivska St., Kyiv 03113, Ukraine.

“Kyivstar Group Ltd.” means Kyivstar Group, Ltd., an exempted company limited by shares, incorporated and existing under the laws of Bermuda with registration number 202504557.

“Kyivstar Group Ltd. Board” means the board of directors of Kyivstar Group Ltd.

“Kyivstar Group Ltd. Governing Documents” means the Kyivstar Group Ltd. memorandum of association and the Kyivstar Group Ltd. Amended and Restated Bye-laws.

“Kyivstar.Tech” means LLC Kyivstar.Tech, a subsidiary of JSC Kyivstar.

“Kyivstar Warrant Agreement” means the Assignment and Assumption and Amendment and Restatement of Warrant Agreement, dated as of August 14, 2025, governing the Kyivstar Group Ltd. Warrants.

“Lan Trace” means Limited Liability Company Lan Trace, a wholly owned subsidiary of JSC Kyivstar.

“Merger” means the merger pursuant to which the Merger Sub will merger with and into Cohen Circle with Cohen Circle as the surviving company and a direct, wholly owned subsidiary of Kyivstar Group Ltd.

“Merger Effective Time” means the time the Merger becomes effective.

“Merger Sub” means Varna Merger Sub Corp., an exempted company incorporated with limited liability in the Cayman Islands with registration number 419635.

“MLA” means Material Lease Agreement.

“MinDigital” means the Ministry of Digital Transformation of Ukraine.

“MNP” means mobile number portability.

“MNO” means Mobile Network Operator.

“MTR” means the international mobile termination rate.

“Nasdaq” means Nasdaq Stock Market LLC.

“Nationalization Laws” means existing Ukrainian nationalization laws.

“Nationalization Laws Amendments” means amendments to the Nationalization Laws that have been approved by the Ukrainian Parliament.

“NBU” means the National Bank of Ukraine.

“NCEC” means the National Commission of the State Regulation of Communications.

“Non-Redeeming Shareholder” means the holder of Cohen Circle Class A Ordinary Shares who is a qualified institutional buyer, institutional accredited investor or other accredited investor, and who has entered into a Non-Redemption Agreement.

“Non-Redemption Agreement” means each of the non-redemption agreements, by and among Cohen Circle, Kyivstar Group Ltd. and the Non-Redeeming Shareholder party thereto, pursuant to which any such Non-Redeeming Shareholder has agreed to refrain from exercising its redemption rights with respect to certain Cohen Circle Class A Ordinary Shares held by it.

“OECD” means the Organization for Economic Co-operation and Development.

“Old Bonds” means the Old April 2025 Bonds, the Old June 2025 Bonds and the Old 2027 Bonds.

“Old 2027 Bonds” means the outstanding bonds issued by VEON Holdings B.V. prior to the Demerger due November 2027 with Regulation S ISIN: XS2252958751; Regulation S Common Code: 225295875; Rule 144A ISIN: US91823N2A05; Rule 144A Common Code: 226227318; and Rule 144A CUSIP: 91823N2A0.

“Old April 2025 Bonds” means the outstanding bonds issued by VEON Holdings B.V. prior to the Demerger due April 2025 with Regulation S ISIN: XS2058691663; Regulation S Common Code: 205869166; Rule 144A ISIN: US92334VAA35; Rule 144A Common Code: 206069716; and Rule 144A CUSIP: 92334VAA3.

“Old June 2025 Bonds” means the outstanding bonds issued by VEON Holdings B.V. prior to the Demerger due June 2025 with Regulation S ISIN: XS2184900186; Regulation S Common Code: 218490018; Rule 144A ISIN: XS2184900269; Rule 144A Common Code: 218490026; and Rule 144A CUSIP: N/A.

“PFIC” means passive foreign investment company.

“Pillar Two” means OECD Pillar Two legislation published by the OECD/G20 Inclusive Framework on BEPS.

“Placement Units” means the 715,000 Cohen Circle Units purchased separately by the Sponsors and Cantor in the Private Placement, each Placement Unit consisting of one Placement Share and one-third of one Placement Warrant.

“Pre-Business Combination Kyivstar Group” means the group comprising VEON Holdings B.V., JSC Kyivstar and the subsidiaries of JSC Kyivstar, prior to the consummation of the Business Combination.

“Private Placement” means the private placement of 715,000 Placement Units purchased by the Sponsors and Cantor, which was consummated simultaneously with the completion of the initial public offering, at a purchase price of $10.00 per unit for a total purchase price of $7.15 million.

“Public Shares” means the Cohen Circle Class A ordinary shares sold as part of the Cohen Circle Units in the initial public offering (whether they were purchased in the initial public offering or thereafter in the open market).

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“Public Shareholders” means the holders of the Public Shares, which may include the Initial Shareholders and members of the Cohen Circle management team if and to the extent they have purchased Public Shares, provided that any such holder’s status as a “Public Shareholder” shall only exist with respect to such Public Shares.

“Registration Rights Holders” means Kyivstar Group Ltd., the Sponsors, certain shareholders of Cohen Circle and certain shareholders of Kyivstar Group Ltd.

“RFS” means radio frequency spectrum.

“ROU” means the right of use assets.

“Sale” means the sale by Seller to Kyivstar Group Ltd. of all of the issued and outstanding equity of VEON Holdings in exchange for newly issued Kyivstar Group Ltd. Common Shares and the Seller Loan Note.

“Sale Effective Time” means the date and time specified in the Transfer Deed as the effective time of the Sale.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” or “VEON Amsterdam” means VEON Amsterdam B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 34378904.

“Seller Loan Note” means the promissory note to be issued to Seller by Kyivstar Group Ltd. in an amount equal to any money raised in a PIPE Investment plus the amount of cash in the Trust Account immediately prior to the Closing, after taking into account any funds withdrawn to pay the Public Shareholders who elected to redeem their Public Shares in connection with the Cohen Circle EGM to vote to approve the Business Combination.

“Selling Shareholders” means VEON Amsterdam and the other selling shareholders identified in the section titled “Principal and Selling Shareholders.”

“Sponsor Agreement” means the Sponsor Agreement, dated as of March 18, 2025, by and among Cohen Circle, Cohen Circle Sponsor I, LLC, Cohen Circle Advisors I, LLC, Cantor Fitzgerald & Co. and Kyivstar Group Ltd.

“Sponsors” means Cohen Circle Sponsor I, LLC and Cohen Circle Advisors I, LLC.

“SSU” means the Security Service of Ukraine.

“Transactions” means the series of transactions contemplated by the Business Combination Agreement, including, among other things, the Sale and the Merger.

“Transfer Deed” means the Transfer Deed, executed as of the Sale Effective Time, by and between the Seller and Kyivstar Group Ltd.

“Trust Account” means the trust account into which $231,150,000 of the net proceeds of the initial public offering and Private Placement were initially deposited for the benefit of the Public Shareholders.

“U.S. GAAP” means the accounting principles generally accepted in the United States of America.

“UAH” means Ukrainian Hryvnia.

“UEC” means the Ukraine Electronic Communications Law.

“UK GDPR” means United Kingdom General Data Protection Regulation and Data Protection Act 2018.

“Uklon” means LLC Tech Uklon (UA), LLC Uklon Corporate (UA) and Uklon LTD (CY).

“USD” means the US Dollar.

“UTC” means the Ukraine Tower Company LLC, a subsidiary of VEON Ltd.

“VAS” means value added services.

“VEON” means VEON Ltd.

“VEON Holdings” means VEON Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 34345993.

“Vesting Securities” means those certain vesting conditions on certain Kyivstar Group Ltd. Common Shares to be issued to the Sponsors at Closing pursuant to the terms of the Sponsor Agreement, as amended (which amendment, among other things, adjusts the number of such Kyivstar Group Ltd. Common Shares to be issued at Closing).

“VoD” means video on demand.

“VoIP” means voice over internet protocol.

“Warrants” or “Kyivstar Group Ltd. Warrants” means the Kyivstar Group Ltd. warrants, issued on August 14, 2025, with each whole warrant entitling the holder thereof to purchase one Common Share at a price of $11.50 per share pursuant to the Kyivstar Warrant Agreement.

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

In this prospectus, unless otherwise specified or the context otherwise requires:

•        “$” and “U.S. dollar” each refer to the United States dollar; and

•        “₴” and “UAH” each refer to the Ukrainian hryvnia.

The exchange rate used for conversion between U.S. dollars and Ukrainian hryvnia is based on the Ukrainian hryvnia/U.S. dollar exchange rate published by the National Bank of Ukraine as of the dates specified herein.

IMPORTANT INFORMATION ABOUT IFRS AND NON-ifrs FINANCIAL MEASURES

VEON Holdings B.V.’s financial statements included in this prospectus have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). Kyivstar Group Ltd.’s financial statements included in this prospectus have been prepared in accordance with IFRS as issued by the IASB. Cohen Circle’s financial statements included in this prospectus have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

This prospectus includes certain references to financial measures that were not prepared in accordance with IFRS, including Adjusted EBITDA, Adjusted EBITDA Margin, Capex excluding licenses and ROU and Capex Intensity. The presentation of this non-IFRS information is not meant to be considered in isolation or as a substitute for VEON Holdings B.V.’s combined financial results prepared in accordance with IFRS.

TRADEMARKS AND TRADE NAMES

The Kyivstar name, logo and other trademarks of Kyivstar appearing in this prospectus are the property of Kyivstar. The VEON Ltd. name, logo and other trademarks of VEON Ltd. appearing in this prospectus are the property of VEON Ltd. Solely for convenience, some of the trademarks, logos and trade names referred to in this prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that Kyivstar or VEON Ltd. will not assert, to the fullest extent under applicable law, Kyivstar or VEON Ltd. rights or the rights of the applicable licensors to these trademarks and trade names. This prospectus contains additional trademarks and trade names of others. All trademarks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend for our use or display of other companies’ trademarks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other company.

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INDUSTRY AND MARKET DATA

Certain information contained in this prospectus relates to or is based on studies, publications, surveys and other data obtained from third-party sources and our own internal estimates and research. While we are not aware of any misstatements regarding such third-party information and data presented in this prospectus, such information and data involves risks and uncertainties and is subject to change based on various factors, including, potentially, those discussed under the section entitled “Risk Factors.” Furthermore, such information and data cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. Finally, while we believe our own internal estimates and research are reliable, and are not aware of any misstatements regarding such information and data presented in this prospectus, such research has not been verified by any independent source. Notwithstanding anything in this prospectus to the contrary, we are responsible for all disclosures in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and other documents incorporated by reference into this prospectus include or may include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. This prospectus includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions, guidance or projections regarding future events or future results of operations or financial condition and therefore are, or may be deemed to be, “forward looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting us. Factors that may impact such forward-looking statements include:

(i)     the outcome of any legal proceedings that may be instituted against us;

(ii)    our management of our business strategy and plans;

(iii)   changes in applicable laws or regulations;

(iv)   general economic conditions;

(v)    factors relating to the business, operations and financial performance of the Company, including:

•        risks relating to the ongoing war in Ukraine, such as its adverse impact on the economic conditions and outlook of Ukraine; physical damage to property, infrastructure and assets; the effect of sanctions and export controls on our supply chain, the ability to transact with key counterparties; the resulting volatility in the Ukrainian hryvnia; our ability to operate and maintain our infrastructure; sanctions (including any reputational harm from certain of the beneficial owners of VEON Ltd.’s largest shareholder, L1T VIP Holdings S.à r.l. (“LetterOne”), being subject to sanctions) or any other considerations that could increase the risk of nationalization; and its impact on our liquidity, financial condition and our ability to operate as a going concern;

•        risks related to JSC Kyivstar’s ability to declare and pay dividends and restrictions on its ability to make certain payments abroad (such as investments, interest and principal payments on loans, financing of any affiliate companies or representative offices offshore) resulting from the imposition of martial law in Ukraine and/or legal restrictions in Ukraine relating to the ongoing war;

•        risks related to Kyivstar Group Ltd.’s principal asset being its interest in JSC Kyivstar, and its dependence on JSC Kyivstar for distributions, which may be restricted or prohibited;

•        risks related work stoppages and other labor matters, including mobilization;

•        risks related to investing in frontier markets, which are subject to greater risks than investing in more developed markets, including political and economic instability, regulatory and legal uncertainty, social unrest and conflict;

•        risks associated with cyber-attacks or systems and network disruptions, data protection, data breaches, or the perception of such attacks or failures, including the costs associated with such events and the reputational harm that could arise therefrom;

•        risks relating to the international economic environment, inflationary pressures, geopolitical developments and unexpected global events;

•        risks related to our ability to grow our communications and digital service offerings, including the demands such strategy places on management, the need to obtain necessary approvals and the challenges of successfully integrating acquired businesses;

•        risks related to the impact of export controls, international trade regulation, customs and technology regulation on the macroeconomic environment, our operations, our ability, and the ability of key third-party suppliers to procure goods, software or technology necessary to provide services to our customers;

•        risks relating to legislation, regulation, taxation and currency, including costs of compliance, currency and exchange controls, currency fluctuations, and abrupt changes to laws, regulations, decrees and decisions governing the telecommunications industry and taxation, laws on foreign investment, anti-corruption and anti-terror laws, economic sanctions, import tariffs and restrictions, data privacy, anti-money laundering, antitrust, national security and lawful interception and their official interpretation by Ukrainian governmental and other regulatory bodies and courts;

•        risks that the adjudications, administrative or judicial decisions in respect of legal challenges, license and regulatory disputes, tax disputes or appeals may not result in a final resolution in our favor or that we are unsuccessful in our defense of material litigation claims or are unable to settle such claims;

•        risks relating to our operations, including regulatory uncertainty regarding our service offering, licenses and approvals or consents required from governmental authorities in relation thereto, frequency allocations, constraints on our spectrum capacity, access to additional bands of spectrum required to meet demand for existing products and service offerings or additional spectrum required from new products and services and new technologies, intellectual property rights protection, interconnection agreements, equipment failures and competitive offering and pricing pressures;

•        risks related to developments from competition, unforeseen or otherwise, including our ability to keep pace with technological changes and evolving industry standards;

•        risks associated with the market price of our Common Shares, which may be volatile or may decline regardless of our operating performance; and

•        all other risks and uncertainties described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

The foregoing list of factors is not exhaustive. The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

Prospectus Summary

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before making an investment decision, you should read this entire prospectus carefully, especially “Risk Factors” and the financial statements and related notes thereto, and the other documents to which this prospectus refers. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information.

Overview

We are a telecommunications and digital business, operating Ukraine’s leading provider of mobile communication by number of subscribers and broadband services by number of access lines, as of September 30, 2025. We provide mobile, digital and fixed-line services to over 22.5 million mobile customers and over 1.2 million broadband subscribers as of September 30, 2025. For the year ended December 31, 2024 and the nine months ended September 30, 2025, our profit for the period was $283 million and $34 million, respectively, and Adjusted EBITDA was $515 million and $477 million, respectively, reflecting our strong operational efficiency and continued profitability. In the same periods, our profit margin was 31% and 4% (including the impact of the one-time listing expense of $162 million for the nine months ended September 30, 2025, which lowered our profit margin by 19 percentage points), respectively, and our Adjusted EBITDA Margin was 56% and 57%, respectively. Our margins and Adjusted EBITDA have remained strong through the war in Ukraine, due to our focus on customer retention and continuity of service during this period. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Indicators and Non-IFRS Financial Measures” for a discussion of the basis of the presentation of the financial statements of Kyivstar included elsewhere in this prospectus and a description of our non-IFRS financial measures.

We were founded in 1994 under the name “Bridge,” and we were one of the first mobile networks in Ukraine. We initially focused on mobile services and, throughout the 2000s, we broadened our offerings by investing in mobile data services and modernizing our infrastructure to support the rollout of 3G and later 4G LTE networks. In 2005, already a leader in the Ukrainian telecom market, we were acquired by VEON (formerly VimpelCom), which has been listed on Nasdaq since 1996.

We operate three related business lines: mobile telecommunications services, fixed-line telecommunications services and digital, which accounted for 92% and 5% and 2% of our revenue for the year ended December 31, 2024, respectively, and approximately 86%, 5% and 9% of our revenue for the nine months ended September 30, 2025, respectively. Other revenue contributes 0.3% and 0.4% for respective periods. In our mobile telecommunications services business, we provide mobile services, including voice, messaging and wireless internet. In our digital services business, we provide (i) big data and technology services via our technology company, Kyivstar.Tech, (ii) a suite of self-service options through our self-service app, MyKyivstar, (iii) digital health services through Helsi, (iv) digital TV content on the Kyivstar TV platform in partnership with PLUS TV LLC and (v) ride-hailing and delivery through Uklon. In our fixed-line telecommunications services business, we provide voice, data and internet services, including corporate internet access, fixed-line telephone, data transmission and fixed-mobile convergence, as well as internet-TV via fiber-to-the-building (“FTTB”) network connections.

We provide services both to individual retail customers (our “B2C” customers) and to corporate customers (“B2B” customers). B2C customers are either on prepaid or post-paid contracts. As of December 31, 2024, approximately 76% of our B2C mobile customers were on prepaid contracts. Our B2B customers range from large enterprises to small- and medium-sized enterprises.

All of our compliance, internal audit, treasury, strategy and mergers and acquisitions (“M&A”) functions are centralized, allowing for efficiency and synergies across our business. As of September 30, 2025, we had over 5,000 employees, over 600 of whom were employed by Kyivstar.Tech.

We are also Ukraine’s largest mobile operator by number of customers. As of September 30, 2025, we had over 47% of the market share based on the number of customers across Ukrainian network providers. We are also a leading provider in the B2B mobile market, with 11% of our active three-month subscribers being B2B customers as of December 31, 2024, approximately 8% being B2B large enterprise customers and 3% being small and medium enterprise customers.

In recent years, we have taken steps to diversify through strategic acquisitions. In August 2022, we acquired a controlling stake in Helsi, a digital healthcare platform based in Ukraine, and in May 2025, we increased our stake in Helsi from 69.99% to 97.99%. In the year ended December 31, 2024, Helsi generated $5.1 million of revenue, compared to

$3.6 million in the year ended December 31, 2023. Additionally, in December 2022, we spun off Kyivstar.Tech into a separate technology company, which remains wholly owned by us. In the year ended December 31, 2024, Kyivstar.Tech generated $24.2 million of revenue ($24.0 million of which was attributable to intra-Pre-Business Combination Kyivstar Group companies), compared to $19.4 million ($19.3 million of which was attributable to intra-Pre-Business Combination Kyivstar Group companies) in the year ended December 31, 2023. Our commitment to strategic growth continued with our acquisition of Lan Trace, a regional fixed broadband provider, for $2 million in September 2024. In April 2025, we acquired 97% of the shares in Uklon, a ride-hailing and delivery platform, for approximately $158 million. See “— Mobile Telecommunications Services — Digital Services — Uklon.”

Corporate Information

The following diagram depicts the simplified organizational structure of Kyivstar Group Ltd. and its subsidiaries.

Kyivstar Group Ltd. is an exempted company limited by shares incorporated in Bermuda on March 7, 2025. Kyivstar Group Ltd. was formed for the sole purpose of effectuating the Transactions contemplated by the Business Combination Agreement, including the acquisition by Kyivstar Group Ltd. of all issued and outstanding equity of VEON Holdings, the direct parent company of JSC Kyivstar, and the merger of Merger Sub with Cohen Circle. The Transactions were consummated on August 14, 2025.

Prior to the Transactions, Kyivstar Group Ltd. had no material assets and did not conduct any material activities other than those incidental to its formation, the incorporation of the Merger Sub and the Business Combination. Upon Closing of the Transactions, Kyivstar Group Ltd. became the parent of VEON Holdings B.V., which is the immediate parent of JSC Kyivstar, our main operating company, and its subsidiaries.

The Kyivstar Group Ltd. Common Shares and Kyivstar Group Ltd. Warrants are listed on Nasdaq under the symbols “KYIV” and “KYIVW,” respectively.

The mailing address of Kyivstar Group Ltd. is Unit 517, Level 5, Index Tower, Dubai International Financial Centre (DIFC), United Arab Emirates, and the telephone number is +971 4 433 1145. The website of Kyivstar Group Ltd. is: https://investors.kyivstar.ua. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

The Business Combination

Closing of the Transactions

On August 14, 2025 (the “Closing Date”), we consummated the previously announced business combination pursuant to the Business Combination Agreement. As of the Closing Date, the following transactions occurred pursuant to the terms of the Business Combination Agreement (collectively, the “Transactions”):

•        the sale from Seller to Kyivstar Group Ltd. all of the issued and outstanding equity of VEON Holdings in exchange for newly issued Kyivstar Group Ltd. Common Shares and the Seller Loan Note (the “Sale”), whereby VEON Holdings became a direct, wholly owned subsidiary of Kyivstar Group Ltd.,

•        the merger of Merger Sub with and into Cohen Circle upon the terms and subject to the conditions set forth in the Business Combination Agreement and the Plan of Merger and in accordance with the Companies Act (As Revised) of the Cayman Islands (the “Merger”), with Cohen Circle continuing as the surviving company of the Merger and a direct, wholly owned subsidiary of Kyivstar Group Ltd. and

•        the other transactions contemplated by the Business Combination Agreement.

Prior to Closing, a total of 5,847,015 Cohen Circle ordinary shares were redeemed for a value of approximately $60.8 million, resulting in a total of 17,152,985 Cohen Circle public ordinary shares remaining issued and outstanding as of the Closing Date. As of August 14, 2025, subsequent to Closing, there were 230,863,523 Kyivstar Group Ltd. Common Shares issued and outstanding.

Pursuant to the Business Combination Agreement, at the Closing, Kyivstar Group Ltd., the Sponsors and the Seller (the Sponsors and the Seller collectively, the “Registration Rights Holders”), entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which Kyivstar Group Ltd. agreed to register for resale the Kyivstar Group Ltd. Common Shares held by Sponsors and the Seller. Pursuant to the Registration Rights Agreement, the Sponsors and the Seller have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut back provisions with respect to Kyivstar Group Ltd. Common Shares held by such parties following the consummation of the Business Combination. The Registration Rights Agreement will terminate on the earlier of (a) the five-year anniversary of the date of the Registration Rights Agreement or (b) with respect to any Registration Rights Holder, on the date that such Holder no longer holds any Registrable Securities (as defined therein). The Kyivstar Group Ltd. Common Shares that are the subject of the registration rights granted to the Sponsors under the Registration Rights Agreement are being offered hereunder.

On July 9, 2025 and July 10, 2025, Kyivstar Group Ltd., Cohen Circle and certain holders of Cohen Circle Class A Ordinary Shares (the “Non-Redeeming Shareholders”) prior to Closing, entered into non-redemption agreements (the “Non-Redemption Agreements”), pursuant to which an aggregate of 757,745 Common Shares were issued to the Non-Redeeming Shareholders in consideration of such holders agreeing (i) to vote their Cohen Circle Class A Ordinary Shares in favor of the Transactions and (ii) not to redeem such Cohen Circle Class A Ordinary Shares. The Non-Redemption Agreements granted certain registration rights in respect of the Kyivstar Group Ltd. Common Shares issued to the Non-Redeeming Shareholders.

On March 18, 2025, Cohen Circle, Kyivstar Group Ltd., the Sponsors, Cantor and the Seller entered into a sponsor agreement (as amended, the “Sponsor Agreement”). Pursuant to the Sponsor Agreement, on the Closing Date, effective immediately prior to the Merger and conditioned upon the Closing, the Sponsors agreed to cancel and forfeit (i) 2,609,647 Cohen Circle Class B Ordinary Shares and (ii) all 238,333.33 Cohen Circle Private Placement Warrants, in each case held by the Sponsors. The Sponsor Agreement also provides for (a) certain restrictions on the transfer of 3,971,515 Common Shares to be issued to the Sponsors at Closing until the earlier of (i) 180 days following the Closing Date, (ii) the price of Kyivstar Group Ltd. Common Shares meeting or exceeding $13.50 for 20 trading days of any consecutive 30 trading days, and (iii) immediately prior to a liquidation event (the earlier of (i), (ii) and (iii), the “Lock-Up Release”), subject to certain permitted transfers as set forth therein and (b) certain vesting conditions on 1,323,838 Common Shares to be issued to the Sponsors at Closing, in each case on the terms and subject to the conditions set forth in the Sponsor Agreement.

On March 17, 2025, the Seller, the Sponsors and Kyivstar Group Ltd. entered into a lock-up agreement (the “Seller Lock-Up Agreement”) providing for, among other things, certain restrictions on the transfer of 95% of the Kyivstar Group Ltd. Common Shares to be issued to the Seller at Closing until the Lock-Up Release.

As of January 2025, the Lock-Up Release under the Sponsor Agreement and the Seller Lock-Up Agreement has taken effect.

Recent Developments

Acquisition of Tabletki.ua

We are in discussions regarding a potential acquisition of Tabletki.ua, a leading Ukrainian online platform that enables consumers to search for, compare and reserve medicines and other products at local pharmacies (“Tabletki.ua”). The potential acquisition would be undertaken as part of expanding Kyivstar’s digital healthcare services offering. Any such transaction would be subject to receipt of required regulatory approvals, which have not yet been obtained. There can be no assurance that the required regulatory approvals will be obtained, a definitive agreement will be entered into, or that any transaction will be completed.

Tabletki.ua operates a nationwide digital platform aggregating information on the availability and pricing of medicines, medical devices and other health-related products and has partnerships with more than 12,000 pharmacies across Ukraine.

Upon receipt of regulatory approval, we intend to proceed with execution of definitive documents, subject to final negotiations.

Acquisition of LLC SUNVIN 11

In December 2025, we signed a definitive agreement to acquire 100% of the shares of LLC SUNVIN 11, the owner of an operational solar power plant with approximately 12.947 MW of installed capacity, located in Ukraine. The acquisition was completed for a purchase price of $8.24 million, which was paid in cash at closing. This transaction is in line with of our strategic initiative to diversify energy supply sources and strengthen energy resilience for our network operations.

Starlink Direct-to-Cell Connectivity Agreement

In November 2025, we launched a strategic connectivity arrangement with SpaceX’s Starlink to deploy Starlink’s Direct-to-Cell satellite technology in Ukraine. Under this arrangement, we are integrating Starlink’s low-Earth orbit satellite constellation to provide satellite-to-mobile connectivity that enables Kyivstar subscribers to send and receive basic communications, including SMS messaging, in areas where terrestrial mobile networks are unavailable or impaired. We are the first mobile operator in Europe to introduce Starlink Direct-to-Cell satellite connectivity, which is intended to enhance network resilience during prolonged power outages, in regions with impaired infrastructure, and in emergency scenarios. Under this arrangement, we plan to expand Starlink Direct-to-Cell satellite technology to voice and mobile broadband services in 2026. The agreement furthers our strategy to strengthen critical communications infrastructure and improve service continuity for our customers.

Preliminary Results for the Year Ended December 31, 2025

Set forth below are preliminary estimates of selected unaudited financial information for the year ended December 31, 2025 compared to our actual financial results for the year ended December 31, 2024. Ranges have been provided, rather than specific amounts, for the preliminary estimates of the financial information described above because our unaudited consolidated financial statements for the year ended December 31, 2025 are not yet available and our financial closing procedures for the year ended December 31, 2025 are not yet complete.

Our preliminary estimates of the financial results set forth below are based solely on information available to us as of the date of this prospectus and are inherently uncertain and subject to change. Our actual results for the year ended December 31, 2025 remain subject to the completion of management’s final review and our other closing procedures, the completion of the independent auditor’s audit for the year, and the effects of potential subsequent events. Accordingly, you should not place undue reliance on these preliminary financial results set out below, which may differ from actual results. See “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements of VEON Holdings B.V. and the consolidated financial statements of Kyivstar Group Ltd., and their respective accompanying notes thereto included elsewhere in this prospectus.

The preliminary estimated unaudited financial results included in this prospectus have been prepared by, and are the responsibility of, our management. Our independent registered public accounting firm, UHY LLP, has not audited, reviewed, compiled or performed any procedures with respect to the preliminary financial results. Accordingly, UHY LLP does not express an opinion or any other form of assurance with respect thereto.

The preliminary estimates provided below do not represent a comprehensive statement of our financial results and should not be viewed as a substitute for annual financial statements prepared in accordance with IFRS. In addition, the preliminary estimates provided below are not necessarily indicative of the results to be achieved in any future period. For additional information regarding the presentation of our financial information, see “Note 1: General Information,” in the combined financial statements of VEON Holdings B.V. and the consolidated financial statements of Kyivstar Group Ltd., and their respective accompanying notes included elsewhere in this prospectus.

Additionally, the estimates reported below include certain financial measures that are not required by, or presented in accordance with, IFRS. Management believes that investors’ understanding of our performance is enhanced by including these non-IFRS financial measures as a reasonable basis for comparing our ongoing results of operations. These non-IFRS financial measures have limitations as analytical tools, are not measurements of our performance under IFRS and should not be considered as alternatives to profit for the period, Capex or any other performance measures derived in accordance with IFRS and should not be used by investors or other users of our financial statements in isolation for formulating decisions, as such non-IFRS measures exclude a number of important cash and non-cash charges. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Indicators and Non-IFRS Financial Measures — Non-IFRS Financial Measures.” You should be aware that our presentation of these and other non-IFRS financial measures in this prospectus may not be comparable to similarly titled measures used by other companies.

Based on information currently available to management, and subject to the uncertainties described above, for the year ended December 31, 2025, we estimate that revenue growth, measured in U.S. dollars, will fall within the low and high range of 24% and 26% on a year-over-year basis as compared to December 31, 2024. We further estimate that Adjusted EBITDA growth, measured in U.S. dollars, will fall within the low and high range of 24% and 26% on a year-over-year basis as compared to December 31, 2024. We further estimate that Capex Intensity for the year ended December 31, 2025 will fall within the low and high range of 29% and 31%. For more information on our historical financial information for the year ended December 31, 2024, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements of VEON Holdings B.V. and the consolidated financial statements of Kyivstar Group Ltd., and their respective accompanying notes thereto included elsewhere in this prospectus.

We cannot provide a reconciliation of the non-IFRS measures Adjusted EBITDA and Capex Intensity for the year ended December 31, 2025 without unreasonable effort, given that we are unable to estimate the amounts of certain components of the IFRS profit (loss) for the period, including income taxes and net gain (loss) on foreign exchange, and IFRS intangible assets and certain costs which impact the IFRS property, plant and equipment. Due to the nature of certain reconciling items, it is not possible to predict with any reliability what future outcomes may be with regard to the expense or income that may ultimately be recognized in the year ended December 31, 2025.

These preliminary estimates are unaudited and remain subject to the completion of our financial closing procedures, audit adjustments and other developments that may arise prior to the finalization of our financial statements. As a result, these estimates may differ from our final results.

Implications of Being an Emerging Growth Company, a Foreign Private Issuer and a Controlled Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

As a “foreign private issuer,” as defined by the SEC, Kyivstar Group Ltd. is permitted to follow home country corporate governance practices, instead of certain corporate governance practices required by Nasdaq for U.S. domestic issuers other than with respect to certain voting and committee requirements. The Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including Kyivstar Group Ltd., to comply with various corporate governance practices. In addition, the Nasdaq rules provide that foreign private issuers may follow home country corporate governance standards, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws.

As a foreign private issuer, Kyivstar Group Ltd. intends to follow home country practice in lieu of the following Nasdaq requirements:

•        Kyivstar Group Ltd. does not intend to follow Nasdaq Rule 5605(b)(2), which requires that independent directors regularly meet in executive session, where only independent directors are present. The independent directors may choose to meet in executive session at their discretion.

•        Kyivstar Group Ltd. does not intend to follow Nasdaq Rule 5635(c), which requires shareholder approval for the establishment of or any material amendments to equity compensation or purchase plans or other equity compensation arrangements.

•        Kyivstar Group Ltd. does not intend to follow Nasdaq Rule 5635(d), which requires shareholder approval in order to enter into any transaction, other than a public offering, involving the sale, issuance or potential issuance by a company of common shares (or securities convertible into or exercisable for common shares) equal to 20% or more of the outstanding share capital of the company or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the common shares. Kyivstar Group Ltd. will follow Bermuda law with respect to any requirement to obtain shareholder approval in connection with any private placements of equity securities.

Other than as discussed above, Kyivstar Group Ltd. intends to comply with the rules generally applicable to U.S. domestic companies listed on Nasdaq. Kyivstar Group Ltd. may in the future, however, decide to use other foreign private issuer exemptions with respect to some or all of the other Nasdaq rules. Following its home country governance practices may provide less protection than is accorded to investors under Nasdaq rules applicable to domestic issuers.

Although Kyivstar Group Ltd. may rely on certain home country corporate governance practices, it must comply with Nasdaq’s Notification of Noncompliance requirement (Nasdaq Rule 5625) and the Voting Rights requirement (Nasdaq Rule 5640). Further, Kyivstar Group Ltd. must have an Audit Committee that satisfies Nasdaq Rule 5605(c)(3), which addresses Audit Committee responsibilities and authority and requires that the Audit Committee consist of members who meet the independence requirements of Nasdaq Rule 5605(c)(2)(A)(ii).

Kyivstar Group Ltd. intends to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and the Nasdaq corporate governance rules and listing standards.

Because Kyivstar Group Ltd. is a foreign private issuer, its directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Controlled Company Status

As of the date of this prospectus, VEON beneficially owns approximately 89.6% of the issued and outstanding Kyivstar Group Ltd. Common Shares. Following this offering, VEON will beneficially own approximately 84.4% of our issued and outstanding Common Shares (excluding the option granted to the underwriters to purchase additional Common Shares). As a result of VEON’s ownership, Kyivstar Group Ltd. is a “controlled company” within the meaning of the Nasdaq corporate governance rules. Under these rules, a listed company of which a majority of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. As a controlled company, available exemptions under the rules will mean that Kyivstar Group Ltd. is not required to comply with certain corporate governance requirements, including that (i) a majority of the Kyivstar Group Ltd. Board consist of independent directors, as defined under the Nasdaq listing rules, (ii) Kyivstar Group Ltd.’s director nominations be made, or recommended to the full Kyivstar Group Ltd. Board, by the independent directors or by a Nomination Committee that consists entirely of independent directors and (iii) Kyivstar Group Ltd. have a Remuneration Committee that consists entirely of independent directors. Kyivstar Group Ltd. does not currently intend to, but may in the future, take advantage of some or all of the foregoing exemptions. Therefore, shareholders may not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our Kyivstar Group Ltd. Common Shares continue to be listed on Nasdaq, we will continue to rely on the exemptions afforded to foreign private issuers described above. In the event that we cease to be a “controlled company” and no longer qualify as a foreign private issuer, we will be required to comply with these provisions within the applicable transition periods. See “Risk Factors — Risks Related to Being a Public Company — Kyivstar Group Ltd., as a “controlled company” within the meaning of the rules of the Nasdaq, qualify for certain exemptions from Nasdaq corporate governance requirements.”

Risk Factor Summary

The Company’s business and an investment in Kyivstar Group Ltd. Common Shares are subject to numerous risks and uncertainties. You should carefully read this prospectus, including the financial statements and annexes attached hereto, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of these risks include:

•        risks relating to the ongoing war in Ukraine, such as its adverse impact on the economic conditions and outlook of Ukraine; physical damage to property, infrastructure and assets; the effect of sanctions and export controls on our supply chain, the ability to transact with key counterparties; the resulting volatility in the Ukrainian hryvnia; our ability to operate and maintain our infrastructure; sanctions (including any reputational harm from certain of the beneficial owners of one of VEON’s shareholders, L1T VIP Holdings S.à r.l. (“LetterOne”), being subject to sanctions) and other legal considerations that could increase the risk of nationalization; and its impact on our liquidity, financial condition and our ability to operate as a going concern;

•        risks related to JSC Kyivstar’s ability to declare and pay dividends and restrictions on its ability to make certain payments abroad (such as investments, interest and principal payments on loans, financing of any affiliate companies or representative offices offshore) resulting from the imposition of martial law in Ukraine and/or other legal restrictions in Ukraine relating to the ongoing war;

•        risks related to Kyivstar Group Ltd.’s principal asset being its interest in JSC Kyivstar, and its dependence on JSC Kyivstar for distributions, which may be restricted or prohibited;

•        risks related work stoppages and other labor matters, including mobilization;

•        risks related to investing in frontier markets, which are subject to greater risks than investing in more developed markets, including political and economic instability, regulatory and legal uncertainty, social unrest and conflict;

•        risks associated with cyber-attacks or systems and network disruptions, data protection, data breaches, or the perception of such attacks or failures, including the costs associated with such events and the reputational harm that could arise therefrom;

•        risks relating to the international economic environment, inflationary pressures, geopolitical developments and unexpected global events;

•        risks related to our ability to grow our communications and digital service offerings, including the demands such strategy places on management, the need to obtain necessary approvals and the challenges of successfully integrating acquired businesses;

•        risks related to the impact of export controls, international trade regulation, customs and technology regulation on the macroeconomic environment, our operations, our ability, and the ability of key third-party suppliers to procure goods, software or technology necessary to provide services to our customers;

•        risks relating to legislation, regulation, taxation and currency, including costs of compliance, currency and exchange controls, currency fluctuations, and abrupt changes to laws, regulations, decrees and decisions governing the telecommunications industry and taxation, laws on foreign investment, anti-corruption and anti-terror laws, economic sanctions, import tariffs and restrictions, data privacy, anti-money laundering, antitrust, national security and lawful interception and their official interpretation by Ukrainian governmental and other regulatory bodies and courts;

•        risks that the adjudications, administrative or judicial decisions in respect of legal challenges, license and regulatory disputes, tax disputes or appeals may not result in a final resolution in our favor or that we are unsuccessful in our defense of material litigation claims or are unable to settle such claims;

•        risks relating to our operations, including regulatory uncertainty regarding our service offering, licenses and approvals or consents required from governmental authorities in relation thereto, frequency allocations, constraints on our spectrum capacity, access to additional bands of spectrum required to meet demand for existing products and service offerings or additional spectrum required from new products and services and new technologies, intellectual property rights protection, interconnection agreements, equipment failures and competitive offering and pricing pressures;

•        risks related to developments from competition, unforeseen or otherwise, including our ability to keep pace with technological changes and evolving industry standards;

•        risks associated with the market price of our Common Shares, which may be volatile or may decline regardless of our operating performance;

•        risks related to our status as a foreign private issuer, including that we will follow certain home country governance practices rather than the corporate governance requirements of Nasdaq;

•        risks related to our status as an emerging growth company, including reduced public company reporting requirements; and

•        risks related to our status as a “controlled company” within the meaning of the Nasdaq rules, and as a result of VEON’s majority ownership and voting power, VEON will continue to have significant influence over us, which could limit your ability to influence the outcome of key transactions, including a change of control.

the Offering

Common Shares offered by the Selling Shareholders	12,500,000 shares (or 14,375,000 shares if the underwriters exercise in full their option to purchase additional Common Shares).
Option to purchase additional Common Shares

The Selling Shareholders have granted the underwriters an option to purchase up to 1,875,000 additional Common Shares at the public offering price less underwriting discounts and commissions, within 30 days of the date of this prospectus.

Common Shares to be issued and outstanding after this offering	230,863,624
Common Shares to be held by the Selling Shareholders upon completion of this offering	196,676,562 Common Shares (or 194,801,562 Common Shares if the underwriters exercise in full their option to purchase additional Common Shares)
Common Shares issued and outstanding and on a fully diluted basis assuming the exercise of all outstanding warrants and options	238,530,152
Use of proceeds

The Selling Shareholders will receive all of the proceeds from this offering, and we will not receive any of the proceeds from the sale of Common Shares in this offering. Because VEON Amsterdam is our controlling shareholder, it will be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended with respect to any Common Shares offered by it pursuant to this prospectus, and any such offering would be deemed to be a primary offering by us. See “Use of Proceeds” for more information.

Lock-up restrictions

We, all of our directors and executive officers and the Selling Shareholders have each agreed with the underwriters not to sell, transfer, or dispose of any shares or similar securities for a period of 60 days after the date of this prospectus subject to limited exceptions. See “Underwriting” for more information.

Dividend policy

We have not paid any cash dividends on our Common Shares to date. The payment of any cash dividends will be within the discretion of the Kyivstar Group Ltd. Board. It is currently not expected that the Kyivstar Group Ltd. Board will declare any dividends in the foreseeable future. Further, our ability to declare dividends may be limited by the terms of financing or other agreements entered into by us or our subsidiaries from time to time. We have not identified a paying agent in relation to any payment of cash dividends. See “Dividend Policy.”

Risk factors

Investing in our Common Shares involves a high degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Shares.

Trading Symbol	“KYIV”.
Transfer Agent	Continental Stock Transfer & Trust Company.

Unless otherwise indicated, all information contained in this prospectus assumes or gives no effect to:

•        no exercise by the underwriters of their option to purchase additional Common Shares in this offering; and

•        no purchase of Common Shares in this offering by our directors, executive officers or existing shareholders.

Risk Factors

You should carefully consider the risks described below before making an investment decision. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price and value of our Common Shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. The following discussion should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements and accompanying notes thereto included in this prospectus.

Risks Related to the Business and Industry of Kyivstar

Risks Related to the War in Ukraine

We have experienced, and may continue to experience, disruptions to our business, financial conditions and results of operation as a result of the war, including due to increased operating costs and damage to network infrastructure and assets.

The ongoing war in Ukraine is having, and will continue to have, an impact on our business, financial condition, results of operations, cash flows and business prospects. As a leading telecommunications provider in Ukraine, we have been adversely impacted by the war in Ukraine. We expect to continue to face challenges with our performance in Ukraine, which may be exacerbated as the war continues. Furthermore, an escalation of the war could result in further instability or worsening of the overall political and economic situation in Ukraine, Europe and/or in the global economy, which may, in turn, adversely impact our business and results of operations. Due to the highly uncertain environment and inherent danger in Ukraine, it is difficult to execute comprehensive contingency planning in Ukraine.

The ongoing war in Ukraine and its direct and indirect consequences have impacted and, if the war is prolonged or escalates, may continue to significantly impact our infrastructure and assets. Due to the nature of the war, we cannot assess with certainty whether destructive events are likely to occur, and these events may occur suddenly and without warning. Specifically, the ongoing war has caused partial damage to our sites. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Significant Factors Affecting our Results of Operation — The War in Ukraine.”

Certain of our key infrastructure and assets located within Ukraine could be seized or may be subject to appropriation if Russian forces obtain control of the regions within Ukraine where those assets are situated These actions, if they occur, could have an adverse effect on our ability to continue to operate. Our ability to provide services may be impaired if our infrastructure is significantly damaged, destroyed or occupied. We maintain an arm’s-length relationship with Ukraine’s leading telecommunications infrastructure provider, Ukraine Tower Company (“UTC”). As of December 31, 2024, we and UTC jointly owned and operated approximately 15,500 sites, 1,000 of which were added in 2023 and 1,000 of which were added in 2024. As of December 31, 2024, we held approximately 6,800 tower sites. Approximately 1,000 additional sites were contemplated to be transferred to UTC in 2023, but restrictions on assets located on state or communal property related to the imposition of martial law in Ukraine caused the transaction to be put on hold. Subject to management and board approval, such sites may be transferred to UTC in the future once restrictions are lifted. See “Kyivstar Relationships and Related Party Transactions — Ukraine Tower Company Agreements.” We and UTC have experienced partial destruction of our infrastructure (about 5.3% of our combined telecommunication network has been damaged or destroyed, of which about 82% has been restored as of December 31, 2024). Approximately 6% of our combined telecommunication network was not functional and located in the Russian-occupied territories as of December 31, 2024. There can be no assurance that our Ukrainian network will not sustain additional major damage and that such damage can be repaired in a timely manner as the war continues. In addition, with increased targeting of Ukraine’s electrical grid, we have faced challenges ensuring that our network assets in Ukraine have a power source. As of December 31, 2024, we funded the installation of approximately 2,600 generators (stationary diesel generators, mobile diesel generator and third-party stationary diesel generators) and approximately 176,000 additional batteries for backup capacity and improved network resilience. There can be no assurance that such capacity will be sufficient to meet regulatory requirements or improve our network resilience. If we do not maintain adequate backup capacity, we could be subject to fines and reputational harm, which could adversely affect our business and results of operations.

The ongoing war in Ukraine, and related economic sanctions and export control actions against Russia, have also led to a surge in certain commodity prices and other inflationary pressures, which has had an effect on our operating costs and on our customers (and their spending patterns). For example, our blended electricity tariff (the average price we pay for electricity) increased by 27.3% in 2024 and 28.1% in 2023. Although commodities prices have generally fallen below their pre-war levels, if the global supply of certain commodities is further restricted as a result of geopolitical or other developments, additional sanctions on fossil fuel exports from Russia are imposed or the existing sanctions are accelerated or tightened, the price increases for related products may be exacerbated. Such price increases or other inflationary pressures and increased fuel prices make it more expensive for us to operate and power our networks and may cause further strain on our customers. See “— Risks Related to our Operations — The international economic environment, inflationary pressures, geopolitical developments and unexpected global events could cause our business to decline.”

We have incurred additional maintenance capital expenditures to maintain, and repair damage to, our mobile and fixed-line telecommunications infrastructure resulting from the ongoing war. For the year ended December 31, 2024, our costs related to security, fuel for diesel generators, batteries, mitigation measures (which were aimed at protecting the energy independence of our telecom network in the event of further attacks on the energy infrastructure) and other costs were approximately UAH 1,866.8 million ($45.3 million). We expect these costs will continue, and could increase, while the war in Ukraine persists, which could have a material adverse effect on our business and prospects.

Further, restrictions applicable in Ukraine to all foreign-owned companies, in addition to sanctions, have led to limitations on our ability to upstream funds from Kyivstar to VEON. In addition, we are subject to restrictions on making certain payments abroad (such as investments, interest and principal payments on loans, financing of any affiliate companies or representative offices offshore). To the extent that the Ukrainian Government may have concerns about the links of certain of VEON’s shareholders to individuals sanctioned in Ukraine, potential prohibitions on the transfer of technology and intellectual property rights to Kyivstar from VEON, along with prohibitions on renting state property and land and prohibitions on participation in public procurement impacting business to government revenue, may also apply.

Our independent auditors have included a going concern emphasis paragraph in their opinion as a result of the effects of the ongoing war in Ukraine.

The combined financial statements (as well as the consolidated financial statements) included in this prospectus have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and satisfaction of liabilities and commitments in the normal course of business. Due to the unknown duration and extent of the ongoing war in Ukraine and the uncertainty of further sanctions in response to the ongoing war that may be imposed, there are material uncertainties related to events or conditions that may cast significant doubt (or raise substantial doubt as contemplated by U.S. Public Company Accounting Oversight Board standards) on our ability to continue as a going concern. These material uncertainties relate to our ability to maintain our customer base, security risks, potential new sanctions and export controls imposed by the United States, the European Union and the United Kingdom that could potentially impact VEON’s ability to transfer technology and intellectual property rights to Kyivstar, renting of state property and land, prohibitions on participation in public procurement impacting business to government revenue and our financial performance as a whole. After evaluating the uncertainties mentioned above and other conditions and events discussed in our audited combined financial statements included elsewhere in this prospectus in the aggregate, our independent registered public accounting firm, in its report on our combined financial statements as of and for the years ended December 31, 2024 and 2023, has emphasized management’s conclusion on Note 1 — General Information to our audited combined financial statements included elsewhere in this prospectus that there is substantial doubt about our ability to continue as a going concern for at least 12 months after the date that the combined financial statements included elsewhere in this prospectus have been issued. Although we have taken a number of measures to protect our liquidity and cash provisions, given the uncertainty and exogenous nature of the ongoing war in Ukraine and potential for further sanctions and counter-sanctions, and future imposition of external administration over our Ukrainian operations, there can be no assurance that we will be successful in implementing these initiatives or that the contingencies outside of our control will not materialize. See Note 1 — General Information to our audited combined financial statements included elsewhere in this prospectus for a more detailed discussion of the going concern emphasis paragraph.

We have suffered reputational harm as a result of the ongoing war in Ukraine.

The following ultimate beneficial owners of LetterOne, a 45.46% shareholder in VEON, are the target of sanctions in the European Union, United States and United Kingdom: Mikhail Fridman and Petr Aven (collectively, the “Designated Persons”). Mr. Fridman resigned from VEON’s board of directors effective February 28, 2022. Mr. Aven was not a member of VEON’s board of directors. We understand, based on a memorandum provided by LetterOne that Mr. Fridman and Mr. Aven are shareholders in LetterOne (approximately 37.86% and 12.13%, respectively). We further understand from LetterOne that Messrs. Fridman and Aven cannot exercise voting rights as LetterOne shareholders. In October 2022, Ukraine imposed sanctions for a ten-year period against Mikhail Fridman and Petr Aven, as well as Andrey Kosogov, who is also a shareholder in LetterOne (holding approximately 47.24% of LetterOne’s shares based on a LetterOne memorandum dated May 24, 2022 and updated February 28, 2023, October 1, 2023 and April 25, 2024).

LetterOne has not been listed as a designated person under the United States’, United Kingdom’s or the European Union’s sanctions. Further, neither we nor VEON have been named as, and we have each concluded that we are otherwise not, the target of the United States’, United Kingdom’s, the European Union’s or Ukraine’s sanctions. Sanctions targeting Messrs. Fridman and Aven do not impose a prohibition on EU, UK, or U.S. persons conducting business with VEON. However, in the event that parties targeted by U.S. blocking regulations were to own 50% or more of VEON’s publicly listed shares, we and VEON could ourselves become blocked parties and U.S. persons would be restricted from dealing with us absent an exception, exemption, or authorization. These restrictions would impact their ability to sell, transfer or otherwise deal in or receive payments with respect to our securities. Our operations, access to capital and the price of our securities would also be severely negatively impacted as a result.

As a result of the association of Designated Persons with LetterOne, even after the sale of VEON’s Russian operations, VEON has suffered and may continue to suffer reputational harm, which may directly or indirectly impact us. Moreover, notwithstanding the sale of VEON’s Russian operations, some multinational companies and firms, including certain of our service providers, partners and suppliers, have chosen of their own accord to cease transacting with us or companies that they perceive to be affiliated with Russia (i.e., self-imposed sanctions), as a result of the ongoing war in Ukraine. In addition, even where multinational companies and firms are willing to transact with us, we have been and may continue to be subject to lengthy due diligence processes that at times cause significant delays in the transaction process. To the extent that the ongoing war in Ukraine continues or further escalates, the list of companies and firms refusing to transact with companies they determine or perceive to be Russian or Russian-affiliated, including as a result of ultimate beneficial owners, may continue to grow.

Such actions have the equivalent effect, insofar as the ability to transact with such companies is concerned, as if the companies that are perceived to be Russia-based or Russian-affiliated companies were the target of government-imposed sanctions. In the event the association of LetterOne’s involvement continues to have an impact on certain of our operations, the inability or reduction in business with our key suppliers, business partners and other key counterparties could have a material adverse impact on our business, financial condition, results of operations, cash flows or prospects.

We may face the risk of nationalization or confiscation of our operations and assets.

Nationalization legislation and actions

In May 2023, pursuant to existing Ukrainian nationalization laws (the “Nationalization Laws”), the President of Ukraine signed an initial package of restrictive measures relating to 41 entities, including against Zaporizhstal, one of Ukraine’s largest metallurgical companies, due to Russian ownership in the company’s structure. Furthermore, as part of the measures adopted by Ukraine in response to the ongoing war with Russia, amendments to the Nationalization Laws have been approved by the Ukrainian Parliament and, as of the date of this prospectus, are awaiting signing by the President of Ukraine (the “Nationalization Laws Amendments”).

Among other things, the Nationalization Laws Amendments extend the definition of “residents” whose property in Ukraine (whether owned directly or indirectly) can be seized under the Nationalization Laws to include property owned by the Russian state, Russian citizens, other nationals with a close relationship to Russia, residing or having a main place of business in Russia, or legal entities operating in Ukraine whose founder or ultimate beneficial owner is the Russian state or are controlled or managed by any of the individuals identified above. It is currently unclear when the President of Ukraine will sign the Nationalization Laws Amendments into law, if at all.

Separately, in April 2023, the Ukrainian Parliament approved measures to allow for the nationalization of Sense Bank (previously known as Alfa Bank), one of Ukraine’s largest commercial banks, on the basis that Sense Bank is a systemically important bank in Ukraine and it had shareholders that were sanctioned by Ukraine, including Mikhail Fridman and Petr Aven, who are shareholders in LetterOne.

Corporate rights seizure

From October 6, 2023 through November 29, 2024, the Ukrainian courts froze all “corporate rights” of Mikhail Fridman in 20 Ukrainian companies in which he holds a beneficial interest, while criminal proceedings, which are unrelated to VEON or Kyivstar, were initiated in Ukraine against Mikhail Fridman and are still in progress. After the announcement of the Security Service of Ukraine (“SSU”), we received notification from our local custodian that the following percentages of the corporate rights in VEON’s subsidiaries had been frozen: (i) 47.85% of JSC Kyivstar, (ii) 100% of Ukraine Tower Company, (iii) 100% of Kyivstar.Tech, and (iv) 69.99% of Helsi. The freezing of these corporate rights prevented any transactions involving the shares of JSC Kyivstar proceeding.

We promptly appealed the freezing order imposed by the Ukrainian court. On October 30, 2023, VEON announced that two appeals had been filed with the relevant Kyiv courts, challenging the freezing of the corporate rights in JSC Kyivstar and Ukraine Tower Company and requesting the lifting of the freezing of corporate rights. In December 2023, the court rejected the appeals. On June 4, 2024, the CEO of VEON, in his capacity as a shareholder of VEON, filed a motion with Shevchenkivskyi District Court of Kyiv requesting cancellation of the freezing of corporate rights in Ukraine Tower Company. On June 26, 2024, the motion was supplemented to request cancellation of the freezing of corporate rights in JSC Kyivstar, Kyivstar.Tech and Helsi Ukraine.

Subsequently, on November 29, 2024 the Shevchenkivskyi District Court of Kyiv ruled in favor of the request to unfreeze 47.85% of VEON’s corporate rights in JSC Kyivstar, 100% of VEON’s corporate rights in its “other Ukrainian subsidiaries”: Ukraine Tower Company, Kyivstar.Tech and Helsi (for which 69.99% was frozen by the Ukrainian courts). The decision fully removed the restrictions on VEON’s corporate rights imposed by the Ukrainian courts on us and Ukraine Tower Company. See “Business — Freezing of Corporate Rights in JSC Kyivstar.”

Following the decision of the Shevchenkivskyi District Court of Kyiv, we are continuing to work with our local custodian to remove any remaining restrictions in respect of corporate rights; however, there can be no assurance that such removal will be achieved and we cannot rule out the possibility that Ukrainian courts may in the future freeze, or impose the same or different restrictions on, our corporate rights. See “Business — Blocking of Voting Rights of VEON in JSC Kyivstar.”

Government powers under martial law

On February 24, 2022, Ukraine declared martial law and introduced measures in response to the ongoing war with Russia. In February 2022, the Ukraine Security Council Secretary indicated that, at the end of the application of martial law, assets which the Ukrainian government has taken control of pursuant to the martial law can be returned to their owners or such owners may be appropriately compensated. Restrictions applicable in Ukraine to all foreign-owned companies have already led to restrictions on the upstreaming of dividends. On April 15, 2025, the Ukrainian parliament approved the extension of the martial law period to August 7, 2025. This extension was signed by the President of Ukraine on April 18, 2025. Currently, it is not possible to predict how long the martial law in Ukraine will last, whether any additional restrictions will be introduced or how long the restrictions will last. There can be no assurance that the Ukrainian authorities will not further extend or use its powers under martial law in ways that will materially and adversely affect our operations and financial condition.

Amending sanctions legislation

In April 2024, draft amendments to the Law of Ukraine “On Sanctions” of August 14, 2014 were introduced in the Ukrainian Parliament (the “Sanctions Law Amendments”), which could be applicable to our business. Under the proposed Sanctions Law Amendments, the Ukrainian government may petition the relevant Ukrainian court to confiscate 100% of the corporate rights in any Ukrainian company if a person sanctioned by Ukraine, directly or indirectly holds a stake in such company, regardless of the percentage of the stake or the manner in which it is held. Following such confiscation, shares in such companies that are attributable to non-sanctioned persons would be held in escrow and would eventually be redistributed to such non-sanctioned persons upon application for redistribution.

The voting and dividend rights of non-sanctioned persons would be suspended from the moment the shares are placed into escrow until redistribution. If non-sanctioned persons fail to apply for formalization of their ownership within five years from the confiscation, their shares would be transferred to the state of Ukraine without compensation. In August 2024, the Sanctions Law Amendments were withdrawn but the possibility cannot be excluded that similar proposals may be introduced in the Ukrainian Parliament at a later date.

Further, on January 14, 2025, the Ukrainian government registered in the Parliament the Draft Law on Amendments to the Criminal Code of Ukraine and the Criminal Procedure Code of Ukraine and the Law of Ukraine “On Sanctions” regarding the establishment of liability for violation of special economic and other restrictive measures. Under the proposed laws, certain actions pertaining to the violation and circumvention of certain sanctions restrictions would be criminally punishable. On June 3, 2025, the Parliament approved the Draft Law on Amendments to the Criminal Code of Ukraine and the Criminal Procedure Code of Ukraine and the Law of Ukraine “On Sanctions” in the first reading. The Draft Law is subject to a second reading in the Parliament.

Ukraine imposed sanctions for a ten-year period against Mikhail Fridman, Petr Aven and Andrey Kosogov due to their ownership in LetterOne in October 2022. These sanctions apply exclusively to the sanctioned individuals and do not have a direct impact on VEON or Kyivstar as these individuals are not part of VEON’s corporate governance mechanisms nor are they able to exercise any rights regarding VEON or Kyivstar. However, we cannot rule out the potential impact of these sanctions on banks’, lenders’ and other parties’ readiness to transfer dividends in the event the above restrictions are lifted, or the nationalization risk such measures pose to us. Furthermore, the government of Russia has introduced countermeasure sanctions which have subjected or could subject us and our employees to restrictions or liabilities, which could include international funds transfer restrictions, asset freezes or other restrictive measures.

The sanctions against certain of VEON’s beneficial owners posed further challenges to our business and operations. For example, certain multinational companies and firms have chosen of their own accord to cease transacting with companies they perceive to be affiliated with Russia, because of the war and we may continue to be impacted by these actions as a result of the association with LetterOne. We have faced challenges and expect we will continue to face challenges in conducting business, including with international financial institutions, rating agencies, auditors and international equipment suppliers, including suppliers of our telecommunications equipment, which can impact our ability to raise funds from international capital markets, acquire equipment from international suppliers or access assets held abroad. See “— We have suffered reputational harm as a result of the ongoing war in Ukraine.”

In addition, we may face increased challenges with appointing international financial institutions as a result of the issuance of Executive Order 14114 in December 2023, which amended Executive Order 14024, to authorize the U.S. Secretary of the Treasury to impose sanctions on non-US financial institutions in the event it determines such institutions have conducted or facilitated any significant transaction or transactions, or provided any service, involving companies operating in Russia’s technology sector among others sectors. Moreover, if we become the target of U.S., EU or U.K. sanctions, investors subject to the jurisdiction of an applicable sanctions regime may become restricted in their ability to sell, transfer or otherwise deal in or receive payments with respect to our securities. See “— Violations of and changes to applicable sanctions and embargo laws, including export control restrictions, may harm our business.”

Government prosecution

According to press reports, on September 25, 2024, the Ministry of Justice of Ukraine filed a suit with the Ukraine High Anti-Corruption Court seeking confiscation of the shares in various companies related to Mikhail Fridman, Petr Aven and Andrey Kosogov and the company Rissa Investments Limited, in which certain of these individuals hold an interest. None of the shares reported to be targeted by such action are related to VEON or Kyivstar. However, we cannot rule out the possibility that we may be the target of, or may otherwise be impacted by, similar actions against the aforementioned LetterOne shareholders, given the previous restrictions on us as a result of LetterOne’s VEON shareholdings.

We have seen and may continue to see changes in customer demand due to migration and population shifts.

Customer demand for our services may increase or decrease depending on the fluctuations in the Ukrainian population as a result of Ukrainians relocating in or out of the country due to the ongoing war. For example, as of February 2025, the United Nations High Commissioner for Refugees estimated that approximately 6.8 million refugees from Ukraine have been recorded globally, and the country has sustained significant damage to infrastructure and assets.

If the ongoing war persists and Ukrainian refugees choose to relocate permanently outside of Ukraine and switch to local providers, we could lose a significant number of subscribers, which could have a material impact on our customer base, as well as their use and spending on our services. We may also experience fluctuations in the demand for our services if our customers experience difficulties in accessing or using our products and services outside of Ukraine, either as a result of roaming arrangements with our network providers or as a result of switching to a different provider on a temporary or permanent basis. We have experienced a decline in revenue generated from international mobile termination rates (“MTRs”) charged to Ukrainian customers due to EU policies implemented that regulate roaming charges for Ukrainians. We expect these policies and decrease in rates charged to Ukrainian customers to continue, with Ukraine and the European Union extending, in April 2023, the arrangements for Ukraine’s access to free roaming areas (first introduced in April 2022) until July 2025.

In June 2024, Ukrainian President Volodymyr Zelenskyy signed a law establishing a single roaming area with the EU, ensuring that Ukrainian mobile users can continue to use their devices in EU countries without additional charges and vice versa for EU visitors in Ukraine. The European Commission has continued its efforts to integrate Ukraine into the EU roaming area, which could eliminate roaming charges for Ukrainian customers indefinitely throughout the European Union if adopted, which could have a material impact on our business, financial conditions and results of operations.

Risks Related to our Market

We operate in highly competitive markets, and as a result may have difficulty expanding our customer base or retaining existing customers.

The markets in which we operate are highly competitive in nature, and we expect that competition will continue to increase. Competition may be intensified by further consolidation of or strategic alliances among our competitors, as well as new entrants in our markets. For example, the broadband segment in Ukraine has almost 2,000 operators in total, with the top three providers, based on number of subscribers, being Kyivstar, Ukrtelecom and Lifecell (formerly known as Volia), which had a combined 24% of total market subscribers on average for the year ended December 31, 2024.

Our financial performance has been and will continue to be impacted by our success in adding, retaining and engaging our customers. If our customers do not find our connectivity and digital services valuable, reliable or trustworthy, or otherwise believe competitors in our markets can offer better services, we may have difficulty retaining and engaging customers. See “Business — Competition.”

Each of the items discussed immediately below regarding the competitive landscape in which we operate could materially harm our business, financial condition, results of operations, cash flows or prospects:

•        society- or industry-wide impacts creating fundamental changes to customer behavior or customers’ purchasing power and potential regulatory or competitive practices encouraging price-based competition or price caps may harm our revenue growth potential;

•        with the increasing pace of technological developments, including new digital technologies and regulatory changes impacting our industry, we cannot predict future business drivers with certainty, and we cannot assure you that we will adapt to these changes at a competitive pace. See “— We may be unable to keep pace with technological changes and evolving industry standards, which could harm our competitive position and, in turn, materially harm our business”;

•        we may be forced to utilize more aggressive marketing schemes to retain existing customers and attract new ones that may include lower tariffs, lower fees for digital services, handset subsidies or increased dealer commissions;

•        the continued growth of our business and results of operations will depend, in part, on our ability to extract greater revenue from our existing customers, including through the expansion of data services and the introduction of next generation technologies, which may prove difficult to accomplish. See “— We may be unable to keep pace with technological changes and evolving industry standards, which could harm our competitive position and, in turn, materially harm our business”;

•        we may be unable to deliver a better customer experience relative to our competitors, or our competitors may reach customers more effectively through better use of digital and physical distribution channels, which may negatively impact our market share;

•        as we expand the scope of our services, such as new networks, fixed-line residential and commercial broadband, cloud services, big data, digital TV, digital health and other services, we may encounter a greater number of competitors that provide similar services;

•        the liberalization of the regulations in Ukraine could greatly increase competition;

•        competitors may operate more cost-effectively or have other competitive advantages such as greater financial resources, market presence and network coverage, stronger brand name recognition, higher customer loyalty and goodwill and more control over domestic transmission lines;

•        current or future relationships among our competitors and third parties may restrict our access to critical systems and resources;

•        reduced demand for bundled services could impact our future profitability;

•        competition from OTT players offering similar functionality to us may increase, including digital providers offering VoIP calling, internet messaging and other digital services which compete with our telecommunications services; and

•        our competitors may offer integrated customer experiences, or may choose to develop OTT services, which may increase the competition we are facing.

Investing in frontier markets, where our operations are located, is subject to greater risks than investing in more developed markets.

Our operations are located in Ukraine and Uzbekistan, which are frontier markets. Investors should fully appreciate the significance of the risks involved in investing in a Ukrainian-based company and are urged to consult with their own legal, financial and tax advisors. In Ukraine, the government and judiciary have historically exercised broad discretion and are susceptible to the rapid reversal of political and economic policies, especially as a result of the war in Ukraine. See “— Risks Related to the War in Ukraine — We may face the risk of nationalization or confiscation of our operations and assets.” Furthermore, based on measurements such as Transparency International’s Corruption Perception Index, Ukraine poses a high risk of potential violations of the U.S. Foreign Corrupt Practices Act (“FCPA”) and other anti-corruption laws. The political and economic relations of Ukraine with other countries, such as Russia, are often complex and have resulted in, and may in the future result in, wars or conflicts, such as the ongoing war in Ukraine, which could materially harm our business, financial condition, results of operations, cash flows or prospects.

The Ukrainian market is also vulnerable to market downturns and economic slowdowns in the global economy. As has happened in the past, a slowdown in the global economy or an increase in the perceived risks associated with investing in frontier economies could dampen foreign investment in Ukraine and materially adversely affect its economy. In addition, the turnover of Ukraine’s political leaders or parties as a result of a scheduled election upon the end of a term of service or in other circumstances may also affect the legal and regulatory regime in Ukraine to a greater extent than turnover in more developed markets. Any of these developments could severely limit our access to capital and could materially harm the purchasing power of our customers and, consequently, our business. Such events could also create an uncertain regulatory environment, which, in turn, could impact our compliance with license obligations and other regulatory approvals. The nature of some of the legislation in Ukraine, such as the lack of consensus about the scope, content and pace of economic and political reform and the rapid evolution of the legal and regulatory systems place the enforceability and, possibly, the constitutionality of laws and regulations in doubt and result in ambiguities, inconsistencies and anomalies. Any of these factors could affect our ability to enforce our rights under our licenses or our contracts, or to defend our company against claims by other parties. See “— Risks Related to Regulatory and Legal Matters — The telecommunications industry is a highly regulated industry, and we are subject to an extensive variety of laws and operate in an uncertain judicial and regulatory environment, which may result in unanticipated outcomes that could harm our business.”

Historically, Ukraine has faced prolonged instability, particularly following Russia’s annexation of the Crimean Peninsula in March 2014 and the ongoing conflict in eastern Ukraine. Even if the current war in Ukraine reaches a peaceful resolution, tensions between Russia and Ukraine will likely persist, which could continue to have a material adverse effect on our business and results of operation. For example, our ability to provide service following the onset of the war with Russia has been significantly impacted due to power outages and damage to our infrastructure and we have had to significantly increase investments into repairs and upgrades to network and power infrastructure. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Significant Factors Affecting our Results of Operation — The War in Ukraine” and “Risks Related to the War in Ukraine — We have experienced, and may continue to experience, disruptions to our business, financial conditions and results of operation as a result of the war, including due to increased operating costs and damage to network infrastructure and assets.”

The spread of violence, or its intensification, could have significant political consequences, which could materially adversely affect the investment environment in Ukraine. Social instability, coupled with difficult economic conditions and misperceptions about Ukraine’s governance, could lead to increased support for centralized authority, a rise in rhetoric to potentially nationalize or expropriate. These sentiments and adverse economic conditions could lead to restrictions on foreign ownership of companies in the telecommunications industry or nationalization, expropriation or other seizure of certain assets or businesses.

In frontier markets, government actions can often be unpredictable, particularly during periods of social or political unrest or military conflict. In Ukraine, there is relatively little experience in enforcing legislation enacted to protect private property against nationalization or expropriation. As a result, we may not be able to obtain proper redress in the courts, have and may continue to be required to expend resources to seek redress for such measures, and we may not receive adequate compensation if in the future the Ukrainian government decides to nationalize or expropriate some or all of our assets.

We may be unable to keep pace with technological changes and evolving industry standards, which could harm our competitive position and, in turn, materially harm our business.

The telecommunications industry is characterized by rapidly evolving technology, industry standards and service demands, which may vary by country or geographic region. Accordingly, our future success will depend on our ability to effectively anticipate and adapt to the changing technological landscape and the resulting regulations.

We continue to focus on deploying 4G/LTE which we believe carries significant growth potential, especially when coupled with other measures that can reduce the mobile internet usage gap among populations already within mobile data coverage, such as affordability, increased smartphone penetration and relevant content. We invest in expanding the coverage of 4G networks and improving the quality of the mobile voice and data experience, including through partnerships where relevant. We also upgrade our network for efficient delivery of our services and for 5G-ready technologies. For example, we are in the process of upgrading our network by increasing the use of fiber optic cables (fiberization) and making other preparations for the 5G launch. However, it is possible that the technologies or equipment we use today will become obsolete or subject to competition from new generation technologies for which we may be unable to deploy, or obtain the appropriate license, in a timely manner or at all. If our licenses and spectrum are not appropriate or sufficient to address changing technology, we may require additional or supplemental licenses and spectrum to implement 5G technology or to upgrade our existing 2G, 3G and 4G/LTE networks, and we may be unable to acquire such licenses and spectrum on reasonable terms or at all. Technological change is also impacting the capabilities of equipment our customers use, such as mobile handsets, and potential changes in this area may impact demand for our services in the future. Implementing new technologies requires substantial investment, and there can be no guarantee that we will generate our expected return on any such investments. We may be unable to develop or maintain additional revenue market share where the potential for additional growth of our customer base is limited, and we may incur significant capital expenditures as our customers demand new services, technologies and increased access.

If we are not able to effectively anticipate or adapt to these technological changes in the telecommunications market or to otherwise compete in a timely and cost-effective manner, we could lose customers, fail to attract new customers, experience lower ARPU or incur substantial or unanticipated costs and investments in order to maintain our customer base, all of which could materially affect our business, financial condition, results of operations, cash flows or prospects.

We may be unable to secure the spectrum or licenses required to remain competitive, and high acquisition and deployment costs for 5G may adversely affect our ability to provide high-quality services and may increase our operating expenses.

We are dependent on access to adequate frequency allocation within the right spectrum bands in order to provide mobile telecommunications services on our networks, to maintain and expand our customer base and provide a high-quality customer experience. Our spectrum licenses have specific terms and durations, and they also specify the radio spectrum allocated to us. They are subject to renewal upon payment of a fee before their expiry, but renewal is not assured, and the process for renewal can be lengthy. In addition, the availability of spectrum is limited, closely regulated and can be expensive, and we may not be able to obtain the frequency allocations we need from the relevant regulator or third party, without the imposition of burdensome service obligations or incurring commercially unreasonable costs, given that the interest from various parties frequently exceeds available spectrum. The loss of, or failure to renew, our licenses could have a material adverse effect on our business and financial condition.

As we experience growth in our customer base and demand for mobile services and data, and as we offer a greater number of services, we will require additional capacity, which in turn might result in an increase in capital expenditure requirements and have an adverse impact on our cost of providing competitive coverage and also on our results of operations. Due to unforeseeable events, such as the COVID-19 pandemic or the ongoing war in Ukraine, that cause changes in traffic patterns, network topology and/or service requirements, we may face capacity problems, which may in turn lead to deterioration in our network’s quality, or new capital expenditure requirements which, in turn, may negatively impact our operational results.

In particular, although our spectrum can potentially be used for 5G upon receipt of approval from regulatory authorities, some services that are specific to 5G and our future capacity needs will eventually require us to obtain new spectrum. If we are unable to maintain or obtain licenses for the provision of 5G specific telecommunications services, or if our licenses are not renewed or are renewed on less favorable terms, our business and results of operations could be harmed. On the other hand, a 5G spectrum tender by the National Commission of the State Regulation of Communications (“NCEC”), which is expected to be held in the medium term with the possibility of high prices, could result in additional costs and investment, including capital expenditures and potential obligations for coverage and service quality. If the demand for 5G services fails to materialize at a level in line with industry assumptions, our return on investment may not meet our expectations. Any of the foregoing factors could affect our profitability and our competitive position.

The telecommunications industry is highly capital intensive and requires substantial and ongoing expenditures of capital.

Our business is highly capital intensive and requires significant amounts of cash to improve and maintain our networks. Ukraine’s physical infrastructure, including transportation networks and power generation and transmission systems, is in poor condition and the condition of our own physical infrastructure has been adversely affected by the ongoing war. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Significant Factors Affecting our Results of Operations — The War in Ukraine.” Supply chain issues arising from the war in Ukraine, component backlogs or other issues, including but not limited to export control regulations, may result in significant increases to our costs, capital expenditure or inability to access equipment and technology required for business continuity or expansion. Our success also depends to a significant degree on our ability to keep pace with new developments in technology, to develop and market innovative products and to update our facilities and process technology, which will require additional capital expenditure in the future.

The amount and timing of our capital requirements will depend on many factors over which we have little or no control, including acceptance of and demand for our products and services, the extent to which we invest in new technology and research and development projects, the status and timing of competitive developments, and certain regulatory requirements. For example, if network usage develops faster than we anticipate, we may require greater capital investments in shorter time frames than originally anticipated and we may not have the resources to make such investments.

Furthermore, the ongoing war in Ukraine creates uncertainty regarding our capital expenditure plans as we need to retain more flexibility to maintain our infrastructure in Ukraine and respond to the war as it develops further, and investment in Ukraine may be complicated by sanctions, regulations, payment restrictions and geopolitical circumstances. Since the onset of the war, a portion of our uncommitted capital expenditure plans have been delayed. Any further escalation or prolonged continuation of the war could lead to more damage to the network, change in customer behavior, declines in gross connections and lower than expected ARPU due to the decline in the Ukrainian economy. Such factors have and, if continued, may continue to limit our ability to fund capital expenditures in Ukraine. We may need to continue to spend a significant amount of capital to repair or replace infrastructure and other systems to ensure consistency of our services in Ukraine as the war continues.

Although we regularly consider and take measures to improve our capital efficiency, including selling capital intensive segments of our business and entering into managed services and network sharing agreements with respect to towers and other assets, our levels of capital expenditure will remain significant. If we do not have sufficient resources from our operations or asset sales to finance necessary capital expenditures or we are unable to access funds sufficient to finance necessary capital expenditures, we may be required to raise debt or equity financing, which may not be available when needed or on terms favorable to us or at all. See “— Risks Related to Liquidity and Capital — We may not be able to raise additional capital, or we may only be able to raise additional capital at significantly increased costs.”

We cannot assure you that we will generate sufficient cash flows in the future to meet our capital expenditure needs, develop or enhance our products, take advantage of future opportunities or respond to competitive pressures, which could have an adverse impact on our business, financial condition, results of operations, cash flows or prospects. For more information on our future liquidity needs, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Going Concern, Liquidity and Capital Resources — Liquidity and Capital Resources.”

Risks Related to our Operations

The international economic environment, inflationary pressures, geopolitical developments and unexpected global events could cause our business to decline.

As a leading telecommunications provider in Ukraine, our operations are subject to macroeconomic risks, geopolitical developments and unexpected global events that are outside of our control. Unfavorable economic conditions may have a direct negative impact on the financial condition of our customers, which in turn will affect a significant number of our current and potential customers’ spending patterns, in terms of both the products and services they subscribe to and usage levels. During such downturns, it may be more difficult for us to grow our business, either by attracting new customers or by increasing usage levels among existing customers, and it may be more likely that customers will downgrade or disconnect their services, making it more difficult for us to maintain our average revenue per user (“ARPU”) and subscriber numbers at existing levels. In addition to the potential impact on revenue, ARPUs, cash flow and liquidity, such economic downturns may also impact our ability to decrease our costs, execute our strategies, take advantage of future opportunities, respond to competitive pressures or meet unexpected financial requirements.

Adverse global developments such as wars, terrorist attacks, natural disasters, pandemics, and trade wars have impacted and could continue to impact the global economy for the foreseeable future. For example, the ongoing war between Israel and Hamas as well as the escalation of the evolving military conflict involving Iran, Israel and the United States has impacted, and may continue to impact, the global economy. In particular, financial and commodity markets have experienced significant volatility and energy prices have sharply increased mainly due to concerns regarding disruptions in oil and natural gas supply. Further, the ongoing war in Ukraine and its direct and indirect consequences have impacted and, if the war continues or escalates, may continue to impact both the global economy and our business and results of operation. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Significant Factors Affecting our Results of Operation — The War in Ukraine.”

These adverse global developments and any spread or intensification of the forementioned conflicts could negatively impact our business, financial condition, results of operations, cash flows or prospects directly or indirectly. For example, the ongoing war in Ukraine, and the effect of such developments on the Ukrainian economy (and other closely tied economies), affected our results of operations and financial condition in the nine months ended September 30, 2025 and the years ended December 31, 2024 and 2023, and will likely continue to affect our operations and financial condition for the foreseeable future.

Further, the increasing price of fossil fuels and uncertainty regarding inflation rates are expected to have broader adverse effects and may result in recessionary periods and lower corporate investment, which, in turn, could lead to economic strain on our business and on current and potential customers. We are also impacted by other geopolitical and diplomatic developments in countries in which we do not operate as such developments may have a knock-on effect on our business.

For example, heightened tensions between the major economies of the world, such as the United States and China or the imposition of tariffs on trading partners, can have an adverse effect to the economies in which we operate, and therefore an adverse impact on our results of operations, financial condition and business prospects.

Our financial performance has been and may also continue to be affected by macroeconomic issues more broadly, including risks of inflation, deflation, stagflation, recessions, sovereign debt levels and the stability of currencies globally. In particular, the stability and resilience of the Ukrainian economy is dependent on ongoing financial, humanitarian and military assistance from Western allies, particularly the United States. A reduction or prolonged suspension of such aid, or uncertainty with respect to continued support, could place significant pressure on the Ukrainian government and economy, potentially resulting in currency devaluation, inflation, reduced public spending and weakened consumer demand.

Further, global economic markets have seen extensive volatility over the past few years owing to the outbreak of the COVID-19 pandemic, the war in Ukraine, the war between Israel and Hamas, the escalation of the conflict between Israel and Iran, including the involvement of the United States, the closing of certain U.S. financial institutions by U.S. regulators from March 2023 and political instability. These events have created, and may continue to create, significant disruption of the global economy, supply chains and distribution channels and financial and labor markets. If such conditions continue, recur or worsen, this may have a material adverse effect on customer demand, our business, financial condition and results of operations and our ability to access capital on favorable terms, or at all, and we could be negatively impacted as a result of such conditions and consequences. Furthermore, such economic conditions have produced downward pressure on share prices and on the availability of credit for financial institutions and corporations while also driving up interest rates, further complicating potential borrowing and lending activities. If current levels of market disruption and volatility continue or increase, we might continue to experience reductions in business activity, increases in funding costs, decreases in asset values, additional write-downs and impairment charges and lower profitability. In addition, rising energy costs, as a result of, among other things, international sanctions policies as a response to the war in Ukraine, have resulted in many countries across the world experiencing high levels of inflation and lower corporate profits, causing increased uncertainty about the near-term macroeconomic outlook. The war in Ukraine has adversely impacted, and may continue to adversely impact, our number of customers, and the war and these other pressures could negatively impact customers’ discretionary spending, which could, in turn, affect our revenue, ARPU, cash flow and liquidity or our customers’ ability to pay for our services.

We have experienced and are continually exposed to cyber-attacks both to our own operations or those of our third-party providers.

Due to the nature of the services we offer and the market in which we operate, we have in the past experienced and are continually exposed to cybersecurity threats that have negatively impacted our business activities and could continue to impact our business activities through service degradation, alteration or disruption, including a risk of unauthorized access to our systems or those of third parties. These cybersecurity threats could be carried out against us or against third parties from which we receive services, networks or data by private or state-sponsored third parties through exploiting unidentified existing or new weaknesses or flaws in our or a third parties’ network or IT systems or disruption by computer malware or other technical or operational issues. Any of these threats may lead to compromised or inaccessible telecommunications, digital services and/or leaks or unauthorized processing of confidential information, and perceptions of such threats may cause customers to lose confidence in our services.

Due to the ongoing war in Ukraine, there is an increased risk of cyber-attacks or cybersecurity incidents that could either directly or indirectly impact our operations. Any attempts by cyber-attackers to disrupt our services or systems, if successful, could harm our business, result in the misappropriation of funds, be expensive to remedy and damage our reputation or brands. Following the onset of the ongoing war in Ukraine, there have been an increasing number of cyber-attacks on our information systems and critical infrastructure, which have caused service disruptions in certain instances. For example, on December 12, 2023, we announced that our network had been the target of a widespread external cyber-attack causing a technical failure. This resulted in a temporary disruption of our network and services, interrupting the provision of voice and data connectivity on mobile and fixed networks, international roaming and SMS services, among others, for our customers in Ukraine and abroad. In response to the attack, we conducted a thorough investigation, together with outside cybersecurity firms, to determine the full nature, extent and impact of the incident and to implement additional security measures to protect against any recurrence. We conducted a high-level risk assessment of our IT infrastructure and identified the following risks associated with our operations: compromised user accounts (including due to credential theft and password reuse), unauthorized access to systems and data (through compromised user accounts or vulnerabilities exploitation), data leakage, damage or destruction of systems and/or data (including ransomware attacks on our various servers and files and malware attacks). See “Business — Information Technology and Cybersecurity — Cyber-Attack in December 2023.”

The incident had a significant impact on our combined revenue for the years ended December 31, 2023 and 2024, primarily due to the costs related to the implementation of our “customer appreciation” program. We estimate that the impact of these offers on operating revenue for the years ended December 31, 2023 and 2024 was approximately $23 million and $46 million, respectively.

Cybersecurity threats could also lead to the compromise of our physical or virtual assets dedicated to processing or storing customer, employee, financial data and strategic business information, which has in the past and could in the future result in exposing this information to possible leakage, unauthorized dissemination and loss of confidentiality. While we continually invest in improving our information technology (“IT”) and security systems, we rely on older versions of operating systems and applications that may lead to vulnerabilities in our IT network at any particular moment in time and, the process of upgrading to the latest versions of such systems is an ongoing process. We are and will continue to remain a potential target of attempted cyber-attacks and other cybersecurity threats that could lead to compromised or inaccessible telecommunications, digital and financial services and/or leaks or unauthorized processing of confidential information, including customer information. Our systems can be potentially vulnerable to harmful viruses and the spread of malicious software that could compromise the confidentiality, integrity or availability of technology assets. In addition, unauthorized users or hackers may potentially access and process the customer and business information we hold, or authorized users may improperly process such data. Though well-structured work to address those challenges is ongoing, such risks are inherent in our business operations, and we will never be able to fully insulate ourselves from these risks.

Moreover, we may potentially experience cyber-attacks and IT and network failures and outages due to factors under our control, such as a malfunction of technology assets or services caused by obsolescence, wear or defects in design or manufacturing, faults during standard or extraordinary maintenance procedures, compromised staff user accounts (including due to credential theft and password reuse or sharing), unforeseen absence of key personnel, the inability to protect our systems from phishing attacks or as a result of attacks against third parties that provide IT and network services to us. There is also a possibility that we are not currently aware of certain undisclosed vulnerabilities in our IT systems, processes and other assets or those at third parties that provide such services to us. In such an event, hackers or other cybercrime groups (whether private or state-sponsored) may exploit such vulnerabilities, weaknesses or unidentified backdoors (including previously unidentified designed weaknesses embedded into network or IT equipment allowing access by private or government actors) or may be able to cause harm more quickly than we are able to mitigate (zero-day exploits). Our equipment for the provision of mobile services resides in a limited number of locations or buildings, and disruption to the security or operation of these locations or buildings could result in disruption of our mobile services in those regions. Moreover, the implementation of our business transformation strategies may result in under-investments or breakdowns in internal business processes, which may in turn result in greater vulnerability to technical or operational issues, including harm from failure to detect malware.

From time to time, we recognize impairment charges, some of which can be substantial.

We have incurred, and may in the future incur, substantial impairment charges as a result of significant differences between the actual performance and the forecasted projection for revenue, Adjusted EBITDA and/or capital expenditure which could require us to write-down the value of our non-current assets, including property and equipment and intangible assets (e.g., telecommunications licenses and software). The possible consequences of financial, economic or geopolitical crises, including the ongoing war in Ukraine, and the impact such crises may have on customer behavior, the reactions of our competitors in terms of offers and pricing or their responses to new entrants in the market, regulatory adjustments in relation to changes in consumer prices and our ability to adjust costs and investments in response to changes in revenue, may also adversely affect our forecasts and lead to a write-down of tangible and intangible assets, including telecommunications licenses and software. In addition, significant adverse developments in our share price, and the resulting decrease in our market capitalization may also lead to a write-down of our intangible asset balances. As of September 30, 2025 our consolidated balance sheet had $475 million in intangible assets.

We regularly test our property and equipment and intangible assets for impairment by calculating the fair value less cost of disposal (“FVLCD”) for our cash generating unit (“CGU”) to determine whether any adjustments to the carrying value of our CGU is required. Our assessment of the FVLCD of our CGUs involves estimations about the future performance of the CGU, accordingly, our estimate can be quite sensitive to significant assumptions of projected discount rates, Adjusted EBITDA growth, projected capital expenditures, long term revenue growth rate and related terminal values. We assess, at the end of each reporting period, whether there exists any indicators (“triggers”) that indicate an asset may be impaired (e.g., asset becoming idle, damaged or no longer in use). If there are such indicators, we estimate the recoverable amount of the asset. Goodwill is tested for impairment annually (at September 30) or when circumstances indicate the carrying value may be impaired. During the year ended December 31, 2024, we reported $3 million ($1 million in 2023) in impairment charges with respect to our assets, which included impairments to property and equipment as a result of physical damages to sites caused by the ongoing war in Ukraine. We determined there were no other impairments for the year ended December 31, 2024.

For further information on the impairment of tangible and intangible assets and recoverable amounts (particularly key assumptions and sensitivities), see Note 9 — Impairment of Assets and Note 11 — Intangible Assets to our audited combined financial statements included elsewhere in this prospectus. For a discussion of the risks associated with the markets where we operate, see “— The international economic environment, inflationary pressures, geopolitical developments and unexpected global events could cause our business to decline” and “Risks Related to our Market — Investing in frontier markets, where our operations are located, is subject to greater risks than investing in more developed markets.”

Our equipment and systems are subject to disruption and failure for various reasons.

Our technological infrastructure and other property are vulnerable to damage or disruptions from numerous events. These include natural disasters, extreme weather and other environmental conditions, military conflicts, power outages, terrorist acts, riots, government shutdown orders, changes in government regulation, equipment or system failures or an inability to access or operate such equipment or systems, human error or intentional wrongdoings, such as breaches of our network, cyber-attacks or any other types of information technology security threats. For example, we may experience network or technology failures, or a leak or unauthorized processing of confidential customer data, if our technology assets are altered, damaged, destroyed or misused by employees, third parties or other users, either intentionally or due to human error, including as a result of the ongoing war in Ukraine, which could cause us to lose customers, limit our growth, violate our licenses or reduce the confidence of our customers in our ability to securely hold their personal data. In addition, as there is an increased threat of terrorism and military conflicts in the areas in which we operate in Ukraine, incidents on or near our premises, equipment or points of sale could result in causalities, property damage, business interruption, legal liability and damage to our brand or reputation. In addition, while we have managed thus far to repair most of our network assets that incurred damage in Ukrainian territory not under Russian occupation, as a result of the ongoing war in Ukraine there can be no assurance that our network will not sustain major damage or that such damage can be repaired in a timely manner as the war continues. In addition, with increased targeting of Ukraine’s electrical grid, we have faced challenges ensuring that our network assets have a power source. While we have taken measures to manage this risk, there can be no assurance that we will be able to obtain sufficient power sources in the future. See “Risks Related to the War in Ukraine — We have experienced, and may continue to experience, disruptions to our business, financial conditions and results of operation as a result of the war, including due to increased operating costs and damage to network infrastructure and assets.”

Interruptions of services due to disruption or failure of our equipment and systems could harm our reputation and reduce the confidence of our customers to provide them with reliable services and hold their personal data. This could impair our ability to obtain and retain customers and could lead to a violation of the terms of our licenses, each of which could materially harm our business. In addition, the potential liabilities associated with these events could exceed the business interruption insurance we maintain, which could have a material effect on our business and prospects. See “— We have experienced and are continually exposed to cyber-attacks, both to our own operations or those of our third-party providers.”

We are exposed to foreign currency exchange loss, fluctuation and translation risks.

We primarily generate revenue in the Ukrainian hryvnia, which has historically experienced greater volatility than the U.S. dollar. As a result, we may be exposed to foreign currency exchange losses, fluctuations and translation risks. The value of the Ukrainian hryvnia experienced significant volatility following the outbreak of the war in Ukraine, which resulted in the National Bank of Ukraine fixing the Ukrainian hryvnia to a set rate of 29.25 to the U.S. dollar in February 2022. In July 2022, the National Bank of Ukraine devalued the Ukrainian hryvnia to a set rate of 36.57 to the U.S. dollar, representing a devaluation of 25%, which it later removed in October 2023, replacing it with a more flexible exchange rate. The National Bank of Ukraine will continue to significantly limit exchange-rate fluctuations, preventing both a significant weakening and a significant strengthening of the Ukrainian hryvnia, and we cannot be certain that the Ukrainian hryvnia will be pegged to the U.S. dollar at a later date. Because of the effects of the ongoing war in Ukraine, Ukraine’s economy is expected to continue to contract, which could further impact the Ukrainian hryvnia to U.S. dollar rate. Any change to the Ukrainian hryvnia/U.S. dollar exchange rate could cause our results of operations and financial condition to fluctuate due to currency translation effects. When the Ukrainian hryvnia depreciates against the U.S. dollar in a given period, our results expressed in U.S. dollars will be lower period-on-period, even assuming consistent Ukrainian hryvnia revenue across the periods. Furthermore, we could be materially adversely impacted by a further decline in the value of the Ukrainian hryvnia against the U.S. dollar due to the decline of the general economic performance of Ukraine (including as a result of the continued impact of the war with Russia), investment in Ukraine or trade with Ukrainian companies decreasing substantially, the Ukrainian government experiencing difficulty raising money through the issuance of debt in the global capital markets or as a result of a technical or actual default on Ukrainian sovereign debt. Depreciation of the Ukrainian hryvnia could be sustained over a long period of time due to rising inflation levels in Ukraine as well. However, it may be possible that such depreciation is not reflected in any rate that could be set by the National Bank of Ukraine due to its efforts to control inflation. Although such changes could have a positive impact on our local currency results in Ukraine, such gains could be offset by a corresponding depreciation of the Ukrainian hryvnia in U.S. dollar terms.

In addition, the Ukrainian hryvnia has experienced significant volatility in recent years in response to certain other political and economic issues, including the recent global inflationary pressure, the global rise in prices for goods, increased political instability, climate and war-related impacts and energy grid shortages, which all resulted in high inflation rates in 2023 and 2024. Such volatility may continue and result in depreciation of the Ukrainian hryvnia against the U.S. dollar. Inflation levels are high compared to historical levels, and any increase in inflation or sustained period of high inflation could have a significant impact on our results of operation. Inflationary pressures can exacerbate the risks associated with currency fluctuation. Our profit margins could be harmed if we are unable to sufficiently increase our prices to offset any significant future increase in the inflation rate, manifested in inflationary increases in salary, wages, benefits and other administrative, supply and energy costs, and such price increases may be difficult with our mass market and price-sensitive customer base.

While we engage in certain hedging strategies, such strategies may prove ineffective if, for example, exchange rates fluctuate in response to legislative or regulatory action by a government with respect to its currency. For more information about our foreign currency translation and associated risks, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Foreign Currency Translation” and Note 16 — Financial Risk Management of our audited combined financial statements included elsewhere in this prospectus.

Our revenue performance can be unpredictable by nature, as a large majority of our customers have not entered into long-term fixed contracts with us.

Our primary source of revenue comes from prepaid mobile customers, who are not required to enter into long-term fixed contracts, and we cannot be certain that these customers will continue to use our services and at the usage levels we expect. Revenue from postpaid mobile customers represents a small percentage of our total operating revenue and such customers can cancel our postpaid contracts with limited advance notice and without significant penalty. For example, as of December 31, 2024, approximately 76% of our B2C mobile customers were on prepaid plans. Furthermore, as we incur costs based on our expectations of future revenue, the sudden loss of a large number of customers or a failure to accurately predict revenue could harm our business, financial condition, results of operations, cash flows or prospects.

For a description of the key trends and developments with respect to our business, including further discussion of the potential for a further loss of customers as a result of the impact of the war in Ukraine and its impact on our operations and financial performance, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Significant Factors Affecting our Results of Operation — The War in Ukraine.”

Our strategic partnerships and relationships carry inherent business risks.

We participate in strategic partnerships and joint ventures and our actions with respect to these affiliated companies may be restricted by the shareholders’ agreements entered into with our strategic partners and our ability to withdraw funds and dividends from or exit our investment in these entities may depend on the consent and cooperation of our partners. See “Business — Mobile Telecommunications Services — Digital Services” and “Business — Recent Developments.” If disagreements develop with our partners, or any existing disagreements are exacerbated, our business, financial condition, results of operations, cash flows or prospects may be harmed. Further, any adverse change in the regulatory approach to in-market consolidation may limit future opportunities for value-accretive market structures. See “— Risks Related to Regulatory and Legal Matters — The telecommunications industry is a highly regulated industry and we are subject to an extensive variety of laws and operate in an uncertain judicial and regulatory environment, which may result in unanticipated outcomes that could harm our business.”

In addition, we do not have direct control over the conduct of our strategic partners. If any of our strategic partners become the subject of an investigation, sanctions or liability, or do not act in accordance with our standards of conduct, our reputation and business might be adversely affected. Furthermore, strategic partnerships in frontier markets are accompanied by risks inherent to those markets, such as an increased possibility of a partner defaulting on obligations or losing a partner with important insights in that region. We could also determine that a partnership or joint venture no longer yields the benefits that we expected to achieve and may decide to exit such initiative, which may result in significant transaction costs or an inferior outcome than was expected when we entered into the partnership or joint venture. For a discussion of how the ongoing war in Ukraine could affect our ability to transact with strategic partners and joint ventures, see “— The international economic environment, inflationary pressures, geopolitical developments and unexpected global events could cause our business to decline.”

If we are unable to retain or motivate key personnel, hire qualified personnel, or implement our strategic goals or corporate culture through our personnel, we may not be able to maintain our competitive position or to implement our business strategy.

Our performance and ability to maintain our competitive position and to implement our business strategy is dependent on the continuity of our global senior management team and highly skilled personnel. Competition for qualified personnel with relevant expertise is intense, and there can be a limited availability of individuals with the requisite knowledge and relevant experience of the telecommunications and digital services industries and, in the case of expatriates, the ability or willingness to accept work assignments in Ukraine. We have experienced in recent years, and may continue to experience, certain changes in key management and our board of directors. The ongoing war in Ukraine, including any adverse publicity relating to us as a result of any real or perceived ties of certain of VEON’s shareholders to Russia or otherwise, may make it more difficult for us to attract and retain key talent, including senior management.

Furthermore, we may not succeed in instilling our corporate culture and values in our personnel, which could delay or hamper the implementation of our strategic priorities, or our compensation schemes may not always be successful in attracting, retaining and motivating our personnel. Our success is also dependent on our personnel’s ability to adapt to rapidly changing environments and to perform in line with continuous innovations and industry developments. We also may, from time to time, make adjustments or changes to our operating model and there is a risk in such instances that our personnel may not adapt effectively. Furthermore, while we devote significant attention to recruiting, training and instilling personnel with our corporate values and culture, there can be no assurance that our existing personnel will successfully be able to adapt to and support our strategic objectives.

The loss of any members of our senior management or our key personnel or an inability to attract, train, retain and motivate qualified members of senior management or highly skilled personnel could have an adverse impact on our ability to compete and to implement our business strategy, which could harm our business, financial condition, results of operations, cash flows or prospects.

Our core growth strategies of expanding our digital offerings and investing in 4G connectivity may not be successful.

4G-based growth in mobile connectivity, digital services and increasing our customers’ spend across our services (i.e., our multiplay strategy) is the cornerstone of our growth strategy. This pursuit of growth by cross-selling to our customers across our mobile connectivity and digital services led to higher capital expenditures in the year ended December 31, 2024, including as a result of investments into our network infrastructure and energy resilience.

Since 2021, we have been executing VEON’s “Digital Operator 1440” model pursuant to which we aim to enrich our connectivity offering with proprietary digital applications and services. With this model, we aspire to grow not only our market share, but also the relevance and the wallet share of our businesses and industry by delivering value via, for example, mobile entertainment and mobile health. However, barriers to 4G smartphone adoption, including potential introduction of excessive quality-of-service requirements, potential limitations on provision of digital services by connectivity providers, as well as regulatory expectations around the premature adoption of 5G, together with highly regulated and often times bureaucratic and slow moving licensing and regulatory regimes potentially out of step with market requirements, are among the risks we face in the execution of this strategy. See “— We operate in highly competitive markets, and as a result may have difficulty expanding our customer base or retaining existing customers.”

Complementing VEON’s “Digital Operator 1440” model is our “asset-light” strategy through which we seek to maximize operational efficiency by disposing our network infrastructure through sales of our tower assets and other merger and acquisition (“M&A”) activity. However, the implementation of this asset-light strategy is not without risks, including high transaction costs (including external advisor service fees) and the inability to recover associated investment costs or realize anticipated synergies, costly and inconvenient delays that have the potential to disrupt our operations or delay the realization of expected business outcomes, regulatory scrutiny and hurdles which may also cause untimely delays and the diversion management attention from core business operations, and other potential risks. Selling our tower infrastructure and subsequently entering into service or lease agreements for their use may result in increases operational costs and service disruption if third party operators fail to perform their obligations in accordance with the terms of the relevant agreements. Additionally, we may not be able to negotiate equally favorable terms upon renewal the lease and other service agreements may result in increased costs of decreased quality of service which may impact our operations. Further, developing proprietary digital applications and services also require investment in capital and research and development as well as skilled personnel such as software developers, the cost of which we may not be able to recover if the resulting digital products and services do not realize the expected return or are otherwise unprofitable or unsuccessful. Digital products may also become obsolete or outdated with rapid technological advancements compared to the time it takes to develop and market such products which will limit realized returns on our investment. We may also lose customers to competitors who develop competitive products due to the ease of switching between certain digital products and services.

If we are unable to successfully implement our strategic initiatives, including acquisitions and divestitures, the growth and other benefits we expect to achieve may not be realized.

The success of our business depends, to a large extent, on our ability to effectively implement our corporate and operational strategies. We continue to transform our business with the aim of improving our operations. As part of this strategy, we are focusing on growing customer engagement and retention through expanding our growth opportunities beyond traditional voice and access data provision into new digitally-enabled services. While we are focused on organic growth opportunities, we seek from time to time to merge with or acquire other companies or businesses, divest our assets and form strategic partnerships through investments, joint ventures, commercial cooperation or otherwise. We may pursue one or a number of these strategies for various reasons, including to simplify our corporate structure, pursue better competitive positions, divest certain operations, business lines or assets, including infrastructure and tower assets, acquire more frequency spectrum, acquire new technologies and service capabilities, share our networks or infrastructure, add new customers, increase market penetration, expand into new or enhance digital services, mobile entertainment or other forms of digital content and expand into new markets.

Acquisitions involve numerous risks, any of which could adversely affect our business. These risks include difficulties in integrating the technologies, operations, existing contracts and personnel of an acquired company; challenges in supporting and transitioning employees, if any, of an acquired company; diversion of financial and management resources from existing operations or alternative acquisition opportunities; failure to realize the anticipated benefits or synergies of a transaction; failure to identify all problems, liabilities or other shortcomings of an acquired company or technology, including issues related to intellectual property, regulatory compliance practices, revenue recognition or other accounting practices, as well as employee or customer issues; risks associated with entering new markets or industries in which we have limited or no experience; potential loss of key colleagues, customers and suppliers from either our current business or the acquired company’s business; inability to generate sufficient revenue to offset acquisition costs; higher or unforeseen costs of integration or capital expenditures (including the time and resources of our personnel required to successfully integrate any combined businesses); additional costs associated with funding the acquisition; and possible write-offs or impairment charges relating to acquired businesses. For example, in April 2025, we acquired Uklon, a leading ride-hailing company in Ukraine. However, the integration of the acquisition into our business is not without risks, including the inability to recover associated investment costs or realize anticipated synergies, costly and inconvenient delays that have the potential to disrupt our operations or delay the realization of expected business outcomes, regulatory scrutiny and hurdles which may also cause untimely delays and diversion of management attention from core business operations.

For more information about our recent transactions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Significant Factors Affecting our Results of Operation — Recent Acquisitions.”

In addition, the growth of our business, including any future growth through acquisitions, could place significant demands on our management and operational and financial infrastructure. Managing growth has in the past and will in the future continue to require significant expenditure and allocation of management resources, as well as an expansion in headcount. If we fail to achieve the necessary level of efficiency as we continue to grow, there could be a material adverse effect on our business, financial condition and results of operations. Further, the onset of the war in Ukraine disrupted our strategic plans and diverted management’s attention from such initiatives while they focused and continue to focus on the impact the war in Ukraine had and continues to have on our business, including managing the challenges that arise as a result of the current sanctions regime. The continuation or escalation of the war in Ukraine and its indirect consequences may increase our need for prudent cash management and reduce our appetite for investments, which could adversely affect our business, financial condition, results of operations, cash flows or prospects.

Acquisitions may also increase our indebtedness, both through debt incurred to finance the acquisition and through the assumption of existing indebtedness of the acquired company, which could make it more difficult for us to incur additional indebtedness or refinance existing indebtedness. Any increase in indebtedness in connection with an acquisition may have a material adverse effect on us.

Moreover, merger control rules and antitrust limitations imposed by national and supranational laws and regulations could negatively impact our business if such laws and regulations prevent us from expanding through acquisitions in certain categories or oblige us to divest or conduct activities that may have an impact on our market shares in some geographical areas. We are subject to competition and antitrust laws, rules and regulations, and we could become subject to investigations into the strength of our position or market allocation in Ukraine. Given our strong presence in Ukraine, such investigations or similar legal action or proceedings by any regional, national, supranational competition, antitrust or other regulatory authorities could give rise to fines, obligations or operating restrictions if we are deemed to have infringed upon any applicable laws or regulations. Such fines, obligations, restrictions or other forms of liability could have a material adverse effect on our business, reputation, financial condition or results of operations.

At the same time, if smaller players in our markets are able to consolidate, this could increase the competitive pressure on our business due to an increase in such competitors’ economies of scale and a reduction in their operating costs. Moreover, our competitors might acquire other players in our markets, further strengthening their position in these markets. These events could cause our business, financial condition and results of operations to be materially and adversely affected. See “Risks Related to our Market — We operate in highly competitive markets, and as a result may have difficulty expanding our customer base or retaining existing customers.”

From time to time, we may also seek to divest some of our assets, including divestitures of operations infrastructure or tower assets or business lines. Such divestitures may take longer than anticipated or may not happen at all. If similar divestitures do not occur, close later than expected or do not deliver expected benefits, this may result in decreased cash proceeds and continued operations of non-core businesses that divert the attention of our management. Our success with any divestiture is dependent on effectively and efficiently separating the divested asset or business and reducing or eliminating associated overhead costs which may prove difficult or costly for us. There could also be transitional or business continuity risks or both associated with these divestitures that may impact our service levels and business targets. Furthermore, in some cases, we may agree to indemnify acquiring parties for certain liabilities arising from our former businesses or assets. Failure to successfully implement or complete a divestiture could also materially harm our business, financial condition, results of operations, cash flows or prospects.

We depend on third parties for certain services and equipment, infrastructure and other products important to our business.

We rely on third parties to provide services and products important for our operations. For example, we currently purchase the majority of our network-related equipment from several suppliers, such as Fiberhome, Vision and Huawei, and on November 24, 2025, JSC Kyivstar launched Starlink Direct to Cell Satellite Connectivity in Ukraine. The successful build-out and operation of our networks depends heavily on obtaining adequate supplies of core and transmission telecommunications equipment, fiber, switching equipment, radio access network solutions, base stations and other services and products on a timely basis. From time to time, we have experienced delays in receiving equipment, installation of equipment and maintenance services, due to factors such as new and existing telecommunications regulations, customs regulations and governmental investigations or enforcement actions. In this case, we may experience temporary service interruptions or service quality problems. We are also dependent on Ukraine Tower Company, which is owned by VEON, with respect to the network infrastructure we utilize. As of December 31, 2024, we and Ukraine Tower Company jointly owned and operated approximately 15,500 sites. As of December 31, 2024, we held approximately 6,800 tower sites. In the event that we are unable to secure required services from Ukraine Tower Company, we would need to seek these services from alternative sources, which may not be feasible at a similar quality, on less favorable contractual terms or at all. If we fail to continue to receive interconnection, roaming and access to network services or are unable to secure alternative services on terms that are as favorable, or at all, this could lead to disruptions in our operations and could have a material adverse effect on our business and results of operations. Any disruption of critical infrastructure may affect our services, and, if such disruption occurs, we will have limited control over the recovery process, which could have a material impact on our business and results of operation.

Since the onset of the war in Ukraine, certain of our business partners have expressed hesitancy or unwillingness to continue to do business with us and concern regarding our ability to perform our existing business contracts, including as a result of the ongoing war in Ukraine and due to the challenges that sanctions on certain of VEON’s beneficial owners pose to our operations. Several existing and prospective business partners and service providers have declined to conduct business with us as a result, and others may do so in the future. See “Risks Related to the War in Ukraine — We have suffered reputational harm as a result of the ongoing war in Ukraine.” For a further discussion of how the ongoing war in Ukraine will affect our ability to transact with our suppliers, see “— The international economic environment, inflationary pressures, geopolitical developments and unexpected global events could cause our business to decline.” Furthermore, even if we or VEON are not subject to sanctions, some customers and business partners decided and may decide to reevaluate or cancel projects for reputational or other reasons. For example, we have faced challenges and expect we will continue to face challenges in conducting business with persons or entities subject to the jurisdiction of the relevant sanctions regimes, including international financial institutions, rating agencies, auditors and international equipment suppliers, including suppliers of our telecommunications equipment, which can impact our ability to raise funds from international capital markets, acquire equipment from international suppliers or access assets held abroad. Depending on the extent and breadth of sanctions, export controls and other measures that have been and may be imposed on us or other parties affiliated with us, such as our direct or indirect shareholders, in connection with the war in Ukraine and the response of our business partners in response to such controls, our business, financial condition and results of operations have in the past and could in the future materially and adversely affect us.

We do not have direct operational or financial control over our suppliers and have limited influence with respect to the manner in which these key suppliers conduct their businesses. Our business, including key network and IT projects, could be materially impacted by disruptions to our key suppliers’ businesses or supply chains, due to factors such as significant geopolitical events, changes in law or regulation, the introduction of restrictions to curb epidemics or pandemics, such as those seen during the COVID-19 pandemic, trade tensions and export and re-export restrictions. Any of these factors could affect our suppliers’ ability to procure goods, software or technology necessary for the service, production and satisfactory delivery of the supplies, support services and equipment that we source from them. For example, in May and August 2019, the U.S. Department of Commerce added Huawei and 114 of its affiliates to its “Entity List,” prohibiting companies globally from directly or indirectly exporting, re-exporting or transferring (in-country) all items subject to U.S. export control jurisdiction to Huawei without authorization and procuring items from Huawei when they know or have reason to know that the items were originally procured by Huawei in violation of U.S. export control regulations. In August 2020, the U.S. Department of Commerce further expanded its export control restrictions targeting Huawei. This development continues to be a factor in the management of our supply chain. Despite the Company’s efforts to find alternative suppliers and reduce dependence on suppliers subject to U.S export control restrictions by diversifying the Company’s supply chain, the Company continues to source equipment and services from Huawei, and further restrictions adopted by the United States, or any other applicable jurisdiction, on Huawei, or increased tensions between the United States and China, could potentially have a significant impact on our operations. Specifically, any restriction on Huawei’s ability to deliver equipment or services, or on our ability to receive such equipment or services, could adversely impact our business, the operation of our networks and our ability to comply with the terms of our operating licenses and local laws and regulations.

We have and may continue to outsource all or a portion of construction, maintenance services, IT infrastructure hosting and network capabilities. For example, our digital stacks and data management platforms are dependent on third parties, and we have also entered into outsourcing initiatives. As a result, our business could be materially harmed if our agreements with third parties were to terminate, if our partners experience certain negative developments (financial, legal, regulatory or otherwise), if they become unwilling or unable to service our businesses, or a dispute between us and such parties occurs, which causes our suppliers to be unable to fulfill their obligations under our agreements with them on a timely basis, or at all. If such events occur, we may attempt to renegotiate the terms of such agreements with the third parties. However, there can be no assurance that the terms of such amended agreements will be more favorable to us than those of the original agreements. We also depend on third parties, including software providers and service providers, for our day-to-day business operations.

We cannot assure you that our suppliers will continue to provide services and products to us at attractive prices or that we will be able to obtain such services and products in the future from these or other suppliers on the scale and within the time frames we require, if at all. If our suppliers are unable to provide us with adequate services and products or provide them in a timely manner, our ability to attract customers or offer attractive product and service offerings could be negatively affected, which in turn could materially harm our business, financial condition, results of operations, cash flows or prospects.

Many of our mobile products and services are sold to customers through third-party channels. These third-party retailers, agents and dealers that we use to distribute and sell products are not under our control and may stop distributing or selling our products at any time or may more actively promote the products and services of our competitors. Should this occur with particularly important retailers, agents or dealers, we may face difficulty in finding new retailers, sales agents or dealers that can generate the same level of revenue. In addition, mobile handset providers are at times subject to supply constraints, particularly when there is high demand for a particular handset or when there is a shortage of components.

We do not have direct control over the infrastructure and networks that we depend on to provide telecommunication services to our customers.

Our ability to provide high quality telecommunications services depends on our ability to secure and maintain interconnection and roaming agreements with other mobile and fixed-line operators and access to infrastructure, networks and connections that we do not own. Interconnection is required to complete calls that originate on our respective networks but terminate outside our respective networks, or that originate from outside our respective networks and terminate on our respective networks. While we have interconnection agreements in place with other operators, we do not have direct control over the quality of their networks and the interconnection and roaming services they provide. Outages, disconnections or restrictions, including governmental, to access affecting these international connections can have a significant impact on our ability to offer services and data connectivity to our customers. Any difficulties or delays in interconnecting with other networks and services, or the failure of any operator to provide reliable interconnection or roaming services to us on a consistent basis, could result in a loss of customers or a decrease in traffic, which would reduce our revenues and harm our business, financial condition, results of operations, cash flows or prospects.

Securing these interconnection and roaming agreements and access on cost-effective terms is critical to the economic viability of our operations. We have a limited number of international cable connections providing access to internet, data service and call interconnection and such international connections may be controlled by the national governments that may seek to control or restrict access from time to time or impose conditions on pricing and availability which may impact our access and the competitiveness of our pricing. NCEC sets MTRs, which are fees for access and interconnection that mobile operators charge for calls terminating on their respective networks. A reduced MTR has a substantial effect on our revenue. A significant increase in our interconnection costs, or decrease in our interconnection rates, as a result of new regulations, commercial decisions by other operators, increased inflation rates or a lack of available line capacity for interconnection could harm our ability to provide services, which could in turn harm our business, financial condition, results of operations, cash flows or prospects.

The loss of important intellectual property rights, as well as third-party claims that we have infringed on their intellectual property rights, could significantly harm our business.

We regard our copyrights, service marks, trademarks, trade names, trade secrets, know-how and similar intellectual property, including our rights to certain domain names, as important to our continued success. For example, our widely recognized logo (“Kyivstar”), has played an important role in building brand awareness for our services and products. We rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. However, intellectual property rights can be difficult to protect in frontier markets, including Ukraine. In these markets, the regulatory agencies charged to protect intellectual property rights may be inadequately funded, legislation can be underdeveloped, piracy is more commonplace and the enforcement of court decisions can be difficult.

In addition, as we continue our investment into a growing ecosystem of local digital services, we will need to ensure that we have adequate legal rights to the ownership or use of necessary source code, content and other intellectual property rights associated with our systems, products and services. For example, a number of platforms and digital services we offer are developed using source code created in conjunction with third parties. Even though we rely on a combination of contractual provisions and intellectual property law to protect our proprietary technology and software, access to and use of source code and other necessary intellectual property, third parties may still infringe on or misappropriate our intellectual property. We may be required to bring claims against third parties in order to protect our intellectual property rights, or third parties may bring claims alleging that we have infringed on their intellectual property rights; in each case, we may not succeed in protecting the rights that we use. As a result, the value attributable to the use intellectual property that is material to the operation of our business may be diminished or we may be prevented from using such intellectual property.

We are in the process of registering, and maintaining and defending the registration of, the Kyivstar name and logo as trademarks in key territories, along with our other key trademarks and trade names, logos and designs. As of December 31, 2024, we have achieved registration of 533 trademarks in Ukraine.

In addition, as the number of our convergent product offerings and overlapping product functions increase as we execute our expansion of our digital services offering, we need to ensure that such brands and associated intellectual property are protected through trademark and copyright law in the same way as our legacy brands and products. Furthermore, with the introduction of new product offerings, the possibility of intellectual property infringement claims both against us and taken by us may correspondingly increase. As we expand our digital services offerings, our ability to provide our customers with content depends on obtaining various rights from third parties on terms acceptable to us.

Current and new intellectual property laws may affect our ability to protect our innovations and defend against third-party claims of intellectual property rights infringement. The costs of compliance with these laws and regulations are high and are likely to increase in the future. Claims have been, or may be, threatened and/or filed against us for intellectual property infringement based on the nature of, and content in, our products and services, or content generated by our users. Any such claims or lawsuits, whether with or without merit, could result in substantial costs and diversion of resources, could cause us to cease offering or licensing services and products that incorporate the challenged intellectual property, or could require us to develop non-infringing products or services, if feasible, which could divert the attention and resources of our technical and management personnel. We cannot assure you that we would prevail in any litigation related to infringement claims against us. A successful claim of infringement against us could result in us incurring high costs, being required to pay significant damages, cease the development or sale of certain products and services that incorporate the challenged intellectual property, obtain licenses from the holders of such intellectual property which may not be available on commercially reasonable terms, or otherwise redesign those products to avoid infringing upon others’ intellectual property rights, any of which could harm our business and our ability to compete.

Our insurance coverage, customer indemnifications or other liability protections may be unavailable or inadequate to cover all of our significant risks or our insurers may deny coverage of or be unable to pay for material we incur.

We strive to obtain various insurance policies for our business, including property insurance, liability insurance policies and director and officer insurance. Not every risk or liability can be insured, and for risks that are insurable, the policy limits and terms of coverage reasonably obtainable in Ukraine may not be sufficient to cover all actual losses or liabilities incurred. In the years ended December 31, 2023 and 2024, we did not receive payment for our war-related insurance claim from 2022. Due to the uncertainty surrounding the timing and amount of any payout, we have not recognized any payment in our financial statements for these periods.

In some circumstances we may be entitled to certain legal protections or indemnifications from our customers through contractual provisions, laws, regulations or otherwise. However, these protections are not always available, are typically subject to certain terms or limitations, and may not be sufficient to cover all losses or liabilities incurred. If insurance coverage, customer indemnifications and/or other legal protections are not available or are not sufficient to cover our risks or losses, it could have a material adverse effect on our financial position, results of operations and/or cash flows.

Risks Related to Liquidity and Capital

We may not be able to raise additional capital, or we may only be able to raise additional capital at significantly increased costs.

We may need to raise additional capital in the future, including through debt financing. If we incur additional indebtedness, we could be exposed to risks related to indebtedness and debt service obligations, which could impact our business and financial condition. Our ability to timely raise capital may be limited, or may be unavailable on acceptable terms, if at all. Our failure to raise capital when needed could harm its business, operating results and financial condition. Debt issued to raise additional capital may reduce the value of our Common Shares. If the Company incurs debt, the debt holders could have rights senior to holders of our Common Shares to make claims on our assets. The terms of any debt could restrict our operations, including its ability to pay dividends on our Common Shares. As a result, our shareholders bear the risk of future issuances of debt securities reducing the value of our Common Shares.

In addition, we are dependent on VEON as a potential source of funding, and our ability to obtain additional capital, if needed, is dependent on their financial support. Kyivstar Group Ltd. may also be dependent on VEON for any potential funding needs in order to cover certain expenses, such as any expenses incurred as a result of being a public company, including as a result of continued restrictions on upstreaming of dividends. See “— Risks Related to the Business and Industry of Kyivstar — Risks Related to the War in Ukraine — We may face the risk of nationalization or confiscation of our operations and assets.” We could be materially and adversely impacted if VEON were to experience significant business challenges, disruptions or failures due to financial difficulties or bankruptcy, regulatory or quality compliance issues, or other legal or reputational issues.

Further, economic sanctions that have been imposed in connection with the war in Ukraine have negatively affected us and may affect our ability to secure future external financing due to an unwillingness of banks and other debt investors to transact with, provide loans or purchase bonds of entities with the indirect share ownership by sanctioned individuals. For example, the sanctions introduced have led certain vendors and banking partners to reassess and, in some instances, to significantly scale back their services to us. See “— Risks Related to the War in Ukraine — We have suffered reputational harm as a result of the ongoing war in Ukraine and the sanctions imposed.”

If we are unable to raise additional capital in the market in which we want to raise it, or at all, or if the cost of raising additional capital significantly increases, as is the case when central banks raise benchmark interest rates, we may be unable to make necessary or desired capital expenditures, take advantage of investment opportunities or meet unexpected financial requirements, and our growth strategy and liquidity may be negatively affected. This could cause us to delay or abandon anticipated expenditures and investments or otherwise limit operations. See “Risks Related to our Operations — We are exposed to foreign currency exchange loss, fluctuation and translation risks, including as a result of the ongoing war in Ukraine” and “— Risks Related to our Operations — The international economic environment, inflationary pressures, geopolitical developments and unexpected global events could cause our business to decline.”

Our indebtedness and debt service obligations, and any future indebtedness and debt service obligations, could decrease our cash flow, which could adversely affect our business and financial condition.

Upon the closing of the Business Combination, we did not have outstanding external debt for bonds, bank loans and other borrowings. As of September 30, 2025, we had lease liabilities amounting to $353 million. For more information regarding our outstanding indebtedness and debt agreements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Going Concern, Liquidity and Capital Resources — Indebtedness.”

Some of the agreements under which we borrow funds contain covenants or provisions that impose certain operating and financial restrictions on us, including balance sheet solvency, and may prevent us from incurring additional debt. As our earnings are in local currency, while the majority of our debt is denominated in U.S. dollars, devaluations of the currencies of our key markets would make it more difficult to repay our debt. In addition, capital controls and other restrictions, including limitations on payment of interest, dividends or international funds transfers, along with punitive taxes and penalties targeted at foreign entities may also impact our liquidity or ability to comply with certain of the above-mentioned ratios. See “— Risks Related to the Business and Industry of Kyivstar — Investing in frontier markets, where our operations are located, is subject to greater risks than investing in more developed markets.” Failure to comply with the covenants or provisions of the agreements under which we borrow funds may result in a default, which could increase the cost of securing additional capital, lead to accelerated repayment of any future indebtedness or result in the loss of any assets that secure the defaulted indebtedness or to which our creditors otherwise have recourse. A default or acceleration of the obligations under one or more of these agreements (including as a result of cross-default or cross-acceleration) could have a material adverse effect on our business, financial condition, results of operations or prospects. In addition, covenants in certain of our debt agreements could restrict our liquidity and our ability to expand or finance our future operations. For a discussion of agreements under which we borrow funds and a description of how that has changed since December 31, 2024, see Note 14 — Investments, Debt and Derivatives to our audited combined financial statements included elsewhere in this prospectus. Aside from the risk of default, given our substantial amounts of indebtedness and the limits imposed by our debt obligations, our business could suffer significant negative consequences such as the need to dedicate a substantial portion of our cash flows from operations to the repayment of our debt, thereby reducing funds available for paying dividends, working capital, capital expenditures, acquisitions, joint ventures and other purposes necessary for us to maintain our competitive position, flexibility and resiliency in the face of general adverse economic or industry conditions.

Following the onset of the war in Ukraine, our ability to upstream cash has been materially impaired, due to increased volatility of the Ukrainian hryvnia and tightened currency controls within Ukraine, currently restricting cash upstreaming. In addition, the war in Ukraine and the developments since with respect to sanctions have limited access to the debt capital markets, which has impacted our ability to refinance our internal indebtedness.

Risks Related to Regulatory and Legal Matters

The telecommunications industry is a highly regulated industry and we are subject to an extensive variety of laws and operate in an uncertain judicial and regulatory environment, which may result in unanticipated outcomes that could harm our business.

Our operations are subject to different and occasionally conflicting laws and regulations, which could result in market uncertainty and the lack of clear criteria. Regulatory compliance may be costly and involve a significant expenditure of resources, thus negatively affecting our financial condition. In addition, any significant changes in such laws or regulations or their interpretation, or the introduction of higher standards, additional obligations or more stringent laws or regulations, could result in significant additional costs, including fines and penalties, operational burdens and other difficulties associated with not complying in a timely manner, or at all, with new or existing legislation or the terms of any notices or warnings received from the telecommunications and other regulatory authorities. In addition, the application of the laws and regulations of any particular country is frequently unclear and may result in adverse rulings or audit findings by courts or government authorities resulting from a change in interpretation or inconsistent application of existing law.

Our operations may also be subject to regulatory audits in relation to prior compliance. For example, on July 15, 2024, the National Center for Operational and Technical Management for Telecommunications Networks (“NCU”), which operates wartime electronic communication networks, adopted Resolution #539/2344 (the “Resolution”), which requires Mobile Network Operators (“MNOs”) to be able to restore at least 25% of their networks using generators for the first 72 hours following a blackout, and to restore 100% of their networks using battery power for at least 10 hours in the event of a blackout by February 1, 2025. The consequences of non-compliance may include penalties under the Law of Ukraine on Electronic Communications, and the fine can be up to 0.3% of mobile service revenue for the previous fiscal year per offense.

As a result of the ongoing war in Ukraine, these risks are compounded, as there is a risk that laws and regulations affecting telecommunications companies operating in Ukraine may be changed dramatically and in ways that are adverse to our operations and results. For a further discussion on the ongoing war in Ukraine and its impact on our business, see “— Risks Related to the War in Ukraine.” For a discussion on the risks associated with operating in frontier markets, see “— Risks Related to our Market — Investing in frontier markets, where our operations are located, is subject to greater risks than investing in more developed markets.”

Mobile, internet, fixed-line, voice, content and data markets generally are subject to extensive regulatory requirements, such as strict licensing regimes, antitrust and consumer protection regulations. Our ability to provide our mobile services is dependent on obtaining and maintaining the relevant licenses. These licenses are limited in time and subject to renewal. While we are confident in our ability to obtain renewals upon request, we may not reliably predict the financial and other conditions at which such renewals will be granted. See “— Our licenses are granted for specific periods and may be suspended, revoked or we may be unable to extend or replace these licenses upon expiration and we may be fined or penalized for alleged violations of law, regulations or license terms.” The applicable rules in Ukraine are generally subject to different interpretations and the relevant authorities may challenge the positions that we take, resulting in unpredictable outcomes such as restrictions or delays in obtaining additional numbering capacity, receiving new licenses and frequencies, receiving regulatory approvals for rolling out our networks in the regions for which we have licenses, receiving regulatory approvals for the use of changes to our frequency, receiving regulatory approvals of our tariffs plans and importing and certifying our equipment.

As we expand certain areas of our business and provide new services, digital content, other non-connectivity services or value-added and internet-based services, we may be subject to additional laws and regulations. In addition, certain regulations may require us to reduce retail prices, roaming prices or MTR and/or fixed-line termination rates, require us to offer access to our network to other operators, or result in the imposition of fines if we fail to fulfill our service commitments. We may be required to obtain approvals for certain acquisitions, reorganizations or other transactions, and failure to obtain such approvals may impede or harm our business and our ability to adjust our operations or acquire or divest of businesses or assets. Violation of these laws by an operator may result in fines, suspension of activities or license revocation. The nature of our business also subjects us to certain regulations regarding open internet access or net neutrality.

Our fiber business may be adversely affected by required permission procedures and local limitations, as well as by lease arrangements relating to our fiber infrastructure backbone. Our fiber business must excavate to lay new cables and repair existing cables, and we are obliged to obtain permission for excavations from authorized municipalities and institutions. In some areas, excavations may be terminated as a result of the high and variable costs of the right of way tariffs requested by municipalities. In addition, our investment plans may be affected due to excavations being banned during certain seasons within the administrative boundaries of municipalities. Furthermore, right of way conflicts with major municipalities to establish fiber optics infrastructure may affect our ability to provide services and to maintain operational excellence. The current infrastructure sharing and right of way procedures, operational difficulties and public authorities’ approach toward mandatory facility sharing obligation might negatively affect our ability to expand our fiber network and slow down our future investments. More generally, all of these factors could increase our costs and have a material adverse effect on our business and financial condition.

Regulatory requirements and compliance with such regulations may be costly and involve a significant expenditure of resources, which could impact our business operations and may affect our financial performance. We face regulatory risks and costs and may be subject to additional regulations in future. In particular, our ability to compete effectively in existing or new markets could be adversely affected if regulators decide to expand the restrictions and obligations to which we are subject, or extend such restrictions and obligations to new services and markets, or otherwise withdraw or adopt regulations, which may cause delays in implementing our strategies and business plans and create a more challenging operating environment. Furthermore, our ability to introduce new products and services may also be affected if we do not accurately predict how existing or future laws, regulations or policies would apply to such products and services, which could prevent us from realizing a return on our investment in their development. Any failure on our part to comply with existing or new laws and regulations can result in negative publicity, the risk of prosecution or the suspension or loss of our licenses, frequency allocations, authorizations or various permissions, diversion of management time and effort, increased competitive and pricing pressure on our operations, significant fines and liabilities, third party civil claims and other penalties or otherwise harm our business, financial condition, results of operations, cash flows or prospects.

For more information on the regulatory environment in which we operate, certain regulatory developments and trends and their impact on our business, see “Business — Regulatory.”

Violations of and changes to applicable sanctions and embargo laws, including export control restrictions, may harm our business.

Various governmental authorities have imposed significant penalties on companies that fail to comply with the requirements of applicable sanctions and embargo laws and regulations, as well as export control restrictions. Where applicable to our activities, we must comply with sanctions and embargo laws and regulations and export control restrictions, including those that have been imposed in response to the ongoing war in Ukraine. Sanctions and embargo and export control laws and regulations generally establish the scope of their own application, which arise for different reasons and can vary greatly by jurisdiction.

The scope of such laws and regulations may be expanded, sometimes without notice, in a manner that could materially adversely affect our business, financial condition, results of operations, cash flows or prospects. For example, in the United States, Congress enacted the Export Controls Act of 2018 which aims to enhance protection of U.S. technology resources by imposing greater restrictions on the transfer to non-U.S. individuals and companies, particularly through exports to China, of certain key foundational and emerging technologies and cyber-security considered critical to U.S. national security. In recent years, the Department of Commerce has also broadened the scope of U.S. export controls measures to protect a wider range of national security interests, including telecommunications technology, against perceived challenges presented by China, and has introduced heightened export restrictions targeting parties identified as military end-users and military intelligence end-users, including parties in China. This has had an effect on our ability to procure certain supplies for our business and transact with certain business partners. In response to these developments, countries, such as China, have also adopted sanctions countermeasures that may impact our future ability to ensure our suppliers’ compliance with these laws.

Notwithstanding our policies and compliance controls, we may be found in the future to be in violation of applicable sanctions and embargo laws, particularly as the scope of such laws, including those recently imposed following the war in Ukraine, may be unclear and subject to discretionary interpretations by regulators, which may change over time. If we fail to comply with applicable sanctions or embargo laws and regulations, we could suffer severe operational, financial or reputational consequences. For a discussion of risks related to export and re-export restrictions, see “Risks Related to our Operations — We depend on third parties for certain services and equipment, infrastructure and other products important to our business.”

We could be subject to tax claims and repeated tax audits that could harm our business.

Tax declarations together with related documentation are subject to review and investigation by authorities, which are empowered to impose fines and penalties on taxpayers. Tax audits may result in additional costs to our group if the relevant tax authorities conclude that an entity of our group did not satisfy their relevant tax obligations in any given year. Such audits may also impose additional burdens on us by diverting the attention of management resources.

Tax audits are conducted regularly, but their outcomes may not be fair or predictable. In the past and currently, we have been subject to substantial claims by tax authorities and these claims have resulted, and future claims may result, in additional payments, including interest, fines and other penalties, to the tax authorities.

There can be no assurance that we will prevail in litigation with tax authorities and that the tax authorities will not claim the additional taxes, interest, fines and other penalties that are owed by us for prior or future tax years, or that the relevant governmental authorities will not decide to initiate a criminal investigation or prosecution, or expand existing criminal investigations or prosecutions, in connection with claims by tax inspectorates, including those relating to individual employees and for prior tax years. We have been the subject of periodic tax audits. The outcome of any future audits or the adverse or delayed resolution of other tax matters, including where the relevant tax authorities may conclude that we had significantly underpaid taxes relating to earlier periods, could harm our business, financial condition, results of operations, cash flows or prospects.

For more information regarding tax claims and tax provisions and liabilities and their effects on our financial statements, see Note 7 — Provisions and Contingent Liabilities to our audited combined financial statements included elsewhere in this prospectus.

Changes in tax treaties, laws, rules or interpretations, including our determination of the recognition and recoverability of deferred tax assets, could harm our business, and the unpredictable tax systems and our performance may give rise to significant uncertainties and risks that could complicate our tax and business decisions.

The introduction of new tax laws or the amendment of existing tax laws, such as those relating to transfer pricing rules or the deduction of interest expenses, may increase the risk of adjustments being made by the tax authorities and, as a result, could have a material adverse impact on our business, financial condition, results of operations, cash flows or prospects. For example, within the Organization for Economic Co-operation and Development (“OECD”) there is an initiative aimed at avoiding base erosion and profit shifting (“BEPS”) for tax purposes. This OECD BEPS project has resulted in further developments in other countries and in particular in the European Union.

For example, the OECD Pillar Two (“Pillar Two”) legislation has been substantively enacted in certain jurisdictions, but not in Ukraine. The legislation will be effective for our financial year beginning January 1, 2024. We are in scope of substantively enacted legislation and we have performed an assessment of our potential exposure to Pillar Two income taxes. It is based on the most recent tax filings, reporting. Based on the assessment, the Pillar Two effective tax rates are above 15%. We have applied the temporary mandatory exception to the requirement to recognize deferred tax assets and liabilities related to Pillar Two income taxes.

Our business decisions take into account certain taxation scenarios, which could be proven to be untrue in the event of adverse decisions by tax authorities or changes in tax treaties, laws, rules or interpretations. For example, we are vulnerable to changes in tax laws, regulations and interpretations in Ukraine.

These considerations are compounded by the fact that the interpretation and enforcement of tax laws in the frontier market in which we operate tends to be unpredictable and give rise to significant uncertainties, which could complicate our business decisions. Any additional tax liability imposed on us by tax authorities in this manner, as well as any unforeseen changes in applicable tax laws or changes in the tax authorities’ interpretations of the respective double tax treaties in effect, could harm our future results of operations, cash flows or the amounts of dividends available for distribution to shareholders in a particular period. Considerable judgment is therefore required by our management to determine whether it is probable that an uncertain income tax position will not be sustained and to estimate the amounts in the range of most likely outcomes. Judgment is also required by management in determining the degree of probability of an unfavorable outcome for non-income tax claims and to make a reasonable estimate of the amount of loss. Due to these uncertainties and challenges, we may be required to accrue substantial amounts for contingent tax liabilities and the amounts accrued for tax contingencies may not be sufficient to meet any liability we may ultimately face. From time to time, we may also identify tax contingencies for which we have not recorded an accrual. Such unaccrued tax contingencies could materialize and require us to pay additional amounts of tax. See Note 7 — Provisions and Contingent Liabilities and Note 8 — Income Taxes to our audited combined financial statements included elsewhere in this prospectus.

Furthermore, we recognize deferred tax assets based on whether management estimates that it is probable that there will be sufficient taxable profits in the relevant legal entity or tax group to allow the recognized assets to be recovered, which requires significant judgment.

Several factors could adversely affect our ability to realize the benefits of deferred tax assets going forward:

•        adverse economic conditions could negatively impact our profitability and, consequently, our ability to generate taxable income, which could hinder our ability to utilize deferred tax assets within the allowable time frame;

•        future changes in tax laws or regulations, including changes in tax rates, could impact the value of our deferred tax assets, reducing reduce or eliminating the benefits associated with our deferred tax assets;

•        our ability to realize deferred tax assets depends on our operational performance; if we fail to achieve our projected earnings or if our business operations do not perform as expected, we may not generate sufficient taxable income to utilize our deferred tax assets;

•        decisions related to mergers, acquisitions, divestitures or other strategic initiatives could affect our ability to utilize deferred tax assets; for example, changes in our business structure or the sale of certain assets could impact the timing and amount of taxable income;

•        we periodically assess the need for valuation allowances against our deferred tax assets. If we determine that it is more likely than not that some or all of these assets will not be realized, we may need to establish or increase valuation allowances, which would result in a charge to our earnings.

Given these uncertainties, there is a risk that we may not be able to fully realize the benefits of our deferred tax assets within the allowable timeframe, which could impact our profitability.

The tax laws and regulations are complex and subject to varying interpretations and degrees of enforcement, and we cannot be sure that our interpretations are accurate or that the responsible tax authority agrees with our views. If our tax positions are challenged by the tax authorities or if there are any unforeseen changes in applicable tax laws and interest, if applicable, we could incur additional tax liabilities, which could increase our costs of operations and harm our business, financial condition, results of operations, cash flows or prospects.

The changes in regulatory requirements in banking and other financial systems and currency control requirements restrict our activities, including in relation to the ongoing war in Ukraine.

The banking and other financial systems in Ukraine are underdeveloped and/or under-regulated, and laws relating to banks and bank accounts are subject to varying interpretations and inconsistent application. The national bank and government in Ukraine may restrict or prevent international transfers, or impose foreign exchange controls or other currency restrictions, either as a result of martial law or another legal restriction as a result of the war. This could prevent us from making payments, including paying dividends and third-party suppliers. For example, restrictions applicable in Ukraine to all foreign-owned companies have limited our upstreaming of dividends, which include local banking and capital restrictions that may limit us from making dividend payments and introduced legal restrictions on making certain payments abroad (such as investments, interest and principal payments on loans or financing of any affiliate companies or representative offices offshore). Furthermore, banks have limitations on the amounts of loans that they can provide to single borrowers, which could limit the availability of local currency financing. There can be no assurance that we will be able to obtain approvals under the foregoing restrictions or limitations, or when such restrictions or limitations will be lifted, if at all, which could have a material impact on our business, financial condition, cash flows, results of operations or prospects.

Uncertain banking laws and continued legal restrictions as a result of the war may also limit our ability to attract future investment. Such banking risk cannot be completely eliminated by diversified borrowing and conducting credit analyses. In addition, underdeveloped banking and financial systems are more susceptible to a banking crisis, which would affect the capacity for financial institutions to lend or fulfill their existing obligations, or lead to the bankruptcy or insolvency of the banks from which we receive, or with which we hold, our funds, and could result in the loss of our deposits, the inability to borrow or refinance potential borrowings or otherwise negatively affect our ability to complete banking transactions in these countries. Funds invested in government financial products may also be lost.

New or proposed changes to laws or new interpretations of existing laws may harm our business.

As a telecommunications operator, with digital content, digital health, advertising technology (“AdTech”) and other non-connectivity offerings, we are subject to a variety of national and local laws and regulations. These laws and regulations apply to many aspects of our business. Violations of applicable laws or regulations could damage our reputation or result in regulatory or private actions with substantial penalties or damages, including the revocation of some of our licenses. In addition, any significant changes in such laws or regulations or their interpretation, or the introduction of higher standards, additional obligations or more stringent laws or regulations, including revision in regulations for license and frequency allocation and changes in foreign policy or trade restrictions and regulations (including as a consequence of the ongoing war in Ukraine) could have an adverse impact on our business, financial condition, results of operations, cash flows or prospects.

For example, SIM verification and re-verification initiatives have been proposed, which could result in the loss of some of our customer base. In addition to customer losses, such requirements can result in claims from legitimate customers who are incorrectly blocked, fined, have their license suspended and other liabilities arising from the failure to comply with the requirements. To the extent re-verification and/or new verification requirements are imposed, it could have an adverse impact on our business, financial condition, results of operations and prospects. In addition, we have seen the adoption of data localization and data protection laws that regulate the collection and/or processing of certain personal data through servers located outside of the respective jurisdictions.

In addition, legislation is being implemented to extend data protection laws. For example, Ukraine has been actively working to align its data protection laws with international standards, particularly the EU’s General Data Protection Regulation (“EU GDPR”).

We may not be able to detect and prevent fraud or other misconduct by our employees, joint venture partners, non-controlled subsidiaries, representatives, agents, suppliers, customers or other third parties.

We may be exposed to fraud or other misconduct committed by our employees, joint venture partners, non-controlled subsidiaries, representatives, agents, suppliers, customers or other third parties undertaking actions on our behalf that could subject us to litigation, financial losses and fines, penalties or criminal charges imposed by governmental authorities, and affect our reputation.

Such misconduct may include misappropriating funds, conducting transactions that are outside of authorized limits, engaging in misrepresentation or fraudulent, deceptive or otherwise improper activities, including activities in exchange for personal benefit or gain or activities that otherwise do not comply with applicable laws or our internal policies and procedures.

In addition to any potential legal and financial liability, our reputation may also be adversely impacted by association, action or inaction that is either real or perceived by stakeholders or customers to be inappropriate or unethical. Reputational risk may arise in many different ways, including, but not limited to any real or perceived:

•        failure to act in good faith and in accordance with our values, policies, procedures, and internal standards;

•        failure to comply with applicable laws or regulations or association, real or perceived, with illegal activity;

•        failure in corporate governance, management or systems;

•        association with controversial practices, customers, transactions, projects, countries or governments or other third parties;

•        association with controversial business decisions, including but not limited to those relating to existing or new products, delivery channels, promotions/advertising, acquisitions, representations, sourcing/supply chain relationships, locations or treatment of financial transactions; or

•        association with poor employment or human rights practices.

We regularly review and update our policies and procedures and internal controls, including our corporate compliance program, which are designed to provide reasonable assurance that we and our personnel comply with applicable laws and our internal policies. We have also issued a Business Partner Code of Conduct that we expect our representatives, agents, suppliers and other third parties to follow and conduct risk-based training for our personnel. However, there can be no assurance that such policies, procedures, internal controls and training will, at all times, prevent or detect misconduct and protect us from liability arising from actions of our employees, joint ventures partners, non-controlled subsidiaries, representatives, agents, suppliers, customers or other third parties.

We are subject to anti-corruption laws.

We operate in a country that poses an elevated risk of corruption and is subject to a number of anti-corruption laws, including the FCPA, the Criminal Code of Ukraine and the Law of Ukraine on Prevention of Corruption. An investigation into allegations of non-compliance or a finding of non-compliance with anti-corruption laws or other laws governing the conduct of business may subject us to administrative and other financial costs, reputational damage, criminal or civil penalties or other remedial measures, which could harm our business, financial condition, results of operations, cash flows or prospects. Ukrainian and international anti-corruption laws generally prohibit companies and their intermediaries from promising, offering or giving a financial or other things of value or advantage to someone for the purpose of improperly influencing a matter or obtaining or retaining business or rewarding improper conduct. The FCPA further requires issuers, including foreign issuers with securities registered on a U.S. stock exchange, to maintain accurate books and records and a system of sufficient internal controls. We regularly review and update our policies and procedures and internal controls, as well as our corporate compliance program, to provide reasonable assurance that we and our personnel comply with the applicable anti-corruption laws, although we cannot guarantee that these efforts will be successful.

Our employees, local partners or other parties acting on our behalf or with whom we enter into partnership agreements or similar agreements, or our suppliers, could violate policies and procedures intended to promote compliance with anti-corruption laws or sanctions, regardless of whether we had participated in such acts or had knowledge of such acts at certain levels within our organization. Any of the foregoing could result in criminal prosecution and sanctions, fines, penalties, withdrawal of licenses against us, companies in which we invested and their officers and employees, significant damage to our reputation and negatively affect our competitive advantage and financial position. There can be no assurance that acts of corruption will not occur or be alleged in respect of any of our activities or those of our current or past affiliates.

We maintain a Business Partner Code of Conduct and attempt to obtain assurances from third parties, through contractual and other legal obligations, that they also will comply with anti-corruption laws applicable to them and to us. However, these efforts to secure legal commitments are not always successful. There are inherent limitations to the effectiveness of any policies, procedures and internal controls, including the possibility of human error and the circumvention or overriding of the policies, procedures and internal controls. There can be no assurance that such policies or procedures or internal controls will work effectively at all times or protect us against liability under anti-corruption or other laws for actions taken by our personnel, distributors and other intermediaries with respect to our business or any businesses that we may acquire.

We collect and process sensitive personal data and are therefore subject to evolving data privacy laws and heightened regulatory obligations that may require us to incur substantial costs and implement certain changes to our business practices that may adversely affect our results of operations.

We are subject to various, and at times conflicting, data privacy laws and regulations that apply to the collection, use, storage, disclosure and security of personal data which is generally understood to be any data or information that identifies or may be used to identify an individual, including names and contact information, IP addresses, (e-mail) correspondence, call detail records and browsing history. Ukraine’s current law “On the Protection of Personal Data” establishes a general framework for the protection of personal information. Many countries have additional laws that regulate the processing, retention and use of communications data (including both content and metadata), as well as health data and certain other forms of personal data which have been designated as being particularly sensitive. These laws and regulations are subject to frequent revisions and differing interpretations and are, in certain jurisdictions, becoming more stringent over time.

We are subject to other data protection laws and regulations that establish different categories of information such as state secrets and personal data of our customers, which have different registration and permitted disclosure rules and require different corresponding levels of protection and safeguards. In each case, we are required to implement the appropriate level of data protection measures and cooperate with government authorities with regards to law enforcement disclosures for state secrets and personal data of our customers. In Ukraine, new laws and regulations may be introduced subjecting us to more rigorous and stringent data protection or privacy requirements, which may result in increased compliance costs and business risks or increased risk of liability and exposure to regulatory fines and sanctions. For instance, in Ukraine, draft law “On the Protection of Personal Data” No. 8153, which has already been adopted in the first reading, aligns Ukrainian legislation with EU data privacy laws and increases fines for breaches committed by operators in the personal data sphere. In addition, in the European Union and U.K. respectively, we may be subject to the EU GDPR and to the UK GDPR (the EU GDPR and UK GDPR together referred to as the “GDPR”), which applies extraterritorially to the processing of personal data related to the offering of goods or services to individuals located in the EU and U.K. or the monitoring of their behavior in the EU and U.K., notwithstanding the absence of an establishment therein. To the extent applicable, the GDPR imposes comprehensive data privacy compliance obligations in relation to our collection and use of data relating to an identifiable living individual or “personal data,” including a principle of accountability and the obligation to demonstrate compliance through policies, procedures, training and audit, as well as regulating cross-border transfers of personal data out of the EEA and the U.K.

There are also other laws that restrict cross border data transfers unless certain criteria are met and/or are developing or implementing data localization laws requiring that certain types of data be stored locally. These laws may restrict our flexibility to leverage our data and build new, or consolidate existing, technologies, databases and IT systems, limit our ability to use and share personal data, cause us to incur costs (including those related to storing data in multiple jurisdictions), require us to change our business practices in a manner adverse to our business or conflict with other laws to which we are subject, thereby exposing us to regulatory risk. The stringent cross-border transfer rules in certain jurisdictions may also prohibit us from disclosing data to foreign authorities upon their request, which may generate a scenario where it is not possible for us to comply with both laws. If so, in addition to the possibility of fines, this could result in an order requiring that we change our data practices, which could have an adverse effect on our business and results of operations.

Failure to comply with applicable data protection laws could result in penalties for noncompliance. Since we are subject to the supervision of relevant data protection authorities under multiple legal regimes (including under both the EU GDPR and the UK GDPR), we could be fined under those regimes independently in respect of the same breach. In addition to fines, a breach of applicable data protection laws may result in regulatory investigations, reputational damage, orders to cease/change our data processing activities, enforcement notices, assessment notices (for a compulsory audit) and/or civil claims (including class actions). Furthermore, the laws and regulations regarding data privacy may become more stringent over time. Any failure or perceived failure by us to comply with privacy or security laws, policies, legal obligations or industry standards may result in governmental enforcement actions and investigations, blockage or limitation of our services, fines and penalties. In general, mobile operators are directly liable for actions of third parties to whom they forward personal data for processing. If the third parties we work with violate applicable laws, contractual obligations or suffer a security breach, such violations may also put us in breach of our obligations under privacy laws and regulations and/or could in turn harm our business. In addition, concerns regarding our practices with regard to the collection, use, disclosure or security of personal data or other privacy-related matters could result in negative publicity and have an adverse effect on our reputation. Violation of these data protection laws and regulations may lead to a seizure of our database and equipment, imposition of administrative sanctions (including in the form of fines, suspension of activities or revocation of license) or result in a ban on the processing of personal data, which, in turn, could lead to the inability to provide services to our customers. The occurrence of any of the aforementioned events, individually or in the aggregate, could harm our brand, business, financial condition, results of operations, cash flows or prospects.

We are, and may in the future be, involved in, associated with, or otherwise subject to legal liability in connection with disputes and litigation with regulators, competitors and third parties, which when concluded, could harm our business.

We are party to a number of lawsuits and other legal, regulatory or antitrust proceedings and commercial disputes, the final outcomes of which are uncertain and inherently unpredictable. For example, in 2016, a claim was filed by the Ukraine Tax Authority alleging an additional charge of taxes and penalties resulting from a tax audit on our accounts for the years 2009 to 2014 as a result of our contractual relationship with Private Enterprise Wholesale Company Elbrus (“Elbrus”). The total claim by the tax authority amounts to approximately $33.9 million, and the case is pending in the court of first instance, awaiting the outcome of the criminal case against the ex-CEO of Elbrus. We may also be subject to claims concerning certain third-party products, services or content we provide by virtue of our involvement in marketing, branding, broadcasting or providing access to them, even if we do not ourselves host, operate, provide, or provide access to, these products, services or content. In addition, we currently host and provide a wide variety of services and products that enable users to engage in various online activities. The law relating to the liability of providers of these online services and products for the activities of their users is still unsettled in some jurisdictions. Claims may be threatened or brought against us for defamation, negligence, breaches of contract, copyright or trademark infringement, unfair competition, tort, including personal injury, fraud or other grounds based on the nature and content of information that we use and store. In addition, we may be subject to domestic or international actions alleging that certain content we have generated, user-generated content or third-party content that we have made available within our services violates applicable law.

Any such disputes or legal proceedings, whether with or without merit, could be expensive and time consuming, and could divert the attention of our senior management. Any adverse outcome in these or other proceedings, including any that may be asserted in the future, could harm our reputation and have an adverse impact on our business, financial condition, results of operations, cash flows or prospects. We cannot assure you what the ultimate outcome of any particular dispute or legal proceeding will be. For more information on current disputes, see Note 7 — Provisions and Contingent Liabilities to our audited combined financial statements included elsewhere in this prospectus.

Our licenses are granted for specific periods and may be suspended, revoked or we may be unable to extend or replace these licenses upon expiration and we may be fined or penalized for alleged violations of law, regulations or license terms.

The success of our operations is dependent on the maintenance of our licenses to provide telecommunications services in the jurisdictions in which we operate. Most of our licenses are granted for specified terms, and there can be no assurance that any license will be renewed upon expiration. Some of our licenses will expire in the near term. For more information about our licenses, including their expiration dates, see “Business — Regulatory — Licenses.” These licenses and the frameworks governing their renewals are subject to ongoing review by the relevant regulatory authorities. If renewed, our licenses may contain additional obligations, including payment obligations (which may involve a substantial renewal or extension fee), or may cover reduced service areas or scope of service. Furthermore, the government may hold auctions (including auctions of spectrum for the 4G/LTE or more advanced services, such as 5G) in the future. If we are unable to maintain or obtain licenses for the provision of telecommunications services or more advanced services, or if our licenses are not renewed or are renewed on less favorable terms, our business and results of operations could be materially harmed. We are required to meet certain terms and conditions under our licenses (such as nationwide coverage, quality of service parameters and capital expenditure, including network build-out requirements), including meeting certain conditions established by the legislation regulating the communications industry. From time to time, we may be in breach of such terms and conditions. If we fail to comply with the conditions of our licenses or with the requirements established by the legislation regulating the communications industry, or if we do not obtain or comply with permits for the operation of our equipment, use of frequencies or additional licenses for broadcasting directly or through agreements with broadcasting companies, the applicable regulator could decide to levy fines, suspend, terminate or refuse to renew the license or permit. Such regulatory actions could adversely impact our ability to continue operating our business in the current or planned manner or to carry out divestitures in the relevant jurisdictions.

The occurrence of any of these events could materially harm our ability to build out our networks in accordance with our plans, our ability to retain and attract customers, our reputation and our business, financial condition, results of operations, cash flows or prospects. For a discussion of the risks related to operating in frontier markets, see “Risks Related to our Market — Investing in frontier markets, where our operations are located, is subject to greater risks than investing in more developed markets.”

It may not be possible for us to procure in a timely manner, or at all, the permissions and registrations required for our base stations.

Our mobile network is supported by numerous base station transmission systems. Given the multitude of regulations that govern such equipment and the various permits required to operate our base stations, it is frequently not possible for us to procure in a timely manner, or at all, the permissions and registrations required for our base stations, including construction permits and registration of our title to land plots underlying our base stations, or to amend or maintain the permissions in a timely manner when it is necessary to change the location or technical specifications of our base stations. For a discussion of the risks associated with the export controls that could impact our ability to update and maintain our equipment and infrastructure, see “Risks Related to our Operations — We depend on third parties for certain services and equipment, infrastructure and other products important to our business.” As a result, there could be a number of base stations or other communications facilities and other aspects of our networks for which we are awaiting final permission to operate for indeterminate periods.

We also regularly receive notices from regulatory authorities warning us that we are not in compliance with aspects of our licenses and permits and requiring us to cure the violations within a certain time period. In the past, we have closed base stations in order to comply with regulations and notices from regulatory authorities. Any failure by our company to cure such violations could result in the applicable license being suspended and subsequently revoked through court action. Although we look to take all necessary steps to comply with any license violations within the stated time periods, including by switching off base stations that do not have all necessary permits until such permits are obtained, we cannot assure you that our licenses or permits will not be suspended or revoked in the future.

If we are found to operate telecommunications equipment without an applicable license or permit, we could experience a significant disruption in our service or network operation, which could harm our business, financial condition, results of operations, cash flows or prospects.

General Risk Factors Related to Kyivstar

Our business may be adversely impacted by work stoppages and other labor matters, including mobilization.

Although we consider our relations with our employees to be generally good, there can be no assurance that our operations will not be impacted by unionization efforts, strikes or other types of labor disputes or disruptions. For instance, employee dissatisfaction or labor disputes could result from the implementation of cost savings initiatives or redundancies in our offices. We could also experience strikes or other labor disputes or disruptions in connection with social unrest or political events. For a discussion of our employees represented by works councils, unions or collective bargaining agreements, see “Business — Employees.”

Work stoppages could also occur due to natural disasters, civil unrest (including potential dissatisfaction with regards to our response to the ongoing war in Ukraine) or security breaches/threats, which would make access to work places and management of our systems difficult and may mean that we are not able to timely or cost effectively meet the demands of our customers. Furthermore, work stoppages or slow-downs experienced by our customers or suppliers could result in lower demand for our services and products. In the event that we, or one or more of our customers or suppliers, experience a labor dispute or disruption, it could result in increased costs, negative media attention and political controversy, which could harm our business, financial condition, results of operations, cash flows or prospects.

Further, we may experience work perturbation and deficiencies due to loss of key personnel to mobilization efforts in connection with the war and migration outside of Ukraine, which may affect the quality of service delivery and timeliness of service restoration in connection with our Ukrainian operations. The war in Ukraine poses security risks to our people, our facilities, our operations and infrastructure, such as utilities and network services, and the disruption of any or all of them could significantly affect our business, financial conditions and results of operations.

Since February 24, 2022, the Ukrainian government has declared and repeatedly extended martial law, which also includes the mobilization of citizens for military or other defense-related service. This ongoing mobilization may require certain employees, including key employees, to leave their positions on short notice. See “Risks Related to our Operations — If we are unable to retain or motivate key personnel, hire qualified personnel, or implement our strategic goals or corporate culture through our personnel, we may not be able to maintain our competitive position or to implement our business strategy.” Even the potential for mobilization can prompt employees to relocate, resign or seek alternative arrangements. For example, as of December 31, 2024, 5% of our employees had been drafted to the army. We make effort to maintain a balance between the necessity of mobilizing individuals into the Ukrainian army and ensuring the stability of our operations. In particular, we partially reserve key employees whose work is critically important to the company. However, we cannot exclude the risk of a larger number of company employees being mobilized at the request of the military office of Ukraine.

While we have developed and, in some cases, implemented additional contingency plans to relocate work and/or personnel to other geographies and add new locations, as appropriate, our crisis management procedures, business continuity plans and disaster recovery capabilities may not be effective at preventing or mitigating the effects of a prolonged war.

Adoption of new accounting standards and regulatory reviews could affect reported results and financial position.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Accounting standard-setting bodies, including the International Accounting Standards Board, may change accounting regulations that govern the preparation and presentation of our financial statements, and those who interpret the accounting standards, including the U.S. Securities and Exchange Commission (the “SEC”) may amend or even reverse their previous interpretations or positions on how various accounting standards should be applied. Those changes may be difficult to predict and could have a significant impact on the way we account for certain operations and present our financial position and operating income. In some instances, a modified standard or interpretation thereof, an outcome from a unfavorable regulatory review relating to our financial reporting or new requirement may have to be implemented with retrospective effect, which requires us to restate or make other changes to our previously issued financial statements and other financial information issued and such circumstances may involve the identification of one or more significant deficiencies or material weaknesses in our internal control over financial reporting, or may otherwise impact how we prepare and report our financial statements, and may impact future financial covenants in our financing documents. For more information on the impact of IFRS on our audited combined financial statements and on the implementation of new standards and interpretations issued, see Note 19 — Significant Accounting Policies to our audited combined financial statements included elsewhere in this prospectus.

Risks Related to our Relationship with VEON

We are dependent on VEON for certain aspects of our business.

We are dependent on VEON for certain services and assets owned by VEON (see “Kyivstar Relationships and Related Party Transactions — General Services Agreement”), particularly with respect to the network infrastructure we utilize which is owned and operated by VEON’s subsidiary, UTC. In the event that we are unable to secure required services from UTC, we would need to seek these services from alternative sources, which may not be feasible at a similar quality, on less favorable contractual terms or at all. If we fail to continue to receive interconnection, roaming and access to network services or are unable to secure alternative services on terms that are as favorable, or at all, this could lead to disruptions in our operations and could have a material adverse effect on our business and results of operations. Any disruption of critical infrastructure may affect our services, and, if such disruption occurs, we will have limited control over the recovery process, which will be handled by VEON. In addition, any changes or alterations to the services or equipment provided to us by VEON may require VEON’s involvement, which may limit our flexibility to innovate or delay implementation of such changes or alterations.

In addition, we are dependent on VEON as a potential source of funding, and our ability to obtain additional capital, if needed, is dependent on their financial support. Kyivstar Group Ltd. may also be dependent on VEON for any potential funding needs in order to cover certain expenses, such as any expenses incurred as a result of being a public company, including as a result of continued restrictions on upstreaming of dividends. See “— Risks Related to the Business and Industry of Kyivstar — Risks Related to the War in Ukraine — We may face the risk of nationalization or confiscation of our operations and assets.”

Furthermore, we could be materially and adversely impacted if VEON were to experience significant business challenges, disruptions or failures due to financial difficulties or bankruptcy, regulatory or quality compliance issues, or other legal or reputational issues. VEON’s strong brand recognition is connected with our brand. However, because of our affiliation, any event or publicity that adversely affects the business, reputation or brand, including litigation, regulatory or other matters, of VEON or any of its affiliates, could also have an adverse impact on our brand and reputation, even if such event or publicity is not directly associated with our company or our products and services. See “— Risks Related to the War in Ukraine — We have suffered reputational harm as a result of the ongoing war in Ukraine.”

In addition, transactions with entities in which related parties hold ownership interests, such as any transactions with VEON, present potential for conflicts of interest, as the interests of these entities and their shareholders may not align with our interests and those of future unaffiliated shareholders with respect to the negotiation of, and certain other matters related to, our purchases from and other transactions with such entities. Even if both parties seek to transact business on terms intended to approximate those that could have been achieved among unaffiliated parties, this may not succeed in practice. Furthermore, we may not be able to resolve any potential conflicts, and even if we do so, the resolution may be less favorable than we may have otherwise achieved in the absence of a controlling shareholder. See also, “— VEON may have the ability to exert significant influence in matters requiring a shareholder vote and could delay, deter or prevent a change in control of Kyivstar Group Ltd.”

VEON may have the ability to exert significant influence in matters requiring a shareholder vote and could delay, deter or prevent a change in control of Kyivstar Group Ltd.

VEON will beneficially own approximately 84.4% of our issued and outstanding Common Shares after this offering (excluding the option granted to the underwriters to purchase additional Common Shares) and will exercise majority voting control of Kyivstar Group Ltd., which may limit the ability of other shareholders to influence corporate matters and could delay or prevent a change in corporate control.

VEON may have the ability to exercise control in determining the outcome of corporate transactions or other matters, including (i) making amendments to our business that are put to a shareholder vote; (ii) certain issuances of additional common shares or raising any other equity or debt financings; (iii) election of directors; and (iv) any merger, consolidation or significant corporate transactions. The interests of VEON may not always be aligned with our interests or the interests of our other shareholders. VEON may from time to time make strategic decisions that it believes are in the best interests of its business as a whole, and these decisions may be different from the decisions that we would have made on our own. Furthermore, VEON’s decisions with respect to us or our business may be resolved in ways that favor VEON and, therefore, VEON’s own shareholders, which may not be in our best interests or the best interest of our other shareholders.

In addition, this concentration of ownership may harm the value of Kyivstar Group Ltd. Common Shares by, among other things, delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination or causing us to enter into transactions or agreements that are not in the best interests of all of our shareholders.

Risks Related to this Offering, Ownership of Our Common Shares and to Being a Public Company

Various factors may limit our ability to declare and pay dividends.

Our ability to declare and pay dividends is subject to the discretion of our board of directors (the “Kyivstar Group Ltd. Board”). Various factors may cause the Kyivstar Group Ltd. Board to determine not to pay dividends, including our financial condition and prospects, earnings, shareholders equity and free cash flow, the movement of the U.S. dollar against the Ukrainian hryvnia, our leverage, capital requirements, contractual and currency restrictions, the broader global economic outlook, legal proceedings and other such factors as the Kyivstar Group Ltd. Board may consider relevant.

Our payment of dividends is also subject to prohibitions, restrictions and currency controls. For example, restrictions applicable in Ukraine to all foreign-owned companies have limited our upstreaming of dividends, which include local banking and capital restrictions and legal restrictions on making certain payments abroad, such as investments, interest and principal payments on loans or financing of any affiliate companies or representative offices offshore. See “— Risks Related to the Business and Industry of Kyivstar — Risks Related to our Liquidity and Capital — Our indebtedness and debt service obligations could decrease our cash flow, which could adversely affect our business and financial condition.”

Because we do not expect to pay any dividends on our Common Shares for the foreseeable future, your ability to achieve a return on your investment will depend on the appreciation in the price of our Common Shares.

You should not rely on an investment in our Common Shares to provide dividend income. We do not anticipate paying any cash dividends to our shareholders in the foreseeable future. Our ability to pay cash dividends is subject to various factors and is currently limited by restrictions applicable in Ukraine to all foreign-owned companies. See “— Various factors may limit our ability to the declare and pay dividends.” There can be no assurances of when or if these restrictions, or any applicable sanctions laws, will end, if at all. Accordingly, you must rely on sales of your Common Shares after price appreciation, which may never occur, as the only way to realize any return on your investment.

The market price and trading volume of our Common Shares may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.

If you purchase Common Shares in this offering, you may not be able to resell those shares at or above the public offering price. The trading price of our Common Shares may be volatile, and you may lose all or part of your investment. The U.S. stock market recently has experienced high volatility, which often has been unrelated or disproportionate to the operating performance of particular companies. The market price of our Common Shares may be volatile and subject to wide fluctuations in response to a wide variety of factors, including the following:

•        Our operating and financial performance and prospects;

•        Our quarterly or annual earnings, or those of other companies in its industry compared to market expectations;

•        International sanctions or trade restrictions imposed on us or our shareholders;

•        The ongoing war in Ukraine and general geopolitical instability in Ukraine;

•        Conditions that impact demand for our products and/or services;

•        Future announcements concerning our business, its customers’ businesses, or its competitors’ businesses;

•        The public’s reaction to our press releases or other public announcements and filings with the SEC;

•        The market’s reaction to our reduced disclosure and other requirements as a result of being an “emerging growth company” under the JOBS Act;

•        The size of our public float;

•        The timing and/or amount of our Common Shares to be sold by VEON or any of our other shareholders;

•        The control of VEON over the Company;

•        Coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•        Market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•        Strategic actions by us or our competitors, such as acquisitions or restructurings;

•        Changes in laws or regulations that adversely affect our industry or the Company;

•        Privacy and data protection laws, privacy or data breaches, or the loss of data;

•        Changes in accounting standards, policies, guidance, interpretations or principles;

•        Changes in senior management or key personnel;

•        Issuances, exchanges or sales, or expected issuances, exchanges or sales of our Common Shares;

•        Changes in our dividend policy;

•        Adverse resolution of new or pending litigation against us;

•        Changes in general market, economic and political conditions in Ukraine, the United States and other global economies or financial markets, including those resulting from inflation, natural disasters, terrorist attacks, acts of war and responses to such events; and

•        General macroeconomic conditions and interest rate levels.

These broad market and industry factors may materially reduce the market price of our Common Shares, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our Common Shares is low. As a result, you may suffer a loss on your investment.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we were involved in any similar litigation, we could incur substantial costs and our management’s attention and resources could be diverted.

Our share price may be exposed to additional risks because our business became a public company through a “de-SPAC” transaction. There has been increased focus by government agencies on such transactions, and we expect that increased focus to continue, and we may be subject to increased scrutiny by the SEC and other government agencies as a result, which could adversely affect the price of our Common Shares.

A market for our Common Shares may not develop, which could adversely affect the liquidity and price of our securities.

The price of our securities may fluctuate significantly due to the market’s reaction to general market and economic conditions. An active trading market for our securities may never develop or, if developed, may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are delisted from Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if they were quoted or listed on the Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

We may incur significant expenses or struggle to execute our business and growth strategies if we become subject to any securities litigation, shareholder activism, regulatory actions or other compliance issues.

In the past, following periods of market volatility, shareholders have instituted securities class action litigation. Shareholder activism, which could take many forms or arise in a variety of situations, as well as the frequency of lawsuits against SPAC sponsors, has been increasing recently, especially in the context of “de-SPAC transactions.” Volatility in the share price of our securities or other reasons may in the future cause us to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert our management’s attention and resources from our business.

Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to our future, adversely affect our relationships with customers and make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, the price of our securities could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism. Furthermore, we and our subsidiaries have been and will continue to be subject to a number of regulations due to the nature of our business operations and our jurisdiction. We and our subsidiaries may be subject to regulatory actions, including the potential assessment of penalties, to the extent JSC Kyivstar and VEON have not historically complied, or we or our subsidiaries in the future do not comply, with one or more regulatory requirements to which we or our subsidiaries may have been, or may in the future be, subject. To the extent we or one of our subsidiaries is required to pay any fees or penalties as a result of noncompliance with regulatory requirements, the impact of such payment may have an adverse effect on our business, financial condition or results of operations.

The only principal asset of Kyivstar Group Ltd. is its interest in JSC Kyivstar.

Kyivstar Group Ltd. is a holding company and has no material assets other than its interests in JSC Kyivstar and its subsidiaries and accordingly, absent external funding, Kyivstar Group Ltd. will depend on distributions from JSC Kyivstar to pay its debts and other obligations. Kyivstar Group Ltd. is not expected to have independent means of generating revenue or cash flow, and its ability to pay taxes and operating expenses, as well as dividends in the future, if any, will be dependent upon the financial results and cash flows of JSC Kyivstar. There can be no assurance that JSC Kyivstar will generate sufficient cash flow to distribute funds to Kyivstar Group Ltd., or that contractual restrictions, applicable law or regulations will allow for such distributions. For example, restrictions applicable in Ukraine to all foreign-owned companies have already led to restrictions on the upstreaming of dividends from JSC Kyivstar to VEON. See also, “— Risks Related to our Relationship with VEON — We are dependent on VEON for certain aspects of our business” and “— Risks Related to the Business and Industry of Kyivstar — We have experienced, and may continue to experience, disruptions to our business, financial conditions and results of operation as a result of the war, including due to increased operating costs and damage to network infrastructure and assets.”

JSC Kyivstar may enter into additional financing or other agreements in the future that may restrict the distribution of dividends or other payments to shareholders. If JSC Kyivstar does not distribute sufficient funds to Kyivstar Group Ltd. to pay its taxes or operating expenses, Kyivstar Group Ltd. may default on contractual obligations or have to borrow additional funds. Kyivstar Group Ltd.’s ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. In the event that Kyivstar Group Ltd. is required to borrow additional funds, it could adversely affect Kyivstar Group Ltd.’s liquidity and subject it to additional restrictions imposed by lenders.

The issuance of additional Common Shares or other debt or equity securities by the Company, or the possibility of future sales of such securities by the Company, could make it difficult for another company to acquire us, may dilute your ownership of the Company and could adversely affect the price of our Common Shares.

In the future, the Company may obtain financing to further increase its capital resources and may issue additional Common Shares and/or offer debt or other equity securities, including senior or subordinated notes, debt securities convertible into or exchangeable for Common Shares, and/or preferred shares. We cannot assure you that we will be able to sell Common Shares or other securities in any future offering at a price per share that is equal to or greater than the price per Common Share paid by investors in this offering, and we may sell such securities at a price per share that is less than the price paid by investors in this offering. The price per share at which we sell additional Common Shares, or securities convertible into or exchangeable for Common Shares, in future transactions may be higher or lower than the price per Common Share paid by investors in this offering, and investors purchasing Common Shares or other securities in the future could have rights superior to existing shareholders. Issuing additional Kyivstar Group Ltd. Common Shares, other equity securities and/or securities convertible into equity may dilute the economic and voting rights of our existing shareholders, reduce the market price of our issued and outstanding Common Shares or both, following this offering. The Company’s decision to issue securities in any future offering will depend on, among other things, market conditions and other factors, some of which may be beyond its control, which may adversely affect the amount, timing or nature of its future offerings. As a result, holders of our Common Shares bear the risk that the Company’s future offerings, exercise of Kyivstar Group Ltd. Warrants and exercise of any options under any stock option plans may reduce the market price of our Common Shares and dilute their percentage ownership. See the section entitled “Description of Securities.”

Future resales of Kyivstar Group Ltd. Common Shares may cause the market price of our Common Shares to drop significantly, even if our business is doing well.

In connection with this offering, the Selling Shareholders will sell 12,500,000 Common Shares under this prospectus, which represents approximately 5.42% of our total issued and outstanding Common Shares as of the date of this prospectus. In addition, certain shareholders can sell, pursuant to a separate resale prospectus filed by the Company on December 18, 2025, up to 6,768,098 Kyivstar Group Ltd. Common Shares, constituting approximately 3% of our total issued and outstanding Common Shares as of the date of this prospectus. Sales of a substantial number of our Common Shares in the public market by any of our shareholders, or the perception that those sales might occur, could increase the volatility of and/or depress the market price of our Common Shares, and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Common Shares.

Despite such a decline in the public trading price, certain Selling Securityholders may still experience a positive rate of return on our Common Shares due to the lower price at which they acquired the Common Shares compared to other public investors, and may be incentivized to sell the Common Shares when others are not. For example, the Sponsors had acquired the Cohen Circle Class A Ordinary Shares and Cohen Circle Class B Ordinary Shares that were exchanged for Kyivstar Group Ltd. Common Shares in connection with the consummation of the Business Combination for an aggregate of $25,000, significantly less than the aggregate market value of the Kyivstar Group Ltd. Common Shares based on their closing price referenced on the cover page of this prospectus and therefore representing a significant potential profit to the holders of such Kyivstar Group Ltd. Common Shares. Public investors may not experience a similar rate of return on the Common Shares they purchase due to differences in the purchase prices that they paid and the current trading price.

Our shareholders may also sell large amounts of our Common Shares in the open market or in privately negotiated transactions pursuant to Rule 144 under the Securities Act, if available. Any future resale by our shareholders could have the effect of increasing the volatility in the price of our Common Shares or putting significant downward pressure on the price of our Common Shares.

We, all of our directors and executive officers and the Selling Shareholders (each, a “Lock-Up Party”) have also agreed with the underwriters, subject to certain limited exceptions, during the period beginning on the date of the final prospectus related to this offering until the date that is 60 days after the date of the final prospectus related to this offering (the “Lock-Up Period”), not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of any Common Shares or any options or warrants to purchase Common Shares, or any securities convertible into, exchangeable for or that represent the right to receive Common Shares, except under certain limited circumstances or with the prior written consent of the underwriters.

When the Lock-Up Period for the Lock-Up Parties expire, the Lock-up Parties could sell Common Shares in the public market, which could cause our share price to fall. The underwriters may, in their discretion, permit the persons who are subject to these lock-up agreements to sell our equity securities prior to the expiration of the lock-up agreements. See the section titled “Underwriting” for a description of the lock-up agreement with the underwriters of this offering. Sales of a substantial number of such equity securities upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these agreements, could cause the market price of our Common Shares to fall or make it more difficult for you to sell your Common Shares at a time and price that you deem appropriate.

We, as a “controlled company” within the meaning of the rules of the Nasdaq, qualify for certain exemptions from Nasdaq corporate governance requirements.

A “controlled company” within the meaning of the rules of the is a company of which more than 50% of the voting power is held by an individual, group or another company. As a result of VEON’s majority beneficial ownership and voting power, which would give it the ability to control the outcome of certain matters submitted to our shareholders for approval, including the appointment or removal of directors (subject to certain limitations described elsewhere in this prospectus), we qualify as a “controlled company” within the meaning of Nasdaq’s corporate governance standards. Therefore, we have the option not to comply with certain requirements to which companies that are not controlled companies are subject, including the requirement that a majority of our board of directors shall consist of independent directors and the requirement that our nomination committee and remuneration committee shall be composed entirely of independent directors. We intend to take advantage of certain of the exemptions from the Nasdaq corporate governance standards available to controlled companies, and therefore our shareholders may not have the same protection afforded to them as shareholders of companies that are subject to these corporate governance requirements. See “Management.”

The reduced public company reporting requirements applicable to “emerging growth companies” may make our Common Shares less attractive to investors.

We qualify as an “emerging growth company,” as defined in the JOBS Act. While we remain an emerging growth company, we are permitted to and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include: (i) an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, (iii) reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, registration statements and proxy statements, and (iv) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, the information we provide will be different than the information that is available with respect to other public companies that are not emerging growth companies.

We cannot predict whether investors will find our Common Shares less attractive if we rely on these exemptions. If some investors find our Common Shares less attractive as a result, there may be a less active trading market for our Common Shares. The market price of our Common Shares may be more volatile.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (1) following the fifth anniversary of the consummation of the Business Combination, (2) in which the Company has total annual gross revenue of at least $1.235 billion, or (3) in which the Company is deemed to be a large accelerated filer, which means the market value of our Common Shares that is held by non-affiliates equaled or exceeded $700 million as of the end of that year’s second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Certain individuals on our management team have limited experience in operating a public company.

Certain of our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under U.S. federal securities laws. Limited experience in dealing with the increasingly complex laws pertaining to public companies could be a disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the business. We may not have enough adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

We will incur increased costs and obligations as a result of being a public company.

As a privately held business, JSC Kyivstar has not been required to comply with certain corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, we will incur significant legal, accounting and other expenses that JSC Kyivstar was not required to incur in the recent past. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act, the JOBS Act, and the rules and regulations of the SEC and national securities exchanges have created uncertainty for public companies and increased the costs and the time that Kyivstar Group Ltd.’s Board and management must devote to complying with these rules and regulations. Our management expects these rules and regulations to increase its legal and financial compliance costs and lead to a diversion of management time and attention from revenue generating activities.

Furthermore, the need to establish and further develop the corporate infrastructure demanded of a public company may divert management’s attention from its focus on our business strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.

Claims of U.S. civil liabilities may not be enforceable against VEON Amsterdam, its board of directors, senior management and controlling persons.

VEON Amsterdam is incorporated under Dutch law. The majority of VEON Amsterdam’s management and board of directors reside outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce judgments obtained in U.S. courts against them or us, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws.

If we are unable to maintain an effective system of internal controls and compliance, its business and reputation could be adversely affected.

While we manage regulatory compliance by monitoring and evaluating our internal controls to ensure that we are in compliance with all relevant statutory and regulatory requirements, there can be no assurance that deficiencies in our internal controls and compliances will not arise, or that we will be able to implement, and continue to maintain, adequate measures to rectify or mitigate any such deficiencies in our internal controls, in a timely manner or at all. There are inherent limitations to the effectiveness of any system of controls and procedures, including the possibility of human error, the circumvention or overriding of the controls and procedures and reasonable resource constraints. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the company’s policies and procedures may deteriorate. As we continue to grow, there can be no assurance that there will be no instances of non-compliance with statutory requirements, which may subject us to regulatory action, including monetary penalties, which may adversely affect our business and reputation.

Our failure to timely and effectively implement appropriate controls and procedures could have a material adverse effect on our business, financial condition, results of operations, cash flow and prospects.

Section 404 of the Sarbanes-Oxley Act will require that we evaluate the effectiveness of our internal control over financial reporting as of the end of each fiscal year, including a management report assessing the effectiveness of our internal control over financial reporting beginning with its annual report for the year ending December 31, 2026. Additionally, once we cease to be an emerging growth company, our independent registered accounting firm will also be required to attest to the effectiveness of our internal controls over financial reporting in each annual report on Form 20-F to be filed with the SEC. We may in the future identify material weaknesses or significant deficiencies that we may be unable to remedy before the requisite deadline for those reports. Our ability to comply with the annual internal control reporting requirements will depend on the effectiveness of our financial reporting and data systems and controls across our company. We expect these systems and controls to involve significant expenditures and to become increasingly complex as our business grows. To effectively manage this complexity, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. Any weaknesses or deficiencies or any failure to implement required new or improved controls, or difficulties encountered in the implementation or operation of these controls, could harm our operating results and cause us to fail to meet our financial reporting obligations or result in material misstatements in our financial statements, which could adversely affect our business and reduce our share price.

As a “foreign private issuer” under the rules and regulations of the SEC, we are permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules and are permitted to follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

We are considered a “foreign private issuer” as such term is defined in Rule 405 under the Securities Act, and therefore, not required to comply with all the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. The rules governing the information that foreign private issuers are required to disclose differ from those governing U.S. corporations pursuant to the Exchange Act. We are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four business days of their occurrence. In addition, we are exempt from the SEC’s proxy rules and proxy statements that we distribute are not subject to review by the SEC and Section 16 of the Exchange Act regarding sales of shares by insiders. We are also not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Kyivstar Group Ltd.’s securities.

In addition, as a “foreign private issuer,” we are permitted to follow certain home country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its annual reports on Form 20-F filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. We intend to follow home country practice in lieu of the following Nasdaq requirements: (i) Nasdaq Rule 5605(b)(2), which requires that independent directors regularly meet in executive session, where only independent directors are present; (ii) Nasdaq Rule 5635(c), which requires shareholder approval for the establishment of or any material amendments to equity compensation or purchase plans or other equity compensation arrangements and (iii) Nasdaq Rule 5635(d), which requires shareholder approval in order to enter into any transaction, other than a public offering, involving the sale, issuance or potential issuance by a company of common shares (or securities convertible into or exercisable for common shares) equal to 20% or more of the outstanding share capital of the company or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the common shares. We cannot give any assurances that we will follow these or other Nasdaq corporate governance requirements in the future and may therefore in the future rely on additional available Nasdaq exemptions that would allow us to follow our home country practice. Unlike the requirements of Nasdaq, we are not required, under the corporate governance practice and requirements in Bermuda, to have its board consist of a majority of independent directors, nor are we required to have a remuneration committee or a nomination or governance committee consisting entirely of independent directors, or have regularly scheduled executive sessions with only independent directors each year. If we decide to follow some or all of these home country practices, such home country practices may afford less protection to holders of Kyivstar Group Ltd.’s securities. For additional information, see the section of this prospectus entitled “Management — Foreign Private Issuer Exemption.”

The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We could cease to be considered a “foreign private issuer” under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we were to lose our status as a foreign private issuer in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States. In the event that we lose our foreign private issuer status, the regulatory and compliance costs to under U.S. securities laws as a U.S. domestic issuer may be significantly higher than costs incurred as a foreign private issuer and our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

If securities or industry analysts do not publish research or reports about our business or publish negative reports, the market price of our Common Shares could decline.

The trading market for Kyivstar Group Ltd. Common Shares will be influenced by the research and reports that industry or securities analysts publish about the Company or our business. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of the Company, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover the Company change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover the Company ceases covering the Company or fails to regularly publish reports on the Company, it could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline. If one or more of the analysts who cover the Company downgrades Kyivstar Group Ltd. Common Shares or if our reporting results do not meet their expectations, the market price of Kyivstar Group Ltd. Common Shares could decline. Moreover, the market price of our Common Shares may decline as a result of the Business Combination if we do not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial analysts, or the effect of the Business Combination on our financial results is not consistent with the expectations of financial analysts. Accordingly, holders of our Common Shares may experience a loss as a result of a decline in the market price of our Common Shares. In addition, a decline in the market price of our Common Shares following the consummation of the Business Combination could adversely affect our ability to issue additional securities and to obtain additional financing in the future.

There can be no assurance that we will not be a passive foreign investment company for U.S. federal income tax purposes, which could result in adverse U.S. federal income tax consequences to U.S. investors.

We would be classified as a PFIC for any taxable year if, after the application of certain look-through rules, either: (i) 75% or more of our gross income for such year is “passive income” (as defined in the relevant provisions of the Internal Revenue Code of 1986, as amended), or (ii) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For these purposes, cash and other assets that do or could generate passive income are categorized as passive assets, and the value of company’s goodwill and other unrecorded intangible assets is generally taken into account. Passive income generally includes, among other things, rents, dividends, interest, royalties, gains from the disposition of passive assets and gains from commodities and securities transactions. For purposes of this test, we will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation of which we own, directly or indirectly, at least 25% (by value) of the shares. Based on the expected composition of Kyivstar Group Ltd.’s gross assets and income and the manner in which Kyivstar Group Ltd. expects to operate its business in future years, Kyivstar Group Ltd. does not expect to be classified as a PFIC for U.S. federal income tax purposes for Kyivstar Group Ltd.’s current taxable year or in the foreseeable future. However, this is a factual determination that must be made annually after the close of each taxable year. Moreover, the value of our assets for purposes of the PFIC determination may be determined by reference to the public price of our Ordinary Shares and the future price, which could fluctuate significantly. Accordingly, it is possible that the Internal Revenue Service may take a contrary position with respect to our determination, and therefore, there can be no assurance that we will not be classified as a PFIC for the current taxable year or in the future. Certain adverse U.S. federal income tax consequences could apply to a United States investor if we are treated as a PFIC for any taxable year during which such investor holds our Ordinary Shares. United States investors should consult their tax advisors about the potential application of the PFIC rules to their investment in our Ordinary Shares. See “Taxation — Material U.S. Federal Income Tax Considerations for U.S. Holders — Passive Foreign Investment Company Rules.”

Use of Proceeds

We are filing the registration statement of which this prospectus is a part to permit the Selling Shareholders included in the section entitled “Principal and Selling Shareholders” to resell Common Shares. The Selling Shareholders will receive all of the net proceeds from the sale of Common Shares in this offering. Although VEON Amsterdam is deemed to be an “underwriter” within the meaning of the Securities Act, with respect to the Common Shares being offered by it pursuant to this prospectus, and the offering is deemed to be a primary offering by us, we are not selling any Common Shares under this prospectus and will not receive any proceeds from the sale of Common Shares by the Selling Shareholders or if the underwriters exercise their option to purchase additional Common Shares.

We will pay certain expenses associated in connection with this offering, as described in the section titled “Underwriting.”

Dividend Policy

We have not paid any cash dividends on our Common Shares to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the Kyivstar Group Ltd. Board. It is currently not expected that the Kyivstar Group Ltd. Board will declare any dividends in the foreseeable future. Further, our ability to declare dividends may be limited by the terms of financing or other agreements entered into by us or our subsidiaries from time to time.

We have not identified a paying agent in relation to any payment of cash dividends.

Capitalization

The following table sets forth our capitalization as of September 30, 2025. We will not receive any proceeds from the sale of Common Shares in this offering. The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results do not necessarily indicate our expected results for any future periods.

As of September 30, 2025
Actual
(US$ in millions)
Cash and cash equivalents	472
Indebtedness
Warrants	31
Put option liability	2
Bonds	37
Interest accrued on bonds	2
Lease liabilities	353
Other financial liabilities	21
Loan Note Payable – VEON Amsterdam B.V.	56
Total indebtedness(1)	502

Shareholders’ equity/(deficit)
Net investment attributable to equity owners of the parent	—
Issued Capital	2
Capital surplus	2,400
Other capital reserves	19
Retained earnings	875
Foreign currency translation	(2,060)
Total shareholders’ equity/(deficit)	1,236
Total capitalization(2)	1,236

____________

(1)      Total indebtedness reflects outstanding debt and derivatives liabilities. Provisions, deferred tax liabilities, other liabilities, trade and other payables and current income tax payables are not included.

(2)      As of the date of this prospectus, there have been no material changes in our capitalization from that set forth as the pro forma capitalization in the table above.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The unaudited pro forma condensed combined financial information of Kyivstar Group Ltd. has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and presents the combination of the historical financial information of VEON Holdings and Cohen Circle adjusted to give effect to the Business Combination.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2025 combines (i) the historical unaudited combined statement of financial position of VEON Holdings as of June 30, 2025, with (ii) the historical unaudited balance sheet of Cohen Circle as of June 30, 2025 and with (iii) the historical unaudited statement of financial position of Kyivstar Group Ltd. as of June 30, 2025 on a pro forma basis as if the Business Combination and other events, summarized below, had been consummated as of June 30, 2025.

The unaudited pro forma condensed combined income statement for the six-month period ended June 30, 2025 combines (i) the historical unaudited combined income statement of VEON Holdings for the six-month period ended June 30, 2025, with (ii) the historical unaudited statement of operations of Cohen Circle for the six-month period ended June 30, 2025 on a pro forma basis as if the Business Combination had occurred on January 1, 2024.

The unaudited pro forma condensed combined income statement for the year ended December 31, 2024 combines (i) the historical audited combined income statement of VEON Holdings for the year ended December 31, 2024, with (ii) the historical audited statement of operations of Cohen Circle for the year ended December 31, 2024 on a pro forma basis as if the Business Combination had occurred on January 1, 2024.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this prospectus:

•        VEON Holdings’ unaudited combined statement of financial position as of June 30, 2025;

•        Cohen Circle’s unaudited balance sheet as of June 30, 2025;

•        Kyivstar Group Ltd.’s unaudited statement of financial position as of June 30, 2025;

•        VEON Holdings’ unaudited combined income statement for the six-month period ended June 30, 2025;

•        Cohen Circle’s unaudited statement of operations for the six-month period ended June 30, 2025;

•        VEON Holdings’ audited combined income statement for the year ended December 31, 2024;

•        Cohen Circle’s audited statement of operations for the year ended December 31, 2024; and

•        other information relating to VEON Holdings and Cohen Circle included in this prospectus, including the Business Combination Agreement and the description thereof.

The unaudited pro forma financial information should also be read together with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

Description of the Business Combination

On August 14, 2025 (the “Closing Date”), we consummated the previously announced business combination pursuant to the Business Combination Agreement. As of the Closing Date, the following transactions occurred pursuant to the terms of the Business Combination Agreement (collectively, the “Transactions”):

•        the sale from Seller to Kyivstar Group Ltd. all of the issued and outstanding equity of VEON Holdings in exchange for newly issued Kyivstar Group Ltd. Common Shares and the Seller Loan Note (the “Sale”), whereby VEON Holdings became a direct, wholly owned subsidiary of Kyivstar Group Ltd.,

•        the merger of Merger Sub with and into Cohen Circle upon the terms and subject to the conditions set forth in the Business Combination Agreement and the Plan of Merger and in accordance with the Companies Act (As Revised) of the Cayman Islands (the “Merger”), with Cohen Circle continuing as the surviving company of the Merger and a direct, wholly owned subsidiary of Kyivstar Group Ltd. and

•        the other transactions contemplated by the Business Combination Agreement.

Prior to Closing, a total of 5,847,015 Cohen Circle ordinary shares were redeemed for a value of approximately $60.8 million, resulting in a total of 17,152,985 Cohen Circle public ordinary shares remaining issued and outstanding as of the Closing Date. As of August 14, 2025, subsequent to Closing, there were 230,863,523 Kyivstar Group Ltd. Common Shares issued and outstanding.

On July 9/10, 2025, Kyivstar Group Ltd., Cohen Circle and certain holders of Cohen Circle Class A Ordinary Shares (the “Non-Redeeming Shareholders”) prior to Closing, entered into non-redemption agreements (the “Non-Redemption Agreements”), pursuant to which an aggregate of 757,745 Common Shares were issued to the Non-Redeeming Shareholders in consideration of such holders agreeing (i) to vote their Cohen Circle Class A Ordinary Shares in favor of the Transactions and (ii) not to redeem such Cohen Circle Class A Ordinary Shares. The Non-Redemption Agreements granted certain registration rights in respect of the Kyivstar Group Ltd. Common Shares issued to the Non-Redeeming Shareholders, which are being offered hereunder.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of Kyivstar Group Ltd. upon consummation of the Business Combination. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

Following the Business Combination, Kyivstar Group Ltd. qualifies as a foreign private issuer under the Exchange Act and will prepare its financial statements in accordance with IFRS as issued by the IASB. Accordingly, the unaudited pro forma condensed combined financial information has been prepared in accordance with IFRS as issued by the IASB.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the date indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. The cash proceeds remaining after the consummation of the Business Combination are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Kyivstar Group Ltd. following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. VEON Holdings and Cohen Circle have not had any historical operational relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared based on 5,847,015 Cohen Circle Class A Ordinary Shares having been redeemed prior to Closing.

The following table summarizes the pro forma Kyivstar Group Ltd. Common Shares issued and outstanding immediately after the Closing. The number of Kyivstar Group Ltd. Common Shares issuable upon exercise of Kyivstar Group Ltd. Warrants converted from 7,666,629 Cohen Circle Public Warrants are not included below, as such Kyivstar Group Ltd. Warrants are only exercisable 30 days after the Closing Date. Upon completion of the Business Combination, the ownership interests of Kyivstar Group Ltd. were as set forth in the table below:

Equity Capitalization at Closing(1)

	Ownership in Shares	Equity %
VEON Amsterdam B.V.	206,942,440	89.6%
Cohen Circle Public Shareholders	17,152,985	7.4%
Sponsors	4,686,515	2.0%
Investors Party to Non-Redemption Agreements	757,745	0.3%

____________

(1)      Excludes (i) 1,323,838 Vesting Securities that have not vested as of the Closing Date, (ii) the number of Kyivstar Group Ltd. Common Shares issuable upon exercise of Kyivstar Group Ltd. Warrants converted from 7,666,629 Cohen Circle Warrants that are only exercisable 30 days after the Closing Date and (iii) issuances pursuant to the long-term equity incentive plan to be implemented equal to 3.0% of the total issued and outstanding common shares of Kyivstar Group Ltd. on a fully diluted basis.

Anticipated Accounting Treatment of the Business Combination

Kyivstar Group Ltd. expects to account for the Business Combination as a capital reorganization, in accordance with IFRS. Under this method of accounting, Cohen Circle would be expected to be treated as the “acquired” company for financial reporting purposes, and Kyivstar Group Ltd. will be the accounting “acquirer.” This determination was primarily based on the following:

•        VEON Holdings’ current shareholders have the largest voting interest in the combined company post-Closing of the Business Combination;

•        VEON Holdings and its shareholders have the ability to elect a majority of the members of the Kyivstar Group Ltd. board of directors post-Closing of the Business Combination;

•        VEON Holdings’ and Kyivstar’s operations are the sole ongoing operations of the combined company;

•        VEON Holdings is the larger entity in terms of substantive operations and employee base; and

•        The Seller is the majority shareholder pre- and post-merger of VEON Holdings and has appointed the senior management which will comprise the senior management of the combined company.

Another determining factor was that Cohen Circle does not meet the definition of a “business” pursuant to IFRS 3 Business Combinations (“IFRS 3”), and thus, for accounting purposes, the Business Combination is expected to be accounted for as a capital reorganization, within the scope of IFRS 2, Share-Based Payments, (“IFRS 2”). The net assets of Cohen Circle will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to Cohen Circle over the fair value of Cohen Circle’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. The stock exchange listing expense is further increased for the estimated fair value of the Vesting Securities.

In accordance with IFRS 2, the difference in the fair value of the consideration (i.e., shares and warrants issued by Kyivstar Group Ltd.) for the acquisition of Cohen Circle over the fair value of the identifiable net assets of Cohen Circle will represent a service for the listing of Kyivstar Group Ltd. and be recognized as a share-based payment expense. The consideration for the acquisition of Cohen Circle was determined using the closing prices of Cohen Circle’s publicly traded Cohen Circle Class A Ordinary Shares and the Public Warrants traded on Nasdaq under the ticker symbols “CCIR” and “CCIRW”, respectively, each as of August 14, 2025.

Accordingly, the combined financial statements of VEON Holdings B.V. will become the historical financial statements of Kyivstar Group Ltd.; the assets, liabilities, and results of operations of Cohen Circle will be consolidated with Kyivstar Group Ltd. as of the beginning of the day of Closing. For accounting purposes, the financial statements of Kyivstar Group Ltd. will represent a continuation of the combined financial statements of VEON Holdings prior to the Business Combination and will be presented as those of VEON Holdings in reports of Kyivstar Group Ltd. following the consolidation of Cohen Circle by Kyivstar Group Ltd.

Pro Forma Condensed Combined Statement of Financial Position as of June 30, 2025 (Unaudited)

USD in millions*	VEON Holdings BV (Kyivstar business) (IFRS)	Cohen Circle Historical (after IFRS adjustments and alignment reclassifications) (IFRS)	Kyivstar Group Ltd. (IFRS)	Transaction Accounting Adjustments	Note	Pro Forma Combined
Assets
Property and equipment	746	—	—	—		746
Intangible assets	351	—	—	—		351
Goodwill	118					118
Other assets	61	—	—	—		61
Marketable securities held in Trust Account	—	238	—	(238)	A1, A2	—
Total non-current assets	1,276	238	—	(238)		1,276
Inventories	3	—	—	—		3
Trade and other receivables	44	—	—	—		44
Loan receivable from VEON Amsterdam B.V.	41	—	—	—		41
Investments and derivatives	94	—	—	—		94
Other assets	24	—	—	—		24
Cash and cash equivalents	458	—	—	239	A1, A2	468
				(61)	C
				(10)	G1
				(34)	G2, G3
				(1)	H
				(124)	B2
Total current assets	664	—	—	9		673
Total assets	1,940	238	—	(230)		1,949

Equity
Net investment attributable to equity owners of the parent	3,290	—	—	(3,290)	B1	—
Translation Reserve	(2,069)	—	—	—		(2,069)
Class A ordinary shares	—	—	—	—	D	—
Class B ordinary shares	—	—	—	—	D	—
Issued Capital	—	—	—	178	C	3,419
			—	(34)	G2, G3
				(18)	DD1, DD2, DD3
				(38)	C
				3,290	B1
				161	F
				5	CC
				(124)	B2
(Accumulated Deficit)/ Retained earnings	—	(38)	—	38	C	(144)
				(161)	F
				18	DD1, DD2, DD3
				3	G3
				1	A1
				(1)	A1
	—	—	—	(4)	CC1
Total equity	1,221	(38)	—	22		1,207

Pro Forma Condensed Combined Statement of Financial Position as of June 30, 2025
(Unaudited) — (Continued)

USD in millions*	VEON Holdings BV (Kyivstar business) (IFRS)	Cohen Circle Historical (after IFRS adjustments and alignment reclassifications) (IFRS)	Kyivstar Group Ltd. (IFRS)	Transaction Accounting Adjustments	Note	Pro Forma Combined
Liabilities
Debt and derivatives	265	264	—	(238)	A1	290
Provisions	6	—	—	—		6
Deferred tax liabilities	17	—	—	—		17
Deferred underwriting fee		10	—	(10)	G1	—
Other liabilities	7	—	—	—		7
Total non-current liabilities	295	273	—	(248)		320
Trade and other payables	177	2	—	(2)	G3	177
Debt and derivatives	148	—	—	(0)		148
Provisions	7	—	—	—		7
Current income tax payables	22	—	—	—		22
Accrued offering costs	—	—	—	—		0
Accrued expenses	—	—	—	—		—
Promissory note – related party	—	1	—	(1)	H	—
Other liabilities	70	—	—	—		70
Total current liabilities	424	3	—	(3)		423
Total equity and liabilities	1,940	238	—	(228)		1,949

____________

*        Numbers are presented in millions and may present rounding differences

Unaudited Pro Forma Condensed Combined Income Statement for the Six-Month Period Ended June 30, 2025

USD in millions*	VEON Holdings BV (Kyivstar business) (IFRS)	Cohen Circle Historical (after IFRS adjustments and alignment reclassifications) (IFRS)	Transaction Accounting Adjustments	Note	Pro Forma Combined
Total operating revenues	539	—	—		539
Other operating income (expenses)	1	—	—		1
Service costs	(51)	—	—		(51)
Selling, general and administrative expenses	(183)	(3)	3	BB1	(183)
Depreciation, amortization and impairments	(99)	—	—		(99)
Loss on disposal of non-current assets	(1)	—	—		(1)
Operating profit (loss)	206	(3)	3		206
Finance costs	(39)	—	8	DD2	(31)
Finance income	11	5	(4)	CC1	12
			(7)	DD3	(7)
Other non operating gain (loss), net	(4)	(26)	3	AA1	(27)
Net foreign exchange loss	(13)	—	17	DD1	4
Profit (loss) before tax	161	(24)	20		157
Income taxes	(35)	—	—		(35)
Profit (loss) for the period	126	(24)	20		122
Foreign currency translation	11	—	—		11
Fair value re-measurement of financial instruments	2	—	—		2
Total comprehensive income (loss), net of tax	139	(24)	20		135

Weighted average shares outstanding of Class A redeemable ordinary shares		23,000,000
Basic and diluted net income (loss) per Class A redeemable ordinary share		$(0.76)
Weighted average shares outstanding of Class A and B non-redeemable ordinary shares		8,620,000
Basic net income (loss) per Class A and B non-redeemable ordinary share		$(0.76)
Pro forma weighted average shares outstanding basic and diluted		n/a			229,539,685
Pro forma basic and diluted net (loss) income per share		n/a			$0.50

____________

*        Numbers are presented in millions and may present rounding differences

Unaudited Pro Forma Condensed Combined Income Statement for the Twelve-Month Period Ended December 31, 2024

USD in millions	VEON Holdings BV (Kyivstar business) (IFRS)	Cohen Circle Historical (after IFRS adjustments and alignment reclassifications) (IFRS)	Transaction Accounting Adjustments	Note	Pro Forma Combined
Total operating revenues	919	—	—		919
Other operating income	1	—	—		1
Service costs	(100)	—	—		(100)
Selling, general and administrative expenses	(305)	—	(168)	AA, BB, DD	(474)
Depreciation, amortization and impairments, net	(166)	—	—		(166)
Loss on disposal of non-current assets	(1)	—	—		(1)
Operating profit (loss)	348	—	(168)		180
Other income: Interest earned on marketable securities held in Trust Account	—	—	—		—
Finance costs	(82)	—	25	EE2	(57)
Finance income	40	2	(2)	CC	21
			(19)	EE3
Other non operating gain (loss), net	2	(3)	—		(1)
Net foreign exchange gain	39	—	(12)	EE1	27
Profit (loss) before tax	347	(1)	(176)		171
Income taxes	(64)	—	—		(64)
Profit (loss) for the period	283	(1)	(176)		106
Foreign currency translation	(94)	—	—		(94)
Total comprehensive income (loss) for the period, net of tax	189	(1)	(176)		12

Weighted average shares outstanding – Class A		4,852,055
Basic and diluted net income (loss) per Class A redeemable common share		$(0.11)
Weighted average shares outstanding – Class B		7,262,849
Basic and diluted net income (loss) per Class B common share		$(0.11)
Pro forma weighted average shares outstanding basic and diluted		n/a			229,539,685
Pro forma basic and diluted net (loss) income per share		n/a			$0.46

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.      Basis of pro forma presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of VEON Holdings and Cohen Circle adjusted to give effect to the Business Combination and the related transactions. The unaudited pro forma condensed combined financial information sets forth and is derived from and should be read together with the following:

•        VEON Holdings’ unaudited combined statement of financial position as of June 30, 2025;

•        Cohen Circle’s unaudited balance sheet as of June 30, 2025;

•        Kyivstar Group Ltd.’s unaudited statement of financial position as of June 30, 2025;

•        VEON Holdings’ unaudited condensed combined income statement for the six-month period ended June 30, 2025;

•        Cohen Circle’s unaudited condensed statement of operations for the six-month period ended June 30, 2025;

•        VEON Holdings’ audited combined income statement for the year ended December 31, 2024;

•        Cohen Circle’s audited statement of operations for the year ended December 31, 2024; and

•        other information relating to VEON Holdings and Cohen Circle included in this prospectus, including the Business Combination Agreement and the description thereof.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is based on assumptions and estimates made and considered appropriate by management; however, it is not necessarily indicative of what VEON Holdings’ combined financial condition or results of operations would have been assuming the Business Combination had been consummated as of the date indicated, nor does it purport to represent the combined financial position or results of operations of the combined company for future periods.

The unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of Kyivstar Group Ltd. following the Closing. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and are subject to change. This unaudited pro forma condensed combined financial information does not contemplate any impacts of any synergies for Kyivstar Group Ltd. following the Business Combination. Future results may vary significantly from the results reflected due to various factors.

The historical audited financial statements of VEON Holdings have been prepared in accordance with IFRS as issued by the IASB, effective at the time of preparing the combined financial statements and applied by VEON Group, and in its presentation currency of the U.S. Dollar (“USD” or “$”). The historical audited financial statements of Cohen Circle have been prepared in accordance with U.S. GAAP and in its presentation currency of the U.S. Dollar. The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting to be used by Kyivstar Group Ltd. The historical audited financial information of Cohen Circle has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information.

Management has concluded that no autonomous entity adjustments are required in accordance with Regulation S-X, as the historical financial statements of VEON Holdings and Cohen Circle include all activity for Kyivstar Group Ltd. to operate an autonomous, or standalone entity, and hence, no such adjustments have been made in the unaudited pro forma condensed combined financial information. This includes all VEON Holdings attributable shared service costs from the Seller recorded in VEON Holdings’ historical financial statements that reflect an arm’s length transaction for an autonomous or standalone entity.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined income statement are based upon the weighted average number of Kyivstar Group Ltd.’s shares outstanding for the year ended December 31, 2024 and for the six-month period ended June 30, 2025 assuming the Business Combination occurred on January 1, 2024, the beginning of the earliest period presented.

As the Business Combination was executed in accordance with the Business Combination Agreement, the Kyivstar Group Ltd. Warrants will be reclassified as a liability under IFRS and will be recognized at fair value, with subsequent changes in fair value recognized in the income statement.

In connection with the Business Combination, Cohen Circle, the Seller and Kyivstar Group Ltd. agreed to implement an equity incentive plan for Kyivstar Group Ltd., to be adopted as soon as practicable after Closing. The financial statement impact of any equity incentive plan to be adopted is not yet known and cannot be readily estimated at this stage; therefore its impact has not been included in the unaudited pro forma condensed combined financial statements.

Transaction costs related to the Business Combination will include all fees, costs, and expenses, paid or payable, by (a) any of VEON Holdings and its subsidiaries, Kyivstar Group Ltd. or Merger Sub, (b) the Seller, (c) VEON Ltd. and (d) Cohen Circle or any of its affiliates, prior to and through the Closing Date.

Kyivstar Group Ltd. shall be responsible for the payment, or shall cause the payment, of all Transaction Costs that remain unpaid as of the Closing Date.

Cohen Circle and VEON Holdings and its subsidiaries did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the entities.

2.      Accounting policy conformity changes (IFRS Adjustments and Reclassifications)

The historical financial information of Cohen Circle was prepared in accordance with U.S. GAAP. As Cohen Circle’s historical financial information is presented in accordance with the presentation of VEON Holdings’ historical financial information, the historical financial information of Cohen Circle has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications of Cohen Circle’s historical financial information are required to align with the presentation of VEON Holdings’ historical combined financial information.

The following table illustrates the U.S. GAAP to IFRS conversion adjustments and presentation alignment to present Cohen Circle’s figures in accordance with IFRS as applied by VEON Holdings:

U.S. GAAP to IFRS conversion adjustments in the statement of financial position as of June 30, 2025

USD in millions*	Cohen Circle Historical (US GAAP)	IFRS Adjustments	Note	Cohen Circle Historical IFRS
Assets
Marketable securities held in Trust Account	238	—		238
Total non-current assets	238	—		238
Cash and cash equivalents	—	—		—
Total current assets	—	—		—
Total Assets	239	—		239

Class A ordinary shares subject to possible redemption, 23,000,000 shares	238	(238)	a	—

Equity
Class A ordinary shares	—	—		—
Class B ordinary shares	—	—		—
Accumulated deficit	(12)	(15)		(27)
Total equity	(12)	(15)		(27)

USD in millions*	Cohen Circle Historical (US GAAP)	IFRS Adjustments	Note	Cohen Circle Historical IFRS
Liabilities
Debts and Derivatives	—	253	a, b	253
Deferred underwriting fee	10	—		10
Other liabilities	—	—		—
Total non-current liabilities	10	253		264
Trade and other payables	—	2	c	2
Accrued offering costs	—	—	c	—
Accrued expenses	2	(2)	c	—
Promissory note	1	—		1
Total current liabilities	3	—		3
Total equity and liabilities	239	—		239

____________

*        Numbers are presented in millions and may present rounding differences

U.S. GAAP to IFRS conversion adjustments in the income statement for the six-month period ended June 30, 2025

USD in millions	Cohen Circle Historical (US GAAP)	IFRS Adjustments	Note	Cohen Circle Historical IFRS
General and administrative expenses	(3)	—		(3)
Profit (loss) from operations	(3)	—		(3)
Other non operating gain (loss), net	—	(15)	b	(15)
Interest earned on marketable securities held in Trust Account	5	(5)	c	—
Finance income	—	5	c	5
Profit (loss) for the period	2	(15)		(14)

U.S. GAAP to IFRS conversion adjustments in the income statement for the year ended December 31, 2024

USD in millions	Cohen Circle Historical (US GAAP)	IFRS Adjustments	Note	Cohen Circle Historical IFRS
Profit (loss) from operations	—	—		—
Other non operating gain (loss), net	—	(3)	b	(3)
Interest earned on marketable securities held in Trust Account	2	(2)	c	—
Finance income	—	2	c	2
Profit (loss) for the period	2	(3)		(1)

The IFRS Adjustments and Reclassifications (presentation alignment) included in the unaudited pro forma condensed combined statement of financial position as of June 30, 2025 are as follows:

a.      To convert Cohen Circle’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information, an adjustment is recorded to reclassify Cohen Circle Class A Ordinary Shares that were subject to possible redemption to non-current financial liabilities in accordance with International Accounting Standards 32 Financial Instruments: Disclosure and Presentation (“IAS 32”), as Cohen Circle shareholders had the right to require Cohen Circle to redeem the Cohen Circle Class A Ordinary Shares and Cohen Circle had an irrevocable obligation to deliver cash or another financial instrument for such redemption.

b.      To convert Cohen Circle’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information, an adjustment is recorded to reclassify Cohen Circle Public Warrants to non-current financial liabilities in accordance with IAS 32 and IFRS 9 Financial Instruments (“IFRS 9”). These warrants will be recorded in non-current financial liabilities at fair value based on the market price of Cohen Circle’s Public Warrants. The conversion of the warrants is based on a fair value as of August 14, 2025 to anticipate the value as of Closing date. This adjustment will impact both Cohen Circle’s statement of financial position and Cohen Circle’s income statement for the change in fair value of the public warrants.

c.      Reflects the reclassification adjustments to align Cohen Circle’s historical financial statements from U.S. GAAP to IFRS and to ensure an alignment of presentation with VEON Holdings’ combined statement of financial position and statement of income.

3.      Adjustments to the unaudited pro forma condensed combined financial information

3.1    Adjustments to the unaudited pro forma condensed combined statement of financial position as of June 30, 2025

The following adjustments have been reflected in the unaudited pro forma condensed combined statement of financial position:

A1.   To reflect the Cohen Circle Class A Ordinary Share redemption liability of $238 million reported within debts and derivatives based on a per share redemption price of $10.40 per share. This reflects an income of $1 million and an increase in cash from marketable securities held in the Trust Account of $1 million, as well as an increase in debts and derivatives by $1 million and a charge in accumulated deficit by $1 million. The difference between the redemption liability and the Cohen Circle Class A Ordinary Share value in the statement of financial position is due to the difference between total interests accrued on the Trust Account as of June 30, 2025 and expected total interests to be accrued up to the Closing Date.

A2.   To reflect the release of $238 million cash from marketable securities held in the Trust Account to cash and cash equivalents that becomes available at Closing of the Business Combination. The reclassification comes after the increase of additional income of $1 million from the Trust Account investments from June 30, 2025 up to the Closing Date.

B.      To reflect the recapitalization of VEON Holdings through:

B1.   As a result of the Pre-Closing Reorganization, the equity of VEON Holdings on the assumed date of the Pre-Closing Reorganization is contributed to Kyivstar Group Ltd., which consists of all the aggregate issued capital, in VEON Holdings to Kyivstar Group Ltd. of $3,290 million.

B2.

i.     The issuance of 206,942,440 Kyivstar Group Ltd. Common Shares.

ii.   The repayment of $124 million to the Seller, leaving up to $10 million of cash within Kyivstar Group Ltd.

C.     To reflect the redemptions of 5,847,015 Cohen Circle Class A Ordinary Shares, resulting in reductions of subscribed shares of 5,847,015, capital reserves of $61 million and cash of $61 million, resulting into a remaining balance of capital reserves of $178 million in connection with this pro forma adjustment and the elimination of the adjusted historical accumulated deficit of Cohen Circle of $38 million.

D.     Reflects the exchange of 3,971,515 Cohen Circle Class B Ordinary Shares (representing the excess of: (i) 7,905,000 Founder Shares, over (ii) the sum of (a) 2,609,647 Forfeited Sponsor Shares and (b) 1,323,838 Vesting Securities) into the same number of Cohen Circle Class A Ordinary Shares with a par value of $0.0001 pursuant to the Business Combination Agreement.

E.      Reflects the estimated share based contingent payments of 1,323,838 Vesting Securities to be granted, based on a preliminary valuation. Fair values are based on valuation techniques (Monte Carlo) using management estimates based on the best information available to management at the time of this prospectus. The Vesting Securities are a potential contingent payment arrangement with the Sponsors, based on certain trading prices of Kyivstar Group Ltd. Common Shares following the Closing and not based on any service requirements. Thus, the respective Vesting Securities vest immediately upon the satisfaction of the relevant trading price thresholds and should be considered as an adjustment to the grant date fair value of the IFRS 2 expense, regardless of whether any or both share price thresholds of the Vesting Securities is achieved. The actual compensation expense recorded for such Vesting Securities may differ from these estimates, and such differences may be material.

The Vesting Securities, consist of two equal tranches amounting to an aggregate total of 1,323,838 Kyivstar Group Ltd. Common Shares, awarded to Sponsors on the basis of the Kyivstar Group Ltd. Common Shares achieving certain trading price thresholds following the Closing of the Business Combination. The first 661,919 of the Vesting Securities will vest when the average price of Kyivstar Group Ltd. Common Shares equals or exceeds $15.00 per share for a period of 20 trading days in a 30 trading day period (the “Sponsor First Level Vesting Target”), the next 661,919 of the Vesting Securities will vest when the average price of Kyivstar Group Ltd. Common Shares equals or exceeds $20.00 per share for a period of 20 trading days in a 30 trading day period (the “Sponsor Second Level Vesting Target”). The Sponsor First Level Vesting Target and the Sponsor Second Level Vesting Target may be achieved at the same time or over the same overlapping trading days. Unvested Vesting Securities will be forfeited if (i) the Sponsor First Level Vesting Target is not met prior to the second anniversary of the Closing Date and (ii) the Sponsor Second Level Vesting Target is not met prior to the fifth anniversary of the Closing Date.

The accounting for the Vesting Securities is expected to be evaluated and determined to be consistent with a bonus payment for a successful stock exchange listing and therefore is within the scope of IFRS 2, because the Sponsors are providing a stock exchange listing service, the instruments are equity based, and the transaction does not meet the definition of a business combination under IFRS 3. As a result, the Vesting Securities are expected to be classified as equity and are recognized at fair value and compared to the fair value of the net assets of Cohen Circle. Any difference between the fair value of the shares deemed issued by the Company and the fair value of the net assets of Cohen Circle represents a service received by the Company for the stock exchange listing. Accordingly, a separate adjustment has been recorded to increase the estimated stock exchange listing expense for the estimated fair value of the Vesting Securities.

Fair value Conclusions

USD in millions, except share and per share data	Hurdle Price	Number outstanding	Fair Value per Vesting security	Total Fair Value
Tranche 1	$15.00	661,919	$8.70	$6
Tranche 2	20.00	661,919	8.10	5
Total		1,323,838		$11

F.      The difference in the estimated fair value of equity instruments (i.e., shares and warrants issued by Kyivstar Group Ltd.) over the fair value of identifiable net assets of Cohen Circle represents a service for listing of the Kyivstar Group Ltd. Common Shares and is accounted for as a share-based payment expense in accordance with IFRS 2. The cost of the service, which is a non-cash and non-recurring expense, is estimated to be $161 million, based on the calculation presented in the table below using Cohen Circle market prices as of August 14, 2025 for both the Cohen Circle Public Warrants to be automatically converted into Kyivstar Group Ltd. Warrants and Cohen Circle Class A Ordinary Shares to be exchanged for Kyivstar Group Ltd. Common Shares, each to be issued by Kyivstar Group Ltd.

The net assets of Cohen Circle for the purposes of the IFRS 2 calculation represent the net assets of Cohen Circle as of the Closing Date.

Cohen Circle fair value

USD in millions, except share and per share data	Per Share value	Shares	Fair Value
Cohen Circle Class A Ordinary Shares*	$12.70	21,839,500	$277
Kyivstar Group Ltd. Common Shares issuable to Non-Redeeming Shareholders**	12.70	757,745	10
Vesting securities – Tranche 1	8.70	661,919	6
Vesting securities – Tranche 2	8.10	661,919	5
Warrants fair value	3.35	7,666,667	26
Fair value of consideration		31,587,750	324
Cohen Circle’s net assets			202
Removal of warrant liabilities from net assets			26
Cohen Circle redemption payments			(61)
Cohen Circle Transaction costs			(4)
Cohen Circle proforma interests on Trust Account			1
Net Assets Acquired			163
Excess of fair value of consideration over Cohen Circle’s net assets (IFRS 2 Charge for listing service)			$161

____________

*        This balance is derived from the sum of: (i)17,152,985 Cohen Circle Class A Ordinary Shares held by the Public Shareholders, plus (ii) 3,971,515 Cohen Circle Class B Ordinary Shares held by the Sponsor (representing the excess of: (i) 7,905,000 Founder Shares, over (ii) the sum of (a) 2,609,647 Forfeited Sponsor Shares and (b) 1,323,838 Vesting Securities), which will convert on a one-for-one basis into Cohen Circle Class A Ordinary Shares in connection with Closing; plus (iii) 715,000 Cohen Circle Class A Ordinary Shares underlying the Cohen Circle Private Placement Units held by the Sponsor.

**      In the absence of a trading market for the Kyivstar Group Ltd. Common Shares as of the date of Closing, the fair value of the Kyivstar Group Ltd. Common Shares issuable to the Non-Redeeming Shareholders has been determined based on observable market data for similar securities with an active trading market. Because the Kyivstar Group Ltd. Common Shares to be issued to the Non-Redeeming Shareholders will be fungible with the Kyivstar Group Ltd. Common Shares to be exchanged for the Cohen Circle Class A Ordinary Shares in connection with the closing of the Transactions, the Cohen Circle Class A Ordinary Shares has been determined to represent the most similar securities with an active trading market. Accordingly, the same market price of the Cohen Circle Class A Ordinary Shares reflected in the table above has been employed as the fair value of the Kyivstar Group Ltd. Common Shares to be issued to the Non-Redeeming Shareholders.

G.     Represents payment of estimated transaction costs of $44 million to be incurred as a part of the Business Combination.

G.1   Payment of deferred underwriters’ fees of $10 million. The unaudited pro forma condensed combined statement of financial position reflects these costs as a reduction of cash and cash equivalents of $10 million with a corresponding decrease of $10 million to deferred underwriting fee payable.

G.2   Payment of incremental expenses attributable to equity issuance costs related to the Business Combination incurred through the Business Combination Closing Date of $27 million. The unaudited pro forma condensed combined statement of financial position reflects these costs as a reduction of cash and cash equivalents of $27 million with a corresponding decrease of $27 million to issued capital.

G.3   Payment of all other incremental expenses related to the Business Combination incurred through the Business Combination Closing Date of $7 million of which $2 million of trade payables were already recorded within balance sheet. The unaudited pro forma condensed combined statement of financial position reflects these costs as a reduction of cash and cash equivalents of $7 million with a corresponding increase of $7 million to accumulated deficit.

H.     Reflects the reimbursement of a promissory note to Cohen Circle Sponsor I, LLC (related party) of $1 million.

3.2    Adjustments to the unaudited pro forma condensed combined income statement for the six-month period ended June 30, 2025

The following adjustments have been reflected in the unaudited pro forma condensed combined income statement:

AA1.To reflect the change in fair value of warrants over the six-month period ended June 30, 2025, excluding any impact in connection with the year ended December 31, 2024.

BB1. To reflect the elimination of transaction costs recorded within the income statement for the six-month period ended June 30, 2025, which amounted to $3 million.

CC1. To reflect the elimination of interest income generated from the investments held in the Trust Account.

DD.   To reflect the elimination of interest expense in connection with the April 2025 and June 2025 bonds and interest income in connection with Loan receivable from VEON Amsterdam as follows:

DD1.The elimination of net foreign exchange loss of $17 million.

DD2.The elimination of interest expense of $8 million.

DD3.The elimination of interest income earned on the Loan receivable from VEON Amsterdam of $7 million.

4.3    Adjustments to the unaudited pro forma condensed combined income statement for the year ended December 31, 2024

The following adjustments have been reflected in the unaudited pro forma condensed combined income statement:

AA.  To reflect the preliminary estimated share-based compensation expense recognized, in accordance with IFRS 2, for the excess of the fair value of Kyivstar Group Ltd. Common Shares issued and the fair value of Cohen Circle’s identifiable net assets acquired from the Business Combination.

Resulted in an adjustment for the $161 million excess of the fair value of the shares issued over the value of the net assets acquired in the Business Combination reflecting actual redemptions.

BB.   To reflect the expense related to the transaction costs of the Business Combination for legal, financial advisory, accounting and other professional fees of $7 million. This is a nonrecurring item.

CC.   To reflect the elimination of interest income generated from the investments held in the Trust Account.

DD.   To reflect the estimated grant date fair value of the Vesting Securities, and related share-based compensation expense, as described in pro forma adjustments E and AA. This is a nonrecurring item.

EE.   To reflect the elimination of interest expense in connection with the April 2025 and June 2025 bonds and interest income in connection with Loan receivable from VEON Amsterdam as follows:

EE1. The elimination of net foreign exchange gain of $12 million

EE2. The elimination of interest expense of $25 million

EE3. The elimination of interest income earned on the Loan receivable from VEON Amsterdam of $19 million

4.      Pro forma Share and Earnings per Share Information

The pro forma earnings per share calculation represents the earnings per share attributable to shareholders calculated using the pro forma basic and diluted weighted average shares outstanding of Kyivstar Group Ltd. as a result of the pro forma adjustments to reflect the Business Combination as occurring on January 1, 2024. The calculation of pro forma weighted average shares outstanding for basic and diluted net profit attributable to shareholders per share reflects that the shares issued in connection with the Business Combination have been outstanding for the entire period presented and the Business Combination occurring on January 1, 2024, the beginning of the most recent annual period presented with this prospectus. Potentially dilutive outstanding securities, such as the Kyivstar Group Ltd. Warrants, were excluded from the computation of pro forma net income per share, basic and diluted, because their effect would have been anti-dilutive.

As the Transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average Kyivstar Group Ltd. Common Shares outstanding for basic and diluted net profit for the period per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire period presented.

Proforma earning per share

	As of and for the six-month period Ended June 30, 2025
USD in millions, except share and per share data	VEON Holdings BV (Kyivstar business) (IFRS)	Cohen Circle Historical (after IFRS adjustments and alignment reclassifications) (IFRS)	Kyivstar Group Ltd.	Proforma combined
Numerator
Profit for the period				122
Denominator
VEON Amsterdam B.V.				206,942,440
Cohen Circle Public Shareholders				17,152,985
Sponsors (Excluding Vesting Securities)				4,686,515
Investors Party to Non-Redemption Agreements				757,745
Weighted average shares outstanding basic and diluted*		28,027,500		229,539,685
Net profit per share basic and diluted				$0.53

____________

*        Weighted average shares outstanding basic and diluted exclude Public Warrants, Vesting Securities and Long Term Equity Plan

Proforma earning per share

	As of and for the Year Ended December 31, 2024
USD in millions, except share and per share data	VEON Holdings BV (Kyivstar business) (IFRS)	Cohen Circle Historical (after IFRS adjustments and alignment reclassifications) (IFRS)	Kyivstar Group Ltd.	Proforma combined
Numerator
Profit for the period				106
Denominator
VEON Amsterdam B.V.				206,942,440
Cohen Circle Public Shareholders				17,152,985
Sponsors (Excluding Vesting Securities)				4,686,515
Investors Party to Non-Redemption Agreements				757,745
Weighted average shares outstanding basic and diluted*		28,027,500		229,539,685
Net profit per share basic and diluted				$0.46

____________

*        Weighted average shares outstanding basic and diluted exclude Public Warrants, Vesting Securities and Long Term Equity Plan

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of Kyivstar’s financial condition and results of operations should be read together with the combined financial statements and the related notes of VEON Holdings B.V. and the consolidated financial statements and the related notes of Kyivstar, in each case appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to Kyivstar’s plans, objectives, expectations, projections, and strategy for its business, includes forward-looking statements that involve risks, uncertainties and assumptions. As a result of many factors, including those set forth under the “Risk Factors” section and elsewhere in this prospectus, Kyivstar’s actual results could differ materially from the results described in or implied by these forward-looking statements contained in the following discussion and analysis. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a telecommunications and digital business, operating Ukraine’s leading provider of mobile communication by number of subscribers and broadband services by number of access lines, as of September 30, 2025. We provide mobile, digital and fixed-line services to over 22.5 million mobile customers and over 1.2 million broadband subscribers as of September 30, 2025. For the year ended December 31, 2024 and the nine months ended September 30, 2025, our profit for the period was $283 million and $34 million, respectively, and Adjusted EBITDA was $515 million and $477 million, respectively, reflecting our strong operational efficiency and continued profitability. In the same periods, our profit margin was 31% and 4% (including the impact of the one-time listing expense of $162 million for the nine months ended September 30, 2025, which lowered our profit margin by 19 percentage points), respectively, and our Adjusted EBITDA Margin was 56% and 57%, respectively. Our margins and Adjusted EBITDA have remained strong through the war in Ukraine, due to our focus on customer retention and continuity of service during this period. See “— Key Performance Indicators and Non-IFRS Financial Measures” for a discussion of the basis of the presentation of the financial statements of Kyivstar included elsewhere in this prospectus and a description of our non-IFRS financial measures.

We were founded in 1994 under the name “Bridge,” and we were one of the first mobile networks in Ukraine. We initially focused on mobile services and, throughout the 2000s, we broadened our offerings by investing in mobile data services and modernizing our infrastructure to support the rollout of 3G and later 4G LTE networks. In 2005, already a leader in the Ukrainian telecom market, we were acquired by VEON (formerly VimpelCom).

We operate three related business lines: mobile telecommunications services, fixed-line telecommunications services and digital, which accounted for 92% and 5% and 2% of our revenue for the year ended December 31, 2024, respectively, and approximately 86%, 5% and 9% of our revenue for the nine months ended September 30, 2025, respectively. Other revenue contributes 0.3% and 0.4% for respective periods. In our mobile telecommunications services business, we provide mobile services, including voice, messaging and wireless internet. In our digital services business, we provide (i) big data and technology services via our technology company, Kyivstar.Tech, (ii) a suite of self-service options through our self-service app, MyKyivstar, (iii) digital health services through Helsi and (iv) digital TV content on the Kyivstar TV platform in partnership with PLUS TV LLC. In our fixed-line telecommunications services business, we provide voice, data and internet services, including corporate internet access, fixed-line telephone, data transmission and fixed-mobile convergence, as well as internet-TV via FTTB network connections.

We provide services both to individual retail customers (our “B2C” customers) and to corporate customers (“B2B” customers). B2C customers are either on prepaid or post-paid contracts. As of December 31, 2024, approximately 76% of our B2C mobile customers were on prepaid contracts. Our B2B customers range from large enterprises to small- and medium-sized enterprises.

All of our compliance, internal audit, treasury, strategy and M&A functions are centralized, allowing for efficiency and synergies across our business. As of September 30, 2025, we had over 5,000 employees, over 600 of whom were employed by Kyivstar.Tech.

We are also Ukraine’s largest mobile operator by number of customers. For the As of September 30, 2025, we had over 47% of the market share based on the number of customers across Ukrainian network providers. We are also a leading provider in the B2B mobile market, with 11% of our active three-month subscribers being B2B customers as of December 31, 2024, approximately 8% being B2B large enterprise customers and 3% being small and medium enterprise customers.

In recent years, we have taken steps to diversify through strategic acquisitions. In August 2022, we acquired a controlling stake in Helsi, a digital healthcare platform based in Ukraine, and in May 2025, we increased our stake in Helsi from 69.99% to 97.99%. In the year ended December 31, 2024, Helsi generated $5.1 million of revenue, compared to $3.6 million in the year ended December 31, 2023. Additionally, in December 2022, we spun off Kyivstar.Tech into a separate technology company, which remains wholly owned by us. In the year ended December 31, 2024, Kyivstar.Tech generated $24.2 million of revenue ($24.0 million of which was attributable to intra-Pre-Business Combination Kyivstar Group companies), compared to $19.4 million ($19.3 million of which was attributable to intra-Pre-Business Combination Kyivstar Group companies) in the year ended December 31, 2023. Our commitment to strategic growth continued with our acquisition of Lan Trace, a regional fixed broadband provider, for $2 million in September 2024. Further, in April 2025, we acquired 97% of the shares in Uklon, a ride-hailing and delivery platform, for total consideration of $158 million. See “Business — Mobile Telecommunications Services — Digital Services — Uklon.”

The Transactions

On March 18, 2025, Cohen Circle, the Seller, VEON Holdings, Kyivstar Group Ltd. and Merger Sub entered into the Business Combination Agreement, pursuant to which the parties thereto consummated the Business Combination on August 14, 2025. The Business Combination Agreement contained customary representations and warranties, covenants, closing conditions and other terms relating to the Merger and the other transactions contemplated thereby.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the parties to the Business Combination Agreement undertook a series of transactions pursuant to which, among other things (i) at the Sale Effective Time, the Seller sold to Kyivstar Group Ltd. all of the issued and outstanding equity of VEON Holdings in exchange for the Kyivstar Group Ltd. Common Shares and the Seller Loan Note, whereby VEON Holdings became a direct, wholly owned subsidiary of Kyivstar Group Ltd., and (ii) at the Merger Effective Time, the Parties effected the Merger upon the terms and subject to the conditions of the Business Combination Agreement and the Plan of Merger and in accordance with the Companies Act, whereby on the Closing Date, Merger Sub was merged with and into Cohen Circle, with Cohen Circle continuing as the surviving company of the Merger and a direct, wholly owned subsidiary of Kyivstar Group Ltd.

Following the satisfaction of the conditions set forth in the Business Combination Agreement, the Closing occurred by electronic exchange of documents and the Merger was consummated by the filing of the Plan of Merger with the Registrar of Companies of the Cayman Islands in accordance with the Companies Act (As Revised) of the Cayman Islands on August 14, 2025 (the Merger becoming effective at such date).

Significant Factors Affecting our Results of Operations

The War in Ukraine

The war in Ukraine has adversely impacted our operations. On February 24, 2022, Russian military forces invaded Ukraine, leading to a series of challenges that have adversely affected our results for the years ended December 31, 2023 and 2024. The adverse impact of full-scale war resulted in the loss of approximately 1.4 million mobile customers from January 2022 to December 2022, with a declining trend in subsequent years. In the period from January 2022 to December 2024, we experienced losses of up to 3.1 million subscribers, which was attributed to migration, loss of territories and technical subscriber base clean-up. We have also experienced destruction and damage of our infrastructure and recognized impairment losses from restoration and preventative measures as a result of the war, as further described below. We anticipate that our future results of operations will continue to be impacted due to several factors related to the war, including volatility in foreign currency exchange rates, partial damage to our sites, the loss and potential loss of some customers and the impact of sanctions and export control restrictions.

Additionally, the war led to a surge in certain commodity prices, such as wheat, oil and gas and other inflationary pressures, which have affected and may continue to affect our customers’ spending patterns. For example, our blended electricity tariff (the average price we pay for electricity) increased by 28.1% in 2023 and 27.3% in 2024. As of December 31, 2024, the increases in electricity prices, which are in line with Eastern European levels, have already been reflected in our margins because electricity constitutes one of our key cost items. We have also made substantial investments in network resilience during the years ended December 31, 2023 and 2024, which required substantial electricity consumption, thereby increasing both our consumption and associated costs. See “Risk Factors — Risks

Related to the Business and Industry of Kyivstar — Risks Related to the War in Ukraine — We have experienced, and may continue to experience, disruptions to our business, financial conditions and results of operation as a result of the war, including due to increased operating costs and damage to network infrastructure and assets.”

As of February 2025, the United Nations High Commissioner for Refugees estimated that approximately 6.8 million refugees from Ukraine have been recorded globally. In addition, Ukraine has sustained significant damage to its infrastructure and assets. These events and other war-related impacts had, and we expect will continue to have, a measurable impact on our customer base, their use and spending on our services. For further information, see “Risk Factors — Risks Related to the Business and Industry of Kyivstar — Risks Related to the War in Ukraine — We have seen and may continue to see changes in customer demand due to migration and population shifts.” While we carried war-related insurance in the year ended December 31, 2022 that we expect to cover part of the damages and mitigate some of the initial financial impact we sustained, since 2023, war-related coverage for Ukraine has become unavailable. In the years ended December 31, 2023 and 2024, we did not receive payment for our war-related insurance claim from 2022. Due to the uncertainty surrounding the timing and amount of any payout, we have not recognized any receivables in this respect in our financial statements for these periods.

We have also experienced a decline in revenue and profit margin from international mobile termination rates charged to Ukrainian customers due to the number of customers that have moved and continue to remain abroad relative to guest roamers (users from a different country who use our network while in Ukraine, for which we receive payment from their home mobile network operator). In addition, we have experienced a decline in revenue from our B2B customers as corporate spending on telecommunications decreased significantly following the onset of the war. EU policies regulating roaming charges for Ukrainians have also impacted our profit margins. The EU roaming policies were extended in April 2023 and continue to provide Ukrainians with access to free roaming areas. In June 2024, Ukrainian President Volodymyr Zelensky signed a law establishing a single roaming area with the EU, ensuring that Ukrainian mobile users can continue to use their devices in EU countries without additional charges and vice versa for EU visitors in Ukraine. Additionally, the European Commission has continued its efforts to integrate Ukraine into the EU roaming area, which could eliminate roaming charges for Ukrainian customers indefinitely throughout the EU, if adopted. While there is a potential for margin uplift if and when our subscribers return, we have introduced our “Roaming Like at Home” offering to retain our subscribers abroad, with approximately 1.2 million users utilizing the offer as of December 31, 2024. In addition to supporting customer retention, the offering generates revenue in hard currencies from international operators, which contributes to higher profit margins compared to revenues from our Ukrainian customer base.

We have also incurred maintenance expenses to repair and prevent further damage to our mobile and fixed-line telecommunications infrastructure in Ukraine. For the year ended December 31, 2024, costs related to security, fuel for diesel generators, batteries and mitigation measures amounted to approximately $45.3 million (UAH 1,866.8 million), compared to $22.5 million (UAH 822.0 million) for the year ended December 31, 2023. As of December 31, 2024, we and UTC have experienced partial destruction of our infrastructure in Ukraine, with about 5.3% of our combined telecommunication network damaged or destroyed, of which about 82% has been restored. As of December 31, 2024, approximately 6% of our current combined network remained non-functional and located in Russian-occupied territories. We recognized impairment losses of $3 million in the year ended December 31, 2024 from active network restoration in de-occupied territories and from a range of preventative measures we undertook in the event of further attacks on power infrastructure. We may need to record future impairment charges, which could be material, if the war continues or escalates or due to other related macroeconomic conditions. In addition, with increased targeting of Ukraine’s electrical grid, we have faced challenges in ensuring that our network assets in Ukraine have a power source. As of December 31, 2024, we had installed approximately 2,600 additional generators and approximately 176,000 additional batteries to help ensure backup capacity.

Our results of operations have also been impacted by sanctions. In May 2024, JSC Kyivstar’s local custodian notified us that all of JSC Kyivstar’s shares had been blocked from voting and transferring, which prevented and continues to prevent any such transactions involving JSC Kyivstar’s shares. We and VEON continue to work with the local custodian to remove all restrictions on our corporate rights in JSC Kyivstar. Given the impact of the decision of the current custodian of JSC Kyivstar is limited to certain voting actions, such as changing JSC Kyivstar’s charter or appointing a local Ukrainian auditor, it does not critically impact our day-to-day operations, and we do not expect the restrictions to impact the Demerger. See further “Business — Litigation and Other Proceedings — Freezing of Corporate Rights in JSC Kyivstar.”

Cyberattack in 2023

Since the war began, we have faced and expect to continue facing challenges in our performance in Ukraine, which will be exacerbated as the conflict continues. For example, on December 12, 2023, we announced that our network had been the target of a widespread external cyber-attack causing a technical failure. This resulted in a temporary disruption of our network and services, interrupting the provision of voice and data connectivity on mobile and fixed networks, international roaming and SMS services, among others, for our customers in Ukraine and abroad. Our technical teams, working in collaboration with Ukrainian law enforcement and government agencies and the Security Service of Ukraine, restored services in multiple stages, starting with voice and data connectivity. For more information, see “Business — Information Technology and Cybersecurity — Cyber-Attack in December 2023.”

After stabilizing the network, we immediately initiated a “customer appreciation” program to thank our customers for their loyalty, offering them a discount on one billing cycle of services on select types of contracts, despite no legal obligation to do so. As a result of the incident and the “customer appreciation” program, there was a financial impact on our combined results, notably combined revenue, for the years ended December 31, 2023 and 2024, primarily due to foregone revenue. We estimate the impact of the incident and “customer appreciation” program offer on operating revenue for the years ended December 31, 2023 and 2024 was approximately $23 million and $46 million, respectively.

Foreign Currency Translation

Our combined financial statements (as well as our consolidated financial statements) are presented in U.S. dollars and in accordance with International Accounting Standards (“IAS”) 21, The Effects of Changes in Foreign Exchange Rates, using the current rate method of currency translation with the U.S. dollar as the reporting currency. Our results of operations are affected by increases or decreases in the value of the U.S. dollar or Ukrainian hryvnia. Our exposure to the risk of changes in foreign exchange rates relates primarily to our operating activities (when our trade receivables and trade payables are denominated in foreign currencies) and financing activities (when interest-bearing borrowings are denominated in foreign currencies). For example, our capital expenditures on equipment and software have increased significantly in the years ended December 31, 2023 and 2024 as these costs are denominated in hard currencies, such as euros. The depreciation of the Ukrainian hryvnia in the years ended December 31, 2023 and 2024 has further increased the cost of investing in critical infrastructure.

When the Ukrainian hryvnia depreciates against the U.S. dollar in a given period, our results expressed in U.S. dollars will be lower, even assuming consistent Ukrainian hryvnia revenue across the periods. The value of the Ukrainian hryvnia experienced significant volatility following the outbreak of the war in Ukraine, which resulted in the National Bank of Ukraine (“NBU”) fixing the Ukrainian hryvnia to a set rate of 29.25 to the U.S. dollar in February 2022. In July 2022, the NBU devalued the Ukrainian hryvnia to a set rate of 36.57 to the U.S. dollar, representing a devaluation of 25%. On October 3, 2023, the NBU transitioned to a managed flexible exchange rate regime, allowing the Ukrainian hryvnia’s value to fluctuate based on market conditions. This resulted in an average exchange rate of 40.16 Ukrainian hryvnia to one U.S. dollar for the year ended December 31, 2024. See “— Going Concern, Liquidity and Capital Resources — Quantitative and Qualitative Disclosures about Financial Risk — Foreign currency exposure.” The NBU is expected to continue to significantly limit exchange rate fluctuations, preventing both a significant weakening and a significant strengthening of the Ukrainian hryvnia, and we cannot be certain that the Ukrainian hryvnia will be pegged to the U.S. dollar at a later date.

To counteract the effects of the aforementioned risks, we engage in certain hedging strategies. However, our hedging strategies may prove ineffective if, for example, exchange rates fluctuate in response to legislative or regulatory actions by a government with respect to its currency.

Macroeconomic Trends

We are affected by a broad range of international economic developments. Unfavorable economic conditions may significantly impact our customers’ spending patterns, both in terms of the products they subscribe to and their usage levels. As a result, it may be more difficult for us to attract new customers, more likely that customers will downgrade or disconnect their services, or that it will become more difficult for us to maintain our mobile customer base. For example, inflationary pressures are affecting customer purchasing power. Inflation may require us to charge higher prices that some customers may be unable to afford, potentially leading them to opt for lower-cost alternatives. Despite our significant investments in the modernization, restoration and strength of our network, we have seen limited growth in our ARPU in hard currency equivalent in recent years due to reduced customer purchasing power. In addition, economic downturns may also impact our ability to decrease our costs, execute our strategies, take advantage of future opportunities, respond to competitive pressures, refinance outstanding debt or meet unexpected financial requirements.

Further, the increasing prices of fossil fuels and rising inflation rates have had and are expected to continue to have broader adverse effects on the Ukrainian economy. Sustained high levels of inflation in Ukraine, in addition to deteriorating economic conditions as a result of the ongoing war with Russia, may create significant imbalances in the Ukrainian economy and undermine any efforts the government is taking to create conditions that support economic growth. This in turn may have an adverse impact on our results of operations. See “Risk Factors — Risks Related to the Business and Industry of Kyivstar — Risks Related to our Operations — The international economic environment, inflationary pressures, geopolitical developments and unexpected global events could cause our business to decline.”

Outside of the ongoing war, we are exposed to other geopolitical developments. In particular, global economic markets have seen extensive volatility over the past few years as a result of events such as the outbreak of the COVID-19 pandemic, the war between Israel and Hamas, the escalation of the conflict between Israel and Iran and in the surrounding region, including the involvement of the United States, the closing of certain U.S. financial institutions by U.S. regulators from March 2023, the announcement by the United States of proposals for, or the imposition of, tariffs on certain non-U.S. goods and political instability. These events have created, and may continue to create, significant disruption of the global economy, supply chains, distribution channels and financial and labor markets. The market disruption and volatility from these events have caused us to experience reductions in business activity, increases in funding costs, decreases in asset values, additional write-downs and impairment charges and lower profitability. Our profit margins during high inflation could be harmed if we are unable to sufficiently increase our prices to offset any significant future increase in the inflation rate, manifested in inflationary increases in salary, wages, benefits and other administrative, supply and energy costs, and such price increases may be difficult with our mass market and price-sensitive customer base.

Recent Acquisitions

From time to time, we undertake acquisitions, which may affect comparability of our results of operations across periods. Our decisions to engage in such transactions are opportunistic and subject to market conditions. For example, in April 2025, we acquired Uklon, a leading Ukrainian ride-hailing and delivery platform. Upon closing of the deal, we acquired 97% of Uklon shares for a total consideration of $158 million. In connection with the acquisition of Uklon, JSC Kyivstar entered into a symmetrical put and call option agreement for the remaining 3% interest in Uklon, which may be exercised within three years of closing. See “Business — Mobile Telecommunications Services — Digital Services — Uklon.” In addition, in December 2025, we acquired LLC SUNVIN 11, the owner of an operational solar power plant with a capacity of 12.947 MW, located in Ukraine, for a total consideration of $8.24 million. See “Business — Recent Developments.” Consummation of such transactions may have an effect on comparability of our results from one period to another.

In August 2022, we acquired 69.99% of Helsi, an IT e-health provider in Ukraine, which aimed to enhance our presence in the IT e-health sector, leveraging Helsi’s software, IT staff and expertise, for an aggregate cash consideration of $15 million. As part of the share purchase agreement, JSC Kyivstar entered into a symmetrical put and call option agreement for the remaining 30.01% interest in Helsi. As a result, on the acquisition date, we determined that we had a present ownership interest in the remaining 30.01% interest in Helsi and accounted for the put liability as part of the consideration transferred, and no non-controlling interest was recognized. Accordingly, the put option has been recorded as a financial liability at the present value of the amounts payable on exercise with subsequent changes recognized in profit or loss. At the time of acquisition, the expected payout for this option was valued at $7 million, but as of December 31, 2023, it had increased to $11 million. The expected payout for the put option is included in our debt and derivatives, and the option itself is recorded under other investments at the discounted redemption amount, with a valuation of $9 million as of December 31, 2024. This change in valuation was due to an unwinding of interest amounting to $2 million included in finance costs, partially offset by a gain from change in fair value of put option liability amounting to $3 million, included in other non-operating gain/(loss) net, and gains from foreign currency translations amounting to $1 million. See “— Indebtedness.” In May 2025, we increased our stake in Helsi to 97.99%. See “Business — Mobile Telecommunications Services — Digital Services — Helsi.”

In addition to our recent M&A transactions, in November 2024, we successfully acquired 2x5 MHz spectrum in the 2100 MHz band and 40 MHz spectrum in the 2300 MHz band at an auction held by the NCEC, investing UAH 1.43 billion ($34 million) in the Ukrainian economy through this spectrum acquisition as part of our joint intention with VEON to invest $1 billion in Ukraine between 2023 and 2027. See “— Intention to Invest in Ukraine” below.

Intention to Invest in Ukraine

In 2024, we and VEON announced our joint intention to invest $1 billion in Ukraine between 2023 and 2027 as a shared strategic initiative, focusing on several key areas to drive growth and innovation. Together with VEON, we intend to deploy this investment through a variety of capital streams by Kyivstar and UTC, which is owned by VEON, including social investments in infrastructure and technological development, charitable donations and strategic acquisitions. This strategy includes the development of our core business through network development, energy resilience, technological leadership, digitalization and development of our existing business lines, as well as M&A, specifically by driving digital revenue and building out our digital ecosystem via strategic acquisitions. See “Business — Our Strategies.” We expect to continue to pursue strategic, opportunistic acquisitions, which may impact the comparability of our results in future periods. See “— Recent Acquisitions.”

Contributions towards the $1 billion goal include capital expenditure spend for 2023 and 2024. For example, as discussed above, in November 2024, we successfully acquired 2x5 MHz spectrum in the 2100 MHz band and 40 MHz spectrum in the 2300 MHz band at an auction held by NCEC, investing UAH 1.43 billion ($34 million) as part of this investment. Additionally, a significant portion of these expenditures related to the expansion of our roaming and international interconnect businesses, which is important for generating cash in stable foreign currencies, such as euros. Furthermore, in April 2025, Kyivstar acquired Uklon for a total consideration of $158 million. As we continue to execute on these initiatives, we expect capital expenditures to remain elevated in the near term.

The intention to invest $1 billion represents a nonbinding shared strategic initiative of Kyivstar and VEON together — there is no formal or intended division of investments between Kyivstar and VEON. As the majority beneficial owner of Kyivstar, VEON may contribute towards the $1 billion goal either directly or indirectly (i.e., by way of reinvestment through its majority-held group companies, Kyivstar and UTC). The investments reflect our ongoing strategy and are being made in the ordinary course of business, independent of any regulatory mandate. Furthermore, the investments will require no borrowing by Kyivstar or VEON, as the source of funding has been, and is expected to continue to be, solely generated by operational cash. While not a formal guarantee, our stated intention to invest $1 billion in Ukraine represents a forward-looking goal that will remain subject to ongoing assessment and evolving circumstances.

Expanding our Multiplay Strategy

The cornerstone of our growth strategy includes 4G-based growth in mobile connectivity, expanding our digital services and increasing customer spend across our complementary service portfolio (i.e., our multiplay strategy). The number of multiplay users has grown in both relative and absolute terms, reaching approximately 6.6 million subscribers as of September 30, 2025, a 61% increase from 4.1 million in 2023. Our revenue from multiplay users has grown approximately 46% between 2023 and 2024, from $179 million in the year ended December 31, 2023 to $260 million in the year ended December 31, 2024.

In addition, we have seen an upward trend in ARPU due to an increase in multiplay users, with average monthly ARPU increasing from $2.90 for the year ended December 31, 2023 to $3.00 for the year ended December 31, 2024. This pursuit of growth by cross selling to our customers across our mobile connectivity and digital services has led to higher capital expenditures and increased spectrum acquisitions and renewals for the years ended December 31, 2023 and 2024, including as a result of investments into our network infrastructure.

Explanation of key line items in the historical combined statements of income and historical consolidated statements of income

Service revenue/Revenue

Service revenue includes revenue from airtime charges from contract/postpaid and prepaid customers, monthly contract fees, interconnect revenue, roaming charges and charges for value added services (“VAS”). VAS include short messages, multimedia messages, caller number identification, call waiting, data transmission, mobile internet, downloadable content, mobile finance services, machine-to-machine and other services. The content revenue relating to VAS is presented net of related costs when our performance obligation is to arrange the provision of the services by another party (we act as an agent) and gross when we are primarily responsible for fulfilling the obligation to provide such services to the customer.

Revenue from services with a fixed term, including fixed-term tariff plans and monthly subscriptions, is recognized on a straight-line basis over time. For pay-as-you-use plans, in which the customer is charged based on actual usage, revenue is recognized on a usage basis. Some tariff plans allow customers to rollover unused services to the following period. For such tariff plans, revenue is generally recognized on a usage basis.

For contracts that include multiple service components, such as voice, text and data, revenue is allocated based on stand-alone selling price of each performance obligation. The stand-alone selling price for these services is usually determined with reference to the price charged per service under a pay-as-you-use plan to similar customers.

Upfront fees, including activation or connection fees, are recognized on a straight-line basis over the contract term. For contracts with an indefinite term, such as prepaid contracts, revenue from upfront fees is recognized over the average customer life.

Revenue from other operators, including interconnect and roaming charges, is recognized based on the price specified in the contract, net of any estimated retrospective volume discounts. Accumulated experience is used to estimate and provide for the discounts.

All service revenue is recognized over time as services are rendered when we act as a principal. Service revenue is recognized net of discounts, returns and value added taxes.

As of September 30, 2025, we report all of the Company’s consolidated revenues under a single caption entitled “Revenue,” comprising our services revenue as previously reported, together with “Other revenue”.

Service costs

Service costs consist primarily of interconnect and roaming costs.

Selling, general and administrative expenses

Selling, general and administrative expenses consisted primarily of network and IT costs, personnel costs and customer associated costs in the years ended December 31, 2023 and 2024, with additional costs coming from facility and office supplies, taxes other than income taxes, consulting, professional and other services, losses on receivables and other costs contributing smaller amounts.

Depreciation

Property and equipment is stated at cost, net of any accumulated depreciation and accumulated impairment losses.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. The useful life of our assets generally fall within the following ranges:

Class of property and equipment	Useful life
Telecommunication equipment	5 – 20 years
Buildings and constructions	5 – 30 years
Office and other equipment	2 – 8 years
Right-of-use assets	Equivalent lease term

Each asset’s residual value, useful life and method of depreciation is reviewed at the end of each financial year and adjusted prospectively, if necessary.

Where applicable, we have applied sale and leaseback accounting principles, whereas the right-of-use asset arising from the leaseback is measured at the proportion of the previous carrying amount of the asset that relates to our retained right of use. Accordingly, we recognize only the amount of any gain or loss that relates to the rights transferred to the buyer-lessor.

Amortization

Intangible assets acquired separately are carried at cost less accumulated amortization and impairment losses.

Intangible assets with a finite useful life are generally amortized with the straight-line method over the estimated useful life of the intangible asset. The amortization period and the amortization method for intangible assets with finite useful lives are reviewed at least annually and fall within the following ranges:

Class of intangible asset	Useful life
Telecommunications licenses, frequencies and permissions	3 – 20 years
Software	3 – 10 years
Brands and trademarks	3 – 15 years
Customer relationships	15 – 40 years
Other intangible assets	4 – 10 years

Goodwill is recognized for the future economic benefits arising from net assets acquired that are not individually identified and separately recognized. Goodwill is not amortized but is tested for impairment annually and as necessary when circumstances indicate that the carrying value may be impaired.

Listing expense

The Company recorded a one-time, non-cash listing expense in connection with the consummation of the Business Combination. As the Merger was accounted for in accordance with IFRS 2, the difference in the fair value of the shares deemed to have been issued by the Company, and the fair value of the Cohen Circle’s identifiable net assets represented a service received by the Company, and thus was recognized as an expense upon consummation of the Merger. Upon Closing, the excess fair value of the equity interests deemed to have been issued to Cohen Circle as consideration over the fair value of Cohen Circle’s identifiable net assets was recognized as a listing expense in the amount of $162 million.

Finance costs

Finance costs consist of deferred and contingent consideration fair value adjustments, interest on loans, financing and debentures, fair value adjustments of subscription rights, other interest and expense, exchange variation (foreign exchange losses) and exposure premium expense.

Finance income

Finance income consists of income on financial investments, interest income and discounts obtained.

Net foreign exchange gain/(loss)

Net foreign exchange gain consists of the total gains or losses arising from currency exchange rate fluctuations affecting our foreign currency transactions and balances.

Results of operations

The following table sets out our results of operations for the two fiscal periods ended September 30, 2025 and September 30, 2024:

	For the nine months ended September 30
	2025	2024
	(USD in millions)
Revenue	836	669

Service costs	(81)	(74)
Selling, general and administrative expenses	(279)	(221)
Depreciation	(102)	(89)
Amortization	(46)	(34)
Impairment	(6)	(2)
Loss on disposal of non-current assets	(1)	(1)
Listing expense	(162)	—
Other operating income	1	—
Operating profit	160	248
Finance costs	(57)	(62)
Finance income	13	26
Other non-operating (loss)/gain, net	(8)	—
Net foreign exchange (loss)/gain, net	(21)	24
Profit before tax	87	236
Income tax expense	(53)	(46)
Profit for the period	34	190

Comparison of the Nine Months Ended September 30, 2025 and 2024

Revenues

Revenues increased by $167 million, or 25.0%, from $669 million for the nine months ended September 30, 2024 to $836 million for the nine months ended September 30, 2025. This increase was largely driven by the “customer appreciation” program deployed in the nine months ended September 30, 2024 at a value of $46 million, which lowered revenue due to the provision of a discount on one month of services to affected customers, enabling higher year-on-year growth in the nine months ended September 30, 2025. In addition, revenue for the nine months ended September 30, 2025 was higher due to repricing of customer offers launched in December 2024 and the consolidation of revenue from Uklon in the nine months ended September 30, 2025, which accounted for approximately 6.9 percentage points of our 25.0% period-to-period increase in service revenues.

	For the nine months ended September 30
	2025	2024
	(USD in millions)
Revenue	836	669
Mobile	722	617
Fixed	40	35
Digital	74	15
Other revenue	—	2
Total operating revenue	836	669

Mobile revenue includes postpaid (contract) and prepaid customer airtime charges, roaming and value-added services, such as messaging, mobile internet and data services. Mobile revenue increased by $105 million, or 17%, from $617 million for the nine months ended September 30, 2024 to $722 million for the nine months ended September 30, 2025. This increase was largely driven by the “customer appreciation” program deployed in the nine months ended September 30, 2024 at a value of $46 million, which lowered revenue due to the provision of a discount on one month of services to affected customers, enabling higher year-on-year growth in the nine months ended September 30, 2025. In addition, revenue for the nine months ended September 30, 2025 was higher due to the repricing of customer offers launched in December 2024.

Fixed revenue includes fixed-term tariff plans and monthly subscriptions. Fixed revenue increased by $5 million, or 14%, from $35 million for the nine months ended September 30, 2024 to $40 million for the nine months ended September 30, 2025. This increase was driven by customer base modernization that allowed us to focus on higher value customers.

Digital revenue includes multiple high-quality applications and modern enterprise solutions. Digital revenue increased by $59 million, or over 390%, from $15 million for the nine months ended September 30, 2024 to $74 million for the nine months ended September 30, 2025. This increase was driven by the first-time consolidation of Uklon, our ride-hailing service, enterprise solutions development, further penetration of Helsi, our digital health services business, and paying base growth and content development of our entertainment application, Kyivstar TV.

Other revenue contributed 0.3% for the nine months ended September 30, 2024 and 0.4% of total revenue for the nine months ended September 30, 2025.

Service costs

Service costs increased by $7 million, or 9.5%, from $74 million for the nine months ended September 30, 2024 to $81 million for the nine months ended September 30, 2025. This increase was due to higher interconnection traffic and rates impact on costs, higher cost of content (Kyivstar TV) and other direct cost (cloud services).

Selling, general and administrative expenses

Selling, general and administrative expenses increased by $58 million, or 26.2%, from $221 million for the nine months ended September 30, 2024 to $279 million for the nine months ended September 30, 2025. This increase was driven by an increase in technology expenses ($17 million) as a result of higher electricity tariffs, frequency fee indexation and additional frequencies acquired; higher human resources costs ($27 million) net of works capitalization; higher consulting and professional services costs ($6 million) and higher media and marketing costs ($8 million). This increase was also attributable to the initial consolidation of Uklon’s financials, which included human resources costs of $15 million net of own works capitalized, media and marketing costs of $7 million and other costs of $4 million, together contributing approximately 12 percentage points to our 26.2% period-to-period increase in selling, general and administrative expenses.

Depreciation

Depreciation increased by $13 million, or 14.6%, from $89 million for the nine months ended September 30, 2024 to $102 million for the nine months ended September 30, 2025. This increase was driven by a swap run (accelerated depreciation) and gradual increase of CAPEX.

Amortization

Amortization increased by $12 million, or 35.3%, from $34 million for the nine months ended September 30, 2024 to $46 million for the nine months ended September 30, 2025. This increase was driven by the acquisition of additional frequencies and software and the recognition of new intangible assets from Uklon. The recognition of Uklon intangible assets alone resulted in an increase in amortization of $3.9 million.

Impairment

Impairment increased by $4 million, or 200.0%, from $2 million for the nine months ended September 30, 2024 to $6 million for the nine months ended September 30, 2025. This increase was driven by an increase in obsolete equipment and war-related impairments, including occupied territories and destroyed assets.

Listing expense

In relation to the consummation of the Business Combination, the Company incurred a one-time, non-cash listing expense of $162 million for the nine months ended September 30, 2025.

Operating profit

Operating profit decreased by $88 million, or 35.5%, from $248 million for the nine months ended September 30, 2024 to $160 million for the nine months ended September 30, 2025. This decrease was primarily due to the one time listing expense incurred in the nine months ended September 30, 2025. Excluding the effect of the listing expense, operating profits would have significantly increased, driven by an increase in total operating revenue and the consolidation of revenue from Uklon.

Finance costs

Finance costs decreased by $5 million, or 8.1%, from $62 million for the nine months ended September 30, 2024 to $57 million for the nine months ended September 30, 2025. This decrease was due to lower interest expense as the April 2025 and June 2025 Bonds were repaid in April and June 2025, respectively.

Finance income

Finance income decreased by $13 million, or 50.0%, from $26 million for the nine months ended September 30, 2024 to $13 million for the nine months ended September 30, 2025. This decrease was driven by a decrease in deposit income and a decrease in interest received on the loan provided to VEON Amsterdam.

Other non-operating (loss)/gain, net

Other non-operating (loss)/gain, net decreased by $8 million from nil for the nine months ended September 30, 2024 to a loss of $8 million for the nine months ended September 30, 2025. This decrease was driven by increased purchases of U.S. dollars on the open market.

Net foreign exchange (loss)/gain, net

Net foreign exchange (loss)/gain, net decreased by $45 million, from a gain of $24 million for the nine months ended September 30, 2024 to a loss of $21 million for the nine months ended September 30, 2025. This decrease was driven by local currency devaluation in the nine months ended September 30, 2025.

Profit before tax

Profit before tax decreased by $149 million, or 63.1%, from $236 million for the nine months ended September 30, 2024 to $87 million for the nine months ended September 30, 2025. This decrease was primarily due to the one time listing expense incurred in the nine months ended September 30, 2025. Excluding the effect of the listing expense, profit before tax would have increased, driven by an increase in total operating revenue and the consolidation of revenue from Uklon, and the abatement of the negative effects of the cyberattack.

Income taxes

Income taxes increased by $7 million, or 15.2%, from $46 million for the nine months ended September 30, 2024 to $53 million for the nine months ended September 30, 2025. This increase was driven by profit before tax for the nine months ended September 30, 2025 excluding the effect of the listing expense (a non-deductible expense for income tax purposes), which increased compared to the nine months ended September 30, 2024.

The following table sets out our results of operations for the two fiscal years ended December 31, 2024 and December 31, 2023:

	For the year ended December 31
	2024	2023
	(USD in millions)
Service revenue	915	911
Other revenue	4	4
Total operating revenue	919	915
Other operating income	1	1
Service costs	(100)	(94)
Selling, general and administrative expenses	(305)	(284)
Depreciation	(118)	(127)
Amortization	(45)	(49)
Impairment, net	(3)	(1)
(Loss)/gain on disposal of non-current assets	(1)	2
Operating profit	348	363
Finance costs	(82)	(82)
Finance income	40	35
Other non-operating gain/(loss), net	2	(8)
Net foreign exchange gain	39	38
Profit before tax	347	346
Income taxes	(64)	(65)
Profit for the period	283	281

Comparison of Fiscal Years Ended December 31, 2024 and 2023

Services revenues

Services revenues increased by $4 million, or 0.4%, from $911 million for the year ended December 31, 2023 to $915 million for the year ended December 31, 2024. This increase was driven by data and digital consumption growth and subscriber base modernization initiatives.

	For the year ended December 31
	2024	2023
	(USD in millions)
Service revenue	915	911
Mobile	865	859
Fixed	50	52
Other revenue	4	4
Total operating revenue	919	915

Mobile service revenue increased by $6 million, or 0.7%, from $859 million for the year ended December 31, 2023 to $865 million for the year ended December 31, 2024. This increase was driven by data and digital consumption growth and subscriber base modernization initiatives.

Fixed service revenue decreased by $2 million, or 3.8%, from $52 million for the year ended December 31, 2023 to $50 million for the year ended December 31, 2024. This decrease was driven by foreign exchange rate effects due to UAH devaluation, as mobile revenue increased in local currency.

Other revenue

Other revenue remained at $4 million for the years ended December 31, 2023 and 2024.

Total operating revenue

Total operating revenue increased by $4 million, or 0.4%, from $915 million for the year ended December 31, 2023 to $919 million for the year ended December 31, 2024. This increase was driven by an increase in service revenue.

Other operating income

Other operating income remained at $1 million for the years ended December 31, 2023 and 2024.

Service costs

Service costs increased by $6 million, or 6.4%, from $94 million for the year ended December 31, 2023 to $100 million for the year ended December 31, 2024. This increase was driven by higher international interconnect traffic and higher rate payments to other operators.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by $21 million, or 7.4%, from $284 million for the year ended December 31, 2023 to $305 million for the year ended December 31, 2024. This increase was driven higher technology costs ($16 million increase), higher human resources costs ($3 million increase) and higher professional services and consulting costs ($9 million increase), partially offset by lower facility and office supply costs ($7 million decrease).

Depreciation

Depreciation decreased by $9 million, or 7.1%, from $127 million for the year ended December 31, 2023 to $118 million for the year ended December 31, 2024. This decrease was driven by a devaluation of local currency.

Amortization

Amortization decreased by $4 million, or 8.2%, from $49 million for the year ended December 31, 2023 to $45 million for the year ended December 31, 2024. This decrease was driven by a devaluation of local currency.

Impairment, net

Impairment, net increased by $2 million, or 200.0%, from $1 million for the year ended December 31, 2023 to $3 million for the year ended December 31, 2024. This increase was driven by impairment reversal on right-of-use assets and telecommunications equipment in the year ended December 31, 2023.

(Loss)/gain on disposal of non-current assets

Gain on disposal of non-current assets decreased by $3 million, or 150.0%, from a gain of $2 million for the year ended December 31, 2023 to a loss of $1 million for the year ended December 31, 2024. This decrease was driven by gains related to passive infrastructure sales to UTC finalized in 2023, and acquisitions of U.S. dollar currencies in the open market in 2024.

Operating profit

Operating profit decreased by $15 million, or 4.1%, from $363 million for the year ended December 31, 2023 to $348 million for the year ended December 31, 2024. This decrease was driven by the factors described above.

Finance costs

Finance costs remained at $82 million for the years ended December 31, 2023 and 2024.

Finance income

Finance income increased by $5 million, or 14.3%, from $35 million for the year ended December 31, 2023 to $40 million for the year ended December 31, 2024. This increase was driven by a significant increase in investments in government bonds in 2024.

Other non-operating gain/(loss), net

Other non-operating gain/(loss), net increased by $10 million, or 125.0%, from a loss of $8 million for the year ended December 31, 2023 to a gain of $2 million for the year ended December 31, 2024. This increase was driven by a revaluation of the Helsi put option liability ($3 million decrease) and a decrease in losses on purchase and sale of foreign currency for purchase of government bonds.

Net foreign exchange gain

Net foreign exchange gain increased by $1 million, or 2.6%, from $38 million for the year ended December 31, 2023 to $39 million for the year ended December 31, 2024.

Profit before tax

Profit before tax increased by $1 million, or 0.3%, from $346 million for the year ended December 31, 2023 to $347 million for the year ended December 31, 2024. This increase was driven by the factors described above.

Income taxes

Income taxes decreased by $1 million, or 1.5%, from $65 million for the year ended December 31, 2023 to $64 million for the year ended December 31, 2024.

Key Performance Indicators and Non-IFRS Financial Measures

Non-IFRS Financial Measures

We also manage our business by tracking Adjusted EBITDA, Adjusted EBITDA Margin, capital expenditures excluding licenses and rights of use (“Capex excl. licenses and ROU”) and Capex Intensity, which each constitute non-IFRS financial measures. We believe these measures are useful to investors in evaluating our operating performance. We use non-IFRS measures in addition to our results determined in accordance with IFRS in order to evaluate our financial and operating performance, to generate future operating plans and make strategic decisions. We believe that these measures, when taken collectively with financial measures prepared in accordance with IFRS, may be helpful to investors because they provide additional tools for investors to use in evaluating our ongoing operating results and trends and in comparing our financial results with other companies operating in similar industries because they provide consistency and comparability with past financial performance. Our computation of Adjusted EBITDA, Adjusted EBITDA Margin and Capex excl. licenses and ROU may not be comparable to other similarly entitled measures computed by other companies.

We do not consider Adjusted EBITDA, Adjusted EBITDA Margin and Capex excl. licenses and ROU in isolation or as alternatives to financial measures determined in accordance with IFRS. Investors are encouraged to review these measures and their respective reconciliations to the most directly comparable IFRS financial measures included below and to not rely on any single financial measure to evaluate our business.

We define Adjusted EBITDA as earnings before interest, tax, depreciation, amortization, impairment, gain/loss on disposals of non-current assets, listing expense, finance costs, finance income, other non-operating gains/losses and net foreign exchange gain.

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total operating revenue/revenue.

We define Capex excl. licenses and ROU as purchases of property, plant and equipment and intangible assets, after deducting additions in licenses and right-of-use assets.

We define Capex Intensity as a ratio, which is calculated as last-twelve-month Capex excl. licenses and ROU divided by last-twelve-month total revenue.

The following table presents the reconciliation of profit for the period to Adjusted EBITDA and purchases of property, plant and equipment to Capex excl. licenses and ROU for the nine months ended September 30, 2025 and 2024 and the years ended December 31, 2024 and 2023:

	Nine months ended September 30, 2025	Nine months ended September 30, 2024	Year ended December 31, 2024	Year ended December 31, 2023
	(USD in millions)
Profit for the period	34	190	283	281
Income taxes	53	46	64	65
Profit before tax	87	236	347	346
Net foreign exchange loss/(gain)	21	(24)	(39)	(38)
Other non-operating loss/(gain)	8	—	(2)	8
Finance income	(13)	(26)	(40)	(35)
Finance costs	57	62	82	82
Listing expense	162	—	—	—
Loss/(gain) on disposal of non-current assets	1	1	1	(2)
Impairment	6	2	3	1
Amortization	46	34	45	49
Depreciation	102	89	118	127
Adjusted EBITDA	477	374	515	538
Profit margin(1)	4%	28%	31%	31%
Adjusted EBITDA Margin	57%	56%	56%	59%

____________

(1)      Includes the impact of a one-time, non-cash listing expense of $162 million recognized in the nine months ended September 30, 2025, which lowered our profit margin by 19 percentage points.

	Nine months ended September 30, 2025	Nine months ended September 30, 2024	Year ended December 31, 2024	Year ended December 31, 2023
	(USD in millions)
Purchases of property, plant and equipment, net of advances	174	99	237	207
Purchases of intangible assets	130	86	94	50
Less: Additions in licenses	1	—	35	—
Less: Right-of-use assets	80	54	75	102
Capex excl. licenses and ROU	223	131	221	155

Adjusted EBITDA, Adjusted EBITDA Margin and Capex excl. licenses and ROU are non-IFRS financial measures that are used by our management to measure and evaluate our internal operating performance. The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which their performance is evaluated. However, a limitation of the use of Adjusted EBITDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue or the need to replace capital equipment over time.

The components of Capex excl. licenses and ROU include core capital expenditures. However, a limitation of the use of Capex excl. licenses and ROU as a performance measure is that it does not capture long-lived assets acquired in business combinations.

We may incur future expenses similar to those excluded when calculating Adjusted EBITDA, Adjusted EBITDA Margin and Capex excl. licenses and ROU. In addition, our presentation of these measures should not be construed as an inference that our future results will not be affected by unusual or non-recurring items.

Key Performance Indicators

	Nine months ended September 30, 2025	Nine months ended September 30, 2024	Year ended December 31, 2024	Year ended December 31, 2023
Doubleplay 4G customers	6,394,661	6,392,075	5,596,753	7,042,184
Mobile ARPU	$3.50	$2.90	$3.00	$2.90
Mobile customers	22,479,018	23,326,442	23,009,719	23,910,607
Multiplay users	6,567,212	5,263,519	6,149,846	4,094,242
Total digital monthly active users	13,467,990	9,013,003	10,572,761	8,159,305

Doubleplay 4G customers

Doubleplay 4G customers are mobile customers who used both our voice and data services over 100 MB via 4G (LTE) technology at any time during the one month prior to such measurement date.

Mobile ARPU

Mobile ARPU measures the monthly average revenue per mobile user. We calculate Mobile ARPU by dividing our mobile service revenue (excluding guest roaming revenue, international interconnection revenue, revenue received from Ukraine Tower Company and revenue from Helsi and our big data and cloud services) during the relevant period by the average number of our mobile customers during the period and dividing by the number of months in that period. The revenue excluded from the reported mobile service revenue ($865 million for 2024 and $859 million for 2023) amounted to $21 million for 2024 and $11 million for 2023, resulting in mobile service revenue used to calculate Mobile ARPU of $844 million in 2024 and $848 million in 2023.

	Year ended December 31,
USD in millions	2024	2023
Mobile service revenue	865	859
Revenue from Kyivstar mobile subscribers (used to calculate ARPU)	844	848
Other mobile service revenue	21	11
Fixed service revenue	50	52
Other revenue	4	4
Total revenue	919	915

Mobile service revenue used to calculate Mobile ARPU excludes guest roaming and wholesale international interconnection revenue because these are not generated by our customers but are proceeds received from other operators for the services received by their subscribers. Intracompany revenue from UTC and revenue from Helsi and big data and cloud services are excluded from mobile service revenue used to calculate Mobile ARPU because revenue from these sources may originate from guest users and non-mobile platforms. The digital services revenue that is included in the revenue used to calculate Mobile ARPU comes from digital services that are included in our bundle offers for mobile subscribers, such as Kyivstar TV.

Prior to the year ended December 31, 2024, all digital services revenue was included in the revenue used to calculate Mobile ARPU. However, this change in methodology had only marginal effects on the final Mobile ARPU, so the years ended December 31, 2024 and 2023 can be considered comparable.

Mobile customers

Mobile customers are customers in the registered customer base as of a given measurement date who engaged in a revenue-generating activity at any time during the three months prior to such measurement date. Such activity includes any outgoing calls, customer fee accruals, debits related to service, outgoing SMS and MMS, data transmission and receipt sessions, but does not include incoming calls, SMS and MMS or abandoned calls. Our total number of mobile customers also includes customers using mobile internet service via USB modems. Throughout this prospectus, we refer to “mobile customers” and “subscribers” interchangeably in reference to our mobile customers.

Multiplay users

Multiplay users are doubleplay 4G customers who also used one or more of our digital products at any time during the one month prior to such measurement date.

Total digital monthly active users

Total digital monthly active users (“MAU”) is a gross total cumulative MAU of applications offered. Under this metric, a single individual who is active in more than one application is counted as a separate MAU under each such application, such that the total digital MAUs may include individuals being counted more than once. In the year ended December 31, 2024, Total digital MAUs accounted for $21.5 million of revenue, compared to $10.8 million in the year ended December 31, 2023.

Going Concern, Liquidity and Capital Resources

Going Concern

As of the date of this prospectus, most of our employees remain in Ukraine, while millions of people have fled Ukraine and the country has sustained significant damage to infrastructure and assets.

The ongoing war in Ukraine, the sanctions imposed on Russia by various jurisdictions, counter sanctions and other legal and regulatory measures, as well as responses by our service providers, partners, suppliers and other counterparties, including certain professional service providers we rely on, and the consequences of all the foregoing, have negatively impacted and, if the war, sanctions and such responses continue or escalate, will continue to negatively impact, aspects of our operations and results. See “— Significant Factors Affecting our Results of Operation — The War in Ukraine.”

Our audited combined financial statements have been prepared on a going concern basis. In accordance with IAS 1, we have determined that the aforementioned conditions and events, considered in the aggregate, may raise substantial doubt about our ability to continue as a going concern for at least 12 months after the date these combined financial statements were authorized for issuance. We expect the actions we have taken or will take will mitigate the risk associated with the identified events and conditions. However, given the uncertainty and exogenous nature of the ongoing war and potential sanctions, as well as potential new counter-sanctions we concluded that a material uncertainty remains related to events or conditions that may raise substantial significant doubt on our ability to continue as a going concern, such that we may be unable to realize our assets and discharge our liabilities in the normal course of our business.

Liquidity and Capital Resources

Our ability to generate sufficient cash for our ongoing operations depends on our operating performance, which in turn depends, to some extent, on general economic, financial, industry, regulatory and other factors, many of which are beyond our control, as well as other factors discussed in the section of this prospectus entitled “Risk Factors.”

As of December 31, 2023, we had working capital of $439 million, compared to working capital of $321 million as of December 31, 2024. Working capital is defined as current assets less current liabilities. The decrease in working capital was primarily driven by the maturity profile of the 2025 Bonds and a reduced amount of investment in government bonds which were offset by an increase in cash and cash equivalents and the reclassification of the Seller loan receivable from non-current to current assets. Our working capital is monitored on a regular basis by management. We believe our cash, cash equivalents, short-term deposits and short-term investments, together with cash we expect to generate from future operations, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least 12 months from the date of this prospectus.

Our primary sources of liquidity are the cash flow generated by our operations. We believe that this liquidity structure allows us to sustain fluctuations in cash flow development. Liquidity inflows and outflows of business entities are monitored and coordinated centrally by our corporate treasury department. On April 9, 2025, prior to its acquisition by Kyivstar Group Ltd., VEON Holdings repaid the April 2025 Bonds for $472 million. On June 18, 2025, prior to its acquisition by Kyivstar Group Ltd., VEON Holdings repaid the June 2025 Bonds for $100 million.

Cash Flows

The following table summarizes our cash flow statements for the nine months ended September 30, 2025 and 2024 and the years ended December 31, 2024 and 2023.

	Nine months ended September 30, 2025	Nine months ended September 30, 2024	Year ended December 31, 2024	Year ended December 31, 2023
	(USD in millions)
Net cash flows from operating activities	406	324	430	413
Net cash flows from/(used in) investing activities	(4)	(207)	(132)	(327)
Net cash flows used in financing activities	(607)	(21)	(37)	(88)
Net foreign exchange difference	3	(10)	(12)	(5)
Cash and cash equivalents at beginning of period	674	425	425	432
Cash and cash equivalents at end of period	472	511	674	425

Net cash flows from operating activities

Net cash flows from operating activities increased by $82 million, or 25.3%, from $324 million for the nine months ended September 30, 2024 to $406 million for the nine months ended September 30, 2025. This increase was driven by the “customer appreciation program” deployed in the nine months ended September 30, 2024 at a value of $46 million, which lowered revenue due to the provision of a discount on one month of services to affected customers, enabling higher year-on-year growth in the nine months ended September 30, 2025.

Net cash flows from operating activities increased by $17 million, or 4.1%, from $413 million for the year ended December 31, 2023 to $430 million for the year ended December 31, 2024. This increase was driven predominantly by the effects of the cyberattack in and “customer appreciation program” in the first quarter of 2024 and repricing activities.

Net cash flows from/(used in) investing activities

Net cash flows used in investing activities decreased by $203 million, or 98.1%, from an outflow of $207 million for the nine months ended September 30, 2024 to an outflow $4 million for the nine months ended September 30, 2025. This decrease was driven by higher cash inflows from the loans granted ($358 million inflow), partially offset by higher cash capex, including expenditures on property, plant and equipment and intangible assets ($60 million increase).

Net cash flows used in investing activities decreased by $195 million, or 59.6%, from $327 million for the year ended December 31, 2023 to $132 million for the year ended December 31, 2024. This decrease was driven by higher cash inflows from maturity of government bonds ($293 million increase), partially offset by the acquisition of spectrum licenses for $35 million and other capital investments of $63 million.

Net cash flows used in financing activities

Net cash used in financing activities increased by $586 million, or 2,790.5%, from $21 million for the nine months ended September 30, 2024 to $607 million for the nine months ended September 30, 2025. This increase was driven by the repayment of the VEON Holdings April 2025 and June 2025 Notes.

Net cash flows used in financing activities decreased by $51 million, or 58.0%, from $88 million for the year ended December 31, 2023 to $37 million for the year ended December 31, 2024. This decrease was driven by a decrease in repayment of debt.

Indebtedness

We held the following outstanding debt and derivatives liabilities as of September 30, 2025 and December 31, 2024 and 2023.

	As of September 30, 2025	As of December 31,
		2024	2023
	(USD in millions)
At fair value
Warrants	31	—	—
Total at discounted redemption amount	31	—	—
At discounted redemption amount
Put option liability	2	9	11
Total at discounted redemption amount	2	9	11
At amortized cost
Bonds	37	585	597
Interest accrued on bonds	2	6	5
Loans received from subsidiaries of the Seller	—	—	4
Lease liabilities	353	294	281
Other financial liabilities	21	—	—
Loan Note Payable – VEON Amsterdam B.V.	56	—	—
Total at amortized cost	469	885	887
Total debt and derivatives	502	894	898
Non-current	275	225	815
Current	227	669	83

Our derivative instruments at discounted redemption amount relate to our Helsi put option, which amounted to $11 million for the year ended December 31, 2023, $9 million for the year ended December 31, 2024 and $1 million for the nine months ended September 30, 2025 and our Uklon put option, which amounted to $1 million for the nine months ended September 30, 2025. As of September 30, 2025, we held symmetrical call and put options issued under an option agreement with non-controlling shareholders of Uklon dated April 2, 2025 and Helsi dated May 7, 2025. These options grant their holders the right to demand the sale/purchase of 3% and 2.01% of shares held by the non-controlling shareholders of Uklon and Helsi, respectively, for variable consideration in the future. As of December 31, 2024, we held symmetrical call and put options issued under an option agreement with non-controlling shareholders of Helsi Ukraine dated August 9, 2022. These options granted their holders the right to demand the sale/purchase of 30.01% of shares held by the non-controlling shareholders for variable consideration in the future. In May 2025, Kyivstar and LLC “UKRAINIAN INVESTMENT PLATFORM”, representing 26.9% ownership together with other minority stakeholders representing 1.1% ownership in Helsi, negotiated an agreement to buy out the ownership stake of these parties for US$11. Simultaneously the parties also terminated the existing put and call option agreements to the extent representing the stake of these parties, resulting in partial derecognition of the put option liability. At the same time Kyivstar agreed to terms with the remaining 2.01% shareholders based on the terms of the originally entered put and call option agreement. See “— Significant Factors Affecting our Results of Operations — Recent Acquisitions.”

In the year ended December 31, 2023, the loan received from the Seller reflected the amount of a related party loan received to repay the two series of 2025 Bonds, and each of the 2025 Bonds were repaid prior to their respective maturity dates.

In the year ended December 31, 2023, we fully prepaid all of our remaining external bank debt which included a UAH 1,400 million ($38 million) loan with Raiffeisen Bank and UAH 760 million ($21 million) loan with OTP Bank. In addition, we paid interest on the 2025 Bonds amounting to $26 million.

On March 27, 2025, VEON Holdings, as the original borrower, the Seller, as the original guarantor, and certain financial institutions entered into a term loan facility agreement (the “Loan Agreement”). The Loan Agreement provides for a $210 million term loan facility. Upon the completion of the Demerger on April 8, 2025 and an accession deed under the Loan Agreement, all obligations of VEON Holdings under the Loan Agreement ceased to be obligations of VEON Holdings and were transferred, by operation of law, to VEON MidCo B.V., a subsidiary of VEON Ltd. and an entity not affiliated with Kyivstar Group Ltd., VEON Holdings or its subsidiaries. As of the completion of the Demerger on April 8, 2025, VEON Holdings had no further obligations under, and ceased being a party to, the Loan Agreement. See “Business — The Business Combination” for additional information about the Demerger.

Cash Subject to Currency and Contractual Restrictions

The ongoing war in Ukraine has impaired our ability to make cash transfers into and out of Ukraine. In Ukraine, more stringent capital controls were introduced by the NBU on February 24, 2022 in connection with the declaration of martial law, which generally prohibit JSC Kyivstar and its subsidiaries from making any interest or dividend payments to Kyivstar Group Ltd. and transferring foreign currency to entities outside of Ukraine unless such payments fall under a limited set of statutory exemptions. The capital controls are expected to last for the duration of the application of martial law, and it is uncertain whether they will be relaxed by the NBU when martial law ends. Currently, it is not possible to predict how long the martial law in Ukraine will last as it has been extended every 90 days since February 2022. However, as of May 13, 2024, the NBU has permitted Ukrainian companies to pay dividends accrued for the calendar year 2024 to their foreign investors abroad. Investors can repatriate dividends up to the equivalent of €1 million per calendar month. We have not historically, and we currently do not plan to, take advantage of this exemption.

Future Liquidity and Capital Requirements

We have capital commitments for the future purchase of intangible assets and no other guarantees or contingent liabilities. For the years ended December 31, 2023 and 2024, our total capital commitments were $15 million and $47 million, respectively. We have no other incremental commitments, guarantees or contingent liabilities.

Our ability to generate revenue is dependent upon the operation of the wireless telecommunications networks authorized under our various licenses for GSM-900/1800, “3G” (UMTS/WCDMA) mobile radiotelephone communications services and “4G” (LTE). Under the license agreements, operating companies are subject to certain commitments, such as territory or population coverage, level of capital expenditures and number of base stations to be fulfilled within a certain timeframe. If we are found to be involved in practices that do not comply with applicable laws or regulations, we may be exposed to significant fines, the risk of prosecution or the suspension or loss of our licenses, frequency allocations, authorizations or various permissions, any of which could harm our business, financial condition, results of operations or cash flows. After expiration of the license, our operating companies might be subject to additional payments for renewals, as well as new license capital and other commitments.

The table below shows our financial liabilities as of December 31, 2024 by their remaining contractual maturity. The amounts disclosed in the maturity table are the contractual undiscounted cash flows, including gross lease obligations (before deducting future finance charges). Such undiscounted cash flows differ from the amount included in the statement of financial position because the statement of financial position amount is based on discounted cash flows. See “The Business Combination Agreement and Transaction Documents.”

As of December 31, 2024 (USD in millions)	Demand and less than 3 months	3 months to 12 months	12 months to 5 years	More than 5 years	Total
Bond liabilities principal amount	—	585	—	—	585
Bond liabilities	—	6	—	—	6
Lease liabilities	20	62	305	74	461
Trade and other payables	110	—	—	—	110
Customer associated financial liabilities	29	—	—	—	29
Loans	—	8	—	—	8
Total financial liabilities	159	661	305	74	1,199

For more information on our financial liabilities and other commitments please refer to Note 7 — Provisions and Contingent Liabilities and Note 10 — Property and Equipment of our audited combined financial statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures about Financial Risks

General

We are exposed to credit risks, foreign currency exposure and liquidity risks due to the use of financial instruments. The financial instruments comprise cash and cash equivalents, current financial investments, and other current financial assets. We also have various other financial instruments, such as trade payables and trade receivables, prepaid credit balances that are refundable to customers or can be used as currency to purchase items from other suppliers, which arise directly from its operations. For more information, please refer to Note 16 — Financial Risk Management of our audited combined financial statements included elsewhere in this prospectus.

Credit risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. We are exposed to credit risk from our operating activities, primarily in respect of trade receivables, and from our treasury activities, including deposits with banks and financial institutions, derivative financial instruments and other financial instruments.

Financial instruments, which potentially expose us to significant concentrations of credit risk, consist principally of cash in bank, short-term deposits, and trade and other receivables. Our maximum credit risk exposure as of September 30, 2025 was $686 million and comprised cash and cash equivalents, a loan receivable from the Seller, security deposits and cash collateral, trade and other receivables, current financial investments and financial assets at fair value.

Our cash and deposits are primarily held in banks located in Ukraine. As of September 30, 2025, 47% of cash and cash equivalents were held in three banks. The cash and cash equivalents retained by Cohen Circle in accordance with the Demerger relates to bank accounts of VEON.

In addition, our analysis by credit quality of cash and cash equivalents is based on credit ratings as published by the credit rating agency Fitch Ratings Inc. (“Fitch”). For cash and cash equivalents, we assessed our expected credit loss based on Fitch’s rating for rated banks and based on the sovereign rating of Ukraine. Based on our assessment, we concluded that the identified impairment loss was immaterial.

Further, our accounts receivable are presented net of allowances. We do not require collateral for trade receivables, and we have a credit policy in place and the exposure to credit risk is monitored on an ongoing basis. Credit evaluations are performed for all customers requiring credit over a certain amount. Credit risk arising from financial transactions is reduced through diversification, accepting counterparties with high credit ratings only and defining limits on aggregated credit exposure towards each counterparty. Our credit risk exposure is monitored and analyzed on a case-by-case basis, and we believe that credit risk is appropriately reflected in impairment allowances recognized against assets.

Our maximum exposure to credit risk for the components of the statement of financial position at September 30, 2025 and December 31, 2024 is the carrying amount.

Foreign currency exposure

Foreign currency risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. Our exposure to the risk of changes in foreign exchange rates relates primarily to our operating activities (when our trade receivables and trade payables are denominated in foreign currencies) and financing activities (when interest-bearing borrowings are denominated in foreign currencies).

The exchange rates for foreign currencies, in which our financial assets and liabilities were denominated, against Ukrainian hryvnia, as declared by the NBU as of the dates and periods stated, are as follows:

(in millions)	USD	EUR
December 31, 2023	37.982	42.208
Average for 2024	40.159	43.459
December 31, 2024	42.039	43.926
September 30, 2025	41.318	48.441

The following table demonstrates the sensitivity to a possible change in exchange rates against the U.S. dollar and euro with all other variables held constant. Additional sensitivity changes to the indicated currencies are expected to be approximately proportionate. The tables show the effect on our profit before tax (due to changes in the value of monetary assets and liabilities, including foreign currency derivatives). Our exposure to foreign currency changes for all other currencies is not material.

As of December 31, 2024	Increase/ (decrease) in %	Increase/ (decrease) of profit before tax	Increase/ (decrease) of net investment
Change in USD exchange rate	+10.00	34	28
Change in the EUR exchange rate	+10.00	11	9
Change in USD exchange rate	-1.00	(3)	(3)
Change in the EUR exchange rate	-1.00	(1)	(1)

Liquidity risk

Liquidity risk is the risk we encounter in meeting the obligations associated with our financial liabilities. We analyze the aging of our assets and the maturity of our liabilities and plan our liquidity depending on the expected repayment of various instruments. Our short-term and long-term liquidity needs are funded largely through cash flow from operating activities.

Total financial liabilities include VEON Holdings Bonds representing the principal amounts outstanding for April 2025 Old Notes (US$23 million) and June 2025 Old Notes (US$15 million) which were not exchanged for New Notes prior to their respective maturity dates. Upon tender from Old noteholders, it is the Company’s intention to exchange the Old Notes, including accrued interest, of eligible noteholders against a cash settlement. Eligibility is based on successful completion of a sanctions check procedure. An indemnity agreement between VEON Holdings and VEON Amsterdam is in place which is to see VEON Holdings made whole for any external payments to eligible noteholders. On April 9, 2025, prior to its acquisition by Kyivstar Group Ltd., VEON Holdings repaid the April 2025 New Bonds for $472 million. On June 18, 2025, prior to its acquisition by Kyivstar Group Ltd., VEON Holdings repaid the June 2025 New Bonds for $100 million.

Off-Balance Sheet Arrangements

As of September 30, 2025 and December 31, 2024, we had no off-balance sheet arrangements.

Critical Accounting Estimates

We prepare our combined financial statements (as well as our consolidated financial statements) in conformity with IFRS. The preparation of these combined financial statements (and consolidated financial statements) required us to apply accounting policies and methodologies based on complex and subjective judgments, as well as estimates based on past experience and assumptions determined to be reasonable and realistic based on the related circumstances. The use of these judgments, estimates and assumptions affects the amounts reported in these combined financial statements (and consolidated financial statements). The final amounts for items for which estimates and assumptions were made in the combined financial statements (and consolidated financial statements) may differ from those reported in these statements due to the uncertainties that characterize the assumptions and conditions on which the estimates are based. For a discussion of our accounting policies please refer to Note 19 — Significant Accounting Policies to our audited combined financial statements included elsewhere in this prospectus for a detailed discussion of our critical accounting estimates and key judgments. The accounting policies adopted in the preparation of our interim condensed consolidated financial statements as of and for the nine months ended September 30, 2025 are consistent with those followed in the preparation of our audited annual combined financial statements as of and for the year ended December 31, 2024.

Recent Accounting Pronouncements

For descriptions of recently issued accounting standards that may potentially impact our financial position and results of operations please refer to Note 19 — Significant Accounting Policies to our audited combined financial statements included elsewhere in this prospectus.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

BUSINESS

Overview

We are a telecommunications and digital business, operating Ukraine’s leading provider of mobile communication by number of subscribers and broadband services by number of access lines, as of September 30, 2025. We provide mobile, digital and fixed-line services to over 22.5 million mobile customers and over 1.2 million broadband subscribers as of September 30, 2025. For the year ended December 31, 2024 and the nine months ended September 30, 2025, our profit for the period was $283 million and $34 million, respectively, and Adjusted EBITDA was $515 million and $477 million, respectively, reflecting our strong operational efficiency and continued profitability. In the same periods, our profit margin was 31% and 4% (including the impact of the one-time listing expense of $162 million for the nine months ended September 30, 2025, which lowered our profit margin by 19 percentage points), respectively, and our Adjusted EBITDA Margin was 56% and 57%, respectively. Our margins and Adjusted EBITDA have remained strong through the war in Ukraine, due to our focus on customer retention and continuity of service during this period. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kyivstar — Key Performance Indicators and Non-IFRS Financial Measures” for a discussion of the basis of the presentation of the financial statements of Kyivstar included elsewhere in this prospectus and a description of our non-IFRS financial measures.

We were founded in 1994 under the name “Bridge,” and we were one of the first mobile networks in Ukraine. We initially focused on mobile services and, throughout the 2000s, we broadened our offerings by investing in mobile data services and modernizing our infrastructure to support the rollout of 3G and later 4G LTE networks. In 2005, already a leader in the Ukrainian telecom market, we were acquired by VEON (formerly VimpelCom), which has been listed on Nasdaq since 1996.

We operate three related business lines: mobile telecommunications services, fixed-line telecommunications services and digital, which accounted for 92% and 5% and 2% of our revenue for the year ended December 31, 2024, respectively, and approximately 86%, 5% and 9% of our revenue for the nine months ended September 30, 2025, respectively. Other revenue contributes 0.3% and 0.4% for respective periods. In our mobile telecommunications services business, we provide mobile services, including voice, messaging and wireless internet. In our digital services business, we provide (i) big data and technology services via our technology company, Kyivstar.Tech, (ii) a suite of self-service options through our self-service app, MyKyivstar, (iii) digital health services through Helsi, (iv) digital TV content on the Kyivstar TV platform in partnership with PLUS TV LLC and (v) ride-hailing and delivery through Uklon. In our fixed-line telecommunications services business, we provide voice, data and internet services, including corporate internet access, fixed-line telephone, data transmission and fixed-mobile convergence, as well as internet-TV via fiber-to-the-building (“FTTB”) network connections.

We provide services both to individual retail customers (our “B2C” customers) and to corporate customers (“B2B” customers). B2C customers are either on prepaid or post-paid contracts. As of December 31, 2024, approximately 76% of our 61,000 B2C mobile customers were on prepaid contracts. Our B2B customers range from large enterprises to small- and medium-sized enterprises.

All of our compliance, internal audit, treasury, strategy and mergers and acquisitions (“M&A”) functions are centralized, allowing for efficiency and synergies across our business. As of September 30, 2025, we had over 5,000 employees, over 600 of whom were employed by Kyivstar.Tech.

We are also Ukraine’s largest mobile operator by number of customers. For the year ended December 31, 2024, we had over 47% of the market share based on the number of customers across Ukrainian network providers. We are also a leading provider in the B2B mobile market, with 11% of our active three-month subscribers being B2B customers as of December 31, 2024, approximately 8% being B2B large enterprise customers and 3% being small and medium enterprise customers.

In recent years, we have taken steps to diversify through strategic acquisitions. In August 2022, we acquired a controlling stake in Helsi, a digital healthcare platform based in Ukraine, and in May 2025, we increased our stake in Helsi from 69.99% to 97.99%. In the year ended December 31, 2024, Helsi generated $5.1 million of revenue, compared to $3.6 million in the year ended December 31, 2023. Additionally, in December 2022, we spun off Kyivstar.Tech into a separate technology company, which remains wholly owned by us. In the year ended December 31, 2024, Kyivstar.Tech generated $24.2 million of revenue ($24.0 million of which was attributable to intra-Pre-Business Combination

Kyivstar Group companies), compared to $19.4 million ($19.3 million of which was attributable to intra-Pre-Business Combination Kyivstar Group companies) in the year ended December 31, 2023. Our commitment to strategic growth continued with our acquisition of Lan Trace, a regional fixed broadband provider, for $2 million in September 2024. In April 2025, we acquired 97% of the shares in Uklon, a ride-hailing and delivery platform, for approximately $158 million. See “— Mobile Telecommunications Services — Digital Services — Uklon.”

Key Strengths

Well-invested mobile communications network providing our customers with high quality connectivity

Our mobile market leadership is underpinned by continued investment and development into the quality and resilience of our network infrastructure, which has continued through the war in Ukraine and is one of the core pillars of our medium-term strategy. We believe our diverse multiservice product offering, combined with our high network reliability, fosters customer loyalty and supports our premium pricing strategy. Our integrated service offering enables us to deliver a complementary suite of products with high network availability. As of December 31, 2024, we had LTE population coverage of approximately 96%, with 15,500 mobile points of presence. Since the beginning of 2022, we have increased our network with the addition of 2,617 new sites and 4,512 mobile settlements across different regions of Ukraine, which in turn helps us further improve our network population coverage and maintain network resilience.

In December 2023, we launched our high-speed Gigabit Passive Optical Network (“GPON”), which offers resilience during power outages. We are in the process of upgrading our fiber network to GPON infrastructure to expand our serviceable footprint and increase network accessibility.

In addition to our comprehensive offering, we have established strategic market partnerships that enhance our ability to deliver high-value services to our customers. In December 2024, we signed an agreement with Starlink, a division of SpaceX, to introduce groundbreaking direct-to-cell satellite connectivity in Ukraine which was launched in November 2025. We believe the Starlink service will enhance the resilience of Ukraine’s connectivity landscape and we have plans to expand our direct-to-cell services with SMS and over-the-top (“OTT”) messaging functionality to also include voice and data in later stages.

We also participate in selected technology initiatives related to the development of Ukraine’s digital infrastructure. In 2025, Kyivstar was selected as a strategic partner in connection with the development of a national large language model initiative with the Ukrainian Government. During the same year, we launched a 5G pilot program to conduct initial 5G testing in Lviv, Ukraine.

We also successfully acquired 2x5 MHz spectrum in the 2100 MHz band and 40 MHz spectrum in the 2300 MHz band at an auction held by the National Commission for the State Regulation of Electronic Communications (“NCEC”) in November 2024. We aim to boost our total spectrum holding and invest in the Ukrainian economy through this spectrum acquisition, enabling us to retain our leading position among private operators in Ukraine in terms of total amount of available spectrum. These strategic partnerships allow us to leverage advanced technologies, optimize distribution channels and drive innovation across our multiservice portfolio.

Leadership in fixed broadband

We are the leading player in the Ukrainian fixed broadband segment by number of access lines as of September 30, 2025. We had over 1.2 million broadband customers as of September 30, 2025 and an estimated market share of 13.8% by number of access lines on average for the three months ended March 31, 2025. The broadband segment in Ukraine has almost 3,000 operators in total, with the top three being Kyivstar, Ukrtelecom and Lifecell (formally known as Volia), which had a combined 24% of total market subscribers on average for the three months ended March 31, 2025.

The fixed broadband segment in Ukraine is characterized by a high degree of fragmentation, with a substantial majority share held by smaller players. This fragmentation presents a significant opportunity for consolidation, allowing us to expand our market share and extend our reach to both B2B and B2C customers. We are well-positioned to capture this opportunity by leveraging the strength of our mobile network as well as our established presence across almost 43,500 broadband-connected buildings, providing a strong foundation for further market penetration and network synergies through consolidation.

In addition, we pursue consolidation and continue to build up our fixed broadband business via acquisitions. Our recent expansion into fiber-to-the-home (“FTTH”) by way of the acquisition of Lan Trace in 2024, a company which provides internet and TV services in Ukraine, signals our strategic commitment to infrastructure growth in the country and enhances our value proposition to customers. Additionally, as part of our efforts to drive further service adoption, we have achieved significant progress in Fixed Mobile Convergence (“FMC”), reaching 85% of our fixed broadband subscriber base. FMC helps our customers stay connected with more consistent connectivity, simplified billing and the convenience of using the same network at home and while away.

Industry-leading digital services and innovation

We are a proven long-term leader in Ukraine’s digital infrastructure, offering a diverse array of industry-leading digital products and services. We offer a comprehensive technology platform that integrates high-precision GPS (real-time kinematic), satellite internet connectivity, advanced cybersecurity protections and an IoT management system. We served approximately 100,000 B2B end users of the workplace cloud service license as of September 30, 2025.

In April 2025, we expanded our digital footprint by entering ride-hailing and delivery business via our acquisition of Uklon, a leading Ukrainian ride-hailing platform with more than 100,000 driver partners and presence across 28 Ukrainian cities and one city in Uzbekistan. Uklon facilitated over 100 million rides and more than three million deliveries in the year ended December 31, 2024 and for the three months ended September 30, 2025, the platform recorded 3.6 million monthly active users hailing over 42.2 million rides and booking over 1.2 million deliveries. Uklon offers access to significant additional data with extensive and valuable customer data attributes and will enable cross-selling to our existing telecommunications customers.

We offer a variety of viewing options via Kyivstar TV, including subscription video on demand, transactional video on demand, advertising-based video on demand and free ad-supported streaming television. Our Open Market Operations also allow for payment by bank card, rather than subscription, allowing our services to be accessible to a broader audience.

Additionally, we introduced two new subscriptions through our digital healthcare platform, Helsi: Helsi Plan and Helsi Plus, which launched in 2023 and 2024, respectively. The Helsi Plan enhances appointment features, data access and medical data storage, while Helsi Plus offers interpretation of medical analyses, which assists customers in understanding their test results. Both plans represent an advancement in digital health technology for our customers with additional products under development.

Further, our Adwisor platform, an advertising technology (“AdTech”) self-service platform, plays a central role in the advertising ecosystem. The platform is specifically designed for B2B customers, enabling seamless campaign management, targeted audience engagement and data-driven optimization. As of September 30, 2025, we had over 2,500 contracted customers on our Adwisor platform. We also provide cloud-based solutions for approximately 600 B2B customers, and, in April 2025, we closed our acquisition of Uklon, a leading ride-hailing and delivery platform in Ukraine. Our strong customer trust and established market presence allow us to take advantage of synergies with our digital adjacent businesses, enabling us to further expand our digital services offering with credibility and scale.

Compelling multiplay service offering for our customers

As one of Ukraine’s leading digital operators, our multiplay offering is a key part of our compelling value proposition to customers, and makes us one of the most recognizable brands in the country, according to the marketing agency InMind. Multiplay users are defined as doubleplay 4G customers who used one or more of our digital products at any time during the prior month. Doubleplay 4G customers are mobile customers who used both our voice and data services over 100 MB via 4G (LTE) technology at any time during the prior month. Our multiplay offerings enable us to offer high value services that command high prices, while strengthening loyalty and reducing customer churn.

For example, as of December 31, 2024, approximately 35% of our broadband customers were also digital TV users. Since 2020, we have shown consistent growth in monthly average revenue per user (“ARPU”), which is partly driven by our growing multiplay users base over the same period, as depicted in the graphics below.

____________

(1)      Multiplay is shown as a percent of total active Kyivstar one-month subscriber base in December of respective year (unique active subscribers over one-month period)

(2)      Translated to USD based on period-average official USD/UAH FX rate: 2020 – 26.96; 2021 – 27.29; 2022 – 32.34; 2023 – 36.57; 2024 – 40.16; 9 months 2024 – 39.73; 9 months 2025 – 41.59

Robust financial profile with growth and a strong balance sheet

Characterized by a strong track record of growth and resilience, our financial profile is supported by the ongoing demand for our services and by our leading market position in Ukraine. We have experienced consistent average monthly growth in ARPU, increasing by 62% from UAH 75 ($2.77) in the year ended December 31, 2020 to UAH 121 ($3.00) in the year ended December 31, 2024, driven by multiplay penetration and service quality.

We have a strong track record of resilient performance and year-on-year growth by managing currency risk, capital allocation, cost management and preserving value to generate positive returns for shareholders. Our financial profile is supported by the ongoing demand for our services, which is driven by our leading market position and evidenced by an increase in our revenue from $669 million for the nine months ended September 30, 2024 to $836 million for the nine months ended September 30, 2025. In addition, our margins have remained strong despite the war, with a 4% profit margin (including the impact of a one-time, non-cash listing expense of $162 million, which lowered our profit margin by 19 percentage points) and a 57% Adjusted EBITDA Margin for the nine months ended September 30, 2025.

We have also established a value preservation program to prevent the deterioration of liquid assets in hard currency equivalents, known as Secured Liquid Yield. This program focuses on well-defined investment areas, prioritizing initiatives that create value for shareholders while following strict guidelines for spending on M&A.

As of September 30, 2025, our cash and cash equivalents were $472 million, reflecting our financial and strategic flexibility. Such amount comprised $302 million of cash and cash equivalents held at banks and on hand and $170 million of cash equivalents with an original maturity of less than three months. In addition, our growth has been strengthened by our capital expenditure program, which has enabled us to expand our geographic footprint, enhance operational efficiencies and serve a growing customer base. For the nine months ended September 30, 2025, our capital expenditure excluding licenses and right of use assets totaled $223 million. We intend to pursue additional acquisitions and make targeted capital expenditures over the next few years, focusing on expanding our network infrastructure, enhancing service capabilities and supporting long-term growth in our core and adjacent markets.

War-related impacts addressed with effective mitigation measures

Since 2022, we have developed a more resilient network, with a strategic plan to address future disruptions, and we believe are well positioned for growth as the Ukrainian economy recovers, leveraging our loyal customer base and substantial growth potential in Ukraine’s post-war economic development. In response to the unprecedented and continuous risks arising from the war in Ukraine, we developed a comprehensive response plan to manage operations focused on preserving the safety of our employees, maintaining our infrastructure and retaining our market share.

To repair existing infrastructure and prepare for potential further attacks, we invested approximately UAH 1,866.8 million ($45.3 million) in the year ended December 31, 2024 in infrastructure reconstruction and have implemented a range of pre-emptive measures, including battery replacements, site backup extensions, diesel generator installations, network redundancy measures and power-resilient technology installations. Additionally, our “Roam Like at Home” offer, which allows customers to use their Kyivstar services while abroad in Europe at the same price they would have paid for service delivered — as in Ukraine, operates at reduced margins for subscribers abroad and is aimed at retaining our customer base. We expect this offering to increase ARPU growth upon the return of these customers. Our “Roam Like at Home” offer was launched to support active registered subscribers abroad, and, as of December 31, 2024, approximately 1.2 million users were utilizing the offer. This offering has enabled us to retain subscribers and reduce customer churn to competing carriers abroad. Additionally, our “Roam Like at Home” offer allows us to generate revenue in hard currencies from international operators. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Significant Factors Affecting our Results of Operations — The War in Ukraine.”

Experienced leadership with proven track record in navigating challenges and supporting our employees

We have a strong management team comprised of proven leaders with a clear vision and a track record in navigating challenging operating environments. Their experience and resilience have been particularly evident as they successfully steered the company through the adversities of war.

A key aspect of our management’s success has been their efforts to ensure continuity and stability within the organization, such as emergency support paid to employees, allowing hybrid and remote work, providing protective equipment and special safety training and psychological support during the war. This stability has contributed to an employee engagement rate of 86% in 2024, according to a third-party human resources survey, compared to 80% in a similar survey conducted by a different third party in 2020. The employee engagement measurements are based on third-party proprietary methodology and measure how engaged an employee feels, how engaged they act and what the employer does to support engagement. The higher the engagement indicator, the higher the level of engagement, with an engagement level above 70% considered high. Additionally, the majority of our workforce (95% as of December 31, 2024) is based in Ukraine, and our management team has fostered a strong, locally rooted corporate culture that supports our strategic objectives.

Our Strategies

Deepen our mobile market leadership

We intend to continue to grow our mobile offering and enhance our market leadership, both organically and through strategic acquisition opportunities in this area. Our strategy for maintaining our mobile market leadership is built upon a foundation of technological excellence, customer-centric services and continuous innovation. We prioritize investment in advanced network infrastructure, including the expansion of our technology and connectivity, to ensure superior coverage, speed and reliability. By consistently upgrading our network capabilities, we aim to enhance service quality and maintain a competitive edge in an evolving market. Additionally, we employ data analytics to monitor performance and optimize network efficiency, supporting reliable connectivity for our customers. Beyond network infrastructure, our strategy emphasizes customer satisfaction and differentiation through tailored service plans, competitive pricing and high-quality customer support. We leverage data-driven insights to personalize offerings, improve engagement and minimize churn.

Expand digital services offerings

We are focused on sustaining market leadership and expanding market share by enhancing our digital offerings. A key component of this strategy is driving digital revenue growth through strategic acquisitions and the development of additional digital products, allowing us to cross-sell our offerings to existing customers. We are particularly focused on M&A in industries such as broadband, fiber optics, online healthcare, cloud technologies and ride-hailing, which are complementary to our growth trajectory. We are drawn to companies with an entrepreneurial spirit that aligns with our strategic vision for growth and innovation.

For example, in April 2025, we acquired Uklon, a leading ride-hailing and delivery platform in Ukraine. Uklon operates in 28 cities across Ukraine and unites more than 100,000 driver-partners on the platform. The company facilitated over 100 million rides and more than three million deliveries in the year ended December 31, 2024 and for the nine months ended September 30, 2025, the platform recorded 3.6 million monthly active users hailing over 42.2 million rides and booking over 1.2 million deliveries. This strategic acquisition marks our expansion into a new area of digital consumer services in line with our digital operator strategy. See “— Mobile Telecommunications Services — Digital Services — Uklon.”

We are actively engaged in exploring opportunities within the Ukrainian market, focusing on businesses that hold leading market positions, are profitable, self-sustaining and present significant cross-selling opportunities. We are also exploring investments that align with and expand our existing digital ecosystem, such as scaling our cloud infrastructure or introducing new digital services, including e-mobility solutions.

In addition to acquisitions, we are committed to growing our digital offerings organically. This includes building AI and Generative AI solutions to expand our professional services. Further, we aim to scale our managed security provider practice by integrating Fortinet’s cybersecurity solutions with our telecommunications service bundles, providing customers with comprehensive, all-in-one security and connectivity solutions. We intend to continue growing our digital offering organically by focusing on increasing multiplay penetration among our existing customers and newly acquired customers.

We have also launched a digital and channels transformation initiative designed to enhance our B2C digital ecosystem, achieve self-service excellence and establish digital as a primary sales channel. This transformation also includes the development of agent products and the expansion of our B2B digital ecosystem, ensuring a comprehensive approach to digital engagement. Through these strategic initiatives, we aim to not only sustain our market leadership but also drive significant growth in our digital offerings, reinforcing our position as a leader in technological innovation and digital transformation.

Maintain paying subscriber base and grow share of multiplay users

Our strategic vision is centered on maintaining our paying subscriber base while expanding our share of multiplay users and increasing our ARPU. By developing bundled services that combine high-speed internet, reliable voice communication and additional value-added services, we aim to increase customer engagement and retention. We believe that our multiplay approach will help us build stronger customer relationships and create cross-selling opportunities.

We believe that by bundling multiple products and services under one umbrella, customers are more likely to remain within our portfolio of products and services and engage with our services more frequently. Our multiplay strategy aims to provide several points of contact with customers on a daily basis, which we believe fosters deeper customer loyalty and long-term retention. We intend to leverage these enhanced customer interactions to drive cross-selling opportunities and sustainably increase our ARPU.

Grow average revenue per user

We believe the average mobile ARPU in Ukraine is relatively low and has the potential to increase to levels comparable to ARPU levels in Central and Eastern European nations. In the nine months ended September 30, 2024, our average monthly ARPU in our mobile services business was $2.8, which compared with average monthly ARPU across MNOs in selected Central and Eastern European countries of $10.7. We believe that with favorable economic developments and renewed positive gross domestic product (“GDP”) growth in Ukraine predicted by the International Monetary Fund, this ARPU increase is possible in the medium term. In 2022, the Ukrainian GDP contracted, due to the acute effects of the war, but from 2023, Ukrainian GDP has remained steady and growth is expected to remain between 2% and 6% through 2027. We aim to further increase the ARPU for our customers by introducing premium services and upselling existing offerings.

Monthly ARPU benchmarking (Q3'25) - CEE countries vs. Kyivstar[1] (USD)

GDP per capita, USDk[2] 5.5
Population, m people[2] 33.4
16.9
16.4
14.8
14.3
14.0
13.7
13.5
12.9
12.7
12.2
10.2
7.6
3.7
3.7
Average (excl. Ukraine)
12.5
3.4x
Slovenia
Hungary
Latvia
Croatia
Estonia
Czechia
Slovakia
Serbia
Lithuania
Bulgaria
Poland
Romania
Moldova
KYIVSTAR

____________

(1)      Estimated as average 2024 monthly ARPU across all MNOs in selected countries as per GSMA (in USD).

(2)      2025-2027 International Monetary Fund (IMF) estimate, per IMF April 2025 WEO database.

Serve as a key international investor in restoring and developing the digital ecosystem in Ukraine

As a major social sponsor, investor and top employer in Ukraine, with a proven track record as a long-term success in the country’s critical infrastructure, we aim to capitalize on Ukraine’s resurgence. Additionally, as the only Ukrainian company to be listed in the U.S., we expect to provide a unique opportunity for international investors to participate in the country’s recovery through investment in Kyivstar.

In 2024, we and VEON announced our joint intention to invest $1 billion in Ukraine between 2023 and 2027 as a shared strategic initiative, focusing on several key areas to drive growth and innovation. We believe this investment will enhance network development, resilience and technological leadership, while also advancing digitalization and the development of our existing business lines. A significant portion of this strategy includes the development of our core business throughout network development, resilience, technological leadership, digitalization and development of our existing business lines, as well as M&A, specifically by driving digital revenue and building out our digital ecosystem via strategic acquisitions. Additionally, we plan to actively participate in upcoming spectrum auctions (if any) with the aim of expanding our network capacity, enhancing service quality and securing the necessary frequencies to support future technological advancements.

Through these strategic initiatives, we aim to position ourselves to capitalize on Ukraine’s recovery by expanding network capacity, enhancing connectivity and driving economic growth. We believe this approach will not only strengthen our financial performance but also reinforce our commitment to supporting national development and social progress.

The Business Combination

Closing of the Transactions

On August 14, 2025 (the “Closing Date”), we consummated the previously announced business combination pursuant to the Business Combination Agreement. As of the Closing Date, the following transactions occurred pursuant to the terms of the Business Combination Agreement (collectively, the “Transactions”):

•        the sale from Seller to Kyivstar Group Ltd. all of the issued and outstanding equity of VEON Holdings in exchange for newly issued Kyivstar Group Ltd. Common Shares and the Seller Loan Note (the “Sale”), whereby VEON Holdings became a direct, wholly owned subsidiary of Kyivstar Group Ltd.,

•        the merger of Merger Sub with and into Cohen Circle upon the terms and subject to the conditions set forth in the Business Combination Agreement and the Plan of Merger and in accordance with the Companies Act (As Revised) of the Cayman Islands (the “Merger”), with Cohen Circle continuing as the surviving company of the Merger and a direct, wholly owned subsidiary of Kyivstar Group Ltd. and

•        the other transactions contemplated by the Business Combination Agreement.

Prior to Closing, a total of 5,847,015 Cohen Circle ordinary shares were redeemed for a value of approximately $60.8 million, resulting in a total of 17,152,985 Cohen Circle public ordinary shares remaining issued and outstanding as of the Closing Date. As of August 14, 2025, subsequent to Closing, there were 230,863,523 Kyivstar Group Ltd. Common Shares issued and outstanding.

Pursuant to the Business Combination Agreement, at the Closing, Kyivstar Group Ltd., the Sponsors and the Seller (the Sponsors and the Seller collectively, the “Registration Rights Holders”), entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which Kyivstar Group Ltd. agreed to register for resale the Kyivstar Group Ltd. Common Shares held by Sponsors and the Seller. Pursuant to the Registration Rights Agreement, the Sponsors and the Seller have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut back provisions with respect to Kyivstar Group Ltd. Common Shares held by such parties following the consummation of the Business Combination. The Registration Rights Agreement will terminate on the earlier of (a) the five-year anniversary of the date of the Registration Rights Agreement or (b) with respect to any Registration Rights Holder, on the date that such Holder no longer holds any Registrable Securities (as defined therein). The Kyivstar Group Ltd. Common Shares that are the subject of the registration rights granted to the Sponsors under the Registration Rights Agreement are being offered hereunder.

On July 9, 2025 and July 10, 2025, Kyivstar Group Ltd., Cohen Circle and certain holders of Cohen Circle Class A Ordinary Shares (the “Non-Redeeming Shareholders”) prior to Closing, entered into non-redemption agreements (the “Non-Redemption Agreements”), pursuant to which an aggregate of 757,745 Common Shares were issued to the Non-Redeeming Shareholders in consideration of such holders agreeing (i) to vote their Cohen Circle Class A Ordinary Shares in favor of the Transactions and (ii) not to redeem such Cohen Circle Class A Ordinary Shares. The Non-Redemption Agreements granted certain registration rights in respect of the Kyivstar Group Ltd. Common Shares issued to the Non-Redeeming Shareholders.

On March 18, 2025, Cohen Circle, Kyivstar Group Ltd., the Sponsors, Cantor and the Seller entered into a sponsor agreement (as amended, the “Sponsor Agreement”). Pursuant to the Sponsor Agreement, on the Closing Date, effective immediately prior to the Merger and conditioned upon the Closing, the Sponsors agreed to cancel and forfeit (i) 2,609,647 Cohen Circle Class B Ordinary Shares and (ii) all 238,333.33 Cohen Circle Private Placement Warrants, in each case held by the Sponsors. The Sponsor Agreement also provides for (a) certain restrictions on the transfer of 3,971,515 Common Shares to be issued to the Sponsors at Closing until the earlier of (i) 180 days following the Closing Date, (ii) the price of Kyivstar Group Ltd. Common Shares meeting or exceeding $13.50 for 20 trading days of any consecutive 30 trading days, and (iii) immediately prior to a liquidation event (the earlier of (i), (ii) and (iii), the “Lock-Up Release”), subject to certain permitted transfers as set forth therein and (b) certain vesting conditions on 1,323,838 Common Shares to be issued to the Sponsors at Closing, in each case on the terms and subject to the conditions set forth in the Sponsor Agreement.

On March 17, 2025, the Seller, the Sponsors and Kyivstar Group Ltd. entered into a lock-up agreement (the “Seller Lock-Up Agreement”) providing for, among other things, certain restrictions on the transfer of 95% of the Kyivstar Group Ltd. Common Shares to be issued to the Seller at Closing until the Lock-Up Release.

As of January 2025, the Lock-Up Release under each of the Sponsor Agreement and the Seller Lock-Up Agreement has taken effect and those certain restrictions on transfer pursuant to each agreement are no longer in effect.

Dutch Statutory Demerger of VEON Holdings B.V. and Consent Solicitation under the 2027 Bonds

In order to facilitate the Business Combination, on January 13, 2025, VEON Holdings filed the Demerger Proposal with the Dutch Trade Register of the Chamber of Commerce to isolate VEON Holdings’ interests in Kyivstar and its subsidiaries and certain other select assets and liabilities. The Demerger closed on April 8, 2025.

At the consummation of the Demerger, VEON Holdings’ interests in all of its other subsidiaries was transferred to one of two newly formed subsidiaries of the Seller, outside of the Pre-Business Combination Kyivstar Group, by operation of law. VEON Holdings ceased to own or be legally responsible for such entities, assets or liabilities. Except for the 2025 Bonds, the Old Bonds and the Business Combination Agreement and select other assets, liabilities and contracts as specified in the Demerger Proposal, all other assets, liabilities and employees were transferred out of VEON Holdings, and any contracts were transferred to one of the two aforementioned newly formed entities.

With respect to the 2025 Bonds, the Demerger Proposal provided that the 2025 Bonds would remain at VEON Holdings until their respective maturity dates, as completion of the Business Combination is expected to occur after the relevant maturity dates under each of the 2025 Bonds. The April 2025 Bonds and the June 2025 Bonds have been repaid.

With respect to the 2027 Bonds, a consent solicitation was launched simultaneous with the Demerger Proposal on January 13, 2025, requesting the 2027 Bonds to be moved out of VEON Holdings upon completion of the Demerger to a newly formed subsidiary of the Seller with such entity being substituted as the issuer and principal debtor in respect of the 2027 Bonds. The consent of holders with the required amount of 2027 Bonds to approve the consent solicitation was achieved on January 30, 2025. In conjunction with the closing of the Demerger, the proposed amendments pursuant to the consent solicitation, including the transfer of the issuer and principal debtor from VEON Holdings to the applicable newly formed entity of the VEON Ltd., became effective as of April 8, 2025.

The Old Bonds are the April 2025 Bonds, June 2025 Bonds and 2027 Bonds, as originally issued by VEON Holdings but no longer having any interest or principal payment obligations following the 2024 Consent Solicitation conducted by VEON Holdings. As part of the 2024 Consent Solicitation, eligible holders of the Old Bonds received newly-issued bonds in exchange for their Old April 2025 Bonds, Old June 2025 Bonds and Old 2027 Bonds, as applicable, which cured certain clearing system payment issues. The terms of the 2024 Consent Solicitation provided that VEON Holdings must accept exchanges of Old Bonds to April 2025 Bonds, June 2025 Bonds or 2027 Bonds, as applicable, as eligible holders of Old Bonds come forward.

The Old Bonds will continue to be obligations of VEON Holdings until the earlier of (i) the applicable maturity dates thereunder and (y) such time as an eligible holder of an Old Bond comes forward to claim payment, if applicable, or, with respect to the Old 2027 Bonds prior to the maturity date thereunder, exchange his, her or its Old 2027 Bonds for a 2027 Bond issued by the applicable newly formed entity of the VEON Group. However, pursuant to the Business Combination Agreement, VEON Ltd. is obligated to fund Kyivstar Group Ltd. with any and all amounts needed to repay the claims of the holders of the Old Bonds and VEON Holdings does not have any legal or financial liability to repay such claims following the closing of the Demerger.

The Demerger was subject to a 30-day creditor objection period according to the Dutch demerger statute. Such 30-day period elapsed and a “no objection” letter was received by VEON Holdings from the Dutch judicial system in February 2025. On April 8, 2025, VEON Holdings consummated the Demerger pursuant to the terms of the Demerger Proposal, following completion of closing documentation.

Recent Developments

Acquisition of Tabletki.ua

We are in discussions regarding a potential acquisition of Tabletki.ua, a leading Ukrainian online platform that enables consumers to search for, compare and reserve medicines and other products at local pharmacies (“Tabletki.ua”). The potential acquisition would be undertaken as part of expanding Kyivstar’s digital healthcare services offering. Any such transaction would be subject to receipt of required regulatory approvals, which have not yet been obtained. There can be no assurance that the required regulatory approvals will be obtained, a definitive agreement will be entered into, or that any transaction will be completed.

Tabletki.ua operates a nationwide digital platform aggregating information on the availability and pricing of medicines, medical devices and other health-related products and has partnerships with more than 12,000 pharmacies across Ukraine.

Acquisition of LLC SUNVIN 11

In December 2025, we signed a definitive agreement to acquire 100% of the shares of LLC SUNVIN 11, the owner of an operational solar power plant with approximately 12.947 MW of installed capacity, located in Ukraine. The acquisition was completed for a purchase price of $8.24 million, which was paid in cash at closing. This transaction is in line with of our strategic initiative to diversify energy supply sources and strengthen energy resilience for our network operations.

Starlink Direct-to-Cell Connectivity Agreement

In November 2025, we launched a strategic connectivity arrangement with SpaceX’s Starlink to deploy Starlink’s Direct-to-Cell satellite technology in Ukraine. Under this arrangement, we are integrating Starlink’s low-Earth orbit satellite constellation to provide satellite-to-mobile connectivity that enables Kyivstar subscribers to send and receive basic communications, including SMS messaging, in areas where terrestrial mobile networks are unavailable or impaired. We are the first mobile operator in Europe to introduce Starlink Direct-to-Cell satellite connectivity, which is intended to enhance network resilience during prolonged power outages, in regions with impaired infrastructure, and in emergency scenarios. Under this arrangement, we plan to expand Starlink Direct-to-Cell satellite technology to voice and mobile broadband services in 2026. The agreement furthers our strategy to strengthen critical communications infrastructure and improve service continuity for our customers.

Mobile Telecommunications Services

Mobile Services

Through our operating company JSC Kyivstar and our brand Kyivstar, we provide mobile connectivity services on 2G, 3G and 4G/LTE networks. We offer a variety of mobile services, including voice, messaging and wireless internet access, on a prepaid and postpaid basis. We also offer bundles that include combinations of voice, SMS, mobile data, OTT services and swappable telecommunications and non-telecommunications benefits. As of December 31, 2024, approximately 76% of our B2C mobile customers were on prepaid plans.

Our revenue from voice services comes from airtime charges from mobile prepaid and postpaid customers, including monthly contract fees for a predefined amount of voice traffic and roaming fees for airtime charges when customers travel abroad. In December 2020, we were the first mobile operator in Ukraine to launch Voice over LTE (“VoLTE”) technology for calls via 4G over network. As of December 31, 2023, 3.4 million of our subscribers were using the technology, and as of December 31, 2024, we had approximately six million subscribers using VoLTE.

We also provide national and international roaming services, which allow our customers and customers of other mobile operators to receive and make international, local and long-distance calls while outside of their home network. As of December 31, 2024, we had active roaming agreements in place covering 492 networks in 187 countries, GPRS roaming on 434 networks in 166 countries, CAMEL roaming on 280 networks in 132 countries and 4G/LTE roaming on 196 networks in 94 countries. Due to the war in Ukraine, we experienced significant subscriber migration abroad. In order to minimize subscriber loss and retain subscribers who are abroad, we introduced a “Roam Like at Home” offering, which, as of December 31, 2024, was being utilized by approximately 1.2 million users outside Ukraine.

In addition to voice services, we provide messaging and wireless internet access. Our messaging services consist of voice messaging and SMS services, including information services such as news, weather, entertainment chats and friend finder functions. Our wireless internet services include GPRS/EDGE, 3G and 4G/LTE. We are the network leader in terms of LTE coverage, with 95.7% population coverage in Ukraine as of December 31, 2024.

Digital Services

Our digital services include value added and call completion services, including messaging services, content/infotainment services, data access services, location-based services, media and content delivery channels. Our digital products consist of Kyivstar TV, our digital television service, Helsi, our digital healthcare platform and MyKyivstar, our self-service application designed to help our customers manage their telecommunications services and our consumer cloud offerings. We also offer additional digital services to our B2B customers, such as cloud solutions, including consumer storage apps. Our digital services revenue (comprising Kyivstar.Tech external revenue and revenue generated by Helsi, Kyivstar TV and Kyivstar big data and cloud services) increased by 102% from 2023 to 2024, or from $10.8 million in 2023 to $21.5 million in 2024. Our digital services reached 1 million partner app MAUs in September 2025.

Helsi

In 2022, we acquired a controlling stake in Ukraine’s leading digital health platform, Helsi, and in May 2025, we increased our stake in Helsi from 69.99% to 97.99%. Helsi is a digital data management platform supporting the provision of healthcare services by medical institutions and doctors and improving patients’ access to healthcare, including by facilitating remote consultations and appointment bookings and storing medical data. Through this strategic investment, we aimed to extend telemedicine to the Ukrainian population and develop our service as the leading B2B and B2C e-health provider in the country. As of December 31, 2024, the Helsi app had been downloaded by 10 million users, over 2.5 times higher than as of December 31, 2022. In the year ended December 31, 2024, over 9.4 million appointments were booked via Helsi, generating $5.1 million of revenue, compared to 7.8 million appointments and $3.6 million of revenue for the year ended December 31, 2023. As of September 30, 2025, we had approximately 28 million registered patients (reflecting year-on-year growth of 8%) who were able to access more than 1,600 public and private clinics and over 38,000 medical professionals.

Helsi continues to improve access to e-health, focusing on core business development with 5% year-on-year growth of active medical personnel in the Helsi medical information system from approximately 37,500 in 2023 to approximately 39,200 in 2024. Helsi also experienced improved B2C customer engagement through digital channels and the launch of new services, such as AI-powered interpretation of laboratory test results, which was activated by over 800,000 users during 2024. We also launched two subscription models, Helsi Plan and Helsi Plus. Helsi Plan features extended appointment functionality and access to and storage of medical data, and Helsi Plus professional interpretation of medical tests functionality and biomarkers tracking. In the year ended December 31, 2024, the Helsi app MAUs (defined as users who engaged in the service by using the app in a given month, whether or not their use was chargeable) reached 1.6 million, compared to 1.3 million app MAUs in the year ended December 31, 2023, a 24% year-on-year growth in app MAUs. The Helsi app MAUs reached 2.5 million in September 2025, reflecting year-on-year growth of 5.6%.

Kyivstar.Tech

We spun off Kyivstar.Tech in December 2022 as a separate technology company that serves as the key provider of digital services for the other companies in the Pre-Business Combination Kyivstar Group, with a strategy to unlock wider market opportunities. As of December 31, 2024, Kyivstar.Tech had over 500 full time employees and generated $24.2 million of revenue ($24.0 million of which was attributable to intra-Pre-Business Combination Kyivstar Group companies) in the year ended December 31, 2024, compared to $19.4 million ($19.3 million of which was attributable to intra-Pre-Business Combination Kyivstar Group companies) in the year ended December 31, 2023.

Kyivstar big data and cloud services

We offer a comprehensive B2B hub and a big data and adtech platform. Our B2B hub offers machine-to-machine (M2M) and cloud solutions, real-time kinematic positioning, cybersecurity services, an M2M SIM management platform and a digital marketplace. As of September 30, 2025, we had approximately 100,000 B2B end users of our workplace cloud service licenses. Adwisor, our adtech platform, is a marketing platform that enables our customers (who are B2B partners, marketers and advertising specialists) to analyze their target audience, find new customers and communicate with current customers. As of September 30, 2025, we had over 2,500 Adwisor contracted customers and for the month ended September 30, 2025, Adwisor supported approximately 50 million internal and external SMS messages through our network. In the year ended December 31, 2024, Kyivstar big data and cloud services generated $11.2 million of revenue, compared to $4.3 million in the year ended December 31, 2023.

Kyivstar TV

Kyivstar TV, provided both as a mobile OTT internet application and a fixed/IPTV broadband service, is the largest media streaming service in Ukraine by number of users as of December 31, 2024. Kyivstar TV offers free access to over 430 channels with various content, including a children’s channel, e-learning platforms and news channels, as well as an extensive video library of films and series, all of which can be sorted into personalized playlists by our users. In 2024, we focused on the Ukrainianization of foreign content, including original Ukrainian voiceovers of international content and Ukrainian commentary on international sporting events, a selection of Ukrainian movie premieres and the active addition of Ukrainian films and series. We do not license or create any content; rather, we sell digital TV services on our branded platform as a principal, using content from PLUS TV LLC. See “— PLUS TV LLC.”

We offer two subscription options: a free and a paid subscription. Our users can also choose between subscription-based video on demand (“VoD”) and transaction-based VoD (pay per view). In 2024, we introduced a redesigned app, a new logo and enhanced branding, along with advanced features like personalized recommendations and offline viewing, further strengthening our position as a modern digital TV service. Kyivstar TV delivered 78% year-on-year revenue growth between 2023 and 2024, contributing $5.1 million to our revenue for the year ended December 31, 2024, compared to $2.9 million of revenue for the year ended December 31, 2023. We had approximately 2.0 million registered users as of December 31, 2024, compared to approximately 1.3 million registered users as of December 31, 2023, an increase of approximately 55%. Out of our 2.0 million registered users, 62% are considered “engaged users” (defined as the percentage of users who watch at least one second of content per month). Kyivstar TV MAUs reached 2.1 million in September 2025, reflecting year-on-year growth of 31.7%.

MyKyivstar

MyKyivstar, our self-service platform, continues to be a significant interface for digital interactions with our B2C customers. MyKyivstar allows our customers to, among other things, manage their personal mobile and internet services, view and pay their bills, monitor their data usage and access customer support. MyKyivstar served 6.2 million registered users as of December 31, 2024 across our mobile OTT app, our web portal and our call centers. The platform offers device remote support service for smartphones, laptops and personal computers, as well as a mobile safety service, which includes lost & found, insurance and family tracking. MyKyivstar is a non-revenue generating arm of our business that acts as a support platform to our customers from our other platforms. MyKyivstar MAUs reached 5.2 million in September 2025.

Uklon

On March 19, 2025, we signed an agreement to acquire 97% shares in Uklon LTD (Cyprus) with Uklon UZ, as a wholly owned subsidiary, 96.99% participation interest in LLC Tech Uklon (UA) and LLC Uklon Corporate (UA) (collectively, “Uklon”). Uklon is a leading Ukrainian ride-hailing and delivery platform, which allows customers to book on-demand rides, schedule travel and send packages through a single app. The platform offers a range of services including real-time fare adjustments and safety features, such as trip-sharing and emergency alerts.

Uklon operates in 28 cities across Ukraine and unites more than 100,000 driver-partners on the platform. Uklon has facilitated over 100 million rides and more than three million deliveries in 2024. In 2023, Uklon entered the deliveries business and expanded its operations into Uzbekistan. The transaction closed in April 2025.

The total consideration for the acquisition of shares in Uklon was $158 million, which was paid in several tranches in Ukrainian hryvnia.

Multiplay Strategy

Through our multiplay strategy, we aim to consistently increase our multiplay subscriber rate, defined as users that have purchased (i) voice, (ii) 4G data plans over 100 Mb and (iii) at least one digital application (i.e., Helsi, Kyivstar TV or MyKyivstar), by cross selling our products and services. Our customers can select these digital services, which we call “superpowers,” as add-ons to their paid plans. For instance, we offer digital TV superpower activation in some bundle offers. The number of multiplay users has grown in both relative and absolute terms, reaching approximately 6.6 million customers as of September 30, 2025, more than a three-fold increase from 2.1 million customers as of December 31, 2020, and 24.8% increased since September 30, 2024. In addition, our revenue from multiplay users has grown approximately 47% between 2023 and 2024, from $179 million to $261 million. We believe this has contributed to the maintenance of our market share, which has stayed above 47% since 2020 and was at its peak of 50.9% in 2022.

We have seen a consistent upward trend in ARPU in recent years on the back of an increase in multiplay users, with ARPU increasing approximately 7% from December 31, 2020 to December 31, 2024. Our U.S. dollar ARPU increased by just 3% between December 31, 2023 and December 31, 2024. We believe there is significant room for additional ARPU growth that has been held back by the war. As of September 30, 2025 multiplay users form 31.7% of our total user base.

Fixed-line Telecommunications Services

In our fixed-line telecommunications services business, we offer voice and data services on fixed networks, including mobile and fixed converged services to consumers and businesses.

We offer voice, data and high-speed internet services to corporations, operators and consumers using a metropolitan overlay network in major cities and fixed-line telecommunications using inter-city fiber optic networks. Our services include corporate internet access, fixed-line telephone, data transmission and fixed-mobile convergence (“FMC”). As of December 31, 2024, our penetration of FMC in fixed broadband was 81%, due to our bundled service offering. In the year ended December 31, 2024, we provided fixed-line services in over 125 cities in Ukraine.

Our corporate internet services utilize last-mile technologies, which include optical and copper lines, FTTB and FTTH, xDSL, microwave radio relay, WiMax, Wi-Fi, 2G, 3G and 4G. Internet speeds range from two Mbit/s to 10 Gbit/s, and our corporate customers can select additional complementary services, such as IP-addresses, Border Gateway Protocol, backup, service-level agreements, corporate Wi-Fi and distributed denial-of-service protection. Our fixed-line telephone services include Internet Protocol (IP) lines, Session Initiation Protocol (SIP) trunk, analog telephones, ISDN Primary Rate Interface, toll free numbers and Virtual Private Branch Exchange. Our data transmission services include Internet Protocol Virtual Private Networks and Virtual Private LAN Services.

Our joint carrier and operator services division provides local, international and intercity long-distance voice traffic transmission services to Ukrainian fixed-line and mobile operators on the basis of our proprietary domestic/international long-distance network, as well as IP transit and data transmission services through our own domestic and international fiber optic backbone and IP/MPLS data transmission network. We derive most of our carrier and operator services revenue from voice call termination services to our own mobile network and voice transit to other local and international destinations.

We offer internet-TV using FTTB/FTTH technology. We are currently engaged in a project to install FTTB for fixed-line broadband services in residential buildings. We completed our first FTTH acquisition in 2024, and, as of December 31, 2024, we had connected approximately 43,500 buildings within Ukrainian-controlled territories.

Competition

Mobile Telecommunications Services

Our two main competitors in mobile telecommunications services are Vodafone and Lifecell. As of December 31, 2024, we led the market by number of customers with over 23.0 million mobile customers, while Vodafone and Lifecell had 15.8 million and 9.5 million mobile customers, respectively, according to the NCEC. We have maintained our top position in the market by number of subscribers for the past seven years, as shown in the chart below.

Subscriber market shares (%) - eop
48.9%
48.2%
50.9%
48.1%
47.2%
35.8%
34.8%
31.6%
32.0%
32.4%
15.3%
17.0%
17.4%
20.0%
19.5%
2020
2021
2022
2023
2024
Kyivstar
Vodafone
Lifecell

Source: NCEC

Fixed-line Telecommunications Services

As a result of disruptions due to the war, many providers do not report to the NCEC, so it is difficult to estimate market shares for fixed-line telecommunications. The Ukrainian fixed-line telecommunications services market is fragmented, with almost 3,000 internet service providers in Ukraine, according to NCEC data. As of December 31, 2024, together with Ukrtelecom and Lifecell (formerly known as Volia), we, in the aggregate, held approximately 24% of the market share by number of subscribers, but, as of December 31, 2024, we were the only provider of FMC services. This has allowed us to hold 14.1% of the market share, while Ukrtelecom and Lifecell held 5.4% and 4.8% of the subscriber market share, respectively, as of December 31, 2024. It is estimated that there are approximately 8.2 million fixed-line subscribers in the Ukrainian market. According to the NCEC, as of September 30, 2025, we led the fixed broadband market with over 1.2 million customers. The market has recently experienced consolidation, with four providers, Data Group, Volia, Vega and Freenet, having been acquired since 2021. Ukrtelecom is considered the incumbent operator with a mostly legacy network and a declining subscriber base.

The table below presents our primary competitors in Ukraine in the services indicated according to the latest published information from NCEC available to us (which is as of December 31, 2024).

Voice Services(1) and Data Services(2)
Ukrtelecom	Data Group	VF Ukraine(3)
Retail Internet Services
Ukrtelecom	DVL Telecom(4)

____________

(1)      Voice service market for business customers only.

(2)      Data services for B2B market only.

(3)      VF Ukraine includes VF Ukraine, Farlep-Invest (Vega), Freenetly

(4)      DVL Telecom includes Data Group, Volia and Lifecell

Source: NCEC as of December 31, 2024

Distribution

Mobile Telecommunications Services

Our strategy is to maintain a leadership position in our mobile telecommunications services business by using multiple distribution channels. In the year ended December 31, 2024, we sold to corporate customers directly and via various alternative distribution channels, such as IT servicing organizations, business center owners and to small- and medium-size enterprise (“SME”) customers through dealerships, direct sales, own retail and agent networks. Our strategy is to maintain a leadership position by using the following distribution channels as of December 31, 2024: distributors (26% of all connections), supermarkets and gas stations (23%), monobranded stores (21%), B2B (10%), national and local chains (8%), active sales (7%) and online sales (5%).

Our mobile business is dependent on interconnection services, which allow data, calls and text messages from one service provider’s network to be transmitted through another provider’s network. When a call or text from another provider’s customer connects to our network, we receive a payment for carrying that traffic. Conversely, when our customers use another provider’s network while roaming, we pay that provider for the service. We have interconnection agreements with various mobile operators throughout the country. From January 1, 2024 to December 31, 2024, the effective mobile termination rate (“MTR”) was UAH 0.075/min and the effective International MTR (“IMTR”) was $0.0212/min. As of January 1, 2025, the effective MTR is UAH 0.075/min. IMTR is not regulated by the government and is set according to agreements among interested parties.

Fixed-line Telecommunications Services

We emphasize high customer service quality and reliability for our large corporate accounts while also focusing on the development of our SME offerings. We sell to corporate customers through a direct sales force and various alternative distribution channels such as IT servicing organizations and business center owners, and to SME customers through dealerships, direct sales, own retail stores and agent networks. We use a customized pricing model for large accounts, which includes service or tariff discounts, volume discounts, progressive discount schemes and volume lock pricing.

We use standardized and campaign-based pricing for SME customers. Our residential marketing strategy is focused on attracting new customers. We offer several tariff plans, each one targeted at a different type of customer. In addition, we have been able to benefit from cross selling our products. As of December 31, 2024, our penetration of FMC in fixed broadband was 81% (compared to 81% as of December 31, 2023) due our bundled service offerings. Our fixed-line business is also dependent on interconnection services. We have interconnection agreements with various fixed-line operators throughout the country.

Regulatory

The below summarizes the regulation of the electronic communications industry in Ukraine. Following the introduction of martial law in Ukraine on February 24, 2022, in connection with the ongoing war with Russia, the day-to-day enforcement of this legislation and regulation has changed.

Regulatory Bodies

Pursuant to the Ukraine Electronic Communications Law (“UEC”), the main governmental authorities that manage the telecommunications industry in Ukraine are (1) the Cabinet of Ministers; (2) State Service of Special Communications and Information Protection of Ukraine (the “Service”); (3) the National Centre for Operational and Technical Management of Telecommunications Network (“NCM”) within the Service structure; (4) the NCEC and (5) the Ministry of Digital Transformation of Ukraine (“MinDigital”).

The Cabinet of Ministers is responsible for forming general policy, ensuring equal rights for developing the forms of ownership, managing state-owned assets and directing and coordinating ministries and other central governmental bodies in the area of electronic communications.

Until August 31, 2023, the Service developed state policy proposals in the area of telecommunications and was responsible for the implementation thereof within its authority granted by law. The Service had the authority to prepare draft legislation and define the quality requirements for electronic communications services and technical standards for telecommunications equipment. Starting September 1, 2023, all such authority was transferred to the MinDigital. The Service, however, remains responsible for all matters related to cyber defense and security policy and the enforcement thereof.

MinDigital was established in 2019 and from September 1, 2023 has functioned as the main authority with respect to electronic communications. MinDigital has declared its intention to improve the speed and quality of mobile and fixed networks, accelerate 4G coverage, and introduce 5G coverage in Ukraine over the next few years.

The NCEC is the main Ukrainian regulatory and controlling body regarding telecommunications and radio frequency use. The NCEC issues radio frequency spectrum licenses, maintains registries of electronic communications operators, allocates numbering capacity to operators and controls the quality of electronic communications services.

Since the introduction of martial law, the NCM has taken control of the operational and technical management of electronic communication networks via the issuance of legally binding orders.

Regulatory Framework

Historically, the Law on Telecommunications and the Ukraine Frequency Law (“UFL”) were the principal laws regulating the Ukrainian telecommunications industry.

The Law on Telecommunications and the UFL remained in force until January 1, 2022, and were replaced by the new Ukrainian Law “On Electronic Communications” #1089-IX, dated December 16, 2020, which came into force on January 1, 2022 (defined above as the “UEC”), and provides for comprehensive regulation of the telecommunications industry. The UEC is aimed at aligning Ukraine’s telecommunications legislation with the EU Code of Electronic Communications. The key aspects of the law are the:

•        introduction of technological neutrality, spectrum sharing, rent/trading and infrastructure sharing;

•        calculation of radiofrequency rent fees according to the new methodology;

•        new minimal term for license — not less than 15 years;

•        new transparent auctions procedure;

•        cancellation of planned audits by controlling bodies;

•        control over illegal equipment that causes radio interference;

•        simplification of base stations legalization;

•        cancellation of a regulator’s authority to establish rates for international mobile termination; and

•        introduction of the “single window” principle for lawful interception purposes.

Licenses

Radio frequency spectrum (“RFS”) is licensed in Ukraine. On December 27, 2023, the new version of Plan for the Allocation and Use of Radio Frequency Spectrum in Ukraine (the “Plan”) came into force. The Plan introduced technological neutrality in certain frequency bands. It provides possibility of exclusive usage for certain frequencies and joint usage of spectrum. Frequencies for mobile services are provided under the licenses. If the demand for radio frequency exceeds availability, licenses for RFS use are issued based on the results of a tender or auction held by the regulatory body. Licenses are issued for a term of five to 15 years. The NCEC has the right to extend the existing license at the request of the operator, or to take a negative decision if, at the date of filing of the application for an extension, violations of licensing conditions by the operator have been recorded and such violations have not been cured.

After obtaining a license for RFS use, electronic communications operators are required to obtain permission to operate Radio Electronic Facilities (“REF”) and private radio networks (radio transmitters, base stations, and microwave links). In accordance with the law, permissions for REF are issued for a period not exceeding the period of validity of the relevant operator’s licenses for the use of radio frequency spectrum. The permit may be extended at the request of the operator to the NCEC. The NCEC will extend the license unless a violation of the licensing conditions has occurred and as long as there are no preconditions, such as the refarming of frequencies or the introduction of new radio technologies, for the termination of a specific radio technology in the radio frequency band.

On September 11, 2024, the NCEC adopted Decision No. 485 (the “Decision”) regarding the auction aiming to distribute the licenses for the use of the radio frequency spectrum in the radio frequency bands 1935-1950/2125-2140 MHz, 2355-2395 MHz and 2575-2610 MHz for cellular radio communications. By the same Decision, the NCEC approved the Terms of the Auction for Obtaining Licenses, set the auction start date as November 11, 2024, and required the publication of an announcement of the auction on the official website of the NCEC. Kyivstar, VFU, and Lifecell were acknowledged by the Regulator as participants in the auction and subsequent “voice” bidding.

Based on the results of the “voice” auction held on November 19, 2024, NCEC adopted Decision No. 668 dated November 22, 2024, pursuant to which we obtained the following licenses on December 17, 2024:

SPECTRUM BAND	PRICE PAID
1940-1945/2130-2135 MHz in 24 regions of Ukraine	UAH 448,500,000
2355-2395 MHz in 25 regions of Ukraine	UAH 994,880,000

We acquired new 15-year licenses for the 2100 and 2300 MHz bands, for a total price of UAH 1,443.3 million ($34.7 million), paid to the State Budget. We applied to the NCEC for spectrum exchange to get solid spectrum in 2100 MHz. On January 27, 2025, the NCEC issued new spectrum licenses to approve spectrum exchange. As a result of the spectrum exchange, we received a new license for 2100 MHz, which is valid until March 2030 and will require prolongation after that date according to the procedure set up in the legislation. Although our spectrum can potentially be used for 5G upon receipt of approval from regulatory authorities, some services that are specific to 5G and our future capacity needs will eventually require us to obtain new spectrum.

Mobile Licenses

The table below presents a description of RFS licenses relevant to our mobile business. Unless noted otherwise, we plan to apply for renewal of these licenses prior to their expiration. However, the spectrum needs of our operations and intentions may change. In the year ended December 31, 2024, we made spectrum and license payments as follows: annual fee for the use of radio frequency spectrum: UAH 1,124.2 million ($27.9 million) (paid to the state budget); electromagnetic compatibility monitoring: UAH 433.9 million ($10.8 million) (paid to Ukrainian State Center of Radio Frequencies).

Number of the current RFC license/description by radio technology and standard	Date of issue of the reissued license	Number of the reissued RFC license/description by radio technology and standard	Date of issue (start of validity) of the initial license	Date of expiration of the license
License 187. Cellular radio communication. International mobile connection IMT. LTE-2600	23.08.2024	License 9444. International mobile communication IMT. LTE-2600	06.03.2018	05.03.2033
License 188. Cellular radio communication. International mobile connection IMT. LTE-2600	23.08.2024	License 9445. International mobile communication IMT. LTE-2600	06.03.2018	05.03.2033
License 189. Cellular radio communication. International mobile connection IMT. LTE-2600	23.08.2024	License 9446. International mobile communication IMT. LTE-2600	06.03.2018	05.03.2033
License 190. Cellular radio communication. International mobile connection IMT. LTE-1800. Digital cellular radio communication. GSM-1800	23.08.2024	License 9503. International mobile communication IMT. LTE-1800	01.07.2018	30.06.2033

Number of the current RFC license/description by radio technology and standard	Date of issue of the reissued license	Number of the reissued RFC license/description by radio technology and standard	Date of issue (start of validity) of the initial license	Date of expiration of the license
License 191. Cellular radio communication. International mobile connection IMT. LTE-1800. Digital cellular radio communication. GSM-1800	23.08.2024	License 9517. International mobile communication IMT. LTE-1800	01.07.2018	30.06.2033
License 192. Cellular radio communication. International mobile connection IMT. LTE-1800. Digital cellular radio communication. GSM-1800	23.08.2024	License 9518. International mobile communication IMT. LTE-1800	01.07.2018	30.06.2033
License 193. Cellular radio communication. Digital cellular radio communication. GSM-900.	23.08.2024	License 10126. Digital cellular radio communication. GSM-900.	01.07.2020	30.06.2030
License 194. Cellular radio communication. Digital cellular radio communication. E-GSM	23.08.2024	License 10127. Digital cellular radio communication. E-GSM	01.07.2020	30.06.2030
License 195. Cellular radio communication. Digital cellular radio communication. E-GSM	23.08.2024	License 10252. Digital cellular radio communication. E-GSM	19.10.2020	18.10.2030
License 196. Cellular radio communication. Digital cellular radio communication. GSM-900	23.08.2024	License 10253. Digital cellular radio communication. GSM-900	19.10.2020	18.10.2030
License 197. Cellular radio communication. International mobile connection IMT. LTE-900. Digital cellular radio communication. E-GSM, GSM-900	23.08.2024	License 10160. International mobile connection IMT. LTE-900. Digital cellular radio communication. E-GSM, GSM-900	01.07.2020	30.06.2040
License 469. Cellular radio communication. Digital cellular radio communication IMT-2000 UMTS. International mobile connection IMT. LTE-2100	06.12.2024	License 8665. Digital cellular radio communication IMT-2000 UMTS	01.04.2015	31.03.2030
License 499. Cellular radio communication. International mobile connection IMT. LTE-2300		Acquired as a result of 2024 auction	17.12.2024	16.12.2039
License 597. Cellular radio communication. Digital cellular radio communication IMT-2000 UMTS. International mobile connection IMT. LTE-2100	27.01.2025	License 500. Cellular radio communication. Digital cellular radio communication IMT-2000 UMTS. International mobile connection IMT. LTE-2100	17.12.2024	23.03.2030

Fixed-line Licenses

Following legislative changes, including the changes to the Law “On Telecommunications” made in 2019 by the Ukrainian Parliament, state licensing of fixed-line telecommunications services has now been abolished. Accordingly, our fixed-line business in Ukraine no longer requires licensing in order to operate.

Mobile Termination Rates

The former Law on Telecommunications allowed telecommunications operators, including wireless service operators, to establish tariffs for the telecommunications services provided to customers, with the exception of tariffs on universal services and data traffic channeling by telecommunications operators with significant market power (“SMP”). For a description of MTRs in Ukraine, see “— Distribution.”

In September 2020, the regulatory body adopted a decision to decrease the national MTR rate for mobile networks to UAH 0.10/min (from UAH 0.12/min) effective as of January 1, 2021 as well as a further decrease to UAH 0.08/min from January 1, 2022. Fixed Termination Rates (“FTR”) have been reduced symmetrically to national MTR and came into force on July 1, 2021 and January 1, 2022. IMTR rates were €0.10/min until December 31, 2021. As of January 1, 2022, the UEC came into force and IMTR rates were deregulated, which has resulted in the alignment of IMTR rates with international market rates of $0.19/min, excluding special tariffs in force under network-to-network deals.

On October 18, 2023, the NCEC adopted new termination rates for mobile network and for fixed internet (MTR and FTR respectively). Tariffs came into force on December 11, 2023. The new MTR rates are UAH 0.075/min during 2024 and UAH 0.075/min starting January 1, 2025. The FTR rates were UAH 0.055/per min during the year ended December 31, 2024 and UAH 0.055/per min starting January 1, 2025. New termination rates are based on LRIC model and were calculated by Detecon, a consultancy firm, upon the NCEC’s request financed by the EU.

Starting from January 1, 2026, IMTR will be set in line with the European Roam Like at Home regulations (currently €0.002 (UAH 0.09) per minute but may be revised in 2025). The NMTR rate is expected to be kept at current level of UAH 0.075 per minute and will be synchronized with IMTR on January 1, 2029.

Significant Market Power

The NCEC regulates electronic communications services, studies the competitive environment in the telecommunications market, determines which operators are SMP operators and regulates the interconnection tariffs charged to access SMP operators’ and dominant operators’ networks and the technical, organizational and economic terms of interconnection agreements involving such operators. An operator is presumed to have SMP if it meets the requirements set out in the UEC. in the respective telecommunications services market. Our operations in Ukraine are deemed to have SMP and are subject to these regulations.

In addition, the UEC introduced a new SMP regulatory framework which increased the NCEC’s authority to analyze communication services markets to determine SMP operators. If the NCEC identifies certain SMP factors, regulatory obligations and/or restrictions may be imposed on respective MNOs (including controls on wholesale and retail tariffs and infrastructure sharing). The list of such regulatory obligations and the procedure for their application are in line with the Electronic Communications Code of the EU and do not go beyond the EU requirements.

Mobile Number Portability

On May 1, 2019, mobile number portability (“MNP”) was implemented in Ukraine to provide customers with the ability to transfer their mobile numbers from one telecommunications network to another. Changes to MNP procedures were initiated by the National Commission for the State Regulation of Communications (the former name of NCEC), which became effective on December 1, 2021, which allowed the subscribers to switch operators without prior identification by the existing operator in order to minimize barriers for transitioning between operators.

Data Protection

According to the current law “On Protection of Personal Data,” personal data is defined as the information or aggregate information about a natural person who is identified or may be identified (e.g., name, ID number and passport data). The transmission of personal data usually requires the transferor to obtain consent from the person whose personal data is being transferred. The party to which the personal data is transferred is required to have implemented the requirements of the law “On Protection of Personal Data.”

Personal data may only be transferred to foreign parties in the specific cases stipulated by applicable law or an international treaty and usually where an adequate level of personal data protection is provided by the relevant foreign state.

Chapter XV of the UEC requires that telecommunications operators and providers ensure, and assume responsibility for, the protection of the confidentiality of information concerning customers that was made available to them at the time of entering into a telecommunications services agreement. Information concerning the consumer and the services they have received may be disclosed only in accordance with the procedures defined by the law. In all other cases, such information may only be disclosed subject to the customer’s written consent.

Draft Law No. 8153, dated October 2022, aiming to align Ukrainian data protection legislation with the EU GDPR, was adopted by the Parliament of Ukraine in the first reading on November 20, 2024. The timing for its review in the second reading is currently unknown.

Other

EU-Ukraine Association Committee

In April 2023, the EU-Ukraine association committee adopted certain changes to the EU-Ukraine Association Agreement regarding the implementation of the EU’s Roam-Like-at-Home Regulation. Implementation of the Association Agreement is expected to involve changes to Ukrainian legislation to introduce relevant EU rules and eliminate roaming charges for Ukrainians throughout the EU on an indefinite basis.

Provision of Telecommunications Services

MinDigital is currently proposing changes to certain rules regarding the provision of telecommunications services. Among the changes proposed is a prohibition on including a default provision in an operator’s terms of service that provides for the subscriber’s consent to receiving distributed advertising text messages which will apply to the distribution of non-telecommunications services information.

Radio Frequency Spectrum Rent Increase

On November 30, 2021, the Ukrainian Parliament adopted changes to the Tax Code of Ukraine, which, among other things, resulted in a 5% increase in RFS rent. Notwithstanding consistent advocacy efforts on behalf of Kyivstar and the telecommunications industry, the legislative changes were supported by the Ukrainian President and came into force on January 1, 2022. Rates for 2023 remained unchanged, at the level of 2022. In 2024, due to sharp need in financing of Ukrainian Armed Forces the following tax changes were set in force: from July 1, 2024, the rent rates were increased by 17%, and decreasing coefficient applied to rent rates was abolished from September 1, 2024. The relevant increasing coefficients are set to remain until the end of martial law.

Ukraine energy resilience regulation

On July 15, 2024, the NCU adopted the Resolution, which requires MNOs to be able to restore at least 25% of their networks using generators for the first 72 hours following a blackout, and to restore 100% of their networks using battery power for at least 10 hours in the event of a blackout by February 1, 2025. The consequences of non-compliance may include penalties, and the fine can be up to 0.3% of mobile service revenue for the previous fiscal year per violation.

Digital Content and Digital Services Law

In order to align providing digital services law with EU standards (in particular with EU Directive 2019/770), the Law 3321-IX “On Digital Content and Digital Services” was adopted on August 10, 2023. The said Law entered into force on March 2, 2024. The adopted Law, among other things: (1) defines a legal operational framework for contractors and consumers in the field of digital content (such as computer programs, applications, video files and audio files) and digital services; and (2) specifies a set of options available to an aggrieved party and clarifies the distribution of the burden of proof for disputes involving the provision of digital services. This law is not expected to have an immediate significant impact on our operations.

Impact of War in Ukraine on the Company

Following the Russian invasion of Ukraine in February 2022, we implemented a series of measures to support Ukraine and our customers, including providing free communication services, fundraising and prepayment of taxes. In addition, we continue to work to ensure Ukrainian telecommunications infrastructure remains functional by monitoring our infrastructure for damage and ensuring we have back up power sources in the event of power cuts. We maintained population coverage over approximately 95.7% of the population in regions controlled by Ukraine in the year ended December 31, 2024, as compared to 93.7% and 95.0% for the years ended December 31, 2022 and 2023, respectively. As of the date of this prospectus, almost 100% of our network in Ukrainian-controlled areas has remained operational. In 2024, we prioritized new internet coverage in rural areas, internet coverage along international roads, network development and modernization, network resilience, as well as restoration of communications in the de-occupied territories of Ukraine. For the year ended December 31, 2024, we invested approximately $45.3 million in infrastructure reconstruction and other proactive measures to enhance our network resilience. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Significant Factors Affecting our Results of Operation — The War in Ukraine.”

We have also invested in our employees since the invasion. Between February 2022 and December 31, 2024, we have paid approximately UAH 731 million ($21.5 million) in emergency support to employees, and 77% of our employees were working in a hybrid or remote capacity as of December 31, 2024, with some offices prepared as shelters in case of emergencies. We provide protective equipment and special safety training for our employees, and implemented a “Psychological Support During the War” program to assist vulnerable staff.

See “Risk Factors — Risks Related to the Business and Industry of Kyivstar — Risks Related to the War in Ukraine — We have experienced, and may continue to experience, disruptions to our business, financial conditions and results of operation as a result of the war, including due to increased operating costs and damage to network infrastructure and assets.”

Seasonality

Telecommunications services are often impacted by seasonality, with higher consumption in certain months and lower consumption in others. We continue to experience impacts on our business as a result of the onset of war (including the infrastructure damage and the population displacement it generated, as well as the depreciation of local currencies). We were also impacted by the cyber-attack in December 2023, the subsequent network shutdown and the customer retention programs that followed. These irregularities make it impossible to isolate the specific impact of seasonality, if any, on our business from 2022 through 2024. Prior to 2022, we experienced higher revenue from our contract and prepaid tariff plans during the December holiday season, and then decrease in January and February. Mobile revenue has also historically been higher in the summer months, when roaming revenue has increased significantly as a result of customers traveling more during these months. Guest roaming revenue on our networks also tended to increase in the summer period. For our fixed-line telecommunications business, historically our revenue was lower when there were fewer working days in a period or a greater number of customers were on vacation, such as during the December holiday season and in the summer months. Since the war in Ukraine, the impact of seasonality has fluctuated, particularly in relation to guest roaming and roaming revenue, due to a decline in guest roaming and an increase in emigration.

Information Technology and Cybersecurity

We have revised our cybersecurity policy landscape to properly reflect our ambition to remain an information security certified company by enhancing all of our cybersecurity standards to provide tactical cybersecurity guidance in accordance with ISO 27001 (Information Security Management System) and certain process handbooks (especially access control and information security incident management handbooks) at the operational level. In July 2024, we renewed our ISO/IEC 27001 certification by successfully passing the surveillance audit, and we plan to pass the ISO/IEC 27001 re-certification audit in 2025. In December 2024, an independent external service provider conducted penetration testing on our systems to assess the current cybersecurity levels and proactively detect possible weaknesses in different systems.

Cyber-Attack in December 2023

On December 12, 2023, we announced that our network had been the target of a widespread external cyber-attack causing a technical failure. This resulted in a temporary disruption of our network and services, interrupting the provision of voice and data connectivity on mobile and fixed networks, international roaming, and SMS services, among others, for our customers in Ukraine and abroad. Our technical teams, working in collaboration with Ukrainian law enforcement and government agencies and the Security Service of Ukraine (“SSU”), restored services in multiple stages, starting with voice and data connectivity. On December 19, 2023, we announced that we had restored services in all categories of our communication services, and that mobile voice and internet, fixed connectivity and SMS services as well as the MyKyivstar self-care application were active and available.

After stabilizing the network, although there was no legal obligation to do so, we immediately launched offers to thank our customers for their loyalty, initiating a “customer appreciation” program offering a discount for one month of services on certain types of contracts.

Despite the limited period during which the critical services were down, we experienced service disruptions and costs associated with additional IT capabilities required for restoring services, replacing lost equipment or compensating external consultants and partners for the year ended December 31, 2023. The incident had a significant impact on our combined revenue for the years ended December 31, 2023 and 2024, primarily due to the costs related to the implementation of our “customer appreciation” program. We estimate that the impact of these offers on operating revenue for the years ended December 31, 2023 and 2024 was approximately $23 million and $46 million, respectively.

We conducted a thorough investigation, together with outside cybersecurity firms, to determine the full nature, extent and impact of the incident and to implement additional security measures to protect against any recurrence. The Ukrainian government also conducted an investigation to support the recovery efforts. A criminal proceeding by the SSU, in which we have been identified as the victim of the cyber-attack, remains open as of the date of this prospectus. All internal investigations were concluded as of June 30, 2024, and have resulted in an in-depth analysis into details of how the attack was executed and how this can be prevented in the future.

We have initiated remediation and mitigation actions to reduce current risks and establish a robust framework to manage evolving cyber threats, protect business continuity and maintain customer trust by investing in immediate response actions, enhanced security infrastructure, proactive threat management, compliance with cybersecurity regulations and standards, employee awareness, and long-term adaptive measures. See “Risk Factors — Risks Related to the Business and Industry of Kyivstar — Risks Related to our Operations — We have experienced and are continually exposed to cyber-attacks, both to our own operations or those of our third-party providers.”

Data Privacy

We collect and process significant amounts of customer data, including personal data, and as such are subject to certain data privacy and protection laws. Compliance with data protection regulations is a key priority. We maintain strict compliance procedures and conduct regular trainings to ensure our employees are aware of the procedures. See “— Data Protection” and “Risk Factors — Risks Related to the Business and Industry of Kyivstar — Risks Related to Regulatory and Legal Matters — We collect and process sensitive personal data and are therefore subject to evolving data privacy laws and heightened regulations that may require us to incur substantial costs and implement certain changes to our business practices that may adversely affect our results of operations.”

Intellectual Property

We rely on a combination of trademarks, service marks and domain name registrations, unregistered copyright protection and contractual restrictions to establish and protect our technologies, brand name, logos, marketing designs and internet domain names. We have registered and applied to register certain trademarks and service marks in connection with our telecommunications and digital businesses in accordance with the laws of our operating companies. Our registered trademarks and service marks include our brand name, logos and certain advertising features. Our unregistered copyrights and know-how are principally in the areas of (i) computer software for service applications developed in connection with our mobile and fixed-line network platform, our internet platforms and non-connectivity service offerings and (ii) for the language and designs we use in marketing and advertising our communication services. See “Risk Factors — Risks Related to the Business and Industry of Kyivstar — Risks Related to our Operations — The loss of important intellectual property rights, as well as third-party claims that we have infringed on their intellectual property rights, could significantly harm our business.”

Sustainability

Our approach to sustainability is centered around our mission to provide customers with connectivity, access to information and other vital digital services. We believe that connectivity and communication are essential humanitarian needs, whether it be connecting with loved ones, seeking help or searching for information and news from reliable sources, which is rooted in the “social” pillar of our environmental, social and governance (“ESG”) framework. Through the implementation of VEON’s strategy, based on three pillars (i.e., “Digital Operator 1440,” “Digital Assets” and “Infrastructure”), we aim to transform lives, create opportunities for greater digital inclusion, empower people and drive economic growth. We engage with our stakeholders, aiming for the sustainable value creation and the long-term success of our business. Our digital entrepreneurship and digital skills and literacy programs help us to contribute to long-term socioeconomic value for the communities we serve. These programs promote digital inclusion and create new opportunities for participants, contributing to the demand for digital products and services, which in turn creates new opportunities for our business. In parallel with the “social” elements of our approach to ESG, we simultaneously ensure due attention is paid to the “governance” pillar. Indeed, we strive to act as good corporate citizens, promoting and reinforcing ethical business behavior with responsible corporate governance all with the aim of delivering on operational performance. We are committed to creating social and business value by making impactful investments that help create new services, partnerships and forums, which in turn enable and empower the people we serve.

Our support for our industry’s ambitions corresponds with a variety of existing initiatives to reduce the energy intensity of our business. We continue to work to further reduce our emissions wherever possible, committing and acting by moving more toward focusing on how to further reduce energy consumption. We are focused on mitigating our carbon footprint and rolling out network energy-efficiency measures, which will contribute to a low-carbon economy as well as offer us the potential to reduce our operating costs over time. We continue to upgrade existing diesel- and petrol-powered units with more energy-efficient, hybrid and renewable energy-powered network equipment and, where practical, increase the number of base transceiver stations situated outside to reduce the energy use involved in keeping them cool. We share tower capacity with other operators, which has had a direct positive impact on our energy consumption and our environmental footprint. We keep abreast of federal and local environmental legislation, regulations, rules and other applicable laws and strive to reduce the environmental impact of our operations through responsible use of natural resources and by reducing waste and emissions.

We continue to develop innovative solutions to reduce energy intensity, such as powering telephone exchange stations on solar energy, installing state-of-the-art on-grid photovoltaic systems and carrying out training on renewable energy solutions to ensure stakeholders are aware of our carbon — and cost-saving benefits. Across our organization, we continue to work on reducing the carbon footprint of our offices, with a variety of initiatives including switching to LED lighting.

Inclusion and Belonging

Within ESG, a particular focus for us as a major employer is inclusion and belonging. Since the start of the war, this has mainly taken the form of initiatives to protect our employees from the uncertainties resulting from the war. For instance, we paid out a total of UAH 731 million ($21.5 million) in emergency support to our employees, which included compensation for relocation in the first months of the war. Further, certain parts of our offices were prepared as shelters for our employees in case of emergency, and we provided a free “Psychological Support During the War” program to support our employees’ mental health.

EU Taxonomy Regulation

The VEON Group is within scope of the European Union (“EU”) Taxonomy regulation (EU) 2020/852 of the European Parliament and of the Council on the establishment of a framework to facilitate sustainable investment. Under the EU Taxonomy Regulation, the European Commission has come up with the list of environmentally sustainable activities by defining technical screening criteria for each environmental objective through delegated and implementing acts.

Based on the VEON Group’s assessment of the current EU Taxonomy Regulation, it was concluded that the VEON Group’s core economic activities are not covered by the Climate Delegated Act (EU) 2021/2139) and consequently are Taxonomy-non-eligible. As the VEON Group’s core economic activities are not covered by the Climate Delegated Act and are consequently Taxonomy-non-eligible, we have not provided any Taxonomy-Alignment assessment herein.

The European Commission published an Omnibus package on sustainability reporting and due diligence on February 26, 2025. This first Omnibus package regarding sustainability contains a set of legislative proposals designed to reduce administrative burdens by amending a range of existing EU sustainability frameworks, including proposals to amend the CSRD, CSDDD and the EU Taxonomy. The Omnibus sustainability package, as proposed, will have a significant impact on the EU Taxonomy Regulation. If adopted, the Omnibus amendments will reshape the EU sustainability landscape by targeting only the largest companies and alleviating smaller companies from compliance burdens. Implementation will not be immediate, as the level 1 legislative process typically lasts several months and further details regarding level 2 changes will require additional legal instruments.

Employees

As of December 31, 2024, we had over 4,000 full time employees, with 5% at Helsi and 13% at Kyivstar.Tech. Our total number of employees as of December 31, 2024 exceeds the number at the beginning of the war, and we did not lose any key personnel as a result of the war, despite 95% of our employees being located in Ukraine. Nevertheless, we have developed internal procedures to manage the risk of mobilization of critical employees, and we continuously analyze personnel workloads in order to ensure continuity. We continue to support our employees both monetarily and in terms of lifestyle. For instance, since the outbreak of the war in February 2022, we have paid UAH 731 million ($21.5 million) to employees in emergency support, and we allow 77% of our employees to work in hybrid and remote capacities. In addition, parts of our offices prepared as emergency shelters, and we provide protective equipment, safety training and started a “Psychological Support During the War” program to support our employees’ mental health.

We have had flexible remote working arrangements since the start of the COVID-19 pandemic. In the year ended December 31, 2024, we had a relatively low voluntary churn rate (calculated as the number of employees who resigned voluntarily relative to the total number of employees, excluding our call center, which relies on a high proportion of seasonal employees) of 6%, which remained steady from 6% in the year ended December 31, 2023 and decreased slightly from 7% in the year ended December 31, 2022.

	As of December 31, 2022	As of December 31, 2023	As of December 31, 2024
JSC Kyivstar	3,463	3,225	3,325
Helsi	157	231	230
Kyivstar.Tech	3	471	561
VEON Holdings B.V.	13	12	8
Total	3,636	3,939	4,124	(1)

____________

(1)      Includes 36 employees of Lan Trace acquired by JSC Kyivstar in the year ended December 31, 2024.

As of December 31, 2024, our employees were split across functions as follows:

B2C (Call Center)
16%
Commercial
13%
Digital
8%
Ethics & Compliance
0%
Finance
10%
HR
1%
IT
2%
Legal
1%
Network
25%
Other Support
24%

Our employees are represented by unions or operate collective bargaining arrangements. Approximately 200 of our employees are members of the Trade Union Committee of the Primary Trade Union Organization (“Nash Kyivstar”). Negotiations on a collective agreement were suspended due to the war and are expected to continue after the end of the state of war. We consider relations with our employees to be generally good.

Additionally, VEON Holdings is part of a joint works council for the three years ended December 31, 2024, which granted certain consultation or approval rights in relation to a limited number of decisions affecting its employees in the Netherlands. As of the date of this prospectus, VEON Holdings has no employees. For a discussion of risks related to labor matters, see “Risk Factors — Risks Related to the Business and Industry of Kyivstar — Risks Related to our Operations — Our business may be adversely impacted by work stoppages and other labor matters.”

Property, Plants and Equipment

Buildings

We own 38 properties, including three retails storefronts, two warehouses and 22 offices, which are all located in Ukraine. In addition, we rent a further 36 office spaces and 35 warehouses. We occupy properties in 44 cities across Ukraine, with our largest number of properties in Kyiv, followed by Dnipro and Lviv. In total, our properties have a combined footprint of over 128,000 square meters, with over 48,000 square meters of space in Kyiv alone.

Telecommunications Equipment and Operations

The primary elements of our material tangible fixed assets are related to our provision of network services.

Mobile network infrastructure

Our mobile networks are integrated wireless networks of radio base station equipment, circuit and packet core equipment and digital wireless switches connected by fixed microwave transmission links, fiber optic cable links and leased lines. We select suppliers based mainly on compliance with technical and functional requirements and total cost.

A majority of the tower assets previously owned by JSC Kyivstar were carved out and placed under the control of Ukraine Tower Company (“UTC”). Approximately 1,000 additional sites were contemplated to be transferred from JSC Kyivstar to UTC in 2023, but restrictions on assets located on state or communal property related to the imposition of martial law in Ukraine caused the transaction to be put on hold. Subject to management and board approval, such sites may be transferred to UTC in the future once restrictions are lifted. For the mobile network structure that we do not own, we enter into agreements for the location of base stations in the form of either leases or cooperation agreements that provide us with the use of certain spaces for our base stations and equipment. Under these leases or cooperation agreements, we typically have the right to use such property to place our towers and equipment shelters. See “— Ukraine Tower Company.” We are also party to certain network managed services agreements to maintain our networks and infrastructure.

We also enter into agreements with other operators for radio network sharing, where we either share the passive equipment, physical site and towers or combine the operation of the radio equipment with other operators. Network sharing brings not only substantial savings on site rentals and maintenance costs but also on investments in equipment for the rollout of new base stations.

Fixed-lined infrastructure

Our infrastructure supports our mobile business and enables provision of fixed-line services to our customers. Our infrastructure includes: a transport network designed and continually developed to carry voice, data and internet traffic of mobile network, FTTB and our fixed-line customers using fiber optics and microwave links, and a transport network based on our optical cable network utilizing DWDM, SDH and IP/MPLS equipment with all DWDM and SDH optical networks being fully ring-protected (except for secondary towns).

For more information on our property, plants and equipment, see Note 10 — Property and Equipment to our audited combined financial statements included elsewhere in this prospectus.

Ukraine Tower Company

We are engaged in an arm’s-length relationship with Ukraine’s leading wireless infrastructure provider, Ukraine Tower Company (“UTC”), which is owned by VEON. UTC was established as a separate infrastructure company with the carve-out of towers from JSC Kyivstar and is now the largest telecommunications infrastructure company in Ukraine. As of December 2024, we and UTC jointly had approximately 15,500 sites, approximately 1,000 of which were added in 2023 and approximately 1,000 of which were added in 2024. As of December 31, 2024, UTC’s sites were a mix of ground-based (greenfield) sites (67%) and rooftop sites (33%), with the proportion of greenfield sites increasing year over year. The total number of sites includes 868 sites in occupied territories or war zones. As of December 31, 2024, we held approximately 6,800 tower sites. Approximately 1,000 additional sites were contemplated to be transferred to UTC in 2023, but restrictions on assets located on state or communal property related to the imposition of martial law in Ukraine caused the transaction to be put on hold. Subject to management and board approval, such sites may be transferred to UTC in the future once restrictions are lifted.

Kyivstar and UTC consolidated sites (k units)

Kyivstar
UTC
12.8
4.6
8.2
13.5
6.8
6.7
14.5
8.0
6.5
15.5
8.6
6.9
2021
2022
2023
2024

We are the anchor tenant for almost all of UTC’s sites, with 524 of UTC’s owned sites being exclusive to us until the end of 2025. As of December 31, 2024, our tenancy ratio, which represents the proportion of our collocation agreements relative to the total available number of sites, was 1.17. UTC sites accounted for 55% of our network roll-out in the year ended December 31, 2024, and approximately 30 of UTC’s approximately 170 full time employees are dedicated to the Kyivstar account. Nevertheless, we maintain an arm’s-length relationship with UTC via a series of principles and Material Lease Agreement (“MLA”) terms, including unified commercial pricing principles for all tenants. The MLA has an initial term of seven years, with subsequent renewal options for seven years each, each renewal being on an “all or nothing” basis, meaning the entire agreement must be accepted as a whole. The anchor tenant receives a 20% discount to the base anchor fee if a third-party tenant occupies part of the same side of the tower. There is also a volume discount of 30% when the total number of sites the tenant occupies is over 5,000. The payments are made monthly in arrear, and electricity is charged to the anchor tenant on a pass-through basis.

Plus TV LLC

Beginning September 1, 2025, our contractual and operating model for the Kyivstar TV service was revised, superseding the Agency Agreement No. 500156, dated November 22, 2024, between us and Plus TV LLC, pursuant to which we acted as an agent for Plus TV LLC in respect of the Kyivstar TV service. The updated framework comprises: (i) a Service Agreement (the “Service Agreement”) under which the subscriber contracts directly with us for the provision of the Kyivstar TV content services; (ii) an Access Code Agreement, dated August 22, 2025, between us and Plus TV LLC (the “Access Code Agreement”), relating to the development and placement by Plus TV LLC of content packages on its software platform and the provision of access codes to us (the “Services”); and (iii) a License Agreement, dated August 22, 2025, pursuant to which Plus TV LLC licenses its software platform to us. Under the revised framework, we are responsible for delivering the Kyivstar TV service to subscribers, including setting and amending tariffs, managing billing and collections, providing first-line customer support, and exercising the right to suspend or terminate services in case of non-payment. We also independently determine the commercial structure of the offering, including whether services are sold stand-alone or within bundled tariff plans.

Plus TV LLC has been repositioned as a supplier that provides us with content and platform services, rather than as a principal to the subscriber. Under the Access Codes Agreement, we pre-order and prepay for access codes used to activate content packages, assuming both inventory risk (including the risk of unsold codes) and credit risk irrespective of subscriber activation. Plus TV LLC remains responsible for maintaining the content catalogue, operating the technical platform, and ensuring compliance with intellectual property and regulatory requirements; however, it does not interact directly with subscribers, nor does it control pricing or commercial terms for Kyivstar TV.

The Access Codes Agreement includes exclusivity provisions, under which: (i) Plus TV LLC must act as our exclusive partner in Ukraine for the Services; and (ii) we must exclusively order Services, including access codes, from Plus TV LLC, in each case subject to limited exceptions. The cost of the Services under the Access Codes Agreement is calculated depending on the number of access codes to content packages generated and provided by Plus TV LLC to us. The Access Codes Agreement expires on November 30, 2029 and may be unilaterally terminated by either party in the event of a material breach that is not remedied within 30 days, or in exceptional circumstances justifying termination. If termination occurs on these grounds, the Service Agreement shall be deemed terminated 12 months from the date of the relevant termination notice.

Under this revised framework, we control the specified service before it is transferred to subscribers and bear primary responsibility for its delivery. Our role therefore reflects that of a principal, with revenue recognized on a gross basis equal to the subscription fees charged to subscribers, while payments to Plus TV LLC for access codes and content-platform services are recognized as cost of sales.

Litigation and Other Proceedings

At any given time, we may be a party to regulatory proceedings or litigation or be subject to non-litigated claims arising out of the normal operations of our businesses. Other than as described below, we are not currently a party to any material legal proceedings, including any such proceedings that are pending or threatened, of which we are aware. See “Risk Factors — Risks Related to the Business and Industry of Kyivstar — Risks Related to Regulatory and Legal Matters — We are, and may in the future be, involved in, associated with, or otherwise subject to legal liability in connection with disputes and litigation with regulators, competitors and third parties, which when concluded, could harm our business.” For more information, please refer to Note 7 — Provisions and Contingent Liabilities of our audited combined financial statements included elsewhere in this prospectus.

As is customary for large corporations, we undergo routine tax and customs audits. In 2016, a claim was filed by the Ukraine Tax Authority alleging an additional charge of taxes and penalties resulting from a tax audit on our accounts for the years 2009 to 2014 as a result of our contractual relationship with Private Enterprise Wholesale Company Elbrus (“Elbrus”). The total claim by the tax authority amounts to approximately $33.9 million, and the case is pending in the court of first instance, awaiting the outcome of the criminal case against the ex-CEO of Elbrus.

Freezing and Unfreezing of Corporate Rights in JSC Kyivstar

From October 6, 2023 through November 29, 2024, Ukrainian courts froze all “corporate rights” of Mikhail Fridman in 20 Ukrainian companies in which he holds a beneficial interest, while criminal proceedings initiated in Ukraine against Mikhail Fridman and which are unrelated to VEON or Kyivstar are in progress. After the announcement of the SSU, we received notification from our local custodian that the following percentages of the corporate rights in VEON’s subsidiaries had been frozen: (i) 47.85% of JSC Kyivstar, (ii) 100% of Ukraine Tower Company, (iii) 100% of Kyivstar.Tech, and (iv) 69.99% of Helsi. The freezing of these corporate rights prevented any transactions involving the shares of JSC Kyivstar proceeding. We promptly challenged the freezing order in the Ukrainian courts. On October 30, 2023, VEON announced that two appeals had been filed with the relevant Kyiv courts, challenging the freezing of the corporate rights in JSC Kyivstar and Ukraine Tower Company and requesting the lifting of the freezing of corporate rights. In December 2023, the court rejected the appeals. On June 4, 2024, the CEO of VEON, in his capacity as a shareholder of VEON, filed a motion with Shevchenkivskyi District Court of Kyiv requesting cancellation of the freezing of corporate rights in Ukraine Tower Company. On June 26, 2024, the motion was supplemented to request cancellation of the freezing of corporate rights in JSC Kyivstar, Kyivstar.Tech and Helsi Ukraine.

Subsequently, on November 29, 2024 the Shevchenkivskiyi District Court of Kyiv ruled in favor of the request to unfreeze 47.85% of VEON’s corporate rights in JSC Kyivstar, 100% of VEON’s corporate rights in its “other Ukrainian subsidiaries”: Ukraine Tower Company, Kyivstar.Tech and Helsi (for which 69.99% was frozen by the Ukrainian courts). The decision fully removed the restrictions on VEON’s corporate rights imposed by the Ukrainian courts on us and Ukraine Tower Company.

Blocking of Voting Rights of VEON in JSC Kyivstar

In April 2024, the Ukrainian custodian of VEON’s shares in JSC Kyivstar marked all VEON’s shares (including ones which were not subject to the freezing order) as non-voting. Although no sufficient explanation has been provided by the custodian, it is understood that there were two reasons for the action: (a) the freezing order (which is now lifted); and (b) sanctioned individual(s) being ultimate beneficiaries of JSC Kyivstar or indirect owners of significant shareholdings in JSC Kyivstar. The issue is ongoing as of the date of this prospectus.

MANAGEMENT

The number of directors of Kyivstar Group Ltd. is ten, six of whom are independent directors. Kyivstar Group Ltd.’s bye-laws provide that the Kyivstar Group Ltd. Board shall consist of a maximum of eleven directors, and not less than five directors. The following sets forth certain information concerning the persons who serve as Kyivstar Group Ltd.’s executive officers and directors.

Name	Age	Position/Title
Executive Officers and Director:
Kaan Terzioğlu	56	Executive Chairman and Director
Oleksandr Komarov	52	President
Boris Dolgushin	43	Chief Financial Officer

Directors:
Serdar Çetin	48	Director
Betsy Z. Cohen	83	Director
Augie K. Fabela II	59	Director
Rt Hon Sir Brandon Lewis CBE	53	Director
Burak Ozer	53	Director
Duncan Perry	58	Director
Michael R. Pompeo	61	Director
Dmytro Shymkiv	49	Director
Michiel Soeting	63	Director

Unless otherwise indicated, the business address of each director and executive officer is Unit 517, Level 5, Index Tower, Dubai International Financial Centre (DIFC), United Arab Emirates. A description of the business experience and present position of each director and executive officer is provided below:

Executive Officers

Kaan Terzioğlu serves as the Executive Chairman and is a member of the board of Kyivstar Group Ltd. Mr. Terzioğlu has been serving VEON Group as the Group Chief Executive Officer (“CEO”) since June 2021 and was appointed as a director of VEON Ltd. in June 2023. As the VEON Group CEO, Mr. Terzioğlu leads the executive teams of the VEON Group’s digital operators providing connectivity and digital solutions, empowering their customers with digital finance, education, entertainment and health services, among others, and supporting the economic growth of the VEON Group’s operating markets. Prior to being appointed as the VEON Group CEO, Mr. Terzioğlu served as the VEON Group Co-CEO from March 2020 to June 2021, VEON Group’s Co-COO from November 2019 to March 2020 and a member of the VEON Group’s Board of Directors from July 2019 to October 2019. Mr. Terzioğlu is currently a Board Member of the GSMA and Chair of the GSMA Foundation, and served on the board of Digicel from July 2019 to March 2024. Prior to joining VEON, Mr. Terzioğlu held regional and global leadership roles in management consulting, technology and telecommunications with Arthur Andersen, CISCO and Turkcell in Belgium, the United States and Turkey. In 2019, Mr. Terzioğlu received GSMA’s “Outstanding Contribution to the Industry” award for his leadership in creating a digital transformation model for the telecommunications industry and for his contributions to socially responsible business in telecommunications industry. Mr. Terzioğlu holds a bachelor’s degree in business administration from Bogazici University and is also a Certified Public Accountant (Istanbul Chamber of Certified Independent Public Accountants).

Oleksandr Komarov serves as the President of Kyivstar Group Ltd. Mr. Komarov joined VEON in 2013. In 2015, he was appointed CEO of Beeline Kazakhstan, VEON’s subsidiary in Kazakhstan, and oversaw Beeline’s launch of new digital services. In July 2018, Mr. Komarov was appointed interim CEO of JSC Kyivstar, and in December 2018, he became JSC Kyivstar’s permanent CEO. Prior to joining VEON, Mr. Komarov was the Director General of GroupM, the largest marketing company in Ukraine, and held several senior marketing and commercial roles with international and Ukrainian companies. Mr. Komarov holds an MBA degree from the Stockholm School of Economics and is a graduate of the Kyiv Polytechnic Institute.

Boris Dolgushin serves as the Chief Financial Officer of Kyivstar Group Ltd. Mr. Dolgushin has served as the Chief Financial Officer and managing director of JSC Kyivstar since October 2019. Mr. Dolgushin joined VEON in 2004, and served in various roles, including Head of Finance for VEON’s operations in Vietnam, and Regional Director of Financial Planning & Analysis and Business Control for the Seller. In 2019, Mr. Dolgushin received a certificate in high performance leadership from IMD Business School. Mr. Dolgushin holds a Master of Science (Hons) in economics and management of enterprises from Perm National Research Polytechnic University and is an Executive MBA candidate at London Business School.

Directors

Serdar Çetin serves as a member of the Kyivstar Group Ltd. Board as well as a member of each of the Audit and Risk Committee and the Remuneration Committee. Mr. Çetin is currently a board member of Turkcell Iletisim Hizmetleri A.S., where he has served since June 2022. He is also a member of the Audit, Corporate Governance, and Strategy and Digitalization Committees at Turkcell. Previously, he co-founded and was a board member at PLAY, a leading Polish mobile operator, from 2007 to November 2020. Mr. Çetin also co-founded served as a board member of WOM Chile from February 2015 to December 2023, and co-founded and served as an advisory board member of WOM Colombia from May 2020 to November 2023. He is a partner at PurpleCrest, an investment and advisory platform focused on telecommunications, technology, digital infrastructure, and special situations. Between 2004 and 2023, Mr. Çetin led multiple telecommunications and high-growth technology investments as a partner at Novator Partners LLP. He actively serves on the boards of several companies in the telecom and tech sectors, leveraging his extensive experience in corporate governance, strategic growth, and portfolio oversight. Mr. Çetin holds an MSc in Management from HEC Paris and a BSc in Civil Engineering from Middle East Technical University (METU).

Betsy Z. Cohen serves as a member of the Kyivstar Group Ltd. Board and a member of the Nomination Committee. She has served as Chairman of Cohen Circle’s board of directors, Chief Executive Officer and President since October 2021. She has served as Chairman of the board of directors of FTAC Emerald since April 2021, a managing member of the general partner of Cohen Circle FinTech Ventures, L.P., a fintech-focused venture capital fund, since January 2023, and as a managing member of the general partner of Radiate Capital Fund, L.P., an impact investment fund with a focus on the financial services and health sectors, since June 2024. Ms. Cohen served as Chairman of FinTech VI’s board of directors from November 2020 until December 2022, FinTech V’s board of directors from June 2019 until December 2022, FinTech IV’s board of directors from May 2019 until June 2021, FTAC Olympus’ board of directors from June 2020 until June 2021, FinTech III’s board of directors from March 2017 until October 2020, and FinTech II’s board of directors from August 2016 until July 2018. She served as a director of FinTech I and its successor, Card Connect Corp., a provider of payment processing solutions to merchants, from November 2013 until May 2017, and previously served as Chairman of the board of directors of FinTech I from July 2014 through July 2016 and as FinTech I’s Chief Executive Officer from July 2014 through August 2014. She served as Chief Executive Officer of Bancorp and its wholly owned subsidiary, Bancorp Bank, from September 2000, and Chairman of Bancorp Bank from November 2003, and resigned from these positions upon her retirement in December 2014. She served as the Chairman of the Board of Trustees and as a trustee of RAIT Financial Trust, a real estate investment trust, from its founding in August 1997 through her resignation as of December 31, 2010, and served as RAIT’s Chief Executive Officer from 1997 to 2006. Ms. Cohen served as a director of Hudson United Bancorp (a bank holding company), the successor to JeffBanks, Inc., from December 1999 until July 2000 and as the Chairman of the Jefferson Bank Division of Hudson United Bank (Hudson United Bancorp’s banking subsidiary) from December 1999 through March 2000. Before the merger of JeffBanks, Inc. with Hudson United Bancorp in December 1999, Ms. Cohen was Chairman and Chief Executive Officer of JeffBanks, Inc. from its inception in 1981 and also served as Chairman and Chief Executive Officer of each of its subsidiaries, Jefferson Bank, which she founded in 1974, and Jefferson Bank New Jersey, which she founded in 1987. From 1985 until 1993, Ms. Cohen was a director of First Union Corp. of Virginia (a bank holding company) and its predecessor, Dominion Bancshares, Inc. In 1969, Ms. Cohen co-founded a commercial law firm and served as a senior partner until 1984. Ms. Cohen also served as a director of Aetna, Inc. (NYSE: AET), an insurance company, from 1994 until May 2018 and as a director of Metromile, Inc., the successor to INSU II, from February 2021 until July 2021.

Augie K. Fabela II serves as a member of the Kyivstar Group Ltd. Board, member of the Remuneration Committee and chairperson of the Nomination Committee. Mr. Fabela is currently the chairman of the VEON Ltd. board of directors and has served as a director of VEON Ltd. since June 2022. He is also chairman of the VEON Ltd. Nomination Committee as well as a member of each of the VEON Ltd. Audit and Risk Committee and VEON Ltd. Remuneration Committee. Previously, he held roles on the Compensation and Talent Committee and the Strategy and Innovation

Committee. Mr. Fabela also served on VEON Ltd.’s board from June 2011 to December 2012, during which time he was chairman. He is the Founder and Executive Chairman of FastForward.ai, a Silicon Valley-based tech company building and operating AI-driven e-commerce engagement platforms for consumer services enterprises. Since 2019, Mr. Fabela has served as a director and Finance Committee member at Shareability, Inc., a digital media and social brand storytelling firm. He actively serves on the boards of several philanthropic organizations dedicated to local and international education, science, law enforcement, and youth development. Mr. Fabela is the author of “The Impatience Economy: How Social Retail Marketing Changes Everything,” a book that explores how digital platforms and artificial intelligence are revolutionizing consumer expectations and reshaping business strategy. He earned both a Bachelor of Arts and Mater of Arts in international relations and international policy studies from Stanford University.

Rt Hon Sir Brandon Lewis, CBE serves as a member of the Kyivstar Group Ltd. Board, a member of the Nomination Committee and chairperson of the Remuneration Committee. Sir Brandon has been a member of the VEON Ltd. board of directors since May 2024. He is also chairman of the VEON Ltd. Remuneration Committee as well as a member of each of the VEON Ltd. Audit and Risk Committee and the VEON Ltd. Nomination Committee. Sir Brandon previously served as a Member of Parliament for Great Yarmouth. He is currently Chairman of Millbank Creative Ltd. and is a strategic advisor to each of LetterOne Holdings S.A., Civitas Investment Management Ltd., FM Conway Limited and Thakeham Homes Limited. Sir Brandon is chairman and a director of the Henry Jackson Society (a foreign affairs think tank) and is a patron of Adam Smith Institute (a free market think tank in the UK). Prior to that, Sir Brandon served 10 years in the UK Government with five and a half of those years in Cabinet in a range of roles: he was Lord Chancellor and Secretary of State for Justice, Ministry of Justice UK in 2022; Secretary of State, Northern Ireland Office from 2020 to 2022; Minister of State (National Security) and UK Home Office from 2019 to 2020. From 2018 to 2019, Sir Brandon also served as Cabinet Minister without Portfolio as well as Chairman of the Conservative Party. Between 2016 and 2018, Sir Brandon served the UK Home Office in consecutive roles as Minister of State for Policing and the Fire Service, and then as Minister of State (Immigration and International). Prior to that, he was Minister of State from 2014 to 2016 and Parliamentary Under Secretary of State for Communities and Local Government from 2012 to 2016 with the Department for Communities and Local Government. Sir Brandon holds a Bachelor of Science in economics and an LLB in law from the University of Buckingham, and an LLM in commercial law from King’s College London. He is also a qualified a Barrister of Law from Inns of Court School of Law.

Burak Ozer serves as a member of the Kyivstar Group Ltd. Board. Mr. Ozer was appointed as the VEON Group Chief Financial Officer and member of the VEON Group Executive Committee effective January 9, 2025. Prior to this, Mr. Ozer served as Global CFO at Noventiq from 2022 to 2024 and as Vice President of Finance/CFO at Softline International from 2018 to 2022. Before that, he held several senior roles within the Xerox group of companies, including as General Manager (Xerox Turkey) from 2014 to 2018, Financial Planning Director at Xerox Developing Markets (UK) from 2006 to 2009 and Chief Financial Officer at Xerox CIT (Central Eastern Europe) from 2009 to 2014 in London, UK. Mr. Ozer started his career at Xerox as a Financial Analyst in Istanbul in 1997 and also worked for Xerox HQ operations in Connecticut, USA from 2001 to 2003. Mr. Ozer graduated from İstanbul Technical University and also has a Master of Science degree in business management.

Duncan Perry serves as a member of the Kyivstar Group Ltd. Board and a member of the Audit and Risk Committee. He has been a member of the VEON Ltd. board of directors since May 2024. Mr. Perry serves as a member of the VEON Ltd. Nomination Committee and an observer on the VEON Ltd. Audit and Risk Committee. Mr. Perry currently serves as associate general counsel at LetterOne, prior to which he was a senior legal advisor at LetterOne. He is also chairman of the nonprofit organization SEO Connect Ltd. and a board member of the charity SEO London Ltd. Prior to this, Mr. Perry was a general counsel and entrepreneur who was involved in a number of projects, including being a founding team member and director of the UK-regulated fintech bank Kroo Bank. Mr. Perry was Global General Counsel at Barclays Wealth Asset Management for seven years, where he was a member of the Barclays Wealth Executive Committee and was responsible for legal and compliance risk across 24 jurisdictions. At Barclays, he was a member of several committees, including being the chair of the Risk and Reputation Committee. Mr. Perry also previously served as European COO and General Counsel of the hedge fund Amaranth LLC and European Head of Compliance (FIRC) at UBS Investment Bank, where he was also the global legal head of Syndicated Finance and Debt Trading. Prior to this, Mr. Perry was a banking lawyer at both Shearman & Sterling LLP and Allen & Overy LLP, in London and New York. Mr. Perry attended Exeter University, where he obtained a first class law degree. He is currently an adjunct lecturer at Exeter University Business School on the MSc FinTech program.

Michael R. Pompeo serves as a member of the Kyivstar Group Ltd. Board. Secretary Pompeo has been a member of the VEON Ltd. board of directors since May 2024. Secretary Pompeo served as the 70th U.S. Secretary of State of the United States from April 2018 to January 2021, Director of the Central Intelligence Agency from January 2017 to April 2018, and was elected to four terms in the U.S. Congress representing the Fourth District of Kansas. Secretary Pompeo practiced law, business and tax litigation at Williams & Connolly for three years. He then raised capital to acquire assets in the aviation manufacturing supply chain and was the CEO of the company he founded with several colleagues, Thayer Aerospace, for several years. Secretary Pompeo then became President of Sentry International, an oilfield services and equipment company with operations in the U.S. and Canada. Since leaving government, Secretary Pompeo has remained active on the global stage advancing American interests. Currently, he serves as Executive Chairman of Impact Investments, a U.S.-based merchant bank that also provides strategic and financial advisory services and seeks to develop long-term partnerships with the world’s leading companies across a range of industries and geographies. He is also a member of the JSC Kyivstar board of directors. Secretary Pompeo graduated first in his class from the United States Military Academy at West Point in 1986. He served as a cavalry officer in the U.S. Army, leading troops patrolling the Iron Curtain. Secretary Pompeo left the military in 1991 and then graduated from Harvard Law School, having served as an editor of the Harvard Law Review.

Dmytro Shymkiv serves as a member of the Kyivstar Group Ltd. Board. Mr. Shymkiv provides advisory services in strategic business development, government relations, technological transformation, and venture strategy to companies, institutions, and startups via Delta Strategy & Ventures. He currently serves as an independent member of the Supervisory Board of JSC Kyivstar and represents the company on the Board of Directors of Helsi. As a technology investor, Mr. Shymkiv is actively involved with AeroDrone, a Ukrainian startup focused on the development and manufacturing of large unmanned aerial systems engineered for heavy payloads, extended endurance, and long-range operations. Previously, he held several high-profile leadership roles, including General Manager of Microsoft Ukraine (2007 – 2014), Deputy Chief of Staff to the President of Ukraine (2014 – 2018) and Executive Chairman of Darnitsa Group (2018 – 2022), Ukraine’s largest pharmaceutical company.

Michiel Soeting serves as a member of the Kyivstar Group Ltd. Board, a member of the Nomination Committee and chairperson of the Audit and Risk Committee. Mr. Soeting has been a member of the VEON Ltd. board of directors since March 2022. He is also the chairman of the VEON Ltd. Audit and Risk Committee and member of the Nomination Committee. He previously served as a member of the Finance Committee and Nominating and Corporate Governance Committee. Mr. Soeting has 32 years of experience with KPMG, one of the leading audit firms worldwide. While at KPMG, he worked in key locations in the EMEA, APAC and Americas regions, becoming a partner in 1998 and advising some of KPMG’s largest global advisory and audit clients, including BHP Group, Equinor, LafargeHolcim, Philips Electronics, RD Shell, and Wolters Kluwer. From 2009 to 20017, Mr. Soeting served as a global head of the KPMG Energy and Natural Resources (ENR) sector, and as a global Chairman of the KPMG Energy & Natural Resources Board. From 2009 to 2014, he was a member of the KPMG Global Markets Steering Committee. From 2012 to 2014, Mr. Soeting served as a member of the European Resource Efficiency Platform of the European Commission. Since 2019, Mr. Soeting has taken on various oversight roles, in particular as a director and chair of the Audit Committee at Serica Energy plc in the UK, as a member of the Advisory Board of the Parker College of Business of Georgia Southern University in the U.S. and as a member of the Board of Governors of Reed’s Foundation in the UK. Mr. Soeting graduated from Vrije University of Amsterdam, the Netherlands where he completed his Doctoral studies in economics and a post-Doctoral degree in accountancy. He holds an MBA from Georgia Southern University. In addition, Mr. Soeting is a qualified Chartered Accountant in both the Netherlands and the United Kingdom.

Composition of the Kyivstar Group Ltd. Board

The Kyivstar Group Ltd. Board consists of ten directors. The Kyivstar Group Ltd. Governing Documents provide that the number of directors shall be as the Kyivstar Group Ltd. Board may determine from time to time, but shall be not less than five and not more than eleven directors.

Director Independence

The size of our board of directors is ten directors, six of whom qualify as independent within the meaning of the independent director guidelines of Nasdaq. Kyivstar Group Ltd. has determined that Serdar Çetin, Betsy Z. Cohen, Augie K. Fabela II, Rt Hon Sir Brandon Lewis CBE, Duncan Perry and Michiel Soeting are “independent directors” as defined in the rules of Nasdaq and applicable SEC rules.

As of the date of this prospectus, VEON Ltd., through VEON Amsterdam, owns approximately 89.6% of the equity interests of Kyivstar Group Ltd and following this offering, will own 84.4% of the equity interests of Kyivstar Group Ltd (excluding the option granted to the underwriters to purchase additional Common Shares). As a result, Kyivstar Group Ltd. is a “controlled company” within the meaning of the rules of the Nasdaq. As a controlled company, Kyivstar Group Ltd. is exempt from certain Nasdaq corporate governance requirements, including (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that Kyivstar Group Ltd. has a Remuneration Committee that is composed entirely of independent directors and (iii) the requirement that Kyivstar Group Ltd.’s director nominations be made, or recommended to the full Kyivstar Group Ltd. Board, by the Kyivstar Group Ltd. independent directors or by a Nomination Committee that consists entirely of independent directors. Kyivstar Group Ltd. does not currently intend to, but may in the future, take advantage of some or all of the foregoing exemptions. Accordingly, Kyivstar Group Ltd. shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Directors’ Interests

Subject to the Kyivstar Group Ltd. bye-laws, a director who may be interested in a contract or proposed contract with Kyivstar Group Ltd. may still vote in respect of such contract or proposed contract, provided that such director has declared the nature of his or her interest at the earliest opportunity at a meeting of the Kyivstar Group Ltd. Board and has not been disqualified by the chairman of the relevant meeting. A director may vote and be counted in the quorum in respect of any matter notwithstanding any conflict of interest that could potentially exist due to the relationship or connection of such director to VEON or any of its affiliates (including Kyivstar Group Ltd. and any subsidiary undertaking thereof) or certain persons connected therewith.

In accordance with the Kyivstar Group Ltd. bye-laws, a director who is also a director or employee of VEON or any of its affiliates is permitted, from time to time, to make suitable disclosures to the board of directors of VEON of any information relating to Kyivstar Group Ltd. and its subsidiaries, as shall reasonably be necessary to ensure proper management, oversight and control thereof, other than where such disclosure might reasonably be viewed as contrary to the fiduciary responsibilities of such director, or such disclosure is otherwise prohibited under applicable law.

Term of Office for Directors

Each director will (unless such director is removed from office or such office is vacated, temporarily or permanently, in accordance with the Kyivstar Group Ltd. bye-laws) hold office until the next following annual general meeting in accordance with the Kyivstar Group Ltd. bye-laws.

Duties of Directors

Under Bermuda law, Kyivstar Group Ltd.’s directors owe certain duties towards Kyivstar Group Ltd., including duties to act in good faith, to exercise their powers only for legitimate business purposes, to avoid conflicts of interest and to refrain from personal profit.

Appointment and Removal of Directors

Kyivstar Group Ltd. may by Resolution (as defined in the Kyivstar Group Ltd. bye-laws) appoint a person who is willing to act to be a director either to fill a vacancy or as an Alternate Director (as defined in the Kyivstar Group Ltd. bye-laws) (provided that this would not result in the number of directors exceeding the maximum specified by the Kyivstar Group Ltd. Board). In addition, the Kyivstar Group Ltd. Board may appoint a person who is willing to act to be a director, either to fill a casual vacancy or as an Alternate Director.

A person will cease to be a director upon their resignation or upon the appointment of their successor if they are not re-elected at an annual general meeting. Kyivstar Group Ltd.’s shareholders may remove a director by passing an ordinary resolution, provided the procedures outlines in the Kyivstar Group Ltd. bye-laws are followed. A person shall cease to be a director in certain circumstances specified in the Kyivstar Group Ltd. bye-laws, such as death, bankruptcy and disqualification.

Family Relationships

There are no family relationships among any of Kyivstar Group Ltd.’s executive officers or directors.

Foreign Private Issuer Exemption

As a “foreign private issuer,” as defined by the SEC, Kyivstar Group Ltd. is permitted to follow home country corporate governance practices, instead of certain corporate governance practices required by Nasdaq for U.S. domestic issuers other than with respect to certain voting and committee requirements. The Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including Kyivstar Group Ltd., to comply with various corporate governance practices. In addition, the Nasdaq rules provide that foreign private issuers may follow home country corporate governance standards, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws.

As a foreign private issuer, Kyivstar Group Ltd. intends to follow home country practice in lieu of the following Nasdaq requirements:

•        Kyivstar Group Ltd. does not intend to follow Nasdaq Rule 5605(b)(2), which requires that independent directors regularly meet in executive session, where only independent directors are present. The independent directors may choose to meet in executive session at their discretion.

•        Kyivstar Group Ltd. does not intend to follow Nasdaq Rule 5635(c), which requires shareholder approval for the establishment of or any material amendments to equity compensation or purchase plans or other equity compensation arrangements.

•        Kyivstar Group Ltd. does not intend to follow Nasdaq Rule 5635(d), which requires shareholder approval in order to enter into any transaction, other than a public offering, involving the sale, issuance or potential issuance by a company of common shares (or securities convertible into or exercisable for common shares) equal to 20% or more of the outstanding share capital of the company or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the common shares. Kyivstar Group Ltd. will follow Bermuda law with respect to any requirement to obtain shareholder approval in connection with any private placements of Common Shares.

Other than as discussed above, Kyivstar Group Ltd. intends to comply with the rules generally applicable to U.S. domestic companies listed on Nasdaq. Kyivstar Group Ltd. may in the future, however, decide to use other foreign private issuer exemptions with respect to some or all of the other Nasdaq rules. Following its home country governance practices may provide less protection than is accorded to investors under Nasdaq rules applicable to domestic issuers.

Although Kyivstar Group Ltd. may rely on certain home country corporate governance practices, it must comply with Nasdaq’s Notification of Noncompliance requirement (Nasdaq Rule 5625) and the Voting Rights requirement (Nasdaq Rule 5640). Further, Kyivstar Group Ltd. must have an Audit Committee that satisfies Nasdaq Rule 5605(c)(3), which addresses Audit Committee responsibilities and authority and requires that the Audit Committee consist of members who meet the independence requirements of Nasdaq Rule 5605(c)(2)(A)(ii).

Kyivstar Group Ltd. intends to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and the Nasdaq corporate governance rules and listing standards.

Because Kyivstar Group Ltd. is a foreign private issuer, its directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Controlled Company Status

As of the date of this prospectus, VEON beneficially owns approximately 89.6% of the issued and outstanding Kyivstar Group Ltd. Common Shares. Following this offering, VEON will beneficially own approximately 84.4% of the issued and outstanding Common Shares (excluding the option granted to the underwriters to purchase additional Common Shares). As a result of VEON’s ownership, Kyivstar Group Ltd. is a “controlled company” within the meaning of the Nasdaq corporate governance rules. Under these rules, a listed company of which a majority of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. As a controlled company, available exemptions under the rules will mean that Kyivstar Group Ltd. is not required to comply with certain corporate governance requirements, including that (i) a majority of the Kyivstar Group Ltd. Board consist of independent directors, as defined under the Nasdaq listing rules, (ii) Kyivstar Group Ltd.’s director nominations be made, or recommended to the full Kyivstar Group Ltd. Board, by the independent directors or by a Nomination Committee that consists entirely of independent directors and (iii) Kyivstar Group Ltd. have a Remuneration Committee that consists entirely of independent directors. Kyivstar Group Ltd. does not currently intend to, but may in the future, take advantage of some or all of the foregoing exemptions. Therefore, shareholders may not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our Kyivstar Group Ltd. Common Shares continue to be listed on Nasdaq, we will continue to rely on the exemptions afforded to foreign private issuers described above. In the event that we cease to be a “controlled company” and no longer qualify as a foreign private issuer, we will be required to comply with these provisions within the applicable transition periods. See “Risk Factors — Risks Related to Being a Public Company — Kyivstar Group Ltd., as a “controlled company” within the meaning of the rules of the Nasdaq and will qualify for certain exemptions from Nasdaq corporate governance requirements.”

Appointment Rights

Pursuant to the Business Combination Agreement, Cohen Circle appointed one director to the Kyivstar Group Ltd. Board and VEON Amsterdam has the right to appoint up to ten members of the Kyivstar Group Ltd. Board. See “The Business Combination Agreement and Transaction Documents.”

The following directors were nominated to the Board and currently serve as directors of Kyivstar Group Ltd.:

•        Kaan Terzioğlu, Serdar Çetin, Augie K. Fabela II, Rt Hon Sir Brandon Lewis CBE, Burak Ozer, Duncan Perry, Michael R. Pompeo, Dmytro Shymkiv and Michiel Soeting were nominated by VEON Amsterdam; and

•        Betsy Z. Cohen was nominated by Cohen Circle.

Committees of the Kyivstar Group Ltd. Board

Audit and Risk Committee

Kyivstar Group Ltd.’s Audit and Risk Committee consists of Serdar Çetin, Duncan Perry and Michiel Soeting. Michiel Soeting serves as the chairperson of the Audit and Risk Committee. All members of Kyivstar Group Ltd.’s Audit and Risk Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq corporate governance rules. Michiel Soeting serves as an “Audit Committee financial expert” as defined in applicable SEC rules and has the requisite financial experience as defined by the Nasdaq corporate governance rules. The Kyivstar Group Ltd. Board has determined that each member of Kyivstar Group Ltd.’s Audit and Risk Committee is “independent” as such term is defined under the Nasdaq corporate governance rules and in Rule 10A-3(b)(1) under the Exchange Act.

The Kyivstar Group Ltd. Board has adopted a charter setting forth the responsibilities of the Audit and Risk Committee, which are consistent with Bermuda law, the SEC rules and the Nasdaq corporate governance rules and include:

•        the appointment, compensation, retention and oversight of the work of the independent auditor and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit services;

•        evaluating the independent auditor’s qualifications, performance and independence on at least an annual basis;

•        pre-approving the audit services and non-audit services to be provided by the independent auditor before the firm is engaged to render such services;

•        reviewing and discussing with the Kyivstar Group Ltd. Board and the independent auditor the annual financial statements and quarterly financial statements, as well as any related earnings releases, prior to the filing of the annual report or public disclosure of such financial information;

•        overseeing the appointment, re-appointment and removal of the internal audit executive;

•        coordinating the Kyivstar Group Ltd. Board’s oversight of internal control over financial reporting;

•        reviewing Kyivstar Group Ltd.’s policies with respect to risk assessment and risk management and overseeing management of its enterprise risk, including risks associated with financial and regulatory developments and information technology, including cybersecurity and data privacy risks;

•        reviewing Kyivstar Group Ltd.’s compliance with laws and regulations, including any initiatives or major litigation or investigations that may have a material impact on its financial statements;

•        reviewing and approving or ratifying any related party transaction required to be disclosed prior to Kyivstar Group Ltd. entering into such transaction; and

•        reviewing with management and the independent auditor the Kyivstar Group Ltd. Code of Conduct and reviewing and reassessing the adequacy of the procedures in place to enforce the Code of Conduct.

Remuneration Committee

Under the Nasdaq corporate governance rules, as a foreign private issuer and a controlled company, Kyivstar Group Ltd. is not required to maintain a Remuneration Committee consisting entirely of independent directors. However, Kyivstar Group Ltd. has formed a Remuneration Committee, consisting of Serdar Çetin, Augie K. Fabela II and Rt Hon Sir Brandon Lewis CBE. Rt Hon Sir Brandon Lewis CBE serves as chairperson of the Remuneration Committee. The Kyivstar Group Ltd. Board has determined that each member of Kyivstar Group Ltd.’s Remuneration Committee is independent under the Nasdaq corporate governance rules, including the additional independence requirements applicable to members of a Remuneration Committee.

The Kyivstar Group Ltd. Board has adopted a charter setting forth the responsibilities of the Remuneration Committee, which are consistent with Bermuda law, the SEC rules and the Nasdaq corporate governance rules and include:

•        reviewing and approving corporate goals and objectives relevant to the compensation of Kyivstar Group Ltd.’s Executive Chairman and other executive officers and evaluating each executive officer’s performance in light of these objectives and goals;

•        reviewing and making recommendations to the Board regarding the terms and administration of the benefit plans and long-term and short-term compensation plans, bonus plans and incentive plans of Kyivstar Group Ltd.;

•        reviewing and making recommendations to the Kyivstar Group Ltd. Board regarding director compensation;

•        overseeing Kyivstar Group Ltd.’s talent management and succession planning programs;

•        reviewing and approving the implementation or revision of any clawback policy allowing Kyivstar Group Ltd. to recoup compensation paid to executive officers and other employees; and

•        reviewing and assessing risks arising from our compensation policies and practices.

Nomination Committee

Under the Nasdaq corporate governance rules, as a foreign private issuer and a controlled company, Kyivstar Group Ltd. is not required to maintain a Nomination Committee consisting entirely of independent directors. However, Kyivstar Group Ltd. has formed a Nomination Committee, consisting of Betsy Z. Cohen, Augie K. Fabela II, Rt Hon Sir Brandon Lewis CBE and Michiel Soeting. Augie K. Fabela II serves as chairperson of the Nomination Committee. The Kyivstar Group Ltd. Board has determined that each member of Kyivstar Group Ltd.’s Nomination Committee is independent under the Nasdaq corporate governance rules.

The Kyivstar Group Ltd. Board adopted a charter setting forth the responsibilities of the Nomination Committee, which are consistent with Bermuda law, the SEC rules and the Nasdaq corporate governance rules and include:

•        identifying individuals qualified to become members of the Kyivstar Group Ltd. Board and ensuring these individuals have the requisite expertise with sufficiently independent backgrounds;

•        reviewing and evaluating the composition, function and duties of the Kyivstar Group Ltd. Board and its committees;

•        recommending nominees for selection to the Kyivstar Group Ltd. Board and its committees;

•        making recommendations to the Board of Directors as to determinations of director independence;

•        overseeing a periodic self-evaluation of the Kyivstar Group Ltd. Board to determine whether it and its committees are functioning effectively; and

•        establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to the Kyivstar Group Ltd. Board a set of corporate governance guidelines.

Code of Conduct

Kyivstar Group Ltd. has adopted a Code of Conduct applicable to its directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Kyivstar Group Ltd. seeks to conduct business ethically, honestly and in compliance with applicable laws and regulations. Kyivstar Group Ltd.’s Code of Conduct sets out the principles and policies designed to guide Kyivstar Group Ltd.’s business practices with integrity, respect and dedication. Such principles encompass, without limitation, conflicts of interest, corporate opportunities, confidentiality, fair dealing, the protection and proper use of company assets, compliance with laws, rules and regulations, reporting of any illegal or unethical behavior, anti-corruption compliance and public communications. Any waivers of the code for executive officers or directors may be made only by the Kyivstar Group Ltd. Board and will be disclosed in a manner consistent with the applicable rules or regulations of the SEC and Nasdaq, when applicable. Kyivstar Group Ltd. expects that any substantive amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed in Kyivstar Group Ltd.’s annual report on Form 20-F. The Code of Conduct is posted on Kyivstar Group Ltd.’s website. The information contained on, or that can be accessed through, Kyivstar Group Ltd.’s website is not part of, and is not incorporated into, this prospectus.

Limitation on Liability and Indemnification Matters

Pursuant to Kyivstar Group Ltd.’s bye-laws, Kyivstar Group Ltd. will indemnify and hold harmless its directors and senior managers from and against all actions, costs, charges, liabilities, losses, damages and expenses in connection with any act done, concurred in or omitted in the execution of its business, or their duty, or supposed duty, or in their respective offices or trusts, to the extent authorized by law. The foregoing indemnity will not apply (and any funds advanced will be required to be repaid) with respect to a director or officer if any allegation of fraud or dishonesty is proved against such director or officer. Kyivstar Group Ltd. has entered into separate indemnification agreements with certain of its directors and senior managers pursuant to which Kyivstar Group Ltd. has agreed to indemnify each of them within substantially the same scope as provided in the Kyivstar Group Ltd. bye-laws.

Risk Oversight

One of the key functions of the Kyivstar Group Ltd. Board is informed oversight of Kyivstar Group Ltd.’s risk management process. The Kyivstar Group Ltd. Board does not have a standing Risk Management Committee, but rather anticipates administering this oversight function directly through the Kyivstar Group Ltd. Board as a whole, as well as through various standing committees of the Kyivstar Group Ltd. Board that address risks inherent in their respective areas of oversight. In particular, the Kyivstar Group Ltd. Board is responsible for monitoring and assessing strategic risk exposure, and Kyivstar Group Ltd.’s Audit and Risk Committee has the responsibility to consider and discuss Kyivstar Group Ltd.’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit and Risk Committee will also monitor compliance with legal and regulatory requirements. Kyivstar Group Ltd.’s Remuneration Committee will also assess and monitor whether Kyivstar Group Ltd.’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Kyivstar Group Ltd. Director and Executive Compensation

Kyivstar Group Ltd. is an “emerging growth company,” as defined in the JOBS Act, and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies.

Kyivstar Executive Compensation

For the purposes of this subsection, “Kyivstar” refers to the businesses of Pre-Business Combination Kyivstar Group. This section should be read in conjunction with VEON Holdings’ financial statements and related notes appearing elsewhere in this prospectus, along with the section entitled “Certain Relationships and Related Party Transactions.” Compensation information included in the following section is presented in U.S. dollars.

Under Bermuda law, Kyivstar is not required to disclose compensation paid to its senior management on an individual basis and Kyivstar has not otherwise publicly disclosed this information elsewhere. The compensation of Kyivstar’s senior managers has mainly consisted of salary, bonuses, equity-based incentive awards and other compensation, as applicable. They also receive benefits in line with market practice in Ukraine.

For the fiscal year ended December 31, 2024, the aggregate compensation expense for Kyivstar’s key management personnel, as defined under IAS 34 — comprising Kyivstar’s Chief Executive Officer and Kyivstar’s Chief Financial Officer — for services in all capacities was $5 million, which includes both benefits paid in kind and compensation, including share-based compensation. See Note 17 to our audited combined financial statements included elsewhere in this prospectus. Kyivstar does not have any pension, retirement or similar benefit plans available to its directors or senior managers, and we did not make any distributions to Kyivstar’s senior managers on termination of employment or any payments for pension obligations, early retirement arrangements or sabbaticals.

Kyivstar Group Ltd. has not paid any compensation to its executive officers or members of the board of directors of Kyivstar Group Ltd. since March 7, 2025, the date of its inception. Kyivstar Group Ltd. has implemented a cash-based, short-term incentive plan as well as a share-based, long-term incentive plan (see “— Short-Term Incentive Plan” and “Share-based Compensation Plan — Long-Term Incentive Plan” below).

Any director of VEON who will also serve as a director on the Kyivstar Group Ltd. Board will waive any remuneration rights in relation to his or her service as a member of the Kyivstar Group Ltd. Board, and will render such service without any additional compensation.

Employment Agreements

Kyivstar has entered into employment agreements with its executive officers. These employment agreements are governed by the laws of the Ukraine. The employment agreements provide for employment for an indefinite period in respect of Kyivstar’s Chief Executive Officer and for a fixed term in respect of Kyivstar’s Chief Financial Officer, in each case unless we or the executive officer gives prior written notice to terminate such employment. The employment agreements provide for the compensation that Kyivstar’s executive officers are entitled to receive.

Short-Term Incentive Plan

The Kyivstar Group Ltd. Board has adopted a discretionary short-term, cash-based incentive plan (the “STIP”). The STIP provides for cash pay-outs to participating employees, normally in respect of a single calendar year period, based generally on the achievement of established Key Performance Indicators (“KPIs”) and/or continued employment over a period of up to 12 months.

Under the STIP scheme, the on-target award for Kyivstar Group Ltd.’s executive officers generally range between 60% to 100% of the annual base salary. The STIP is paid out entirely in cash, subject to certain exceptions requiring Board approval. The maximum payout opportunity for the executive officers is 150% of their on-target level STIP award, subject to certain exceptions for exceptional circumstances pursuant to Kyivstar Group Ltd. Board approval.

KPIs will be generally set at the beginning of each calendar year and evaluated in the first quarter of the following year. The cash pay-out of the STIP award is to be scheduled in the first quarter of the year following the assessment year, and is subject to continued active employment during the year of assessment (except in limited “good leaver” circumstances, in which case there will be a pro-rata reduction) and on the date of payout, as well as a pro-rata reduction if the participant commenced employment after the start of the year of assessment, but not later than the October 1st of such year, unless the Board, in its discretion, determines otherwise.

In accordance with Kyivstar Group Ltd.’s Policy for Recovery of Erroneously Awarded Compensation, Kyivstar Group Ltd. is required to recover any portion of any STIP award granted in excess of the STIP award that would have been granted based on a restated financial reporting measure.

Share-based Compensation Plan — Long-Term Incentive Plan

Following approval by the Kyivstar Group Ltd. Board, the Company has adopted a discretionary long-term, share-based compensation plan, the Kyivstar Group Ltd Umbrella Incentive Plan (the “LTIP”). The key objective of the LTIP is to align the interests of the Kyivstar Group Ltd. leadership team with the long-term success of the Company and shareholders’ interests while also serving as a tool to incentivize and enhance retention among the leadership team. The summary below is qualified in its entirety by reference to the actual text of the LTIP, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Eligibility and Administration

Eligible participants under the LTIP include bona fide employees, non-employee directors (“NEDs”) and individual consultants (or that individual’s personal service company) of the Company or its subsidiaries (“Eligible Individuals”). Participation in the LTIP is at the discretion of the Remuneration Committee (the “Committee”) of the Kyivstar Group Ltd. Board which may, from time to time, approve the grants of and terms and conditions of awards under the LTIP to Eligible Individuals, including vesting and vesting acceleration conditions.

Additionally, as the administrator of the LTIP, the Committee will interpret the LTIP and make such interpretations and establish such procedures, as it determines necessary to administer the LTIP, consistent with the LTIP’s terms. Such decisions will be final and binding.

Types of Awards — In General

Awards under the LTIP may include:

•        Performance Share Awards;

•        Restricted Share Awards;

•        Cash Awards;

•        Deferred Share Awards; and

•        Subscription Awards.

Performance Share Awards and Restricted Share Awards consist of Share-based Awards, including options (“Options”), that may be settled in Common Shares or, where applicable, in cash by reference to Phantom Shares (with such cash settlement amount with respect to each Phantom Share being equal to the market value of a Common Share as determined by the Committee). Restricted Share Awards vest by reference to continued service over a designated period of time, while Performance Share Awards are subject to the achievement of one or more performance goal conditions (typically, in addition to service-based vesting). Cash Awards represent conditional rights to receive a specified cash amount and may be structured either as service-based Awards or as performance-based Awards subject to performance goals. Cash Awards may also be linked to a separate bonus arrangement applicable to an Eligible Individual that relates the performance of the Company and/or one or more of its subsidiaries (“Bonus Arrangement”). Deferred Share Awards are share-based Awards granted for the purpose of satisfying a deferred entitlement under a Bonus Arrangement and may likewise be structured as Options and Awards in respect of Phantom Shares. Subscription Awards consist of rights granted to an Eligible Individual to subscribe for Common Shares granted under the LTIP or any other share-based plan operated by the Company. In all cases, such Awards may be subject to service-based vesting conditions, performance-based vesting conditions and holding periods after the vesting of the Award (“Holding Period”), as determined by the Committee in accordance with the LTIP. During the period in which any Holding Period is in effect, Options will remain unexercisable and any Common Shares or cash attributed to other vested Awards will not be allotted or transferred to the award holder until the lapse of such Holding Period.

Shares Available for Awards

Up to 6,945,906 Common Shares may be issued under the LTIP (the “Share Limit”), which number of Common Shares is not otherwise limited and may be increased or decreased by action of the Committee.

Vesting and Forfeiture

Vesting conditions determined by the Committee may apply to each award and may include continued service, performance and/or other conditions. Vesting conditions will be set out in individual award agreements.

Awards will lapse in the event of termination of employment or service of the award holder, subject to the terms of the applicable award agreement and whether such termination was a Good Leaver Termination (as defined in the LTIP). In addition, such Awards will lapse where pre-determined performance conditions are not satisfied.

Corporate Events

The Committee has broad discretion to take action under the LTIP to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting the Common Shares, such as changes of control, reorganizations, variations in share capital, demergers, special dividends and other corporate transactions.

In the event of a Takeover (as defined in the LTIP), any Award that has become vested prior to a change in control of the Company will immediately become payable or exercisable. For any Awards which have not vested immediately prior to a Takeover, such Awards will vest and become payable or exercisable on a pro rata basis based on length of employment or service with the Company, unless otherwise specified in the applicable award agreement or as determined by the Committee. For any Awards subject to performance conditions, such Awards will vest and become payable or exercisable based on the extent to which the performance conditions are satisfied as of the Takeover, as determined by the Committee.

Non-Transferability

Except to the extent necessary to enable a personal representative to exercise, or otherwise benefit from, an award following the death of the award holder, no award granted under the LTIP or any interest in it will be capable of being assigned, transferred, pledged, charged or otherwise encumbered and any attempt to take such action or actions in respect of an award will cause it to lapse immediately unless the Committee, in its discretion, determines otherwise.

Amendment and Termination of the LTIP

The LTIP became effective as of December 17, 2025, and will remain in effect until such time that the LTIP is terminated by the Kyivstar Group Ltd. Board; provided that, the LTIP remains in effect with respect to any Awards that are outstanding at the time the LTIP is terminated. Awards may be granted under the LTIP during the ten-year period from its effective date.

Notwithstanding minor amendments, or otherwise as permitted by the LTIP, the Committee may amend the LTIP at any time in a manner that is not to the material advantage of the award holders in terms of the class of persons eligible to receive Awards or the basis for determining an award holder’s entitlement to benefits under the LTIP. With respect to amendments that would detrimentally affect the award holders in terms of their outstanding Awards, no such amendment may become effective without the consent of the affected award holders who hold at least 50% of the Common Shares or Phantom Shares subject to such outstanding Awards.

Malus and Clawback Policy

The Company has adopted a malus and clawback policy in respect of short-term and long-term incentives. The provisions of the policy allow the Company to reduce or recoup short-term or long-term incentive awards in the event of fraud or gross negligence by an employee or pursuant to a Relevant Event (as defined in the LTIP) (“triggering events”). Malus applies before awards have vested or been paid to an employee while clawbacks apply for a period of two years from the date the award has vested or payment has been made to such individual. In addition, the Company has adopted a Policy for the Recovery of Erroneously Awarded Compensation, effective from August 14, 2025. The Policy for the Recovery of Erroneously Awarded Compensation applies to “incentive-based compensation” (i.e., compensation that is granted/earned/vested based wholly or in part upon the attainment of financial reporting measures, including stock price and total shareholder return) and provides a mechanism whereby the Company, in response to the restatement of its financial statements, claw-back any compensation received by an executive officer which exceeds the amount of incentive-based compensation that executive would have otherwise received had such compensation been determined based on the restated financial figures.

In addition, any award (including on a retroactive basis) granted under the LTIP is subject to the provisions of the Company’s Policy for the Recovery of Erroneously Awarded Compensation, as may be in effect and amended from time to time. Any recovery or clawback from Ukrainian participants will be effected in compliance with applicable Ukrainian labor and tax laws.

To the extent that any existing VEON Holdings equity incentive plan entitles the management of Kyivstar Group Ltd. to receive awards thereunder, such arrangements will remain valid.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Memorandum of Association and our Bye-Laws, each of which is an exhibit to the registration statement of which this prospectus is a part. We urge you to read the applicable provisions of Bermuda, our Memorandum of Association and our Bye-Laws carefully and in their entirety for a complete description of the rights and preferences of our securities.

General

Kyivstar Group Ltd. is an exempted company limited by shares, incorporated under the Companies Act on March 7, 2025. Our registered office is located at Victoria Place, 31 Victoria Street, Hamilton HM 10, Bermuda. Our registration number with the Registrar of Companies in Bermuda is 202504557. As set forth in our memorandum of association, Kyivstar Group Ltd. was formed with unrestricted business objects, with all the capacity, rights, powers and privileges of a natural person.

Kyivstar Group Ltd. may issue Kyivstar Group Ltd. Common Shares from time to time. This description summarizes the material terms of the Kyivstar Group Ltd. Common Shares.

Authorized Share Capital

Kyivstar Group Ltd. was incorporated on March 7, 2025 with an authorized share capital of $2,000,000, divided into 2,000,000,000 Common Shares, with a nominal value of $0.001 each, all of which are designated as Common Shares. On June 13, 2025, the entire issued and unissued share capital of the Company was consolidated on a 10:1 basis into 200,000,000 Common Shares of nominal value $0.01, with no change to the $2,000,000 authorized share capital. On July 8, 2025, Kyivstar Group Ltd. increased its authorized share capital to 265,430,000 Common Shares of nominal value $0.01 by written resolution of its sole shareholder in accordance with its bye-laws.

Subject to our bye-laws and to any shareholders’ resolution to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, for such time as we have authorized but unissued share capital the Kyivstar Group Ltd. Board has the power to issue Kyivstar Group Ltd. Common Shares on such terms and conditions as the Kyivstar Group Ltd. Board may determine. Any increase in our authorized share capital requires the approval of in excess of 50% of the shares voted (a “simple majority”) at a shareholders’ meeting (a “general meeting”).

We may increase, divide, consolidate, change the currency or denomination of or reduce our share capital with the approval of a simple majority of our shareholders voting in general meeting.

We may also purchase our own shares for cancellation or acquire them as treasury shares in accordance with Bermuda law on such terms as the Kyivstar Group Ltd. Board may determine. All rights of any share held in treasury are suspended and may not be exercised while the share is held by Kyivstar Group Ltd. in treasury.

Further, we may, under our bye-laws, at any time request any person we have cause to believe is interested in our shares to confirm details of our shares in which that person holds an interest.

Rights of Holders of Kyivstar Group Ltd. Common Shares

The holders of Kyivstar Group Ltd. Common Shares are, subject to our bye-laws and Bermuda law, generally entitled to enjoy all the rights attaching to Kyivstar Group Ltd. Common Shares detailed below.

Except for treasury shares, each fully paid Kyivstar Group Ltd. Common Share entitles its registered holder to:

•        receive notice of, attend and participate in general meetings;

•        have one vote per Kyivstar Group Ltd. Common Share on all issues voted upon at a general meeting, except for the purposes of cumulative voting for the election of the Kyivstar Group Ltd. Board, in which case each Kyivstar Group Ltd. Common Share shall have the same number of votes as the total number of members to be elected to the Kyivstar Group Ltd. Board and all such votes may be cast for a single candidate or may be distributed between or among two or more candidates;

•        receive dividends approved by the Kyivstar Group Ltd. Board (any dividend or other money payable in respect of a share which has remained unclaimed for six years from the date when it became due for payment shall, if the Kyivstar Group Ltd. Board so resolves, be forfeited and cease to remain owing by Kyivstar Group Ltd.);

•        in the event of our liquidation, receive a pro rata share of our surplus assets; and

•        exercise any other rights of a common shareholder set forth in our bye-laws and Bermuda law.

There are no sinking fund provisions attached to any of our shares. Holders of fully paid Common Shares have no further liability to Kyivstar Group Ltd. for capital calls.

Shareholders’ Meetings

Shareholders’ meetings (also known as general meetings) are convened and held in accordance with our bye-laws and Bermuda law. Registered holders of shares as of the record date for the shareholder meeting may attend and vote at such shareholder meeting.

Annual General Meeting

Our bye-laws and Bermuda law provide that our annual general meeting must be held each year at such time and place as the CEO or the Kyivstar Group Ltd. Board may determine and may be held virtually by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously. Presence at such meeting by electronic means constitutes presence “in person” for all general meetings, as provided for in the Bermuda Companies Act.

Convening the annual general meeting requires that 10 clear days’ prior notice be given to each registered shareholder entitled to attend and vote at such annual general meeting. The notice must state the date and time at which the meeting is to be held, that the meeting is to be held virtually or (if held in person) the meeting venue, that the election of directors will take place and, as far as practicable, any other business to be conducted at the meeting.

Under Bermuda law and our bye-laws, qualifying shareholders may, at their own expense (unless the company otherwise resolves), require a company to: (a) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholders may properly propose for consideration at the next annual general meeting; and (b) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in the proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (1) any number of shareholders representing not less than 5.0% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (2) not less than 100 registered shareholders.

Special General Meeting

The CEO or the Kyivstar Group Ltd. Board may convene a special general meeting whenever such a meeting is deemed necessary. The Kyivstar Group Ltd. Board must also, on the requisition in writing of shareholders holding not less than 10.0% of our paid up voting share capital, convene a special general meeting. Each special general meeting shall be held at such time and place as the CEO or the Kyivstar Group Ltd. Board may decide.

Convening a special general meeting requires that 10 clear days’ notice be given to each shareholder entitled to attend and vote at such meeting. The notice must state the date and time at which the meeting is to be held, if the meeting is to be held virtually or (if held in person) the meeting venue and, if possible, the business to be conducted at the meeting.

Our bye-laws state that notice for all shareholders’ meetings may be given by:

•        delivering such notice to the shareholder in person;

•        sending such notice by letter or courier to the shareholder’s address as stated in the register of shareholders;

•        transmitting such notice by electronic means in accordance with directions given by the shareholder; or

•        accessing such notice on our website.

Shorter Notice for General Meetings

A shorter notice period will not invalidate a general meeting if it is approved by either: (a) in the case of an annual general meeting, all shareholders entitled to attend and vote at the meeting, or (b) in the case of a special general meeting, a majority of shareholders having the right to attend and vote at the meeting and together holding not less than 95.0% in nominal value of the shares giving a right to attend and vote at the meeting. The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any shareholder entitled to receive notice shall not invalidate the proceedings at that meeting.

Postponement or cancellation of general meeting

The Kyivstar Group Ltd. Board may postpone or cancel any general meeting called in accordance with the bye-laws (other than a meeting requisitioned by shareholders) provided that the notice of postponement or cancellation is given to each shareholder before the time for such meeting.

Quorum

Subject to the Bermuda Companies Act, under Bermuda law and our bye-laws, at any general meeting, two or more persons present in person at the start of the meeting and who have the right to attend and vote at the meeting and hold or represent in person or by proxy at least 50.0% of our total issued and outstanding shares at the relevant time will form a quorum for the transaction of business. Participation in a meeting held virtually by means of such telephone, electronic or other communication facilities that permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, shall constitute presence in person at such meeting, as provided for in the Bermuda Companies Act.

If within half an hour from the time the meeting commenced a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed canceled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time. The CEO may determine whether the meeting is to be held virtually, or (if held in person) the meeting venue, or if another day or time is more appropriate. If the meeting shall be adjourned to the same day one week later or the CEO shall determine that the meeting is adjourned to a specific date, time and place, it shall not be necessary to give notice of the adjourned meeting other than by announcement at the meeting being adjourned. At such adjourned meeting, that the presence of two or more persons present in person (including by electronic means) at the start of the meeting and having the right to attend and vote at the meeting and hold or represent in person or by proxy at least thirty-three and two-thirds percent (33²⁄₃%) of the total issued voting shares in the Company shall form a quorum for the transaction of business. If the CEO shall determine that the meeting be adjourned to an unspecified date, time or place, fresh notice of the resumption of the meeting shall be given to each shareholder entitled to attend and vote thereat. A meeting may not be adjourned to a day which is more than 90 days after the day originally appointed for the meeting.

Voting

Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Bermuda Companies Act. The registered holders of Kyivstar Group Ltd. Common Shares, subject to the provisions of our bye-laws, are entitled to one vote per common share, except where cumulative voting applies when electing directors.

Subject to Bermuda law and our bye-laws, a resolution may only be put to a vote at a general meeting of any class of shareholders if:

•        it is proposed by or at the direction of the Kyivstar Group Ltd. Board;

•        it is proposed at the direction of a court;

•        it is proposed on the requisition in writing of such number of shareholders as is prescribed by, and is made in accordance with, the relevant provisions of the Bermuda Companies Act or our bye-laws; or

•        the chairman of the meeting in his absolute discretion decides that the resolution may properly be regarded as within the scope of the business of the meeting.

In addition to those matters required by Bermuda law to be approved by a simple majority of shareholders voting at any general meeting, the following actions require the approval of a simple majority of the votes cast at any general meeting:

•        any sale of all or substantially all (being in excess of sixty-six and two-thirds percent (66²⁄₃%) by value) of our assets;

•        the appointment of an auditor;

•        removal of directors; and

•        any increase in our authorized share capital beyond its current limits.

Any question proposed for the consideration of the shareholders at any general meeting may be decided by the affirmative votes of a simple majority of the votes cast, except for:

•        voting for directors, which requires directors to be elected by cumulative voting at each annual general meeting;

•        changes to our bye-laws, which require a resolution to be passed by shareholders representing not less than 66 2/3% of the total voting rights of the shareholders who vote in person or by proxy on the resolution;

•        any merger, consolidation, amalgamation, conversion, reorganization of share capital (save that the creation of depository interests or similar interests, instruments or securities representing shares shall not constitute a reorganization of capital for these purposes), scheme of arrangement, dissolution or liquidation, which requires a resolution to be passed by shareholders representing not less than 66 2/3% of the total voting rights of the shareholders who vote in person or by proxy on the resolution;

•        loans to any director, which require a resolution to be passed by shareholders representing not less than 90.0% of the total voting rights of the shareholders who vote in person or by proxy on the resolution; and

•        the discontinuation of Kyivstar Group Ltd. to a jurisdiction outside Bermuda, which requires a resolution to be passed by shareholders representing not less than 66 2/3% of the total voting rights of the shareholders who vote in person or by proxy on the resolution.

Our bye-laws require voting on any resolution at any meeting of the shareholders to be conducted by way of a poll vote. Except where cumulative voting is required for the election of directors, each person present in person (including electronically) and entitled to vote at a meeting of the shareholders shall have one vote for each common share of which such person is the registered holder, or for which such person holds a proxy and such vote shall be counted by ballot or, in the case of a general meeting at which one or more shareholders are present by electronic means, in such manner as the chairman of the meeting may direct. A person entitled to more than one vote need not use all its votes or cast all the votes it uses in the same way.

Transfer Restrictions

For such time as the Kyivstar Group Ltd. Common Shares are fully listed on the Nasdaq (or another appointed exchange, as determined from time to time by the Bermuda Monetary Authority), there are no Bermuda law transfer restrictions applicable to the Kyivstar Group Ltd. Common Shares. Were any of the Kyivstar Group Ltd. Common Shares to not be fully paid, our bye-laws permit the Kyivstar Group Ltd. Board to decline to register a transfer. At such time as the Kyivstar Group Ltd. Common Shares cease to be listed on the Nasdaq (or another appointed exchange, as determined from time to time by the Bermuda Monetary Authority), the Bermuda Exchange Control Act 1972 and associated regulations require, except in limited circumstances, that the prior consent of the Bermuda Monetary Authority be obtained for any transfers of shares.

Foreign Shareholders

Our bye-laws have no requirements or restrictions with respect to foreign ownership of our shares.

Board of Directors

Kyivstar Group Ltd. is governed by the Kyivstar Group Ltd. Board who, under our bye-laws, may delegate management of the business and affairs of the Company to the CEO and the Officers of the Company under the direction of the Kyivstar Group Ltd. Board and on such terms as the Kyivstar Group Ltd. Board may from time to time determine. Subject to certain material business decisions that are reserved to the Kyivstar Group Ltd. Board, the Kyivstar Group Ltd. Board generally delegates day-to-day management of our company to our CEO.

Our bye-laws provide that the Kyivstar Group Ltd. Board shall consist of such number of directors being not less than five directors and not more than eleven directors, as the Kyivstar Group Ltd. Board shall from time to time determine, subject to approval by our shareholders.

All directors are elected by our shareholders to the Board through cumulative voting at the annual general meeting. Each voting share confers on its holder a number of votes equal to the number of directors to be elected. The holder may cast those votes for candidates in any proportion, including casting all votes for one candidate.

Under our bye-laws, the amount of any fees or other remuneration payable to directors is determined by the Kyivstar Group Ltd. Board upon the recommendation of the Remuneration Committee of the Kyivstar Group Ltd. Board, to which the Kyivstar Group Ltd. Board can from time to time delegate certain of its responsibility for review and determination of compensation. We may repay to any director such reasonable costs and expenses as he or she may properly incur in the performance of his or her duties.

There is no requirement for the members of the Kyivstar Group Ltd. Board to own shares. A director who is not a shareholder will nevertheless be entitled to attend and speak at general meetings and at any separate meeting of the holders of any class of shares.

Neither Bermuda law nor our bye-laws establish any mandatory retirement age for our directors or executive officers.

Dividends and Dividend Rights

Pursuant to Bermuda law, we are prohibited from declaring or paying a dividend if there are reasonable grounds for believing that (a) we are, or would after the payment be, unable to pay our liabilities as they become due, or (b) the realizable value of our assets would, as a result of the dividend, be less than the aggregate of our liabilities.

The Kyivstar Group Ltd. Board may, subject to our bye-laws and in accordance with the Bermuda Companies Act, declare a dividend to be paid to the shareholders holding shares entitled to receive dividends, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in shares or other assets, including through the issuance of our Kyivstar Group Ltd. Common shares or other securities, in which case the Kyivstar Group Ltd. Board may fix the value for distribution in specie of any assets, shares or securities. We are not required to pay interest on any unpaid dividend.

In accordance with our bye-laws, dividends may be declared and paid in proportion to the amount paid up on each share. All our issued shares are currently fully paid. The holders of Kyivstar Group Ltd. Common Shares are entitled to dividends if the payment of dividends is approved by the Kyivstar Group Ltd. Board.

Dividends unclaimed for a period of six years from the proposed date of payment may be forfeited.

Our bye-laws and Bermuda law do not provide for pre-emptive rights of shareholders in respect of any new shares issued by us.

Change of Control

There is no statutory regulation of the conduct of takeover offers and transactions under Bermuda law.

Interested Party Transactions

The Kyivstar Group Ltd. Board have the right to approve transactions with interested parties, subject to compliance with Bermuda law and our bye-laws. At the earliest possible opportunity, all directors’ interests must be full disclosed, and in any event, prior to consideration by or voting on the transaction by the Kyivstar Group Ltd. Board.

Liquidation Rights

If Kyivstar Group Ltd. is wound up, the liquidator may, with the sanction of a special resolution of the shareholders, divide among the shareholders in specie or in kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

The liquidator may, with the same sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator thinks fit, but so that no shareholder may be compelled to accept any shares or other securities or assets on which there is any liability.

The holders of Kyivstar Group Ltd. Common Shares, in the event of our winding-up or dissolution, are entitled to our surplus assets in respect of their holdings of Kyivstar Group Ltd. Common Shares, pari passu and pro rata to the number of Kyivstar Group Ltd. Common Shares held by each of them.

Register of Members

All of our issued Kyivstar Group Ltd. Common Shares are registered on the register of members in accordance with applicable Bermuda law. Kyistar Group Ltd. has notified the Registrar of Companies in Bermuda that a branch register of members of the company is maintained by the Transfer Agent, as permitted under the Bermuda Companies Act. Subject to the foregoing, the register of members of a company is generally open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Transfer Agent and Registrar

The transfer agent for Kyivstar Group Ltd. securities is Continental Stock Transfer & Trust Company.

KYIVSTAR RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Ukraine Tower Company Agreements

To operate its telecommunications business, Kyivstar predominantly uses the network infrastructure of UTC, which is wholly owned by VEON through a sister company of Kyivstar Group Ltd. UTC was established as a separate infrastructure company following a carve-out transaction which separated such assets from JSC Kyivstar.

As of December 2024, we and UTC jointly had approximately 15,500 sites, approximately 1,000 of which were added in 2023 and approximately 1,000 of which were added in 2024. We are the anchor tenant for almost all of UTC’s sites, with 524 of UTC’s owned sites being exclusive to us until the end of 2025. As of December 31, 2024, we held approximately 6,800 tower sites. Approximately 1,000 additional sites were contemplated to be transferred to UTC in 2023, but restrictions on assets located on state or communal property related to the imposition of martial law in Ukraine caused the transaction to be put on hold. Subject to management and board approval, such sites may be transferred to UTC in the future once restrictions are lifted. While the transfer is not a certainty to occur, if the restrictions are lifted and the 1,000 tower sites are transferred from JSC Kyivstar to UTC, subject to regulatory considerations, the sale would take place for fair market value. UTC sites account for about 60% of our network roll-out.

JSC Kyivstar continues to provide certain shared services to UTC under service agreements relating to accounting, corporate legal, treasury, procurement, warehousing and logistics, technical documentation processing, budget planning, compliance, car fleet management and global relations. JSC Kyivstar and UTC also share a single enterprise resource planning system under separate licenses, and JSC Kyivstar leases certain IT equipment, vehicles and office facilities to UTC pursuant to sub-lease agreements. UTC has approximately 170 full-time employees, with JSC Kyivstar currently providing additional HR support to UTC amounting to an equivalent of 32 full-time employees, 25 of which provide accounting services. Such human resources cost is compensated to JSC Kyivstar by UTC based on service agreement terms. Furthermore, JSC Kyivstar management occasionally advises the UTC management team in negotiations in respect of agreements that UTC enters into with third parties.

Despite VEON’s ownership of UTC, we nevertheless maintain an arm’s-length commercial relationship with UTC via a series of principles and MTA terms, including unified commercial pricing principles for all tenants. The lease agreement that we have in place with UTC (Lease Agreement No. 427392, dated August 25, 2021 (the “MLA”)) has an initial term of seven years, with subsequent renewal options for seven years each, each renewal being on an “all or nothing” basis, meaning the entire agreement must be accepted as a whole. The anchor tenant receives a 20% discount to the base anchor fee if a third-party tenant occupies part of the same side of the tower. There is also a volume discount of 30% when the total number of sites the tenant occupies is over 5,000. The payments are made monthly in arrears, and electricity is charged to the anchor tenant on a pass-through basis. In the year ended December 31, 2024, we paid $61 million in fees to UTC, compared to $50 million in the year ended December 31, 2023.

In addition to the MLA, we have in place a Framework Sale and Purchase Agreement (Agreement No. 5000032, dated August 20, 2021 (the “Framework SPA”)). According to the Framework SPA, JSC Kyivstar must sell equipment with certain specifications to UTC. The sale price is determined under separate individual agreements. Initially, the total consideration of the Framework SPA was defined as UAH 641,250,000 (excluding VAT). On July 5, 2022, the parties signed Additional Agreement No. 2, which stated that the total consideration of the Framework SPA was increased to UAH 1,480,000,000 (excluding VAT). However, the exact total price of the Framework SPA shall be ultimately defined as the total price of all the individual agreements concluded between JSC Kyivstar and UTC pursuant to the Framework SPA. To execute each individual agreement, UTC must notify JSC Kyivstar when a given piece of equipment is ready for sale. Initially, the Framework SPA was set to expire on April 30, 2023, but the agreement was extended until at least March 31, 2026, as per Additional Agreement No. 5, dated November 11, 2024. For the years ended December 31, 2023 and 2024, UTC paid us approximately $2.9 million and $10.8 million, respectively, pursuant to this agreement. For more information on the Ukraine Tower Company agreements, see “Business — Ukraine Tower Company.”

General Services Agreements

On November 21, 2018, we and VEON entered into a service agreement, pursuant to which VEON provides Kyivstar with a range of general support services, including technical and technology support, commercial operations, strategic planning, legal and regulatory advice, tax consulting, treasury operations and human resources services.

This agreement was effective through December 31, 2023 and was extended until December 31, 2028. Fees under the agreement were based on services provided. We did not pay anything under this agreement in the years ended December 31, 2022, 2023 and 2024. In the year ended December 31, 2024, we agreed to compensate VEON for approximately $2.6 million of the amounts due under the General Services Agreement using credit funds.

On December 17, 2025, we and VEON entered into a support services agreement, with effect from March 7, 2025, pursuant to which VEON provides us with a range of services related to corporate advice, including financial advisory and reporting, treasury operations, tax, legal, corporate development, human resources, procurement, board and secretarial services, investor relations, and government relations. Fees under this agreement are due annually against invoices issued by VEON.

Agency and Services Agreement

On April 23, 2020, we and VEON Wholesale Services B.V., a subsidiary of VEON, entered into a service agreement for international roaming and telecommunications services. The services provided by VEON Wholesale Services B.V. included managing roaming tariffs, negotiating and managing framework wholesale agreements and roaming agreements, providing technology management and consulting on retail roaming product development. This agreement was terminated March 31, 2024. The cost for these services was determined quarterly based on a formula that considered our roaming costs and revenues, as well as those of the VEON. We did not pay anything under this agreement in the years ended December 31, 2022, and 2023. In the year ended December 31, 2024, we paid VEON approximately $4.4 million pursuant to this agreement.

Agreement with Impact Investments LLC for Strategic Support and Board Advisory Services

On June 7, 2024, VEON Ltd., the direct parent company of the Seller, entered into a letter agreement as amended on August 1, 2024 (the “2024 Agreement”) with Impact Investments LLC (“Impact Investments”) that stipulated that Impact Investments would provide strategic support and board advisory services to VEON Ltd. and JSC Kyivstar. Michael R. Pompeo, who was appointed to the Board of Directors of VEON Ltd. on May 31, 2024, to the Board of Directors of JSC Kyivstar in November 2023 and to the Board of Directors of Kyivstar Group Ltd. on August 14, 2025, serves as Executive Chairman of Impact Investments. As of December 31, 2024, $0.4 million of expense had been recognized related to the monthly cash payments to Impact Investments and $7 million of expense had been recognized related to share based payments to Impact Investments.

Agreement with Delta Strategy & Ventures LLC for Strategic Support and Board Advisory Services

Pursuant to a services agreement between JSC Kyivstar and Delta Strategy & Ventures LLC (“Delta”), Delta facilitates the engagement of Dmytro Shymkiv. In this capacity, Mr. Shymkiv provides guidance, advice, insights and support to the JSC Kyivstar supervisory board and management team on matters affecting the company’s operations, performance and strategy. In exchange, JSC Kyivstar makes cash payments to Delta, amounting to approximately $136,500 for the year ended December 31, 2024 and approximately $100,300 for the current year (through April 25, 2025). Dmytro Shymkiv, who was appointed to the Board of Directors of Kyivstar Group Ltd. on August 14, 2025, serves as the Chief Executive Officer of Delta.

Principal and selling SHAREHOLDERS

The following table sets forth information regarding the number and percentage of Kyivstar Group Ltd. Common Shares beneficially owned as of (i) January 1, 2026 and (2) upon completion of this offering, by:

•        each person, or group of affiliated persons, known by us to beneficially own 5.0% or more of the issued and outstanding Kyivstar Group Ltd. Common Shares (including VEON Amsterdam);

•        each other Selling Shareholder;

•        each person who is an executive officer or director of Kyivstar Group Ltd.; and

•        all of those executive officers and directors of Kyivstar Group Ltd. as a group.

For further information regarding material transactions between us and principal shareholders, see “Kyivstar Relationships and Related Party Transactions.”

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days of January 1, 2026 are included, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person.

Percentage of beneficial ownership in the following table is based on 230,863,624 Kyivstar Group Ltd. Common Shares issued and outstanding as of December 31, 2025, which includes Vesting Securities and any Common Shares issuable upon exercise of Kyivstar Group Ltd. Warrants outstanding held by such individual on December 31, 2025.

The following table does not reflect any Common Shares that may be purchased in this offering. If any Common Shares are purchased by our executive officers, directors or their respective affiliated entities, the number and percentage of Common Shares beneficially owned by them after this offering will differ from those set forth in the following table.

Unless otherwise indicated in the footnotes to the following table, to our knowledge all persons listed below have sole voting and investment power with respect to our Common Shares beneficially owned by them, subject to applicable property laws. Unless otherwise indicated in the footnotes to the following table, the address for each shareholder below is c/o Kyivstar Group Ltd., Unit 517, Level 5, Index Tower, Dubai International Financial Center (DIFC), United Arab Emirates.

	Common Shares Beneficially Owned Prior to this Offering		Common Shares to be Sold in this Offering Shares	Common Shares Beneficially Owned After the Offering (assuming the underwriters do not exercise their option to purchase additional shares)		Common Shares Beneficially Owned After the Offering (assuming the underwriters exercise in full their option to purchase additional shares)
Beneficial Owners	Shares	Percentage		Shares	Percentage	Shares	Percentage
Directors and Executive Officers
Betsy Z. Cohen(1)	713,194	*	—	713,194	*	713,194	*
Augie K. Fabela II(2)	33,000	*	—	33,000	*	33,000	*
All Kyivstar Group Ltd. directors and executive officers as a group (12 individuals)	746,194	*	—	746,194	*	746,194	*
Other 5% Shareholders and the Selling Shareholders
VEON Amsterdam B.V.(3)	206,942,440	89.6%	12,100,000	194,842,440	84.4%	192,967,440	83.6%
Cohen Circle, LLC(4)	2,234,122	*	400,000	1,834,122	*	1,834,122	*

____________

*        Indicates beneficial ownership of less than one percent (1%) of the total outstanding common shares.

(1)      Based on information provided to Kyivstar Group Ltd., such 713,194 Common Shares are held directly by Cohen Circle Sponsor I, LLC, which is managed by Betsy Cohen. Ms. Cohen disclaims beneficial ownership of these securities, except to the extent of her pecuniary interest therein.

(2)      Based on information provided to Kyivstar Group Ltd., such Common Shares represent (i) 10,000 Common Shares held directly by Augie Fabela IRA and (ii) 23,000 Common Shares held in trust for which Mr. Fabela, as beneficiary and protector, shares voting and investment power through a controlled investment advisor. As such, Mr. Fabela is deemed to have beneficial ownership over such Common Shares.

(3)      The board of directors of VEON Amsterdam B.V. have direct voting and disposition powers with respect to the securities owned by VEON Amsterdam B.V. As of the date of this report, the board of directors of VEON Amsterdam B.V. comprises the following members: Kaan Terzioğlu (Chief Executive Officer of the VEON Group), Maciej Bogdan Wojtaszek (Deputy Chief Financial Officer of the VEON Group) and Jameel Asghar (Chief People Officer of the VEON Group). As the sole shareholder of VEON Amsterdam B.V., VEON Ltd. and its board of directors have indirect voting and disposition powers with respect to the securities owned by VEON Amsterdam B.V. As of the date of the report, the board of directors of VEON Ltd. comprises the following members: Augie K Fabela II, Andrei Gusev, Rt Hon Sir Brandon Lewis CBE, Duncan Perry, Michael R. Pompeo, Michiel Soeting and Kaan Terzioğlu.

(4)      89,316 of these shares are held of record by Cohen Circle Sponsor I, LLC and allocated to Cohen Circle, LLC as a member. Such shares are also contained in the shares reported by Betsy Cohen above, as Manager of Cohen Circle Sponsor I, LLC. Cohen Circle Holdings, LLC is the sole member of Cohen Circle, LLC. Cohen Circle Holdings, LLC is in turn managed by its members, none of which is deemed a beneficial owner of the securities held by Cohen Circle Holdings, LLC based on the so-called “rule of three.” As a result of the foregoing, Cohen Circle Holdings, LLC shares voting and investment power over the shares and warrants held directly by Cohen Circle, LLC. Cohen Circle, LLC’s address is 2929 Arch Street, Suite 1703, Philadelphia, PA 19104-2870.

TAXATION

Material U.S. Federal Income Tax Considerations for U.S. Holders

This section describes certain material U.S. federal income tax considerations to U.S. holders (as defined below) of an investment in our Common Shares. All prospective holders of our Common Shares should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our Common Shares.

This discussion deals only with U.S. holders that hold their Common Shares as capital assets within the meaning of Section 1221 of the Code (as defined herein) and does not cover all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address any alternative minimum tax, net investment income tax or non-income tax (such as estate or gift tax) laws or any aspect of U.S. state, local or non-U.S. or other tax laws (such as estate or gift tax laws). This discussion also does not address tax considerations applicable to investors that own or will own (directly, indirectly or by attribution) 10% or more of the Common Shares by vote or value, nor does this section discuss all of the U.S. federal income tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions, insurance companies, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that hold Common Shares as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes, persons that received Common Shares as compensation for services, persons that have ceased to be U.S. citizens or lawful permanent residents of the United States, investors holding the Common Shares in connection with a trade or business conducted outside of the United States, U.S. citizens or lawful permanent residents living abroad, passive foreign investment companies, controlled foreign corporations or U.S. holders whose functional currency is not the U.S. dollar).

As used herein, the term “U.S. holder” means a beneficial owner of Common Shares that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes and that holds Common Shares will depend on the status of the partner and the activities of the partnership. Entities or arrangements treated as partnerships for U.S. federal income tax purposes should consult their tax advisors concerning the U.S. federal income tax consequences to them and their partners of the ownership and disposition of Common Shares.

This discussion is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as of the date hereof and all subject to change at any time, possibly with retroactive effect. The statements in this prospectus are not binding on the U.S. Internal Revenue Service (the “IRS”) or any court. Thus we can provide no assurance that the U.S. federal income tax consequences discussed below will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

ALL HOLDERS OF Common SHARES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

Ownership of Common Shares

Distributions on Common Shares

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” the gross amount of any distribution on Common Shares that is made out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its Common Shares, and thereafter as capital gain recognized on a sale or exchange. We do not intend to provide calculations of our earnings and profits under U.S. federal income tax principles. A U.S. holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes.

Dividends paid by us generally will be taxable to a non-corporate U.S. holder at the reduced rate normally applicable to long-term capital gains, provided that we are considered a “qualified foreign corporation” and certain other requirements are met. A qualified foreign corporation includes a corporation the class of shares with respect to which a distribution is made are readily tradable on an established securities market in the United States. In this regard, the Common Shares will generally be considered to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq, as the Common Shares are. There can be no assurance, however, that Common Shares will be considered readily tradable on an established securities market in future years. A U.S. holder will not be able to claim the reduced rate on dividends received from us if we are treated as a PFIC in the taxable year in which the dividends are received or in the preceding taxable year. See “— Passive Foreign Investment Company Rules” below.

Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by us may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on our Common Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of Common Shares

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Common Shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such shares. Any gain or loss recognized by a U.S. holder on a taxable disposition of Common Shares generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in such shares exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of Common Shares generally will be treated as U.S. source gain or loss. Therefore, a U.S. holder may have insufficient foreign source income to utilize foreign tax credits attributable to any withholding tax imposed on a sale, exchange, redemption or other taxable disposition of Common Shares. U.S. holders should consult their tax advisors as to the availability of and limitations on any foreign tax credit attributable to any withholding tax.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as Kyivstar Group Ltd., will be a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of its subsidiaries, either (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the value of its assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains.

Based on the expected composition of our gross assets and income and the manner in which we expect to operate our business in future years, we do not expect to be classified as a PFIC for U.S. federal income tax purposes for our current taxable year or in the foreseeable future.

Whether we are a PFIC is a factual determination made annually, and our status could change depending, among other things, upon changes in the composition and relative value of its gross receipts and assets, which may be determined by reference to the price of the Common Shares (which could fluctuate significantly). If we are a PFIC, U.S. holders may be treated as owning stock in any PFIC that we own directly or, in certain cases, indirectly.

If we were a PFIC in any year during which a U.S. holder owns Common Shares, subject to the discussion below regarding the mark-to-market or qualified electing fund (“QEF”) elections, a U.S. holder generally will be subject to special rules (regardless of whether we continue to be a PFIC) with respect to (i) any “excess distribution” (generally, any distributions received by a U.S. holder on its Common Shares in a taxable year that are greater than 125% of the average annual distributions received by the U.S. holder in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the Common Shares) and (ii) any gain realized on the sale or other disposition of Common Shares. Under these rules (a) the excess distribution or gain will be allocated ratably over the U.S. holder’s holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income, and (c) the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year and an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year.

A U.S. holder may be able to avoid some of the adverse impacts of the PFIC rules described above by electing to mark the Common Shares to market annually. The election is available only if the Common Shares are considered “marketable stock,” which generally includes stock that is regularly traded in more than de minimis quantities on a qualifying exchange. If a U.S. Holder makes the mark-to-market election, any gain from marking the Common Shares to market or from disposing of them would be ordinary income. Any loss from marking the Common Shares to market would be recognized only to the extent of unreversed gains previously included in income. Loss from marking the Common Shares to market would be ordinary, but loss on disposing of them would be capital loss except to the extent of mark-to-market gains previously included in income. It is expected that the Common Shares, which are listed on Nasdaq, will qualify as marketable shares for the PFIC rules purposes. No assurance can be given that the Common Shares will be traded in sufficient frequency and quantity to be considered “marketable stock.” A valid mark-to-market election cannot be revoked without the consent of the IRS unless the Common Shares cease to be marketable stock. A mark-to-market election generally cannot be made with respect to any PFIC stock that a U.S. holder is treated as owning by reason of its ownership of Common Shares.

A U.S. holder would not be able to avoid the tax consequences described above by electing to treat Kyivstar Group Ltd. as a QEF because we do not intend to provide U.S. holders with the information that would be necessary to make a QEF election with respect to the Common Shares.

A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder generally is required to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is or has been made) with such U.S. holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. holder’s taxable years being open to audit by the IRS until such Forms are properly filed.

U.S. holders should consult their own tax advisors concerning Kyivstar Group Ltd.’s possible PFIC status and the consequences to them, including potential reporting requirements, if Kyivstar Group Ltd. were classified as a PFIC for any taxable year.

Information Reporting and Backup Withholding

Any distributions on Common Shares or proceeds from the sale, exchange, redemption or other disposition of Common Shares may be subject to information reporting to the IRS. Backup withholding may also apply to such amounts if a U.S. holder fails to establish an exemption from backup withholding (generally by providing a properly completed IRS Form W-9 to the applicable withholding agent). Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information. U.S. holders should consult their tax advisors regarding these rules and any other reporting obligations that may apply to the ownership or disposition of Common Shares, including reporting obligations related to the holding of certain foreign financial assets and reporting obligations related to transfers of property to foreign corporations.

Material Bermuda Tax Considerations

Under current Bermuda law, no income, withholding or other taxes or stamp or other duties are imposed in Bermuda upon the issue, transfer or sale of the Kyivstar Group Ltd. Common Shares or on any payments in respect of the Kyivstar Group Ltd. Common Shares (except, in certain circumstances, to persons ordinarily resident in Bermuda).

Underwriting

Morgan Stanley & Co. LLC (“Morgan Stanley”), Barclays Capital Inc. (“Barclays”), Cantor Fitzgerald & Co. and Rothschild & Co US Inc. are acting as the representatives of the underwriters of this offering. Subject to certain conditions, each underwriter named below has severally agreed to purchase from the Selling Shareholders the respective number of Common Shares shown opposite its name below:

Underwriters	Number of Shares
Morgan Stanley & Co. LLC	3,875,000
Barclays Capital Inc.	3,875,000
Cantor Fitzgerald & Co.	2,625,000
Rothschild & Co US Inc.	875,000
The Benchmark Company, LLC	625,000
Northland Securities, Inc.	625,000
Total	12,500,000

The underwriting agreement provides that the underwriters’ obligation to purchase Common Shares depends on the satisfaction of the certain conditions contained in the underwriting agreement including:

•        the obligation to purchase all of the Common Shares offered hereby (other than those Common Shares covered by their option to purchase additional Common Shares as described below), if any of the Common Shares are purchased;

•        the representations and warranties made by us and the Selling Shareholders to the underwriters are true;

•        there is no material change in our business or the financial markets; and

•        we and the Selling Shareholders deliver customary closing documents to the underwriters.

Although VEON Amsterdam is deemed to be an “underwriter” within the meaning of the Securities Act, with respect to the Common Shares to be offered pursuant to this prospectus, and such offering is deemed to be a primary offering by us, we will not receive any proceeds from sale of the Common Shares sold in this offering.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we and the Selling Shareholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Common Shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to the Selling Shareholders for the Common Shares.

	Selling Shareholders
	No Exercise	Full Exercise
Per Common Share	$0.49875	$0.49875
Total	$6,234,375.00	$7,169,531.25

The representatives have advised us that the underwriters propose to offer the Common Shares directly to the public at the offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.29925 per Common Share. If the Common Shares are not all sold at the public offering price, the representatives may change the offering price and other selling terms.

The expenses of the offering payable by us and the Selling Shareholders are estimated to be approximately $502,525 (excluding underwriting discounts and commissions). We have agreed to pay expenses incurred by the Selling Shareholders in connection with the offering, other than the underwriting discounts and commissions. We have agreed to reimburse the underwriters for certain of their expenses in an amount of up to $45,000.

Option to Purchase Additional Shares

We and the Selling Shareholders have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase, from time to time, in whole or in part, up to an aggregate amount of 1,875,000 Common Shares from the Selling Shareholders at the offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional Common Shares based on the underwriter’s percentage underwriting commitment in this offering as indicated in the table at the beginning of this “Underwriting” section.

Lock-Up Agreements

We, all of our directors and executive officers and the Selling Shareholders (each, a “Lock-up Party”) have agreed that, for a period of 60 days after the date of this prospectus (the “Restricted Period”), we and they will not directly or indirectly, without the prior written consent of each of Morgan Stanley and Barclays, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Shares beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act), by the Lock-up Party or any other securities so owned convertible into or exercisable or exchangeable for Common Shares or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Shares or such other securities, in cash or otherwise.

The restrictions set forth above applicable to each Lock-up Party are subject to specified exceptions, including:

(a)     transactions relating to Common Shares or other securities acquired in open market transactions after the completion of the public offering,

(b)    transfers of Common Shares or any security convertible into Common Shares as a bona fide gift,

(c)     distributions of Common Shares or any security convertible into Common Shares to limited partners or shareholders of the Lock-up Party; provided that in the case of any transfer or distribution pursuant to clause (b) or (c), (i) each donee or distributee shall sign and deliver a lock up agreement substantially in the same form and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of Common Shares, shall be required or shall be voluntarily made during the Restricted Period,

(d)    facilitating the establishment of a trading plan on behalf of a shareholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Common Shares, provided that (i) such plan does not provide for the transfer of Common Shares during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the Lock-up Party or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Shares may be made under such plan during the Restricted Period,

(e)     transfers to any trust for the direct or indirect benefit of the Lock-up Party or of the immediate family of the Lock-up Party, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value;

(f)     if the Lock-up Party is a corporation, to any wholly-owned subsidiary of such corporation or to an affiliate that is wholly owned by the same persons that own such corporation, provided that each transferee shall sign and deliver a lock up agreement substantially in the same form;

(g)    the transfer of Common Shares in connection with this offering,

(h)    to the Company or its affiliates (or to the trustee of any employee benefit trust established by the Company) deemed to occur upon the cashless exercise of restricted stock units or similar awards or

(i)     to the Company or its affiliates (or to the trustee of any employee benefit trust established by the Company) in connection with the vesting, settlement or exercise of restricted stock units, options, warrants, deferred bonus plan or similar awards or other rights to receive or purchase Common Shares (including, in each case, by way of “net” or “cashless” exercise), including the LTIP, that are scheduled to expire, automatically vest or settle during the Restricted Period, including any transfer to the Company (or to the trustee of any employee benefit trust established by the Company) for the payment or discharge of tax or social security (or similar liabilities) withholdings or remittance payments due as a result of vesting, settlement or exercise of such restricted share units, options, warrants, deferred bonus plan or similar awards or other rights, in all such cases pursuant to the equity awards contemplated to be granted under a share incentive plan, deferred bonus plan or other equity award plan, provided that any securities received upon such vesting, settlement, exercise or conversion shall be subject to the terms of this lock-up agreement; provided, that in the case of any transfer or distribution pursuant to clause (e) or (f) if any public report or filing under Section 16(a) of the Exchange Act is required in connection with such transfer, such report or filing shall clearly indicate in the footnotes thereto that the Common Shares received upon the transfer or distribution are subject to a lock-up agreement with the underwriters of the public offering, to the extent applicable to such transferee, and provided further, that no other public announcement or filing shall be required during the Restricted Period.

The restrictions set forth above shall not apply to any transfer, sale or other disposition of Common Shares by VEON Amsterdam to one or more persons in privately negotiated transactions in an aggregate amount of up to 4.5% of the Common Shares beneficially owned by VEON Amsterdam after giving effect to the Public Offering (a “Direct Stake Transfer”); provided, that, in each case (A) the transferee under the Direct Stake Transfer shall sign and deliver a lock up agreement substantially in the same form and agree to be bound by the terms of the lock-up as if it were an original signatory for the remainder of the Restricted Period, including the restrictions on transfer and the consent to stop transfer instructions, (B) such Direct Stake Transfer is effected in a private, off-market transaction and does not involve a derivative, swap, short sale or other instrument designed to hedge or transfer, in whole or in part, the economic consequences of ownership of the Common Shares, and (C) VEON Amsterdam provides prompt written notice to the representatives of the underwriters of such Direct Stake Transfer.

In addition, each Lock-up Party agrees that, without the prior written consent of Morgan Stanley and Barclays on behalf of the underwriters, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any Common Shares or any security convertible into or exercisable or exchangeable for Common Shares. Each Lock-up Party also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-up Party’s Common Shares except in compliance with the foregoing restrictions.

For purposes of this section, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousins.

Morgan Stanley and Barclays, in their sole discretion, may release the Common Shares and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release Common Shares and other securities from lock-up agreements, Morgan Stanley and Barclays will consider, among other factors, the holder’s reasons for requesting the release, the number of Common Shares and other securities for which the release is being requested and market conditions at the time. Indemnification

We and the Selling Shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Shares, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•        Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•        A short position involves a sale by the underwriters of Common Shares in excess of the number of Common Shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of Common Shares involved in the sales made by the underwriters in excess of the number of Common Shares they are obligated to purchase is not greater than the number of Common Shares that they may purchase by exercising their option to purchase additional Common Shares. In a naked short position, the number of Common Shares involved is greater than the number of Common Shares in their option to purchase additional Common Shares. The underwriters may close out any short position by either exercising their option to purchase additional Common Shares and/or purchasing Common Shares in the open market. In determining the source of Common Shares to close out the short position, the underwriters will consider, among other things, the price of Common Shares available for purchase in the open market as compared to the price at which they may purchase Common Shares through their option to purchase additional Common Shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the Common Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•        Syndicate covering transactions involve purchases of the Common Shares in the open market after the distribution has been completed in order to cover syndicate short positions.

•        Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Common Shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Common Shares or preventing or retarding a decline in the market price of the Common Shares. As a result, the price of the Common Shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Select Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, underwriters and selling group members may engage in passive market making transactions in the Common Shares on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of Common Shares and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of Common Shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Listing on the Nasdaq Global Select Market

Our Common Shares are listed on the Nasdaq Global Select Market under the symbol “KVIV”.

Stamp Taxes

If you purchase Common Shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Common Shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Common Shares offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Common Shares offered by this prospectus in any jurisdiction where action for that purpose is required. The Common Shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such Common Shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no Common Shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Common Shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the Common Shares may be offered to the public in that Relevant State at any time:

a)      to any qualified investor as defined under Article 2 of the Prospectus Regulation;

b)      to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

c)      in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Common Shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation, supplement a prospectus pursuant to Article 23 of the Prospectus Regulation or publish an Annex IX document pursuant to Article 1(4) of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the Common Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Common Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Common Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.

United Kingdom

No Common Shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom except that the Common Shares may be offered to the public in the United Kingdom at any time in accordance with the exceptions from the prohibition on offers to the public set out in Schedule 1 of the POATR which include (but are not limited to) where the offer is:

a)      conditional on the admission of the Common Shares to trading on the London Stock Exchange plc’s main market (in reliance on the exception in paragraph 6(a) of Schedule 1 of the POATR);

b)      to any qualified investor as defined under paragraph 15 of Schedule 1 of the POATR;

c)      to fewer than 150 persons (other than qualified investors as defined under paragraph 15 of Schedule 1 of the POATR), subject to obtaining the prior consent of the underwriters for any such offer; or

d)      in any other circumstances falling within Part 1 of Schedule 1 of the POATR.

For the purposes of this provision, the expression an “offer to the public” in relation to the Common Shares in the United Kingdom means the communication to any person which presents sufficient information on: (a) the relevant securities to be offered; and (b) the terms on which they are to be offered, to enable an investor to decide to buy or subscribe for the Common Shares and the expressions “POATR” means the Public Offers and Admissions to Trading Regulations 2024 and “PRM” means the Prospectus Rules: Admission to Trading on a Regulated Market of the UK Financial Conduct Authority.

Canada

The Common Shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the Common Shares must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with the offering.

Switzerland

The offering of the Common Shares in Switzerland is exempt from the requirement to prepare and publish a prospectus under the Swiss Financial Services Act (the “FinSA”) because such offering is made to professional clients within the meaning of the FinSA only and the Common Shares will not be admitted to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. This prospectus does not constitute a prospectus pursuant to the FinSA, and no such prospectus has been or will be prepared for or in connection with the offering of Common Shares.

Hong Kong

No Common Shares have been offered or sold, and no Common Shares may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the Common Shares has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to Common Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the Common Shares may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the Common Shares will be required, and is deemed by the acquisition of the Common Shares, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any Common Shares in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948 of Japan, as amended, the “FIEA”), and the initial purchaser will not offer or sell any Common Shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIFA and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Common Shares may not be circulated or distributed, nor may the Common Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Any reference to the “SFA” is a reference to the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term or provision as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

SECTION 309B NOTIFICATION

The Common Shares are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

United Arab Emirates (excluding the ADGM and the DIFC)

This prospectus is strictly private and confidential and is being distributed to a limited number of Professional Investors, within the meaning of the United Arab Emirates’ (the “UAE”) Securities and Commodities Authority’s (the “SCA”) Board of Directors Decision No. (13/Chairman) of 2021 on the Regulations Manual of the Financial Activities and Status Regularization Mechanisms Rule Book (as amended), and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. If you are in any doubt about the contents of this prospectus, you should consult an authorized financial adviser.

By receiving this prospectus, the person or entity to whom it has been issued understands, acknowledges and agrees that this prospectus has not been approved by or filed with the UAE Central Bank, the SCA or any other authorities in the UAE, nor have the underwriters received authorization or licensing from the UAE Central Bank, the SCA or any other authorities in the UAE to market or sell securities or other investments within the UAE. No marketing of any financial products or services has been or will be made from within the UAE other than in compliance with the laws of the UAE and no subscription to any securities or other investments may or will be consummated within the UAE. It should not be assumed that any of the underwriters is a licensed broker, dealer or investment adviser under the laws applicable in the UAE, or that any of them advise individuals resident in the UAE as to the appropriateness of investing in or purchasing or selling securities or other financial products. The Common Shares offered pursuant to this prospectus may not be offered or sold directly or indirectly to the public in the UAE and do not constitute a public offer of securities in the UAE in accordance with Federal Decree No. 32 of 2021 on Commercial Companies (as amended) or otherwise.

Abu Dhabi Global Market (“ADGM”)

This prospectus relates to an exempt offer which is not subject to any form of regulation or approval by the Financial Services Regulatory Authority (the “FSRA”). The FSRA has not approved this prospectus nor has any responsibility for reviewing or verifying any document or other documents in connection with this offering. Accordingly, the FSRA has not approved this prospectus or any other associated documents nor taken any steps to verify the information set out in this prospectus and has no responsibility for it.

The Common Shares have not been offered and will not be offered to any persons in the ADGM except on the basis that an offer is:

i.       an “Exempt Offer” in accordance with the ADGM Financial Services and Markets Regulations 2015, as amended (the “FSMR”) and the Markets Rules of the FSRA; and

ii.      made only to persons who are “Authorised Persons” or “Recognised Bodies” (as such terms are defined in the FSMR) or persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 18 of the FSMR) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated.

Dubai International Financial Centre (“DIFC”)

This prospectus relates to an exempt offer which is not subject to any form of regulation or approval by the Dubai Financial Services Authority (the “DFSA”). The DFSA has not approved this prospectus nor has any responsibility for reviewing or verifying any document or other documents in connection with the offering. Accordingly, the DFSA has not approved this prospectus or any other associated documents nor taken any steps to verify the information set out in this prospectus and has no responsibility for it.

The Common Shares have not been offered and will not be offered to any persons in the DIFC except on the basis that an offer is:

i.       an “Exempt Offer” in accordance with the Markets Rules (MKT) Module of the DFSA Rulebook; and

ii.      made only to persons who meet the “Deemed Professional Client” criteria set out in Rule 2.3.4 of the Conduct of Business (COB) module of the DFSA Rulebook, who are not natural persons.

Australia

This prospectus:

1)      does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (the “Corporations Act”);

2)      has not been, and will not be, lodged with the Australian Securities and Investments Commission, or ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include all of the information required of a disclosure document for the purposes of the Corporations Act; and

3)      may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act, or Exempt Investors.

The Common Shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the Common Shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any Common Shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the Common Shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of Common Shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 apply to that resale. By applying for the Common Shares, you undertake to use that you will not, for a period of 12 months from the date of issue of the Common Shares, offer, transfer, assign or otherwise alienate those Common Shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

SHARES ELIGIBLE FOR FUTURE RESALE

Kyivstar Group Ltd.’s authorized share capital is 265,430,000 Kyivstar Group Ltd. Common Shares. As of the date of this prospectus, Kyivstar Group Ltd. has 230,863,624 Kyivstar Group Ltd. Common Shares issued and outstanding, including Vesting Securities. Furthermore, as of the date of this prospectus, up to 7,666,528 Kyivstar Group Ltd. Common Shares may be issued upon exercise of 7,666,528 outstanding Kyivstar Group Ltd. Warrants. All of the Kyivstar Group Ltd. Common Shares issued to holders of Cohen Circle Class A Ordinary Shares in connection with the Business Combination are freely transferable by persons other than by Kyivstar Group Ltd. “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of Kyivstar Group Ltd. Common Shares in the public market could adversely affect prevailing market prices of the Kyivstar Group Ltd. Common Shares.

SPAC Vesting Securities

Pursuant to the Sponsor Agreement, dated March 18, 2025, among Cohen Circle, Kyivstar Group Ltd., the Sponsors, Cantor and the Seller (as amended, the “Sponsor Agreement”), the Vesting Securities are unvested and are subject to vesting and forfeiture as follows: (i) the First Vesting Tranche Securities (as defined in the Sponsor Agreement) shall immediately vest and no longer be subject to forfeiture on the first date that the Securities Price meets or exceeds $15.00 for 20 Trading Days out of any consecutive 30 Trading Days, if such date occurs before the second anniversary of the Closing Date; and (ii) the Second Vesting Tranche Securities (as defined in the Sponsor Agreement) shall immediately vest and no longer be subject to forfeiture on the first date that the Securities Price meets or exceeds $20.00 for 20 Trading Days out of any consecutive 30 Trading Days, if such date occurs before the fifth anniversary of the Closing Date. If the First Vesting Tranche Securities and/or the Second Vesting Tranche Securities become subject to forfeiture because the respective vesting conditions were not satisfied, such securities shall be surrendered with no consideration.

Rule 144

All of Kyivstar Group Ltd.’s Common Shares that are issued and outstanding, other than (i) those registered pursuant to the registration statement of which the prospectus filed with the SEC on July 22, 2025 forms a part and (ii) those registered for resale pursuant to the registration statement of which the prospectus filed with the SEC on December 18, 2025 forms a part, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning one year after the date Kyivstar Group Ltd. filed Form 10 information with the SEC, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of Kyivstar Group Ltd. and has beneficially owned Kyivstar Group Ltd.’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about Kyivstar Group Ltd. Persons who are affiliates of Kyivstar Group Ltd. and have beneficially owned Kyivstar Group Ltd.’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•        1% of the then outstanding equity shares of the same class; or

•        the average weekly trading volume of Kyivstar Group Ltd.’s Common Shares during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Kyivstar Group Ltd. under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Kyivstar Group Ltd.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination-related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•        at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, reflecting its status as an entity that is not a shell company, which we filed on August 15, 2025.

Registration Rights

Pursuant to the Business Combination Agreement, at the Closing, Kyivstar Group Ltd., the Sponsors and the Seller (the Sponsors and the Seller collectively, the “Registration Rights Holders”), entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which Kyivstar Group Ltd. agreed to register for resale the Kyivstar Group Ltd. Common Shares held by Sponsors and the Seller. Pursuant to the Registration Rights Agreement, the Sponsors and the Seller have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut back provisions with respect to Kyivstar Group Ltd. Common Shares held by such parties following the consummation of the Business Combination. The Registration Rights Agreement will terminate on the earlier of (a) the five-year anniversary of the date of the Registration Rights Agreement or (b) with respect to any Registration Rights Holder, on the date that such Holder no longer holds any Registrable Securities (as defined therein). The Kyivstar Group Ltd. Common Shares that are the subject of the registration rights granted to the Seller under the Registration Rights Agreement are being offered hereunder.

In connection with the transactions contemplated by the Business Combination Agreement, including the Business Combination, the prior registration rights agreement that was entered into by Cohen Circle, the Sponsors and the other parties thereto in connection with the Cohen Circle IPO was terminated.

Expenses Related To The Offering

We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:

Expenses	Amount
SEC registration fee	$34,525
FINRA filing fee	38,000
Legal fees and expenses	200,000
Accounting fees and expenses	170,000
Miscellaneous	60,000
Total	502,525

All amounts in the table are estimates except the SEC registration fee. We will pay all of the expenses of this offering.

ENFORCEMENT OF CIVIL LIABILITIES

Kyivstar Group Ltd. is incorporated and existing under the laws of Bermuda. Certain individuals, who may be directors and executive officers of Kyivstar Group Ltd., and certain experts named in this prospectus reside outside of the United States. All or a substantial portion of the assets of such individuals and of Kyivstar Group Ltd. may be located outside of the United States. As a result, it may not be possible to effect service of process within the United States upon such individuals or Kyivstar Group Ltd., or to enforce against such individuals or Kyivstar Group Ltd. in United States courts judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. Kyivstar Group Ltd. has been advised by counsel that there is doubt as to the enforceability in Bermuda, in original actions or in actions for the enforcement of judgments of United States courts, of liabilities predicated solely upon the securities laws of the United States or enforcement of claims for punitive damages.

EXPERTS

The financial statements of Cohen Circle as of December 31, 2024 and 2023 and for the years then ended appearing in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Cohen Circle to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of VEON Holdings B.V. as of December 31, 2024 and 2023, included in this prospectus have been audited by UHY LLP, independent registered public accounting firm, as set forth in their report thereon, which includes an explanatory paragraph as to the ability of VEON Holdings B.V. to continue as a going concern appearing herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of Kyivstar Group Ltd. as of March 31, 2025, included in this prospectus have been audited by UHY LLP, independent registered public accounting firm, as set forth in their report thereon, which includes an explanatory paragraph as to the ability of Kyivstar Group Ltd. to continue as a going concern appearing herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of our Common Shares and other and certain legal matters of Bermuda law in connection with this offering will be passed upon for us by Wakefield Quin Limited. Certain matters of U.S. federal law will be passed upon for us by Sidley Austin LLP. Certain matters of U.S. federal law will be passed upon for the underwriters by Latham & Watkins LLP.

Where You Can Find More Information

We have filed a registration statement on Form F-1, of which this prospectus forms a part, including exhibits, under the Securities Act with respect to the Kyivstar Group Ltd. Common Shares offered by this prospectus. The registration statement on Form F-1, including the attached exhibits and schedules, contains additional relevant information about us and our shares. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov. We also maintain an Internet website at https://investors.kyivstar.ua. Through our website, we will make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. We have included the SEC’s web address and our web address as inactive textual references only. Except as specifically incorporated by reference into this prospectus. Information on those websites is not part of this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, board of directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Financial Statements and Notes to Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Cohen Circle Acquisition Corp. I

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Cohen Circle Acquisition Corp. I (the “Company”) as of December 31, 2024 and 2023, and the related statements of operations, changes in shareholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a business combination by the close of business on October 10, 2026, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York

March 26, 2025

PCAOB ID Number 100

COHEN CIRCLE ACQUISITION CORP. I
BALANCE SHEETS

	December 31, 2024	December 31, 2023
ASSETS
Current Assets
Cash	$699,511	$100
Prepaid expenses	256,058	—
Total current assets	955,569	100

Long-term prepaid insurance	101,951	—
Marketable securities held in Trust Account	233,369,247	—
TOTAL ASSETS	$234,426,767	$100

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accrued offering costs	$82,462	$229,948
Accrued expenses	81,878	—
Promissory note – related party	—	189,659
Total current liabilities	164,340	419,607

Deferred underwriting fee	9,800,000	—
Total liabilities	9,964,340	419,607

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 23,000,000 shares at redemption value of $10.15 per share at December 31, 2024 and 0 shares at December 31, 2023	233,369,247	—

Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued or outstanding at December 31, 2024 and 2023	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 715,000 shares issued and outstanding (excluding 23,000,000 shares subject to possible redemption) at December 31, 2024 and 0 shares at December 31, 2023	72	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,905,000 shares issued and outstanding at December 31, 2024 and 2023(1)	791	791
Additional paid-in capital	—	24,209
Accumulated deficit	(8,907,683)	(444,507)
Total shareholders’ deficit	(8,906,820)	(419,507)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$234,426,767	$100

____________

(1)      Includes an aggregate of up to 1,005,000 Class B ordinary shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised (Note 5). On October 15, 2024, the Company consummated its IPO and sold 23,000,000 Units, including 3,000,000 Units sold pursuant to the full exercise of the underwriters’ option to purchase additional units to cover the over-allotment, hence the 1,005,000 shares of Class B ordinary shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

COHEN CIRCLE ACQUISITION CORP. I
STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2024	2023
General and administrative costs	$113,324	$377,628
Loss from operations	(113,324)	(377,628)

Other income:
Interest earned on marketable securities held in Trust Account	2,219,247	—
Total other income	2,219,247	—
Net income (loss)	$2,105,923	$(377,628)

Weighted average shares outstanding of Class A redeemable ordinary shares	4,852,055	—
Basic net income per Class A redeemable ordinary share	$0.17	—
Weighted average shares outstanding of Class A redeemable ordinary shares	4,852,055	—
Diluted net income per Class A redeemable ordinary share	$0.16	—
Weighted average shares outstanding of Class A and B non-redeemable ordinary shares(1)	7,262,849	6,900,000
Basic net income (loss) per Class A and B non-redeemable ordinary share	$0.17	(0.05)
Weighted average shares outstanding of Class A and B non-redeemable ordinary shares(1)	8,055,836	—
Diluted net income per Class A and B non-redeemable ordinary share	$0.16	$—

____________

(1)      Excludes an aggregate of up to 1,005,000 Class B ordinary shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised (Note 5). On October 15, 2024, the Company consummated its IPO and sold 23,000,000 Units, including 3,000,000 Units sold pursuant to the full exercise of the underwriters’ option to purchase additional units to cover the over-allotment, hence the 1,005,000 shares of Class B ordinary shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

COHEN CIRCLE ACQUISITION CORP. I
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Class A Ordinary Shares		Class B Ordinary Shares(1)		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2022	—	$—	7,905,000	$791	$24,209	$(66,879)	$(41,879)
Net loss	—	—	—	—	—	(377,628)	(377,628)
Balance – December 31, 2023	—	—	7,905,000	791	24,209	(444,507)	(419,507)
Sale of 715,000 Placement Units	715,000	72	—	—	7,149,928	—	7,150,000
Fair value of Public Warrants at issuance	—	—	—	—	1,303,333	—	1,303,333
Allocated value of transaction costs to Class A shares	—	—	—	—	(98,660)	—	(98,660)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(8,378,810)	(10,569,099)	(18,947,909)
Net income	—	—	—	—	—	2,105,923	2,105,923
Balance – December 31, 2024	715,000	$72	7,905,000	$791	$—	$(8,907,683)	$(8,906,820)

____________

(1)      Includes an aggregate of up to 1,005,000 Class B ordinary shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised (Note 5). On October 15, 2024, the Company consummated its IPO and sold 23,000,000 Units, including 3,000,000 Units sold pursuant to the full exercise of the underwriters’ option to purchase additional units to cover the over-allotment, hence the 1,005,000 shares of Class B ordinary shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

COHEN CIRCLE ACQUISITION CORP. I
STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2024	2023
Cash Flows from Operating Activities:
Net income (loss)	$2,105,923	$(377,628)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(2,219,247)	—
Payment of filing fees through promissory note-related party	—	460
Write-off of Doc to PL due to Staleness of S-1	—	342,048
Payment of operation costs through promissory note	49,918	45,120
Changes in operating assets and liabilities:
Prepaid expenses	(256,058)	—
Long-term prepaid insurance	(101,951)	—
Accounts payable and accrued expenses	81,878	(10,000)
Net cash used in operating activities	(339,537)	—

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(231,150,000)	—
Net cash used in investing activities	(231,150,000)	—

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	226,000,000	—
Proceeds from sale of Placement Units	7,150,000	—
Repayment of promissory note – related party	(250,077)	—
Payments of offering costs	(710,975)	—
Net cash provided by financing activities	232,188,948	—

Net Change in Cash	699,411	—
Cash – Beginning of year	100	100
Cash – End of year	$699,511	$100

Non-Cash Investing and Financing Activities:
Offering costs included in accrued offering costs	$49,994	$109,256
Deferred offering costs paid through promissory note – related party	$10,500	$50,930
Deferred underwriting fee payable	$9,800,000	$—

The accompanying notes are an integral part of these financial statements.

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Cohen Circle Acquisition Corp. I (the “Company”) was incorporated in the Cayman Islands on October 26, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2024, the Company had not commenced any operations. All activity for the period from October 26, 2021 (inception) through December 31, 2024 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering placed in the Trust Account (as defined below).

The registration statement for the Company’s Initial Public Offering was declared effective on October 10, 2024. On October 15, 2024, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating proceeds of $230,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 715,000 units (each, a “Placement Unit” and collectively, the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to Cohen Circle Sponsor I, LLC, a Delaware limited liability company (together with Cohen Circle Advisors I, LLC, the “Sponsor”), and the representative of the underwriters, Cantor Fitzgerald & Co. (“Cantor”), generating gross proceeds of $7,150,000, which is described in Note 4.

Transaction costs amounted to $14,373,989, consisting of $4,000,000 of cash underwriting fee, $9,800,000 of deferred underwriting fee, and $573,989 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Following the closing of the Initial Public Offering, on October 15, 2024, an amount of $231,150,000 ($10.05 per Unit) from the net proceeds of the sale of the Units and the Placement Units was placed in a trust account (“Trust Account”), located in the United States and invested only in (i) U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, (ii) as uninvested cash, or (iii) an interest bearing bank demand deposit account or other accounts at a bank, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account as described below.

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.05 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption were recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

If the Company seeks shareholder approval, it will proceed with a Business Combination only if it obtains the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued ordinary shares who, being present and entitled to vote at a general meeting of the Company, vote at a general meeting of the Company. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote any Founder Shares (as defined in Note 5), Placement Shares (as defined in Note 4) and Public Shares held by it in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination or if they vote at all.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the prior consent of the Company. The Company may waive this restriction in its sole discretion.

The Sponsor and Cantor have agreed to waive (i) their redemption rights with respect to any Founder Shares and Placement Shares held by them in connection with the completion of the Company’s Business Combination and (ii) their redemption rights with respect to the Founder Shares and Placement Shares held by them in connection with a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity. However, the Sponsor will be entitled to redemption rights with respect to Public Shares if the Company fails to consummate a Business Combination or liquidates within 24 months from the closing of the Initial Public Offering. Cantor will have the same redemption rights as the Public Shareholders with respect to any Public Shares they acquire.

The Company will have 24 months from the closing of the Initial Public Offering to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The underwriters have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.05 per share.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity, Capital Resources and Going Concern

As of December 31, 2024, the Company had cash of $699,511 held outside of the Trust Account and working capital of $791,229. The Company will use such funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Going Concern,” as of December 31, 2024, the Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. The Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the accompanying financial statements are issued. Management plans to address this uncertainty through a Business Combination.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $699,511 and $100 in cash and no cash equivalents as of December 31, 2024 and 2023, respectively.

Marketable Securities Held in Trust Account

As of December 31, 2024 and 2023, substantially all of the assets held in the Trust Account were held in money market funds, which are invested primarily in Treasury securities. All of the Company’s investments held in the Trust Account are presented on the accompanying balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. Financial Accounting Standards Board (“FASB”) ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to the Class A ordinary shares were charged to temporary equity and offering costs allocated to the Public and Placement Warrants were charged to shareholders’ deficit as Public and Placement Warrants were accounted for under equity treatment after management’s evaluation.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2024 and 2023, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature.

Warrant Instruments

The Company accounted for 7,666,667 Public and 238,333 Private Warrants issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and recorded the warrant instruments under equity treatment at fair value. Such guidance provides that the warrants described above were not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity in accordance with ASC 480 and ASC 815.

Class A Ordinary Shares Subject to Possible Redemption

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with FASB ASC Topic 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, as of December 31, 2024, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet. As of December 31, 2024, the Class A ordinary shares subject to possible redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$230,000,000
Less:
Proceeds allocated to Public Warrants	(1,303,333)
Class A ordinary shares issuance costs	(14,275,329)
Plus:
Remeasurement of carrying value to redemption value	18,947,909
Class A Ordinary Shares subject to possible redemption, December 31, 2024	$233,369,247

Net Income (Loss) per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Income and losses are shared pro rata to the shares. Net income (loss) per Ordinary Share is computed by dividing net income (loss) by the weighted average number of Ordinary Shares outstanding for the period. Accretion associated with the redeemable Ordinary Shares is excluded from net income (loss) per Ordinary Share as the redemption value approximates fair value.

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The calculation of diluted income (loss) per Ordinary Share does not consider the effect of the Warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement, since the average price of the Ordinary Shares for the year ended December 31, 2024 was less than the exercise price and therefore, the inclusion of such Warrants under the Treasury stock method would be anti-dilutive and the exercise is contingent upon the occurrence of future events.

	For the Year Ended December 31,
	2024		2023
	Class A redeemable	Class A and B non-redeemable	Class A	Class B
Basic net income (loss) per common share
Numerator:
Allocation of net income (loss)	$843,428	$1,262,495	$—	$(377,628)

Denominator:
Basic weighted average shares outstanding	4,852,055	7,262,849	—	6,900,000
Basic net income (loss) per common share	$0.17	$0.17	$—	$(0.05)
	For the Year Ended December 31,
	2024		2023
	Class A redeemable	Class A and B non-redeemable	Class A	Class B
Diluted net income per common share
Numerator:
Allocation of net income	$791,613	$1,314,310	$—	$—

Denominator:
Diluted weighted average shares outstanding	4,852,055	8,055,836	—	—
Diluted net income per common share	$0.16	$0.16	$—	$—

Recent Accounting Standards

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company has adopted ASU 2023-07.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, on October 15, 2024, the Company sold 23,000,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, Cohen Circle Sponsor I, LLC and Cantor purchased an aggregate of 715,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $7,150,000. Of the 715,000 Placement Units, 445,000 Placement Units were purchased by Cohen Circle Sponsor I, LLC and 270,000 Placement Units were purchased by Cantor. Each Placement Unit consists of one Class A ordinary share (“Placement Share” or, collectively, “Placement Shares”) and one-third of one warrant (each, a “Placement Warrant”). Each whole Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Placement Units and all underlying securities will expire worthless.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

In November 2021, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 8,663,333 Class B ordinary shares (the “Founder Shares”), which were issued on November 5, 2021. From November 2021 through September 2024, the Company had various share surrender and capitalization events in which a net 758,333 shares have been surrendered by the Sponsor to the Company for no consideration and an aggregate of 7,905,000 Found Shares remain outstanding. All share and per shares amounts have been retroactively adjusted to reflect the share capitalization and share surrender. The Founder Shares included an aggregate of up to 1,005,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the number of Founder Shares will equal 25% of the Company’s issued and outstanding shares after the Initial Public Offering and the private placement. On October 15, 2024, the underwriters exercised their over-allotment option in full as part of the closing of the Initial Public Offering. As such 1,005,000 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of (A) one year after the completion of the Business Combination; and (B) subsequent to the Business Combination (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Administrative Support Agreement

The Company entered into an agreement, commencing on October 11, 2024, through the earlier of the Company’s consummation of a Business Combination or its liquidation, to pay an affiliate or designee of the Sponsor a total of $25,000 per month for office space, utilities and shared personnel support services. For the year ended December 31, 2024, the Company incurred $62,500, of which such amount is recorded within accrued expenses on the balance sheets. For the year ended December 31, 2023, the Company did not incur these services.

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

Service Agreement

The Company has agreed, commencing on October 11, 2024, through the earlier of the Company’s consummation of a Business Combination or its liquidation, to pay its Chief Financial Officer, R. Maxwell Smeal, $12,500 per month. For the year ended December 31, 2024, the Company incurred $37,500 of expenses, of which $24,500 was paid and $13,000 was recorded to accrued expenses in the balance sheet. For the year ended December 31, 2023, the Company did not incur these services.

Promissory Note — Related Party

On November 3, 2021, the Company issued an unsecured promissory note to the Sponsor, as amended on January 14, 2022, February 28, 2023, and on May 1, 2024 (as amended, the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $500,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2024 or (ii) the consummation of the Initial Public Offering. The Company repaid the outstanding balance of the Promissory Note at the closing of the Initial Public Offering on October 15, 2024. Borrowings under the note are no longer available.

Related Party Loans

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor has committed to loan Cohen Circle Working Capital Loans. If the Cohen Circle completes a Business Combination, Cohen Circle may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into units upon consummation of the Business Combination at a price of $10.00 per unit. The units would be identical to the Placement Units. As of December 31, 2024 and 2023, there were no amounts outstanding under the Working Capital Loans.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial business combination and any target business with which the Company may ultimately consummate an initial Business Combination.

Registration Rights

The holders of the Founder Shares, Placement Units (including securities contained therein) and units (including securities contained therein) that may be issued upon conversion of Working Capital Loans, and any Class A ordinary shares issuable upon the exercise of the Placement Warrants and any Class A ordinary shares and warrants (and underlying Class A ordinary shares) that may be issued upon conversion of the units issued as part of the Working Capital Loans and Class A ordinary shares issuable upon conversion of the Founder Shares, are entitled to registration rights pursuant to a registration rights agreement signed on October 11, 2024, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A ordinary shares). These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggyback” registration rights to include such securities in other registration statements filed by the Company and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. Notwithstanding the foregoing, Cantor may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years after the effective date of the Initial Public Offering, and may not exercise its demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters had a 45-day option from the date of Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any. On October 15, 2024, simultaneously with the closing of the Initial Public Offering, the underwriters elected to fully exercise the over-allotment option to purchase the additional 3,000,000 Units at a price of $10.00 per Unit.

The underwriters were entitled to a cash underwriting discount of $0.20 per Unit or $4,000,000 in the aggregate, which was paid upon the closing of the Initial Public Offering, on October 15, 2024. In addition, the underwriters are entitled to a deferred fee of (i) $0.40 per Unit of the gross proceeds of the initial 20,000,000 Units sold in the Initial Public Offering, or $8,000,000 and (ii) $0.60 per Unit of the gross proceeds from the Units sold pursuant to the over-allotment option, or $1,800,000, an aggregate of $9,800,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 7 — SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2024 and 2023, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2024, there are 715,000 Class A ordinary shares issued and outstanding, excluding 23,000,000 Class A ordinary shares subject to possible redemption. At December 31, 2023, there were no shares of Class A ordinary shares issued or outstanding.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. At December 31, 2024 and 2023, there were 7,905,000 Class B ordinary shares issued and outstanding.

Holders of Class B ordinary shares will vote on the appointment of directors prior to the consummation of a Business Combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares in connection with the consummation of a Business Combination, or at any time and from time to time at the option of the holders thereof, on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 25% of the sum of all ordinary shares outstanding upon completion of the Initial Public Offering and the private placement plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent shares and warrants underlying units issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

Warrants — As of December 31, 2024 and 2023, there were 7,905,000 warrants outstanding, including 7,666,667 Public Warrants and 238,333 Placement Warrants. Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of 30 days after the completion of a Business Combination and 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any Class A ordinary shares upon exercise of a warrant unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 7 — SHAREHOLDERS’ DEFICIT (cont.)

the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the Warrants become exercisable, the Company may redeem the Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the notice of redemption is given to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable.

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 8 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on December 31, 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	December 31, 2024
Assets:
Marketable securities held in Trust Account	1	$233,369,247

The following table presents information about the Company’s equity instruments that are measured at fair value on October 15, 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	October 15, 2024
Equity:
Fair value of Public Warrants for the Class A ordinary shares subject to possible redemption allocation	3	$1,303,333

The fair value of Public Warrants was determined using the Binomial/Lattice Model. The Public Warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the valuation of the Public Warrants:

October 15, 2024
Share price	$9.94
Term (years)	5.5
Risk-free rate	3.9%
Volatility	5.0%

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 9 — SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the CODM, or group, in deciding how to allocate resources and assess performance.

The CODM has been identified as the Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statements of operations as net income or loss. The measure of segment assets is reported on the balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	December 31, 2024	December 31, 2023
Trust Account	$233,369,247	$—
Cash	$699,511	$100
	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
General and administrative costs	$113,324	$377,628
Interest earned on marketable securities held in Trust Account	$2,219,247	$—

The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

NOTE 10 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as set forth below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On March 18, 2025, the Company entered into a business combination agreement (the “Business Combination Agreement”) by and among (1) the Company, (2) VEON Amsterdam B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 34378904 (the “Seller”), (3) VEON Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 34345993 (“VEON Holdings,” and together with all of its direct and indirect Ukrainian Subsidiaries, the “Group Companies”), (4) Kyivstar Group Ltd., an exempted company with limited liability, incorporated and existing under the laws of

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 10 — SUBSEQUENT EVENTS (cont.)

Bermuda with registration number 202504557 (“PubCo”), and (5) Varna Merger Sub Corp., an exempted company incorporated with limited liability in the Cayman Islands with registration number 419635 (“Merger Sub,” and, together with VEON Holdings and PubCo, the “Kyivstar Group” and separately, a “Kyivstar Group Company”).

If the transactions contemplated by the Business Combination Agreement are consummated, (i) the Seller will sell to PubCo all of the issued and outstanding equity of VEON Holdings in exchange for newly issued common shares of PubCo, par value $0.001 per share (the “PubCo Common Shares”) and the Seller Loan Note (as defined in the Business Combination Agreement), and, as a result of the Sale, VEON Holdings will become a direct, wholly owned subsidiary of PubCo (collectively, the “Sale”) and (ii) Merger Sub will be merged with and into the Company upon the terms and subject to the conditions set forth in the Business Combination Agreement, the Plan of Merger and in accordance with the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) (the “Merger” and together with the Sale and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). As of the time the Merger becomes effective, each Cohen Circle Class A Ordinary Share that is issued and outstanding and held by the Public Shareholders immediately prior to the time that the Merger becomes effective (after giving effect to any redemptions of Cohen Circle Class A Ordinary Shares in connection with the Cohen Circle EGM) shall be automatically canceled in exchange for the right to be issued one validly issued, fully paid and non-assessable Kyivstar Group Ltd. Common Share. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving company of the Merger under the Companies Act (the Company, in its capacity as the surviving company of the Merger, is the “Surviving Company”). Following the Merger, the shares of the Surviving Company will be directly and solely held by PubCo, and the Surviving Company will become a direct wholly owned subsidiary of PubCo.

For a further description of the Business Combination and certain agreements executed in connection therewith, see the Form 8-K filed by the Company on March 18, 2025.

COHEN CIRCLE ACQUISITION CORP. I
CONDENSED BALANCE SHEETS

	June 30, 2025	December 31, 2024
	(unaudited)
ASSETS
Current Assets
Cash	$33,784	$699,511
Prepaid expenses	203,407	256,058
Total current assets	237,191	955,569
Long-term prepaid insurance	35,701	101,951
Marketable securities held in Trust Account	238,271,514	233,369,247
TOTAL ASSETS	$238,544,406	$234,426,767

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accrued offering costs	$82,462	$82,462
Accrued expenses	1,979,207	81,878
Promissory note – related party	525,000	—
Total current liabilities	2,586,669	164,340
Deferred underwriting fee	9,800,000	9,800,000
Total liabilities	12,386,669	9,964,340

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 23,000,000 shares at redemption value of $10.36 per share at June 30, 2025 and $10.15 per share at December 31, 2024	238,271,514	233,369,247

Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued or outstanding at June 30, 2025 and December 31, 2024	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 715,000 shares issued and outstanding (excluding 23,000,000 shares subject to possible redemption) at June 30, 2025 and December 31, 2024	72	72
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,905,000 shares issued and outstanding at June 30, 2025 and December 31, 2024	791	791
Additional paid-in capital	—	—
Accumulated deficit	(12,114,640)	(8,907,683)
Total shareholders’ deficit	(12,113,777)	(8,906,820)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$238,544,406	$234,426,767

The accompanying notes are an integral part of the unaudited condensed financial statements.

COHEN CIRCLE ACQUISITION CORP. I
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024
General and administrative costs	$1,002,040	$29,487	$3,206,957	$34,655
Loss from operations	(1,002,040)	(29,487)	(3,206,957)	(34,655)

OTHER INCOME
Interest earned on marketable securities held in Trust Account	2,458,506	—	4,902,267	—
Total other income	2,458,506	—	4,902,267	—
NET INCOME (LOSS)	$1,456,466	$(29,487)	$1,695,310	$(34,655)

Weighted average shares outstanding of Class A redeemable ordinary shares	23,000,000	—	23,000,000	—
Basic and diluted net income per Class A redeemable ordinary share	$0.05	$—	$0.05	$—
Weighted average shares outstanding of Class A and B non-redeemable ordinary shares	8,620,000	6,900,000	8,620,000	6,900,000
Basic and diluted net income (loss) per Class A and B non-redeemable ordinary share	$0.05	$(0.00)	$0.05	$(0.00)

The accompanying notes are an integral part of the unaudited condensed financial statements.

COHEN CIRCLE ACQUISITION CORP. I
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2025	715,000	$72	7,905,000	$791	$—	$(8,907,683)	$(8,906,820)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(2,443,761)	(2,443,761)
Net income	—	—	—	—	—	238,844	238,844

Balance – March 31, 2025	715,000	$72	7,905,000	$791	$—	$(11,112,600)	$(11,111,737)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(2,458,506)	(2,458,506)
Net income	—	—	—	—	—	1,456,466	1,456,466

Balance – June 30, 2025	715,000	$72	7,905,000	$791	$—	$(12,114,640)	$(12,113,777)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2024	—	$—	7,905,000	$791	$24,209	$(444,507)	$(419,507)
Net loss	—	—	—	—	—	(5,168)	(5,168)

Balance as of March 31, 2024	—	$—	7,905,000	$791	$24,209	$(449,675)	$(424,675)
Net loss	—	—	—	—	—	(29,487)	(29,487)

Balance as of June 30, 2024	—	$—	7,905,000	$791	$24,209	$(479,162)	$(454,162)

The accompanying notes are an integral part of the unaudited condensed financial statements.

COHEN CIRCLE ACQUISITION CORP. I
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
	2025	2024
Cash Flows from Operating Activities:
Net income (loss)	$1,695,310	$(34,655)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(4,902,267)	—
Payment of General and administrative costs through promissory note	—	34,487
Changes in operating assets and liabilities:
Prepaid expenses	52,651	—
Long-term prepaid insurance	66,250	—
Accrued offering costs	—	168
Accounts payable and accrued expenses	1,897,329	—
Net cash used in operating activities	(1,190,727)	—

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	525,000	—
Net cash provided by (used in) financing activities	525,000	—

Net Change in Cash	(665,727)	—
Cash – Beginning of period	699,511	100
Cash – End of period	$33,784	$100

Non-cash investing and financing activities:
Offering costs included in accrued offering costs	$—	$78,251

The accompanying notes are an integral part of the unaudited condensed financial statements.

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Cohen Circle Acquisition Corp. I (the “Company”) was incorporated in the Cayman Islands on October 26, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2025, the Company had not commenced any operations. All activity for the period from October 26, 2021 (inception) through June 30, 2025 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and efforts in identifying and negotiating with a target to consummate an initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering placed in the Trust Account (as defined below).

The registration statement for the Company’s Initial Public Offering was declared effective on October 10, 2024. On October 15, 2024, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating proceeds of $230,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 715,000 units (each, a “Placement Unit” and collectively, the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to Cohen Circle Sponsor I, LLC, a Delaware limited liability company (together with Cohen Circle Advisors I, LLC, the “Sponsor”), and the representative of the underwriters, Cantor Fitzgerald & Co. (“Cantor”), generating gross proceeds of $7,150,000, which is described in Note 4.

Transaction costs amounted to $14,373,989, consisting of $4,000,000 of cash underwriting fee, $9,800,000 of deferred underwriting fee, and $573,989 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Following the closing of the Initial Public Offering, on October 15, 2024, an amount of $231,150,000 ($10.05 per Unit) from the net proceeds of the sale of the Units and the Placement Units was placed in a trust account (“Trust Account”), located in the United States and invested only in (i) U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, (ii) as uninvested cash, or (iii) an interest bearing bank demand deposit account or other accounts at a bank, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account as described below.

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.05 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption were recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

If the Company seeks shareholder approval, it will proceed with a Business Combination only if it obtains the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued ordinary shares who, being present and entitled to vote at a general meeting of the Company, vote at a general meeting of the Company. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote any Founder Shares (as defined in Note 5), Placement Shares (as defined in Note 4) and Public Shares held by it in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination or if they vote at all.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the prior consent of the Company. The Company may waive this restriction in its sole discretion.

The Sponsor and Cantor have agreed to waive (i) their redemption rights with respect to any Founder Shares and Placement Shares held by them in connection with the completion of the Company’s Business Combination and (ii) their redemption rights with respect to the Founder Shares and Placement Shares held by them in connection with a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity. However, the Sponsor will be entitled to redemption rights with respect to Public Shares if the Company fails to consummate a Business Combination or liquidates within 24 months from the closing of the Initial Public Offering. Cantor will have the same redemption rights as the Public Shareholders with respect to any Public Shares they acquire.

The Company will have 24 months from the closing of the Initial Public Offering to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The underwriters have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.05 per share.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Business Combination Agreement

On March 18, 2025, the Company entered into a business combination agreement (the “Business Combination Agreement”) by and among (1) the Company, (2) VEON Amsterdam B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 34378904 (the “Seller”), (3) VEON Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 34345993 (“VEON Holdings,” and together with all of its direct and indirect Ukrainian Subsidiaries, the “Group Companies”), (4) Kyivstar Group Ltd., an exempted company with limited liability, incorporated and existing under the laws of Bermuda with registration number 202504557, with its registered office at Victoria Place, 31 Victoria Street, Hamilton, HM10, Bermuda, and its principal business address at Index Tower (East Tower), Unit 1703, DIFC (Dubai International Financial Center), United Arab Emirates (“PubCo”), and (5) Varna Merger Sub Corp., an exempted company incorporated with limited liability in the Cayman Islands with registration number 419635 (“Merger Sub,” and, together with VEON Holdings and PubCo, the “Kyivstar Group” and separately, a “Kyivstar Group Company”).

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

If the transactions contemplated by the Business Combination Agreement are consummated, (i) the Seller will sell to PubCo all of the issued and outstanding equity of VEON Holdings in exchange for newly issued common shares of PubCo, par value $0.001 per share (the “PubCo Common Shares”) and the Seller Loan Note (as defined in the Business Combination Agreement), and, as a result of the Sale, VEON Holdings will become a direct, wholly-owned subsidiary of PubCo (collectively, the “Sale”) and (ii) Merger Sub will be merged with and into the Company upon the terms and subject to the conditions set forth in the Business Combination Agreement, the Plan of Merger and in accordance with the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) (the “Merger” and together with the Sale and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving company of the Merger under the Companies Act (the Company, in its capacity as the surviving company of the Merger, is the “Surviving Company”). Following the Merger, the shares of the Surviving Company will be directly and solely held by PubCo, and the Surviving Company will become a direct wholly-owned subsidiary of PubCo.

On June 24, 2025, the Company, the Seller and the Kyivstar Group Companies entered into Amendment No. 1 to Business Combination Agreement, to, among other things, (i) document a change in the par value of PubCo’s common shares from $0.001 per share to $0.01 per share as a result of consolidation by the Seller of such shares; (ii) allow for an increase in the number of directors on the board of directors of PubCo from not more than seven directors to no less than five directors and not more than eleven directors, with up to ten directors initially designated by the Seller and one director initially designated by the Company; and (iii) revise the timing for approval and establishment of an equity incentive plan for directors, officers, employees and independent contractors of New PubCo and the Group Companies from before the Closing to after the Closing.

On July 10, 2025, the Company, the Seller and the Kyivstar Group Companies entered into Amendment No. 2 to Business Combination Agreement (the “BCA Amendment No. 2”), to, among other things, adjust the number of Kyivstar Group Ltd. Common Shares allocable to each of the Seller and the Sponsor in connection with the Closing of the Business Combination.

Liquidity, Capital Resources and Going Concern

As of June 30, 2025, the Company had cash of $33,784 held outside of the Trust Account and a working capital deficit of $2,349,478. The Company will use such funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Going Concern,” as of June 30, 2025, the Company will need to raise additional capital through loans or additional investments from its Sponsor. On April 2, 2025, the Company issued a promissory note (the “Promissory Note”) to Cohen Circle Sponsor I, LLC (the “Lender”), one of the Company’s sponsors. Pursuant to the Promissory Note, the Lender agreed to loan us up to an aggregate principal amount of $2,000,000. The Promissory Note is non-interest bearing and all outstanding amounts under the Promissory Note will be due on the date on which we consummate a Business Combination (the “Maturity Date”). If the Company does not consummate a Business Combination, it may use a portion of any funds held outside the Trust Account to repay the Promissory Note; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the Promissory Note, the unpaid amounts would be forgiven. No portion of the amounts outstanding under the Promissory Note may be converted into Units, which would have been permissible as described in the prospectus filed in connection with the Initial Public Offering. During the three and six months ended June 30, 2025, the Company borrowed $525,000 under

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

the Promissory Note. As of June 30, 2025, the balance under the Promissory Note was $525,000. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, reducing overhead expenses and negotiating or defaulting on a portion of accrued expenses and accrued offering costs. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. The Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the accompanying unaudited condensed financial statements are issued. Management plans to address this uncertainty through consummation of a Business Combination. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the period presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K filed with the SEC on March 26, 2025. The interim results for the three and six months ended June 30, 2025, are not necessarily indicative of the results to be expected for the year ending December 31, 2025 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $33,784 and $699,511 in cash and no cash equivalents as of June 30, 2025 and December 31, 2024, respectively.

Marketable Securities Held in Trust Account

As of June 30, 2025 and December 31, 2024, substantially all of the assets held in the Trust Account were held in money market funds, which are invested primarily in Treasury securities. All of the Company’s investments held in the Trust Account are presented on the accompanying balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. Financial Accounting Standards Board (“FASB”) ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to the Public Shares were charged to temporary equity, and offering costs allocated to the Public Warrants (as defined in Note 3) and Placement Units were charged to shareholders’ deficit, as the Public Warrants and Placement Warrants (as defined in Note 4) were accounted for under equity treatment after management’s evaluation.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2025 and December 31, 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature.

Warrant Instruments

The Company accounted for 7,666,667 Public and 238,333 Placement Warrants issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and recorded the warrant instruments under equity treatment at fair value. Such guidance provides that the warrants described above were not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity in accordance with ASC 480 and ASC 815.

Class A Shares Subject to Possible Redemption

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with FASB ASC Topic 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, as of June 30, 2025 and December 31, 2024, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity,

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

outside of the shareholders’ deficit section of the Company’s balance sheet. As of June 30, 2025 and December 31, 2024, the Class A ordinary shares subject to possible redemption reflected in the balance sheets are reconciled in the following table:

Gross proceeds	$230,000,000
Less:
Proceeds allocated to Public Warrants	(1,303,333)
Class A ordinary shares issuance costs	(14,275,329)
Plus:
Remeasurement of carrying value to redemption value	18,947,909
Class A Ordinary Shares subject to possible redemption, December 31, 2024	$233,369,247
Plus:
Remeasurement of carrying value to redemption value	2,443,761
Class A Ordinary Shares subject to possible redemption, March 31, 2025	$235,813,008
Plus:
Remeasurement of carrying value to redemption value	2,458,506
Class A Ordinary Shares subject to possible redemption, June 30, 2025	$238,271,514

Net Income (Loss) per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Income and losses are shared pro rata to the shares. Net income (loss) per Ordinary Share is computed by dividing net income (loss) by the weighted average number of Ordinary Shares outstanding for the period. Accretion associated with the redeemable Ordinary Shares is excluded from net income (loss) per Ordinary Share as the redemption value approximates fair value.

The calculation of diluted income (loss) per Ordinary Share does not consider the effect of the Warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement, since the average price of the Ordinary Shares for the three and six months ended June 30, 2025 was less than the exercise price and therefore, the inclusion of such Warrants under the Treasury stock method would be anti-dilutive and the exercise is contingent upon the occurrence of future events:

	For the Three Months Ended June 30,
	2025		2024
	Class A redeemable	Class A and B non-redeemable	Class A	Class B
Basic and diluted net income (loss) per common share
Numerator:
Allocation of net income (loss)	$1,059,415	$397,051	$—	$(29,487)

Denominator:
Basic and diluted weighted average shares outstanding	23,000,000	8,620,000	—	6,900,000
Basic and diluted net income (loss) per common share	$0.05	$0.05	$—	$(0.00)

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

	For the Six Months Ended June 30,
	2025		2024
	Class A redeemable	Class A and B non-redeemable	Class A	Class B
Basic and diluted net income (loss) per common share
Numerator:
Allocation of net income (loss)	$1,233,148	$462,162	$—	$(34,655)

Denominator:
Basic and diluted weighted average shares outstanding	23,000,000	8,620,000	—	6,900,000
Basic and diluted net income (loss) per common share	$0.05	$0.05	$—	$(0.00)

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, on October 15, 2024, the Company sold 23,000,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, Cohen Circle Sponsor I, LLC and Cantor purchased an aggregate of 715,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $7,150,000. Of the 715,000 Placement Units, 445,000 Placement Units were purchased by Cohen Circle Sponsor I, LLC and 270,000 Placement Units were purchased by Cantor. Each Placement Unit consists of one Class A ordinary share (“Placement Share” or, collectively, “Placement Shares”) and one-third of one warrant (each, a “Placement Warrant”). Each whole Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Placement Units and all underlying securities will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In November 2021, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 8,663,333 Class B ordinary shares (the “Founder Shares”), which were issued on November 5, 2021. From November 2021 through September 2024, the Company had various share surrender and capitalization events in which a net 758,333 shares have been surrendered by the Sponsor to the Company for no consideration and an aggregate of 7,905,000 Founder Shares remain outstanding. All share and per shares amounts have been retroactively adjusted to reflect the share capitalization and share surrender. The Founder Shares included an aggregate of up to 1,005,000 shares

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the number of Founder Shares will equal 25% of the Company’s issued and outstanding shares after the Initial Public Offering and the private placement. On October 15, 2024, the underwriters exercised their over-allotment option in full as part of the closing of the Initial Public Offering. As such 1,005,000 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of (A) one year after the completion of the Business Combination; and (B) subsequent to the Business Combination (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Administrative Support Agreement

The Company entered into an agreement, commencing on October 11, 2024, through the earlier of the Company’s consummation of a Business Combination or its liquidation, to pay an affiliate or designee of the Sponsor a total of $25,000 per month for office space, utilities and shared personnel support services. For the three and six months ended June 30, 2025, the Company incurred $75,000 and $150,000, respectively, of which such amount is recorded within accrued expenses on the balance sheets. For the three and six months ended June 30, 2024, the Company incurred none of these services.

Service Agreement

The Company has agreed, commencing on October 11, 2024, through the earlier of the Company’s consummation of a Business Combination or its liquidation, to pay its Chief Financial Officer, R. Maxwell Smeal, $12,500 per month. For the three and six months ended June 30, 2025, the Company incurred $37,500 and $75,000 of expenses, respectively, of which $49,500 was paid and $25,500 was recorded to accrued expenses in the balance sheets. As of June 30, 2025 and December 31, 2024, the Company has $38,500 and $13,000, respectively, included in accrued expense related to the service agreement. For the three and six months ended June 30, 2024, the Company did not incur these services.

Promissory Note — Related Party

On November 3, 2021, the Company issued an unsecured promissory note to the Sponsor, as amended on January 14, 2022, February 28, 2023, and May 1, 2024 (as amended, the “IPO Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $500,000. The IPO Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2024 or (ii) the consummation of the Initial Public Offering. The Company repaid the outstanding balance of the IPO Promissory Note at the closing of the Initial Public Offering on October 15, 2024. Borrowings under the IPO Promissory Note are no longer available.

On April 2, 2025, the Company issued a promissory note (the “Promissory Note”) to Cohen Circle Sponsor I, LLC (the “Lender”), one of the Company’s sponsors. Pursuant to the Promissory Note, the Lender agreed to loan us up to an aggregate principal amount of $2,000,000. The Promissory Note is non-interest bearing and all outstanding amounts under the Promissory Note will be due on the date on which we consummate a Business Combination (the “Maturity Date”). If the Company does not consummate a Business Combination, it may use a portion of any funds held outside the Trust Account to repay the Promissory Note; however, no proceeds from the Trust Account may be used for such

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

repayment. If such funds are insufficient to repay the Promissory Note, the unpaid amounts would be forgiven. No portion of the amounts outstanding under the Promissory Note may be converted into Units, which would have been permissible as described in the prospectus filed in connection with the Initial Public Offering. During the three and six months ended June 30, 2025, the Company borrowed $525,000 under the Promissory Note. As of June 30, 2025, the balance under the Promissory Note was $525,000.

Related Party Loans

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor may, but is not obligated to, loan the Company additional funds to fund its additional working capital requirements and transaction costs (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into units upon consummation of the Business Combination at a price of $10.00 per unit. The units would be identical to the Placement Units. As of June 30, 2025 and December 31, 2024, there were no amounts outstanding under the Working Capital Loans.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial business combination and any target business with which the Company may ultimately consummate an initial Business Combination.

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Registration Rights

The holders of the Founder Shares, Placement Units (including securities contained therein) and units (including securities contained therein) that may be issued upon conversion of Working Capital Loans, and any Class A ordinary shares issuable upon the exercise of the Placement Warrants and any Class A ordinary shares and warrants (and underlying Class A ordinary shares) that may be issued upon conversion of the units issued as part of the Working Capital Loans and Class A ordinary shares issuable upon conversion of the Founder Shares, are entitled to registration rights pursuant to a registration rights agreement signed on October 11, 2024, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A ordinary shares). These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggyback” registration rights to include such securities in other registration statements filed by the Company and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. Notwithstanding the foregoing, Cantor may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years after the effective date of the Initial Public Offering, and may not exercise its demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters had a 45-day option from the date of Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any. On October 15, 2024, simultaneously with the closing of the Initial Public Offering, the underwriters elected to fully exercise the over-allotment option to purchase the additional 3,000,000 Units at a price of $10.00 per Unit.

The underwriters were entitled to a cash underwriting discount of $0.20 per Unit or $4,000,000 in the aggregate, which was paid upon the closing of the Initial Public Offering, on October 15, 2024. In addition, the underwriters are entitled to a deferred fee of (i) $0.40 per Unit of the gross proceeds of the initial 20,000,000 Units sold in the Initial Public Offering, or $8,000,000 and (ii) $0.60 per Unit of the gross proceeds from the Units sold pursuant to the over-allotment option, or $1,800,000, an aggregate of $9,800,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Business Combination Agreement

On March 18, 2025, the Company entered into a business combination agreement (the “Business Combination Agreement”) by and among (1) the Company, (2) VEON Amsterdam B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 34378904 (the “Seller”), (3) VEON Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 34345993 (“VEON Holdings,” and together with all of its direct and indirect Ukrainian Subsidiaries, the “Group Companies”), (4) Kyivstar Group Ltd., an exempted company with limited liability, incorporated and existing under the laws of Bermuda with registration number 202504557, with its registered office at Victoria Place, 31 Victoria Street, Hamilton, HM10, Bermuda, and its principal business address at Index Tower (East Tower), Unit 1703, DIFC (Dubai International Financial Center), United Arab Emirates (“PubCo”), and (5) Varna Merger Sub Corp., an exempted company incorporated with limited liability in the Cayman Islands with registration number 419635 (“Merger Sub,” and, together with VEON Holdings and PubCo, the “Kyivstar Group” and separately, a “Kyivstar Group Company”).

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

If the transactions contemplated by the Business Combination Agreement are consummated, (i) the Seller will sell to PubCo all of the issued and outstanding equity of VEON Holdings in exchange for newly issued common shares of PubCo, par value $0.001 per share (the “PubCo Common Shares”) and the Seller Loan Note (as defined in the Business Combination Agreement), and, as a result of the Sale, VEON Holdings will become a direct, wholly-owned subsidiary of PubCo (collectively, the “Sale”) and (ii) Merger Sub will be merged with and into the Company upon the terms and subject to the conditions set forth in the Business Combination Agreement, the Plan of Merger and in accordance with the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) (the “Merger” and together with the Sale and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving company of the Merger under the Companies Act (the Company, in its capacity as the surviving company of the Merger, is the “Surviving Company”). Following the Merger, the shares of the Surviving Company will be directly and solely held by PubCo, and the Surviving Company will become a direct wholly-owned subsidiary of PubCo.

On June 24, 2025, the Company, the Seller and the Kyivstar Group Companies entered into Amendment No. 1 to Business Combination Agreement, to, among other things, (i) document a change in the par value of PubCo’s common shares from $0.001 per share to $0.01 per share as a result of consolidation by the Seller of such shares; (ii) allow for an increase in the number of directors on the board of directors of PubCo from not more than seven directors to no less than five directors and not more than eleven directors, with up to ten directors initially designated by the Seller and one director initially designated by the Company; and (iii) revise the timing for approval and establishment of an equity incentive plan for directors, officers, employees and independent contractors of New PubCo and the Group Companies from before the Closing to after the Closing.

On July 10, 2025, the Company, the Seller and the Kyivstar Group Companies entered into BCA Amendment No. 2, to, among other things, adjust the number of Kyivstar Group Ltd. Common Shares allocable to each of the Seller and the Sponsor in connection with the Closing of the Business Combination.

The Business Combination will be consummated subject to the deliverables and provisions as further described in the Business Combination Agreement.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2025 and December 31, 2024, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At June 30, 2025 and December 31, 2024, there are 715,000 Class A ordinary shares issued and outstanding, excluding 23,000,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. At June 30, 2025 and December 31, 2024, there were 7,905,000 Class B ordinary shares issued and outstanding.

Holders of Class B ordinary shares will vote on the appointment of directors prior to the consummation of a Business Combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders except as required by law.

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 7. SHAREHOLDERS’ DEFICIT (cont.)

The Class B ordinary shares will automatically convert into Class A ordinary shares in connection with the consummation of a Business Combination, or at any time and from time to time at the option of the holders thereof, on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 25% of the sum of all ordinary shares outstanding upon completion of the Initial Public Offering and the private placement plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent shares and warrants underlying units issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

Warrants — As of June 30, 2025 and December 31, 2024, there were 7,905,000 warrants outstanding, including 7,666,667 Public Warrants and 238,333 Placement Warrants. Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of 30 days after the completion of a Business Combination and 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any Class A ordinary shares upon exercise of a warrant unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the Warrants become exercisable, the Company may redeem the Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 7. SHAREHOLDERS’ DEFICIT (cont.)

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the notice of redemption is given to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable.

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 8. FAIR VALUE MEASUREMENTS (cont.)

The following table presents information about the Company’s assets that are measured at fair value on June 30, 2025 and December 31, 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	June 30, 2025
Assets:
Marketable securities held in Trust Account	1	$238,271,514
	Level	December 31, 2024
Assets:
Marketable securities held in Trust Account	1	$233,369,247

The following table presents information about the Company’s equity instruments that are measured at fair value on October 15, 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	October 15, 2024
Equity:
Fair value of Public Warrants for allocated proceeds	3	$1,303,333

The fair value of Public Warrants was determined using the Binomial/Lattice Model. The Public Warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the valuation of the Public Warrants:

October 15, 2024
Share price	$9.94
Term (years)	5.5
Risk-free rate	3.9%
Volatility	5.0%

NOTE 9. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the CODM (“Chief Operating Decision Maker”), or group, in deciding how to allocate resources and assess performance.

The CODM has been identified as the Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 9. SEGMENT INFORMATION (cont.)

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statements of operations as net income or loss. The measure of segment assets is reported on the balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	June 30, 2025	December 31, 2024
Trust Account	$238,271,514	$233,369,247
Cash	$33,784	$699,511
	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024
General and administrative costs	$1,002,040	$29,487	$3,206,957	$34,655
Interest earned on marketable securities held in Trust Account	$2,458,506	$—	$4,902,267	$—

The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income (loss) are reported on the statements of operations and described within their respective disclosures.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, other than the below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

On July 10, 2025, the Company, the Seller and the Kyivstar Group Companies entered into Amendment No. 2 to Business Combination Agreement, to, among other things, adjust the number of Kyivstar Group Ltd. Common Shares allocable to each of the Seller and the Sponsor in connection with the Closing of the Business Combination (“the Adjustment”). In addition, on July 10, 2025, the Company, the Sponsors, Cantor, PubCo and the Seller entered into Amendment No. 1 to Sponsor Agreement to, among other things, conform its terms to the terms of the Adjustment.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of VEON Holdings B.V.

Opinion on the Combined Financial Statements

We have audited the accompanying combined statements of financial position of VEON Holdings B.V. (the “Company”), as of December 31, 2024 and 2023, the related combined statements of income, comprehensive income, changes in net investment, and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed within Note 1 to the combined financial statements, the Company has been negatively impacted and will continue to be negatively impacted by the consequences of the Russian government’s invasion of Ukraine and has stated that these events or conditions indicate that a material uncertainty exists that may raise substantial doubt on the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described within Note 1. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion on the Combined Financial Statements

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

We draw attention to Note 1, “Basis of Combination” to the combined financial statements with respect to the principles and conventions applied to the preparation and presentation of the combined financial statements. Our opinion is not modified with respect to this matter.

/s/ UHY LLP

We have served as the Company’s auditor since 2024.

Melville, New York
April 2, 2025

VEON Holdings B.V.
COMBINED INCOME STATEMENT

for the year ended December 31

(In millions of U.S. dollars)	Note	2024	2023
Service revenues		915	911
Other revenues		4	4
Total operating revenues	3	919	915

Other operating income		1	1
Service costs		(100)	(94)
Selling, general and administrative expenses	4	(305)	(284)
Depreciation	10	(118)	(127)
Amortization	11	(45)	(49)
Impairment, net	9	(3)	(1)
(Loss)/gain on disposal of non-current assets		(1)	2
Operating profit		348	363

Finance costs		(82)	(82)
Finance income		40	35
Other non-operating gain/(loss), net	13	2	(8)
Net foreign exchange gain		39	38
Profit before tax		347	346

Income taxes	8	(64)	(65)
Profit for the period		283	281

The accompanying notes are an integral part of these combined financial statements

VEON Holdings B.V.
COMBINED STATEMENT OF COMPREHENSIVE INCOME

for the year ended December 31

(In millions of U.S. dollars)	Note	2024	2023
Profit for the period		283	281

Items that may be reclassified to profit or loss
Foreign currency translation		(94)	(33)
Other comprehensive loss for the period, net of tax		(94)	(33)
Total comprehensive income for the period, net of tax		189	248

The accompanying notes are an integral part of these combined financial statements

VEON Holdings B.V.
COMBINED STATEMENT OF FINANCIAL POSITION

as of December 31

(In millions of U.S. dollars)	Note	2024	2023
Assets
Non-current assets
Property and equipment	10	624	597
Intangible assets	11	297	272
Loan receivable from VEON Amsterdam	14	—	343
Other assets	6	80	67
Total non-current assets		1,001	1,279

Current assets
Inventories		3	4
Trade and other receivables	5	40	55
Loan receivable from VEON Amsterdam	14	363	—
Other financial assets – VEON Ltd. shares	14	8	—
Investments and derivatives	14	94	207
Other assets	6	26	13
Cash and cash equivalents	15	674	425
Total current assets		1,208	704
Total assets		2,209	1,983

Net investment and liabilities
Net investment
Net investment attributable to equity owners of the parent		1,080	887
Total net investment		1,080	887

Non-current liabilities
Debt and derivatives	14	225	815
Provisions	7	4	3
Deferred tax liabilities	8	6	5
Other liabilities	6	7	8
Total non-current liabilities		242	831

Current liabilities
Trade and other payables		132	120
Debt and derivatives	14	669	83
Provisions	7	6	5
Current income tax payables	8	23	16
Other liabilities	6	57	41
Total current liabilities		887	265
Total net investment and liabilities		2,209	1,983

The accompanying notes are an integral part of these combined financial statements

VEON Holdings B.V.
COMBINED STATEMENT OF CHANGES IN NET INVESTMENT

for the year ended December 31, 2024:

(In millions of U.S. dollars)	Net investment attributable to owners of the parent	Foreign currency translation	Total net investment attributable to owners of the parent
As of January 1, 2024	2,873	(1,986)	887
Profit for the period	283	—	283
Other comprehensive income/(loss)	—	(94)	(94)
Total comprehensive income/(loss)	283	(94)	189
Other	4	—	4
As of December 31, 2024	3,160	(2,080)	1,080

for the year ended December 31, 2023:

(In millions of U.S. dollars)	Net investment attributable to owners of the parent	Foreign currency translation	Total net investment attributable to owners of the parent
As of January 1, 2023	2,592	(1,953)	639
Profit for the period	281	—	281
Other comprehensive loss	—	(33)	(33)
Total comprehensive income/(loss)	281	(33)	248
As of December 31, 2023	2,873	(1,986)	887

The accompanying notes are an integral part of these combined financial statements.

VEON Holdings B.V.
COMBINED STATEMENT OF CASH FLOWS

for the year ended December 31

(In millions of U.S. dollars)	Note	2024	2023
Operating activities
Profit before tax		347	346
Non-cash adjustments to reconcile profit before tax to net cash flows
Depreciation, amortization and impairment loss		166	177
(Loss)/gain on disposal of non-current assets		1	(2)
Finance costs		82	82
Finance income		(40)	(35)
Other non-operating gain/(loss), net		(2)	8
Net foreign exchange gain		(39)	(38)
Changes in trade, other receivables and prepayments		(10)	28
Changes in inventories		—	(2)
Changes in trade and other payables		32	(33)
Changes in provisions, pensions and other		4	3
Interest paid	14	(78)	(75)
Interest received		19	16
Income tax paid		(52)	(62)
Net cash flows from operating activities		430	413

Investing activities
Purchase of property, plant and equipment		(162)	(96)
Purchase of intangible assets		(86)	(47)
Payments on deposits		(13)	(52)
(Outflows)/Inflows on loans granted		(2)	13
Inflow/(Investment) in financial assets		119	(150)
Other proceeds from investing activities, net		12	5
Net cash flows used in investing activities		(132)	(327)

Financing activities
Repayment of debt	14	(29)	(88)
Investment in shares of VEON Ltd.	14	(8)	—
Net cash flows used in financing activities		(37)	(88)

Net increase/(decrease) in cash and cash equivalents		261	(2)
Net foreign exchange difference		(12)	(5)
Cash and cash equivalents at beginning of period		425	432
Cash and cash equivalents at end of period	15	674	425

The accompanying notes are an integral part of these combined financial statements

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

1       GENERAL INFORMATION

VEON Holdings B.V. (“VEON Holdings”, the “Company”), was established as a private company with limited liability under the laws of the Netherlands on June 29, 2009. The registered office and principal place of business of VEON Holdings B.V. is located at Claude Debussylaan 88, 1082 MD Amsterdam, the Netherlands. The entity is an indirectly wholly-owned subsidiary of VEON Ltd. (“Parent”).

On January 13, 2025, VEON Ltd. announced its intention to indirectly list JSC Kyivstar, including its subsidiaries as listed below (in aggregate “Kyivstar”), VEON’s digital operator in Ukraine, on the Nasdaq Stock Market LLC (“Nasdaq”) in the United States (the “Transaction”). As part of the preparation for the indirect listing, VEON will undertake a pre-transaction reorganization of VEON Holdings (the “Reorganization”). This Reorganization will be consummated through a Dutch legal demerger, as a result of which VEON Holdings, which will remain domiciled in the Netherlands, will hold only Kyivstar and its subsidiaries and certain other select assets and liabilities. VEON has commenced the demerger by filing the demerger proposal and accompanying documents with the Dutch Chamber of Commerce on January 13, 2025. The Reorganization is expected to be completed in April 2025. Refer to Note 18.

The combined financial statements (“CFS”) have been prepared in accordance with the basis of preparation and accounting policies set out in this Note below. The combined financial statements were authorized by the VEON Board of Directors for issuance on April 2, 2025.

The combined financial statements presented herein reflect the following combined entities’ results of operations, assets and liabilities and cash flows that will remain with VEON Holdings after the demerger and form the entity subject to the aforementioned Transaction:

VEON Holdings B.V.

The combined financial statements of the Company as a single economic entity reflecting the outcome of the pre-transaction Reorganization.

Kyivstar reflecting the Ukrainian business.

The consolidated financial statements of Kyivstar consist of the following four entities:

•        JSC Kyivstar (“JSC Kyivstar”) being the parent company of Kyivstar and a 99.995% subsidiary of VEON Holdings B.V. (Netherlands) with a minority shareholder VEON Ltd. (Bermuda) holding the remaining 0.005% of JSC Kyivstar’s shares

•        LLC Kyivstar Tech (“Kyivstar.Tech”), being a 100% subsidiary of JSC Kyivstar

•        Limited Liability Company Lan Trace (“Lan Trace”), being a 100% subsidiary of JSC Kyivstar, acquired in September 2024.

•        Helsi Ukraine Limited Liability Company (“Helsi Ukraine” or “Helsi”), being a 69.99% subsidiary of JSC Kyivstar with minority shareholders.

Collectively, VEON Holdings and Kyivstar included in these combined financial statements are referred to as the “Group” or “we” or “our” or “VEON Group”. VEON Ltd. and all its subsidiaries, excluding VEON Group, are henceforth referred to as “Wider VEON Group”, while Wider VEON Group including VEON Group is referred to as “VEON”.

The main operating company in Kyivstar is JSC Kyivstar. JSC Kyivstar was established and registered on September 3, 1997 under the laws of Ukraine. JSC Kyivstar’s registered legal address is at 53 Degtyarivska St. Kyiv 03113 Ukraine. JSC Kyivstar’s head office is located at the registered legal address and the principal place of JSC Kyivstar‘s business is its registered legal address. JSC Kyivstar has a main office in Kyiv, Ukraine.

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

1       GENERAL INFORMATION (cont.)

JSC Kyivstar provides mobile connectivity services on 2G, 3G and 4G/LTE networks. Kyivstar also offers voice and data services on fixed networks, including mobile and fixed converged services in consumer and business segments. Its digital portfolio includes Kyivstar TV, offered on IPTV platforms as well as mobile, self-care application MyKyivstar and consumer cloud offerings as well as B2B services.

JSC Kyivstar’s direct shareholders and their respective declared interests, as of December 31, 2024 and 2023, were as follows:

Name	Interest	Number of shares
VEON Holdings B.V. (Netherlands)	99.995%	13,094,562
VEON Ltd. (Bermuda)	0.005%	700
	100.000%	13,095,262

As of December 31, 2024, JSC Kyivstar had three subsidiaries — Helsi, Kyivstar.Tech and Lan Trace.

Interest held by the Company in its principal subsidiaries as of December 31 is disclosed below:

	2024		2023
Name	Interest	Country of operation	Interest	Country of operation
LLC “Kyivstar.Tech”	100.000%	Ukraine	100.000%	Ukraine
LLC “Helsi Ukraine”	69.990%	Ukraine	69.990%	Ukraine
LLC “Lan Trace”	100.000%	Ukraine	—	—

In August 2022, JSC Kyivstar acquired a controlling share of Helsi Ukraine, an entity in the IT e-health sector. Initial cash consideration paid for the 69.99% interest in Helsi Ukraine amounted to US$15.

In September 2024, JSC Kyivstar entered into a share-purchase agreement to acquire 100% of the equity interests of LLC “Lan Trace”, an entity who provides internet and TV services in the city of Boryspil and 17 other towns within the Kyiv region, Ukraine to expand its digital portfolio. The preliminary purchase price, which is subject to adjustment, was US$2.

In the combined financial statements subsidiary undertakings — which are those companies in which the Group directly or indirectly, has an interest of more than half of the voting rights or otherwise has power to exercise control over the operations — have been fully consolidated.

The functional currency of Kyivstar is Ukrainian Hryvnia (“UAH”), the currency of the primary economic environment in which Kyivstar operates. The combined financial statements are presented in United States dollars (“U.S. dollar” or “US$”). In these Notes, U.S. dollar amounts are presented in millions, except for share amounts and as otherwise indicated.

Due to the ongoing war between Russia and Ukraine, material uncertainties have been identified that may raise substantial doubt on the Company’s ability to continue as a going concern which are discussed in detail below.

BASIS OF COMBINATION

The combined financial statements as of and for the year ended December 31, 2024 and 2023 present the VEON Group.

These CFS have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, effective at the time of preparing the combined financial statements and applied by VEON Group. As IFRS does not provide guidance for the preparation of combined financial statements, certain accounting conventions commonly used for the preparation of historical financial information have been applied in preparing the combined financial statements. The application of these carve-out conventions has been

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

1       GENERAL INFORMATION (cont.)

described below. In addition to the application of specific carve-out conventions impacting the presentation of these combined financial statements, the areas involving a high degree of judgement or where estimates and assumptions are significant to the CFS are discussed later in this section.

The CFS have been prepared on a going concern basis. Due to the ongoing war between Russia and Ukraine, significant uncertainties affecting the Company’s ability to continue as a going concern are discussed in detail at the end of this section.

These CFS do not necessarily reflect what the combined result of operations would have been had the Company existed as a separate independent legal group from January 1, 2023 and had it therefore presented stand-alone combined financial information during the periods presented. Further, these combined financial statements may not be indicative of the Company’s future performance, financial position, or cash flows.

The combined income statement has been presented based on the nature of the expense, other than ‘Selling, general and administrative expenses’, which has been presented based on the function of the expense.

The combined financial statements have been prepared on a historical cost basis, unless otherwise disclosed.

FOREIGN CURRENCY TRANSLATION

For the purpose of these combined financial statements, the assets and liabilities measured in the functional currency are translated into U.S. dollars at exchange rates prevailing on the balance sheet date, whereas income and expenses are generally translated into U.S. dollars at historical monthly average exchange rates. Foreign currency translation adjustments resulting from the process of translating financial statements into U.S. dollars are reported in other comprehensive income and accumulated within a separate component of Net investment. The exchange rates applied to translate Kyivstar’s income, expenses and balance sheet items from UAH to U.S. Dollar are detailed in Note 16.

CARVE-OUT PRINCIPLES

The following paragraphs summarize the accounting and other principles applied in preparing the CFS.

Intercompany and related party transactions

Intercompany transactions and assets and liabilities between VEON Group entities have been eliminated in these combined financial statements.

Investment in VEON Ltd. shares

The CFS include shares of the Parent purchased by the Company as part of the share buyback program initiated by VEON Ltd. VEON Holdings B.V. purchased Parent shares via open market transactions under the share buyback program and holds these shares as of December 31, 2024. The Company expects to make additional purchases under the share buyback program in 2025. Refer to Note 14 for details and outstanding balances as of December 31, 2024.

Net investment

The Net Investment of the Company consists of the Net Investment attributable to owners of the Parent and other comprehensive income. The CFS do not show share capital. Since the Company has no share capital and reserves in its own right, any equity represents the parent’s net investment. Thus, the presentation of the equity of the Company differs from the presentation of equity as prescribed in International Accounting Standards (“IAS”) 1, Presentation of Financial Statements. For such reasons, no earnings per share is presented.

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

1       GENERAL INFORMATION (cont.)

Notes

Liabilities related to two separate Notes maturing in April 2025 and June 2025 are included in these CFS as VEON Holdings B.V. is the legal issuer. Refer to Note 16 for details and outstanding amounts as of December 31, 2024 and 2023.

Corporate, Shared Service Units and Foreign Holding Company Expenses

Wider VEON Group’s shared services have historically been recharged to VEON Group. The shared service expenses are attributable to services conducted on behalf of Wider VEON Group subsidiaries, primarily by the HQ function. These services comprise global tax, legal, financial, risk, reporting services, etc. The corresponding costs are included in these CFS based on historically recharged amounts. No adjustments were made to these recharges.

The CFS include the allocations of expenses from the Wider VEON Group which are based on management judgement, assumptions and estimates as described below. These expenses have been specifically identified based on their nature, when possible, or allocated based on revenues, usage or other allocation methods that are considered to be a reasonable reflection of the utilization of services provided or benefit by the Company during each of the periods presented. For the years ended December 31, 2024 and 2023, the total expenses allocated from the Wider VEON Group amounted to US$22 and US$10, respectively. They relate to the following items:

a.      management services provided by Kyivstar’s Chief Executive Officer (CEO) resulting from a double-employment contract

b.      management services provided by Kyivstar’s Chief Financial Officer (CFO) resulting from a double-employment contract

c.      management services provided by VEON Ltd Group Executive Committee (GEC)

d.      share of costs for Oracle ERP and other licenses from global contract

e.      share of costs for employees of the Wider VEON Group providing different kinds of shared services such as group tax, HR, corporate affairs, financial reporting and controlling, etc.

The items a.-e. were recognized as expenses in Kyivstar’s financial statements. Due to double-employment contracts of Kyivstar’s CEO and CFO, a portion of their remuneration was recognized as an expense in personnel expenses at Kyivstar and a portion were recharged to Kyivstar via an allocation. No adjustments were made in these CFS to these expenses. Accordingly, VEON Group’s management considers that all allocations have been made on a reasonable basis. However, the allocations may not reflect the expenses that would have been, or will be incurred, on a stand-alone basis and could materially differ from the amounts allocated due to economies of scale, a requirement for more or fewer employees, decisions with respect to areas such as information technology, or other factors. Management believes it is not practicable to estimate the actual costs that would have been incurred had the Company been a standalone company during the periods presented. Additionally, these allocations may not be indicative of the expenses that the Company will incur in the future or would have incurred if the Company had obtained these services from an unrelated third party.

Income Taxes

During the periods presented in these CFS, Kyivstar entities have operated as separate taxpayers. For these entities, the tax charges and tax liabilities included in these CFS are based on actual taxation.

Guarantees and contingent liabilities

Kyivstar has capital commitments for the future purchase of property and equipment and intangible assets and no other guarantees or contingent liabilities. The capital commitments disclosed in the CFS are consistent with those reported to Wider VEON Group by Kyivstar. No incremental commitments, guarantees or contingent liabilities have been identified exist.

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

1       GENERAL INFORMATION (cont.)

GOING CONCERN

As of April 2, 2025, hostilities continue in Ukraine. Currently, we have 23 million subscribers in Ukraine, where they are supported by 4200 employees. VEON’s priority is to protect the safety and well-being of our employees and their families. We have developed and, in some cases, implemented additional contingency plans to relocate work and/or personnel who are integral to the provision of essential communication services to other geographies and add new locations, as appropriate. As of April 2, 2025, most of our Ukraine subsidiary’s employees remain in the country. As of April 2, 2025, millions of people have fled Ukraine and the country has sustained significant damage to infrastructure and assets.

The war has resulted in events and conditions that may cast significant doubt on the Company’s ability to continue as a going concern:

•        We may need to record future impairment charges in Ukraine or CGUs, which could be material, if the war continues or escalates and/or due to macroeconomic conditions.

•        As of April 2, 2025, the Company continues to conclude that neither VEON Ltd. nor any of its subsidiaries is targeted by sanctions imposed by any of the United States, European Union (and individual EU member states) and the United Kingdom. However, the interpretation and enforcement of these new sanctions and counter-sanctions may result in unanticipated outcomes and could give rise to material uncertainties, which could complicate our business decisions. For example, to protect U.S. foreign policy and national security interests, the U.S. government has broad discretion to at times impose a broad range of extraterritorial “secondary” sanctions under which non-U.S. persons carrying out certain activities may be penalized or designated as sanctioned parties, even if the activities have no ties, contact with, or nexus to the United States or the U.S. financial system at all. These secondary sanctions could be imposed on the Company or any of the Company’s subsidiaries if they were to engage in activity that the U.S. government determined was undertaken knowingly and rose to the level of material or significant support to, for, or on behalf of certain sanctioned parties.

•        Ukraine has also implemented and may implement further sanctions or measures on individuals or entities with close ties to Russia, which may negatively impact Kyivstar if VEON is considered by local Ukrainian authorities as being a company controlled by sanctioned persons. In October 2023, VEON received notification from local custodian that the following percentages of the corporate rights in our Ukrainian subsidiaries have been frozen: (i) 47.85% of Kyivstar, (ii) 100% of Ukraine Tower Company-related party to the Company (“UTC”), (iii) 100% of Kyivstar.Tech, and (iv) 69.99% of Helsi Ukraine. On November 29, 2024, the Shevchenkivskyi District Court of Kyiv ruled in favor of a request to unfreeze 47.85% of VEON’s corporate rights in Kyivstar and 100% of VEON’s corporate rights in its other Ukrainian subsidiaries. The decision fully removes the restrictions on VEON’s corporate rights imposed by Ukrainian courts on its wholly owned Kyivstar and other Ukrainian subsidiaries.

•        If further measures are adopted and applied in relation to our Ukrainian subsidiary, this could lead to the involuntary deconsolidation of our Ukrainian operations, and could trigger certain financial covenants or non-financial provisions in our debt agreements, requiring accelerated repayment, potentially triggering a cross-default across other debt agreements and the revolving credit facility and negatively impact our liquidity.

Management has taken actions to address the events and conditions that may cast significant doubt on the Company’s ability to continue as a going concern:

•        We have implemented business continuity plans to address known contingency scenarios to ensure that we have adequate processes and practices in place to protect the safety of our people and to handle potential impacts to our operations in Ukraine.

•        Management actively monitors the Company’s liquidity position, our non-financial provisions in our debt agreements, and our equity levels on a regular and continuous basis both at the group and operating company levels and should they reach a level considered at-risk, management will take actions to ensure our liquidity position is sufficient and our non-financial provisions in our debt agreements are met.

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

1       GENERAL INFORMATION (cont.)

•        Management is actively monitoring any new developments in applicable sanctions to ensure that we continue to be in compliance and to evaluate any potential impact on the Company’s financial performance, operations, and governance. Management has actively engaged with sanctions authorities where appropriate. Management is engaging with authorities in Ukraine to address any concerns they have about the ownership and management of Kyivstar and to provide all necessary assurances to confirm that Russian nationals, including any beneficial owners of LetterOne, do not participate in the management of Kyivstar nor are they able to derive any benefits from VEON’s assets in Ukraine.

•        On October 30, 2023, VEON announced that two appeals were filed with the relevant Kyiv courts, challenging the freezing of the corporate rights in Kyivstar and UTC, noting that corporate rights in Kyivstar and UTC belong exclusively to VEON, and that their full or partial freezing or seizure directly violates the rights of VEON and its international debt and equity investors, and requesting the lifting of the freezing of its corporate rights in Kyivstar and UTC. In December 2023, the court rejected the Company’s appeals. On June 4, 2024, the CEO of VEON, in his capacity as a shareholder of VEON, filed a motion with Shevchenkivskiy District Court of Kyiv requesting cancellation of the freeze of corporate rights in the VEON group’s subsidiary UTC. On June 26, 2024, the motion was supplemented to request cancellation of the freezing of corporate rights in the VEON group’s other Ukrainian subsidiaries: Kyivstar, Kyivstar.Tech and Helsi Ukraine. VEON continued its significant government affairs efforts to protect our assets in Ukraine. After the successful lifting of the court freeze of Kyivstar’s shares, VEON is working with its local custodian to remove all remaining restrictions on Kyivstar and its Ukrainian subsidiaries corporate rights. VEON is pursing steps to meet the conditions required by the local custodian to lift the stipulated freeze.

•        As disclosed in Note 18, on January 13, 2025, VEON announced the signing of letter of intent to indirectly list Kyivstar operations on Nasdaq in the United States extending the efforts to strengthen the Ukraine investment. Further on March 18, 2025, it was further announced that VEON Ltd. and Cohen Circle Acquisition Corp. I (“Cohen Circle”) announced the signing of a business combination agreement (the “BCA”) that will result in the listing of JSC Kyivstar (“Kyivstar”), the leading digital operator in Ukraine, on the Nasdaq Stock Market (“Nasdaq”) in the United States.

The accompanying combined financial statements have been prepared on a going concern basis. In accordance with IAS 1, Presentation of Financial Statements, the Company has determined that the aforementioned conditions and events, considered in the aggregate, may raise substantial doubt about the Company’s ability to continue as a going concern for at least 12 months after the date these combined financial statements were authorized for issuance. Management expects the actions it has taken or will take will mitigate the risk associated with the identified events and conditions. However, given the uncertainty and exogenous nature of the ongoing war and potential future imposed sanctions as well as potential new counter-sanctions, and given the possible future imposition of external administration over our Ukrainian operations in particular, management concluded that a material uncertainty remains related to events or conditions that may raise substantial significant doubt on the Company’s ability to continue as a going concern, such that it may be unable to realize its assets and discharge its liabilities in the normal course of business.

Major developments during the year ended December 31, 2024

Cybersecurity Incident in Ukraine

As explained in the 2023 major developments below, the incident had a significant impact for the first six-months of 2024 associated with the revenue loss arising from the customer loyalty measures taken by Kyivstar in order to compensate for the inconvenience caused during the disruptions. The impact of these offers on operating revenue in 2024 was US$46. VEON expects no further impact on its financial results arising from the customer loyalty measures under the retention programs, which ended during the first half of 2024.

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

1       GENERAL INFORMATION (cont.)

Changes in Directors of VEON Holdings B.V.

On March 7, 2024, Bruce John Leishman and Maciej Bogdan Wojtaszek were appointed statutory directors of the Company, while on the same date Jochem Benjamin Postma and Paul Klaassen stepped down as statutory directors of the Company.

Agreement with Impact Investments LLC for Strategic Support and Board Advisory Services

On June 7, 2024, VEON Ltd. entered into a letter agreement as amended on August 1, 2024 (the “2024 Agreement”) with Impact Investments which will provide strategic support and board advisory services to VEON Ltd. and JSC Kyivstar (a wholly owned indirect subsidiary of VEON Ltd.). Michael Pompeo, who was appointed to the Board of Directors of VEON Ltd. on May 31, 2024, serves as Executive Chairman of Impact Investments. In exchange for the services provided, VEON Ltd. will pay Impact Investments US$0.05 in cash per month on or about the 7th day of each month during the term of the 2024 Agreement. Further, VEON Ltd. has granted to Impact Investments three VEON Ltd. common share warrants (hereby “Warrant A”, “Warrant B”, and “Warrant C”), with a value of $12, $2, and $2 worth of common shares in the capital of VEON Ltd., respectively. Warrant A will vest ratably semi-annually over a period of three years subject to achievement of vesting conditions. One half of Warrant B will vest on the date that is six months after the three years anniversary of the 2024 Agreement, subject to Impact Investments’ initial term being extended for a fourth year and the satisfaction of the other vesting conditions. The remainder of Warrant B will vest on the four years’ anniversary of the 2024 Agreement, subject to the achievement of the vesting conditions. One half of Warrant C will vest on the date that is six months after the four years’ anniversary of the 2024 Agreement, subject to Impact Investments’ initial term being extended for a fourth year and the satisfaction of the other vesting conditions. The remainder of Warrant C will vest on the five years’ anniversary of the 2024 Agreement, subject to the achievement of the vesting conditions. The number of common VEON Ltd. shares to be transferred will be determined on the vesting date based on the 90-day average trading price. Finally, VEON Ltd., in its sole discretion, may pay Impact Investments an additional fee up to $3 subject to completion of certain strategic objectives. On June 7, 2024, VEON Ltd. and Impact Investments also entered into a termination letter in connection with a letter agreement between VEON Ltd. and Impact Investments dated November 16, 2023. Under the terms of the termination letter, VEON Ltd. paid Impact Investments $2 in common VEON Ltd. shares or 2,066,954 shares (equal to 82,678 American Depositary Shares “ADS”), which common VEON Ltd. shares were determined on the basis of the 90-day average trading price of the VEON Ltd. common shares as of the date of the termination letter. These common shares were transferred to Impact Investments in August 2024, for strategic support and board advisory services to JSC Kyivstar performed by Impact Investments under the letter agreement between VEON Ltd., JSC Kyivstar and Impact Investments dated November 16, 2023.

Kyivstar Acquires New Spectrum

On November 20, 2024, Kyivstar, has successfully acquired 2x5 MHz spectrum in the 2100 MHz band and 40 MHz spectrum in the 2300 MHz band. Kyivstar will invest approximately UAH 1.43 billion (US$34) in the Ukrainian economy through this spectrum acquisition.

Unfreezing of VEON’s Corporate Rights in Ukraine

On November 29, 2024, VEON announced that the Shevchenkivskyi District Court of Kyiv has ruled in favor of a request to unfreeze 47.85% of VEON’s corporate rights in Kyivstar and 100% of VEON’s corporate rights in Kyivstar Tech and Helsi. The decision fully removes the restrictions on VEON’s corporate rights imposed by the Ukrainian courts on Kyivstar and its subsidiaries.

VEON Approves Launch of the Initial US$30 Million Phase of its Share Buyback Program

On December 9, 2024, VEON announced that its Board of Directors has approved the commencement of the first phase of announced share buyback program with respect to VEON Ltd.’s ADS. This first phase of the buyback will be in the amount of up to US$30 to be repurchased by VEON Holdings B.V. or VEON Amsterdam B.V. As of December 31, 2024 a total of 5,024,175 shares were repurchased by VEON Holdings B.V.

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

1       GENERAL INFORMATION (cont.)

Kyivstar announces Starlink Direct-to-Cell Satellite Connectivity agreement

On December 30, 2024 Kyivstar has signed an agreement with Starlink, a division of SpaceX, to introduce groundbreaking direct-to-cell satellite connectivity in Ukraine. Upon its launch, the service will make Ukraine one of the first countries to have the game-changing Starlink direct-to-cell service, enhancing the resilience of the country’s connectivity landscape. Kyivstar anticipates launching Starlink direct-to-cell services with SMS and OTT messaging functionality in the fourth quarter of 2025 for Kyivstar customers and plans to expand to voice and data in later stages.

Major developments during the year ended December 31, 2023

Cybersecurity Incident in Ukraine

On December 12, 2023, VEON announced that Kyivstar’s network had been the target of a widespread external cyber-attack causing a technical failure. This resulted in a temporary disruption of Kyivstar’s network and services, interrupting the provision of voice and data connectivity on mobile and fixed networks, international roaming, and SMS services, amongst others, for Kyivstar customers in Ukraine and abroad. The Company’s technical teams, working relentlessly and in collaboration with the Ukrainian law enforcement and government agencies and the Security Service of Ukraine, restored services in multiple stages starting with voice and data connectivity. On December 19, 2023, VEON announced that Kyivstar had restored services in all categories of its communication services, and that mobile voice and internet, fixed connectivity and SMS services as well as the MyKyivstar self-care application were active and available across Ukraine.

Following network stabilization, the Group immediately launched offers to reward its customers for their loyalty, including a month of services with discounts on specific contract types to retain the subscriber base. Furthermore, on December 21, 2023, Kyivstar announced a donation of UAH 100 million (US$3) would be made towards Ukrainian charity initiatives.

Largely due to the limited period during which the critical services were down, there was no material financial impact on our results for the year ended December 31, 2023 due to these service disruptions, or due to costs associated with additional IT capabilities required for restoring services, replacing lost equipment or compensating external consultants and partners in 2023.

Kyivstar has initiated remediation and mitigation actions to reduce current risks and establish a robust framework to manage evolving cyber threats, protect business continuity and maintain customer trust by investing in immediate response actions, enhanced security infrastructure, proactive threat management, compliance with cybersecurity regulations and standards, employee awareness, and long-term adaptive measures. Further, VEON has executed a group-wide assessment of cybersecurity maturity in alignment with the U.S. National Institute of Standards and Technology Cybersecurity Framework 2.0 (NIST2).

Freezing of corporate rights in Kyivstar

On October 6, 2023, the Security Services of Ukraine (SSU) announced that the Ukrainian courts were seizing all “corporate rights” of Mikhail Fridman, Petr Aven and Andriy Kosogov, who are some of the beneficial owners of LetterOne, which is one of VEON Ltd.’s shareholders, in 20 Ukrainian companies that these individuals beneficially own, while criminal proceedings, unrelated to Kyivstar or VEON Group, were in progress. This announcement was incorrectly characterized by some Ukrainian media as a “seizure” or “freezing” of “Kyivstar’s assets” as the assets of Kyivstar had not been seized or frozen and the court’s ruling did not impact the assets of Kyivstar directly. On October 9, 2023, Ukrainian media further reported, with a headline which incorrectly targeted Kyivstar, that the Ministry of Justice of Ukraine was separately finalizing a lawsuit in the High Anti-Corruption Court of Ukraine to confiscate any Ukrainian assets of Mikhail Fridman. Subsequent clarification by the SSU noted that “The seizure of corporate rights of Ukrainian companies does not affect the protection of the interests of foreign investors and owners of shares of corporate rights, does not hinder their economic activity and the possibility of receiving dividends.” We have received notification from our local custodian that 47.85% of Kyivstar shares have been blocked, which will prevent any transaction involving our Kyivstar shares, including

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

1       GENERAL INFORMATION (cont.)

transfer of such shares, from proceeding. On October 30, 2023 VEON Group announced that VEON Ltd. and VEON Holdings B.V. had filed two appeals with the relevant Kyiv court of appeals, challenging the freezing of the corporate rights in Kyivstar, noting that corporate rights in Kyivstar belong exclusively to VEON Group and that their full or partial seizure directly violates the rights of VEON Group and its international debt and equity investors, and requesting the lifting of the freezing of its corporate rights in Kyivstar. In December 2023, the court rejected the appeal.

Ukraine prepayment

In 2023, Kyivstar fully prepaid all of its remaining external debt which included a UAH 1,400 million (US$38) loan with Raiffeisen Bank and UAH 760 million loan with OTP Bank (US$21).

2       SEGMENT INFORMATION

The Kyivstar operations are considered as one operating segment.

Management evaluates Kyivstar’s performance on a regular basis, primarily based on earnings before interest, tax, depreciation, amortization, impairment, gain/loss on disposals of non-current assets and other non-operating gains/losses (“Adjusted EBITDA”) along with assessing the capital expenditures excluding certain costs such as those for telecommunication licenses and right-of-use assets (“CAPEX excl. licenses and ROU”).

The following tables presents the key financial information for the period ended December 31:

	Total revenue		Adjusted EBITDA		CAPEX excl licenses and ROU*
	2024	2023	2024	2023	2024	2023
Kyivstar	919	915	515	538	221	155
Total	919	915	515	538	221	155

____________

*        this includes capital expenditures on property, plant and equipment of US$237 (2023: US$207), intangible assets of US$94 (2023: US$50) after deducting additions in licenses of US$35 (2023: US$nil) and right-of-use assets of US$75 (2023: US$102).

The following table provides the reconciliation of Adjusted EBITDA to Profit before tax for the year ended December 31:

	2024	2023
Total Adjusted EBITDA	515	538
Depreciation	(118)	(127)
Amortization	(45)	(49)
Impairment, net	(3)	(1)
(Loss)/gain on disposal of non-current assets	(1)	2
Finance costs	(82)	(82)
Finance income	40	35
Other non-operating gain/(loss), net	2	(8)
Net foreign exchange gain	39	38
Profit before tax	347	346

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

3       OPERATING REVENUE

Kyivstar generates revenue from the provision of voice, data and other telecommunication services through a range of wireless, fixed and broadband Internet services and accessories. Products and services may be sold separately or in bundled packages.

Revenue from contracts with customers

The table below provides a breakdown of revenue from contracts with customers for the year ended December 31:

	Service revenue				Other revenue		Total revenue
	Mobile		Fixed
	2024	2023	2024	2023	2024	2023	2024	2023
Kyivstar	865	859	50	52	4	4	919	915
Total	865	859	50	52	4	4	919	915

Assets and liabilities arising from contracts with customers

The following table provides a breakdown of contract balances and capitalized customer acquisition costs as of December 31:

	2024	2023
Customer acquisition costs	30	38
Connection costs	2	3
Start packages and scratch-cards	1	1
Fixed line connections	1	1
Other assets	2	1
Total assets arising from contracts with customers	36	44

Liabilities arising from contracts with customers consisted of the following as of December 31:

	2024	2023
Deferred revenue	30	23
Advances received from customers	7	7
Total liabilities arising from contracts with customers	37	30

ACCOUNTING POLICIES

Revenue from contracts with customers

Service revenue

Service revenue includes revenue from airtime charges from contract/postpaid and prepaid customers, monthly contract fees, interconnect revenue, roaming charges and charges for value added services (“VAS”). VAS includes short messages, multimedia messages, caller number identification, call waiting, data transmission, mobile internet, downloadable content, mobile finance services, machine-to-machine and other services. The content revenue relating to VAS is presented net of related costs when Kyivstar’s performance obligation is to arrange the provision of the services by another party (Kyivstar acts as an agent), and gross when Kyivstar is primarily responsible for fulfilling the obligation to provide such services to the customer.

Revenue for services with a fixed term, including fixed-term tariff plans and monthly subscriptions, is recognized on a straight-line basis over time. For pay-as-you-use plans, in which the customer is charged based on actual usage, revenue is recognized on a usage basis. Some tariff plans allow customers to rollover unused services to the following period. For such tariff plans, revenue is generally recognized on a usage basis.

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

3       OPERATING REVENUE (cont.)

For contracts which include multiple service components (such as voice, text, data), revenue is allocated based on stand-alone selling price of each performance obligation. The stand-alone selling price for these services is usually determined with reference to the price charged per service under a pay-as-you-use plan to similar customers.

Upfront fees, including activation or connection fees, are recognized on a straight-line basis over the contract term. For contracts with an indefinite term (for example, prepaid contracts), revenue from upfront fees is recognized over the average customer life.

Revenue from other operators, including interconnect and roaming charges, is recognized based on the price specified in the contract, net of any estimated retrospective volume discounts. Accumulated experience is used to estimate and provide for the discounts.

All service revenue is recognized over time as services are rendered when the Company acts as a principal. Service revenue is recognized net of discounts, returns and value added taxes.

Contract balances

Receivables and unbilled receivables mostly relate to amounts due from other operators and postpaid customers. Unbilled receivables are transferred to Receivables when the Group issues an invoice to the customer.

Contract liabilities, often referred to as ‘Deferred revenue’, relate primarily to non-refundable cash received from prepaid customers for fixed-term tariff plans or pay-as-you-use tariff plans. Contract liabilities are presented as ‘Long-term deferred revenue’, ‘Short-term deferred revenue’ and ‘Customer advances’ in Note 6. All current contract liabilities outstanding at the beginning of the year are recognized as revenue during the year.

Customer acquisition costs

Certain incremental costs that are incurred in acquiring a contract with a customer (“customer acquisition costs”) and are considered recoverable are deferred in the combined statement of financial position, within ‘Other assets’ (see Note 6) when the related payment obligation is recorded. Such costs generally relate to commissions paid to third-party dealers and they are recognized as expense in line with the recognition of the related revenue that is expected to be earned by the Group; typically this is over the average customer life within ‘Selling, general and administrative expenses’.

The Group applies the practical expedient available for customer acquisition costs for which the average customer life would have been shorter than 12 months. Such costs are expensed immediately. Such costs relate primarily to commissions paid to third parties upon top-up of prepaid credit by customers and sale of top-up cards.

SOURCE OF ESTIMATION UNCERTAINTY

Average customer life

Management estimates the average customer life for revenue (such as upfront fees) from contracts with an indefinite term and for customer acquisition costs. The average customer life is calculated based on historical data, specifically churn rates which are impacted by customer demographic and the nature and terms of the product (such as mobile and fixed line, prepaid and postpaid). Revenue from fixed lines services represents monthly charges to the Group’s subscribers for access to the fixed telephone lines network and for routing the subscribers’ calls through this network. Such revenue is recognized in the period when the respective service is rendered to subscribers.

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

4       SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses consisted of the following items for the year ended December 31:

	2024	2023
Network and IT costs	140	124
Personnel costs	89	86
Customer associated costs	41	39
Consulting, professional and other services	14	5
Taxes, other than income taxes	9	7
Facility and office supplies	6	9
Losses on receivables	2	2
Other	4	12
Total selling, general and administrative expenses	305	284

LEASES

Short-term leases and leases for low value items are immediately expensed as incurred.

ACCOUNTING POLICIES

Customer associated costs

Customer associated costs relate primarily to commissions paid to third-party dealers and marketing expenses. Certain customer acquisition costs are initially capitalized within ‘Other Assets’ in the combined statement of financial position and subsequently amortized within “Customer associated costs”. Refer to Note 3 for further details.

5       TRADE AND OTHER RECEIVABLES

Trade and other receivables consisted of the following items as of December 31:

	2024	2023
Trade receivables (gross)	55	57
Expected credit losses	(15)	(14)
Trade receivables (net)	40	43

Other receivables, net of expected credit losses allowance	—	12
Total trade and other receivables	40	55

Other receivables, net of expected credit losses allowance include receivables of US$11 as of December 31, 2023 from a related party, LLC “Ukraine Tower Company”.

The following table summarizes the movement in the allowance for expected credit losses for the year ended December 31:

	2024	2023
Balance as of January 1	14	13

Accruals for expected credit losses	3	4
Recoveries	—	(3)
Foreign currency translation adjustment	(1)	(1)
Other movements	(1)	1
Balance as of December 31	15	14

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

5       TRADE AND OTHER RECEIVABLES (cont.)

Set out below is the information about the Group’s trade receivables (including contract assets) using a provision matrix:

		Days past due
	Current	< 30 days	Between 31 and 120 days	> 120 days	Total
December 31, 2024
Expected loss rate, %	3%	0%	33%	100%
Trade receivables	35	4	3	13	55
Expected credit losses	(1)	—	(1)	(13)	(15)
Trade receivables, net	34	4	2	—	40
		Days past due
	Current	< 30 days	Between 31 and 120 days	> 120 days	Total
December 31, 2023
Expected loss rate, %	3%	17%	0%	100%
Trade receivables	35	6	4	12	57
Expected credit losses	(1)	(1)	—	(12)	(14)
Trade receivables, net	34	5	4	—	43

ACCOUNTING POLICIES

Trade and other receivables

Trade and other receivables are measured at amortized cost and include invoiced/contractual amounts less expected credit losses.

Expected credit losses

Credit risk is discussed in Note 16.

6       OTHER ASSETS AND LIABILITIES

Other assets consisted of the following items as of December 31:

	2024	2023
Other non-current assets
Customer acquisition costs (see Note 3)	30	38
Prepayments for property, plant and equipment and intangibles	40	18
Other non-financial assets	10	11
Total other non-current assets	80	67

Other current assets
Advances to suppliers	18	7
Prepaid taxes	2	2
Current deferred costs for DBSS project, licenses*	3	2
Current portion of deferred cost related to connection fees	3	2
Total other current assets	26	13

____________

*        DBSS refers to Digital Business Support Systems

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

6       OTHER ASSETS AND LIABILITIES (cont.)

Other liabilities consisted of the following items as of December 31:

	2024	2023
Other non-current liabilities
Long-term deferred revenue (see Note 3)	4	4
Other liabilities	3	4
Total other non-current liabilities	7	8

Other current liabilities
Taxes payable (non-income tax)	13	6
Short-term deferred revenue (see Note 3)	26	19
Customer advances (see Note 3)	7	7
Due to employees	10	9
Other liabilities	1	—
Total other current liabilities	57	41

7       PROVISIONS AND CONTINGENT LIABILITIES

PROVISIONS

The following table summarizes the movement in provisions for the year ended December 31:

	Non-income tax provisions	Decommissioning provision	Legal provision	Total
As of January 1, 2024	3	3	2	8
Arising during the year	2	1	(1)	2
As of December 31, 2024	5	4	1	10
Non-current	—	4	—	4
Current	5	—	1	6
	Non-income tax provisions	Decommissioning provision	Legal provision	Total
As of January 1, 2023	2	3	2	7
Arising during the year	1	—	—	1
As of December 31, 2023	3	3	2	8
Non-current	—	3	—	3
Current	3	—	2	5

The timing of payments in respect of provisions is, with some exceptions, not contractually fixed and cannot be estimated with certainty. In addition, with respect to legal proceedings, given inherent uncertainties, the ultimate outcome may differ from VEON Group’s current expectations.

See “Source of estimation uncertainty” below in this Note 7 for further details regarding assumptions and sources of uncertainty. For further details regarding risks associated with income tax and non-income tax positions, please refer to “Source of estimation uncertainty” in Note 8.

The Group has recognized a provision for decommissioning obligations associated with future dismantling of its towers in Ukraine.

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

7       PROVISIONS AND CONTINGENT LIABILITIES (cont.)

CONTINGENT LIABILITIES

There were no contingent liabilities as of December 31, 2024 and 2023. Any capital commitments are described in Note 10.

Other contingencies and uncertainties

There were no other contingencies and uncertainties as of December 31, 2024 and 2023.

ACCOUNTING POLICIES

Provisions are recognized when the Group has a present obligation (legal or constructive), as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Provisions are discounted using a current pre-tax rate if the time value of money is significant. Contingent liabilities are possible obligations arising from past events, whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Group.

SOURCE OF ESTIMATION UNCERTAINTY

The Group may be involved in various legal proceedings, internal and external investigations, disputes and claims, including regulatory discussions related to the Group’s business, licenses, tax positions and investments, and the outcomes of these are subject to significant uncertainty. Management evaluates, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Unanticipated events or changes in these factors may require the Group to increase or decrease the amount recorded for a matter that has not been previously recorded because it was not considered probable and/or the impact could not be estimated (no reasonable estimate could be made).

In the ordinary course of business, VEON Group may be party to various legal and tax proceedings, including as it relates to compliance with the rules of the telecom regulators in Ukraine, competition law and anti-bribery and corruption laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”). Non-compliance with such rules and laws may cause VEON Group to be subject to claims, some of which may relate to the developing markets and evolving fiscal and regulatory environments in which the Group operates. In the opinion of management, VEON Group’s liability, if any, in all pending litigation, other legal proceeding or other matters, other than what is discussed in this Note, will not have a material effect upon the financial condition, results of operations or liquidity of the Group.

8       INCOME TAXES

Current income tax is the expected tax expense, payable or receivable on taxable income or loss for the period, using tax rates enacted or substantively enacted at reporting date, and any adjustment to tax payable in respect of previous years.

Income tax payable

Current income tax payable consisted of the following items as of December 31:

	2024	2023
Current tax payable	23	16
Total income tax payable	23	16

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

8       INCOME TAXES (cont.)

Income tax assets

The Company has no current income tax assets as of December 31, 2024 and 2023.

Income tax expense

Income tax expense consisted of the following for the year ended December 31:

	2024	2023
Current income taxes
Current year	(64)	(67)
Total current income taxes	(64)	(67)
Deferred income taxes
Movement of temporary differences and losses	—	2
Total deferred tax benefit	—	2
Income tax expense	(64)	(65)

Effective tax rate

The table below outlines the reconciliation between the statutory tax rate in the Netherlands of 25.8% and the effective income tax rate together with the corresponding amounts for the years ended December 31:

	2024	2023	Explanatory notes
Profit before tax	347	346
Income tax expense at statutory tax rate (25.8%)	(90)	(89)

Difference due to the effects of:
Different tax rates in different jurisdictions	27	27

The company has income tax rates which are different to the Dutch statutory tax rate of 25.8%. The profits in Ukraine are subject to an 18% income tax rate which has a positive impact on the Group’s effective tax rate.

Non-deductible expenses	(1)	(3)

The non-deductible expenses are primarily driven by the intercompany recharges incurred by Kyivstar such as software licenses, employment costs and other less material adjustments arising on the differences between IFRS and local GAAP reporting.

Income tax expense	(64)	(65)

Effective tax rate	18.6%	18.9%

Deferred taxes

The Group reported the following deferred tax liabilities in the statement of financial position as of December 31:

	2024	2023
Deferred tax liabilities	(6)	(5)
Net deferred tax position	(6)	(5)

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

8       INCOME TAXES (cont.)

The following table shows the movements of net deferred tax positions in 2024:

	Movement in deferred taxes
	Opening balance	Net income statement movement	Closing balance
Property and equipment	(5)	(5)	(10)
Intangible assets	(4)	2	(2)
Trade receivables	2	—	2
Provisions	1	—	1
Accounts payable	1	—	1
Other	—	2	2
Net deferred tax positions	(5)	(1)	(6)

The following table shows the movements of net deferred tax positions in 2023:

	Movement in deferred taxes
	Opening balance	Net income statement movement	Closing balance
Property and equipment	—	(5)	(5)
Intangible assets	(6)	2	(4)
Trade receivables	2	—	2
Provisions	1	—	1
Accounts payable	—	1	1
Net deferred tax positions	(3)	(2)	(5)

The deferred tax asset is recognized for unused tax losses and other credits carried forward, to the extent that it is probable that the deferred tax asset will be utilized. The amount and expiry date of unused tax losses and other carry forwards for which no deferred tax asset is recognized are as follows:

As of December 31, 2024	Indefinite	Total
Tax losses expiry
Recognized losses	(1)	(1)
Recognized DTA	—	—
Non-recognized losses	(253)	(253)
Non-recognized DTA	65	65
Other credits carried forward expiry
Recognized credits	—	—
Recognized DTA	—	—
Non-recognized credits	(303)	(303)
Non-recognized DTA	78	78

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

8       INCOME TAXES (cont.)

As of December 31, 2023	Indefinite	Total
Tax losses expiry
Recognized losses	(1)	(1)
Recognized DTA	—	—
Non-recognized losses	(116)	(116)
Non-recognized DTA	30	30
Other credits carried forward expiry
Recognized credits	—	—
Recognized DTA	—	—
Non-recognized credits	(130)	(130)
Non-recognized DTA	34	34

For the years ended December 31, 2024 and 2023, VEON Holdings is included in the Dutch Fiscal Unity for income tax purposes and has a significant amount of accumulated unrecognized tax losses and other tax carry-forwards. These tax attributes can be utilized to offset taxable income subject to certain conditions. The total amount of tax losses and other tax carry-forwards of VEON Holdings can change after finalization of the 2023 and 2022 Dutch tax compliance cycles and filing of the relevant tax returns for the Dutch Fiscal Unity. Additionally, after finalization of the demerger, VEON Holdings may be required to transfer a certain amount of losses to other entities within Dutch Fiscal Unity. The Dutch tax regulations around tax losses are complex and require detailed calculation and preparation of Dutch Fiscal Unity tax returns. As a result, we cannot reliably estimate the exact amount tax losses and other tax carry-forwards that will be forfeited by VEON Holdings in the future.

ACCOUNTING POLICIES

Income taxes

Income tax expense represents the aggregate amount determined on the profit for the period based on current tax and deferred tax. In cases where the tax relates to items that are charged to other comprehensive income or directly to Net investment, the tax is also charged respectively to other comprehensive income or directly to Net investment.

Uncertain tax positions

The Group’s policy is to comply with the applicable tax regulations in the jurisdictions in which its operations are subject to income taxes. The Group’s estimates of current income tax expense and liabilities are calculated assuming that all tax computations filed by the Group will be subject to a review or audit by the relevant tax authorities. Uncertain tax positions are generally assessed individually, using the most likely outcome method. The Group and the relevant tax authorities may have different interpretations of how regulations should be applied to actual transactions (refer below for details regarding risks and uncertainties).

Deferred taxation

Deferred taxes are recognized using the liability method and thus are computed as the taxes recoverable or payable in future periods in respect of deductible or taxable temporary differences between the tax bases of assets and liabilities and their carrying amounts in the Company’s financial statements.

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

8       INCOME TAXES (cont.)

SOURCE OF ESTIMATION UNCERTAINTY

Tax risks

The tax legislation in Ukraine is unpredictable and gives rise to significant uncertainties, which could complicate our tax planning and business decisions. Tax laws in Ukraine have been in force for a relatively short period of time as compared to tax laws in more developed market economies. Tax authorities are often less advanced in their interpretation of tax laws, as well as in their enforcement and tax collection methods.

Any sudden and unforeseen amendments of tax laws or changes in the tax authorities’ interpretations of the respective tax laws and/or double tax treaties, could have a material adverse effect on our future results of operations, cash flows or the amounts of dividends available for distribution to shareholders in a particular period (e.g. introduction of transfer pricing rules, Controlled Foreign Operation (“CFC”) legislation and more strict tax residency rules).

Management believes that the Group has paid or accrued all taxes that are applicable. Where uncertainty exists, the Group has accrued tax liabilities based on management’s best estimate. From time to time, we may also identify tax contingencies for which we have not recorded an accrual. Such unaccrued tax contingencies could materialize and require us to pay additional amounts of tax. The potential financial effect of such tax contingencies are disclosed in Note 7 and above in this Note 8, unless not practicable to do so.

Uncertain tax positions

Uncertain tax positions are recognized when it is probable that a tax position will not be sustained. The expected resolution of uncertain tax positions is based upon management’s judgement of the likelihood of sustaining a position taken through tax audits, tax courts and/or arbitration, if necessary. Circumstances and interpretations of the amount or likelihood of sustaining a position may change through the settlement process. Furthermore, the resolution of uncertain tax positions is not always within the control of the Group, and it is often dependent on the efficiency of the legal processes in the relevant taxing jurisdictions in which the Group operates. Issues can, and often do, take many years to resolve.

Recoverability of deferred tax assets

Deferred tax assets are recognized to the extent that it is probable that the assets will be realized. Significant judgement is required to determine the amount that can be recognized and depends foremost on the expected timing, level of taxable profits, tax planning strategies and the existence of taxable temporary differences. Estimates made relate primarily to losses incurred and carried forward by VEON Holdings in the Netherlands. When an entity has a history of recent losses, the deferred tax asset arising from unused tax losses is recognized only to the extent that there is convincing evidence that sufficient future taxable profit will be generated. Estimated future taxable profit is not considered such evidence unless that entity has demonstrated the ability by generating significant taxable profit for the current year or there are certain other events providing sufficient evidence of future taxable profit. New transactions and the introduction of new tax rules may also affect judgements due to uncertainty concerning the interpretation of the rules and any transitional rules.

Pillar Two legislation has been substantively enacted in the Netherlands but not in Ukraine. The legislation will be effective for the Company’s financial year beginning January 1, 2024. The Group is in scope of the enacted or substantively enacted legislation and has performed an assessment of the Group’s potential exposure to Pillar Two income taxes.

The assessment of the potential exposure to Pillar Two income taxes is based on the most recent tax filings, country-by-country reporting and financial statements for the constituent entities. Based on the assessment, the Pillar Two effective tax rates in the Netherlands and Ukraine are above 15%.

The Group has applied the temporary mandatory exception to the requirement to recognize deferred tax assets and liabilities related to Pillar Two income taxes.

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

9       IMPAIRMENT OF ASSETS

Property and equipment and intangible assets are tested regularly for impairment. The Company assesses, at the end of each reporting period, whether any indicators exist that an asset may be impaired. If there are such indicators, the Company estimates the recoverable amount of the asset. Impairment losses are recognized in the combined income statement in a separate line item.

The Company performed annual impairment testing of goodwill and also tested assets for impairment as of September 30, 2024 and 2023 and subsequently assessed for indicators of impairment or reversal of impairment as of December 31, 2024 and 2023. The impairment assessment also considered the impact of the cyber-attack in December 2023 on Kyivstar, and concluded that no impairment nor reversal of impairment was identified for Kyivstar. For further details of the Ukraine cyber-attack, refer to Note 1.

In 2024 an impairment loss of US$4 (2023: US$4) was formed based on internal indications of impairment for various individual components of network equipment and software, as the Group did not plan to use this equipment in future. The loss was partly set-off by an impairment reversal on equipment not installed in 2024 of US$1 and right-of-use assets of US$3 in 2023 attributable to the restoration of certain telecommunication sites.

Net Impairment losses in 2024

2024	Property and equipment	Total impairment
Kyivstar	3	3
	3	3

Net Impairment losses in 2023

2023	Property and equipment	Total impairment
Kyivstar	1	1
	1	1

KEY ASSUMPTIONS

	2024	2023
Discount rate (local currency)	18%	22%
Revenue growth rates
Average annual revenue growth rate during forecast period	10%	9%
Terminal growth rate	1%	1%
Operating margin
Average operating margin during the forecast period	52%	51%
Terminal period operating margin	50%	50%
Capex
Average CAPEX as a percentage of revenue during the forecast period	22%	19%
Terminal period CAPEX as a percentage of revenue	20%	20%

The forecast period is the explicit forecast period of five years: for 2024 being 2025-2029 with terminal period in 2030.

Discount rate

The discount rate in functional currency is adjusted for the long-term inflation forecast and applicable risk premium of Ukraine.

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

9       IMPAIRMENT OF ASSETS (cont.)

Revenue growth rates

The revenue growth rates during the forecast period vary based on numerous factors, including size of market, GDP (Gross Domestic Product), foreign currency projections, traffic growth, market share and others. A long-term growth rate in perpetuity is estimated based on a percentage that is lower than or equal to the country long-term inflation forecast.

Operating margin

The Company estimates operating margin on a pre-IFRS 16 basis (including lease expenses/payments), divided by Total Operating Revenue for each future year. The forecasted operating margin is based on the budget and forecast calculations and assumes cost optimization initiatives which are part of on-going operations, as well as regulatory and technological changes known to date, such as telecommunication license issues and price regulation among others. Segment information in Note 2 is on a post-IFRS 16 basis.

CAPEX

CAPEX is defined as purchases of property and equipment and intangible assets excluding licenses, goodwill and right-of-use assets. The cash flow forecasts for capital expenditures are based on the budget and forecast calculations and include the network roll-out plan and license requirements.

The cash flow forecasts for license and spectrum payments for each operating company for the initial five years include amounts for expected renewals and newly available spectrum. Beyond that period, a long-run cost related to spectrum and license payments is assumed. Payments for right-of-use assets are considered in the operating margin as described above.

SOURCE OF ESTIMATION UNCERTAINTY

There are significant variations with respect to growth, mobile penetration, ARPU, market share and similar parameters, resulting in differences in operating margins. The future development of operating margins is important in the Group’s impairment assessments.

10     PROPERTY AND EQUIPMENT

The following table summarizes the movement in the net book value of property and equipment for the year ended December 31:

During 2024, the Group acquired property and equipment in the amount of US$17 (2023: US$18), which were not paid for as of year-end. Related payables are included in Trade & other payables.

Net book value	Telecomm- unications equipment	Land, buildings and constructions	Office and other equipment	Equipment not installed and assets under construction	Right-of-use assets	Total
As of January 1, 2024	288	28	20	26	235	597
Additions	1	—	—	161	75	237
Disposals	(1)	—	—	—	(3)	(4)
Depreciation charge for the year	(65)	(3)	(5)	—	(45)	(118)
Divestment and reclassification as held for sale	(1)	—	—	—	—	(1)
Impairment	(3)	—	—	(1)	—	(4)
Impairment reversal	—	—	—	1	—	1
Transfers	119	3	7	(153)	—	(24)
Translation adjustment	(27)	(3)	(3)	(3)	(24)	(60)
As of December 31, 2024	311	25	19	31	238	624

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

10     PROPERTY AND EQUIPMENT (cont.)

Net book value	Telecomm- unications equipment	Land, buildings and constructions	Office and other equipment	Equipment not installed and assets under construction	Right-of-use assets	Total
As of January 1, 2023	252	30	19	64	205	570
Additions	—	—	—	105	102	207
Disposals	(1)	—	—	—	(13)	(14)
Depreciation charge for the year	(66)	(3)	(5)	(1)	(52)	(127)
Divestment and reclassification as held for sale	—	—	(1)	—	—	(1)
Impairment	(3)	—	—	(1)	—	(4)
Impairment reversal	2	—	—	—	1	3
Transfers	115	2	8	(140)	—	(15)
Translation adjustment	(11)	(1)	(1)	(1)	(8)	(22)
As of December 31, 2023	288	28	20	26	235	597

Right-of-use assets and lease liabilities

The Group leased telecommunications equipment, various buildings used to place the underlying constructions and office and other equipment. Rental contracts are typically made for fixed periods of 6 months to 7 years, although may have extensions.

The following table summarizes the movement in the net book value of right-of-use assets (“ROU”) for the year ended December 31:

Net book value	ROU – Telecommunications Equipment	ROU – Land, Buildings and Constructions	ROU – Office and Other Equipment	Total
As of January 1, 2024	225	7	3	235
Additions	71	1	3	75
Disposals	(2)	—	—	(2)
Depreciation charge for the year	(41)	(2)	(2)	(45)
Translation adjustment	(24)	(1)	—	(25)
As of December 31, 2024	229	5	4	238
Net book value	ROU – Telecommunications Equipment	ROU – Land, Buildings and Constructions	ROU – Office and Other Equipment	Total
As of January 1, 2023	199	5	1	205
Additions	94	4	4	102
Disposals	(13)	—	—	(13)
Depreciation charge for the year	(49)	(2)	(1)	(52)
Impairment reversal	1	—	—	1
Translation adjustment	(7)	—	(1)	(8)
As of December 31, 2023	225	7	3	235

The amount of additions during 2024 included US$36 of lease term reassessment (2023: US$19).

Right-of-use assets as of December 31, 2024 and 2023 are included within “Property and equipment”. Included in additions for the year ended December 31, 2024 is US$45 (2023: US$49) of passive infrastructure which the Company sold to an entity under common control and leased back.

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

10     PROPERTY AND EQUIPMENT (cont.)

The Group recognized lease liabilities as follows as of December 31:

	2024	2023
Short-term lease liabilities (Note 14)	78	74
Long-term lease liabilities (Note 14)	216	207
Total lease liabilities	294	281

Interest expense in 2024 of US$53 (2023: US$50) is included within finance costs.

Total cash outflows for leases during 2024 amounted to US$82 (2023: US$74).

COMMITMENTS

Capital commitments for the future purchase of equipment are as follows as of December 31:

	2024	2023
Less than 1 year	40	10
Total commitments	40	10

Capital commitments arising from telecommunications licenses

Group’s ability to generate revenue is dependent upon the operation of the wireless telecommunications networks authorized under its various licenses for GSM-900/1800, “3G” (UMTS/WCDMA) mobile radiotelephone communications services and “4G” (LTE).

Under the license agreements, operating companies are subject to certain commitments, such as territory or population coverage, level of capital expenditures and number of base stations to be fulfilled within a certain timeframe. If we are found to be involved in practices that do not comply with applicable laws or regulations, we may be exposed to significant fines, the risk of prosecution or the suspension or loss of our licenses, frequency allocations, authorizations or various permissions, any of which could harm our business, financial condition, results of operations or cash flows.

After expiration of the license, our operating companies might be subject to additional payments for renewals, as well as new license capital and other commitments.

ACCOUNTING POLICIES

Property and equipment is stated at cost, net of any accumulated depreciation and accumulated impairment losses.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. The useful life of Group assets generally fall within the following ranges:

Class of property and equipment	Useful life
Telecommunication equipment	5 – 20 years
Buildings and constructions	5 – 30 years
Office and other equipment	2 – 8 years
Right-of-use assets	Equivalent lease term

Each asset’s residual value, useful life and method of depreciation is reviewed at the end of each financial year and adjusted prospectively, if necessary.

Where applicable, the Company has applied sale and leaseback accounting principles, whereas the right-of-use asset arising from the leaseback is measured at the proportion of the previous carrying amount of the asset that relates to the right of use retained by the Group. Accordingly, the Group recognizes only the amount of any gain or loss that relates to the rights transferred to the buyer-lessor.

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

10     PROPERTY AND EQUIPMENT (cont.)

SOURCE OF ESTIMATION UNCERTAINTY

Depreciation and amortization of non-current assets

Depreciation and amortization expenses are based on management estimates of useful life, residual value and amortization method of property and equipment and intangible assets. Estimates may change due to technological developments, competition, changes in market conditions and other factors and may result in changes in the estimated useful life and in the amortization or depreciation charges. Technological developments are difficult to predict and our views on the trends and pace of developments may change over time. Some of the assets and technologies in which the Group invested several years ago are still in use and provide the basis for new technologies.

The useful lives of property and equipment and intangible assets are reviewed at least annually, taking into consideration the factors mentioned above and all other relevant factors. Estimated useful lives for similar types of assets may vary between different entities in the Group due to local factors such as growth rate, maturity of the market, historical and expected replacements or transfer of assets and quality of components used. Estimated useful life for right-of-use assets is directly impacted by the equivalent lease term, refer to Note 14 for more information regarding source of estimation uncertainty for lease terms.

11     INTANGIBLE ASSETS

The following tables summarize the movement in the net book value of intangible assets for the years ended December 31:

Net book value	Telecommunication licenses, frequencies & permissions	Software	Brands and trademarks	Customer relationships	Other intangible assets	Goodwill	Total
As of January 1, 2024	116	114	4	23	—	15	272
Additions	35	9	—	—	50	—	94
Disposals	—	(1)	—	—	—	—	(1)
Amortization charge for the year	(14)	(26)	(2)	(3)	—	—	(45)
Transfer and reclassification	—	51	—	2	(50)	—	3
Translation adjustment	(11)	(12)	(1)	(1)	—	(1)	(26)
As of December 31, 2024	126	135	1	21	—	14	297
Net book value	Telecommunication licenses, frequencies & permissions	Software	Brands and trademarks	Customer relationships	Other intangible assets	Goodwill	Total
As of January 1, 2023	136	98	7	28	3	15	287
Additions	—	49	—	—	1	—	50
Amortization charge for the year	(15)	(27)	(3)	(4)	—	—	(49)
Transfer	—	—	—	—	(4)	—	(4)
Translation adjustment	(5)	(6)	—	(1)	—	—	(12)
As of December 31, 2023	116	114	4	23	—	15	272

During 2024 and 2023, there were no material changes in estimates related to intangible assets.

GOODWILL

There were no new acquisitions resulting in goodwill during 2024.

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

11     INTANGIBLE ASSETS (cont.)

Helsi acquisition

In August 2022 JSC Kyivstar signed a share-purchase agreement for the acquisition of a 69.99% interest in Helsi, a provider in the IT e-health sector in Ukraine. The transfer deed for shares took place on August 9, 2022, with the consideration paid to former shareholders at the same date. The total cash consideration paid was US$15. The deal included acquisition of shares in Helsi Ukraine, that do not have an interest in other entities, and/or other investments.

As part of the share-purchase agreement, JSC Kyivstar entered into a symmetrical put and call option agreement for the remaining 30.01% interest in Helsi. The put and call options may be exercised from January 1, 2026 through December 31, 2027. As a result, on the acquisition date, the Company determined that it had a present ownership interest in the remaining 30.01% interest in Helsi and has accounted for the put liability as part of the consideration transferred and no non-controlling interest was recognized. Accordingly, the put option has been recorded as a financial liability at the present value of the amounts payable on exercise with subsequent changes recognized in profit or loss. Refer Note 14 for further details.

COMMITMENTS

Capital commitments for the future purchase of intangible assets are as follows as of December 31:

	2024	2023
Less than 1 year	7	5
Total commitments	7	5

ACCOUNTING POLICIES

Intangible assets acquired separately are carried at cost less accumulated amortization and impairment losses.

Intangible assets with a finite useful life are generally amortized with the straight-line method over the estimated useful life of the intangible asset. The amortization period and the amortization method for intangible assets with finite useful lives are reviewed at least annually and fall within the following ranges:

Class of intangible asset	Useful life
Telecommunications licenses, frequencies and permissions	3 – 20 years
Software	3 – 10 years
Brands and trademarks	3 – 15 years
Customer relationships	15 – 40 years
Other intangible assets	4 – 10 years

Goodwill is recognized for the future economic benefits arising from net assets acquired that are not individually identified and separately recognized. Goodwill is not amortized but is tested for impairment annually and as necessary when circumstances indicate that the carrying value may be impaired, see Note 9 for further details.

SOURCE OF ESTIMATION UNCERTAINTY

Refer also to Note 10 for further details regarding source of estimation uncertainty.

Depreciation and amortization of non-current assets

Estimates in the evaluation of useful lives for intangible assets include, but are not limited to, the estimated average customer relationship based on churn, the remaining license or concession period and the expected developments in technology and markets.

The actual economic lives of intangible assets may be different than estimated useful lives, thereby resulting in a different carrying value of intangible assets with finite lives. We continue to evaluate the amortization period for intangible assets with finite lives to determine whether events or circumstances warrant revised amortization periods. A change in estimated useful lives is a change in accounting estimate, and depreciation and amortization charges are adjusted prospectively.

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

12     INVESTMENTS IN SUBSIDIARIES

The Company held direct investments in JSC Kyivstar as of December 31 as detailed in the table below. The equity interest presented represents the economic rights available to the Company.

	Equity interest held by the Group
Name of significant subsidiary	Country of incorporation	Nature of subsidiary	2024	2023
JSC Kyivstar*	Ukraine	Operating	99.995%	99.995%

____________

*        Based on the development with respect to the freezing of VEON’s corporate rights in Kyivstar as discussed in Note 1, the Company has full control over its subsidiaries in the Ukraine

For details on indirect investments of the Company in further subsidiaries, refer to Note 1.

MATERIAL PARTLY-OWNED SUBSIDIARIES

Apart from Helsi, the Company has no material partly-owned subsidiaries.

SIGNIFICANT ACCOUNTING JUDGEMENTS

Control over subsidiaries

JSC Kyivstar, over which the Company is deemed to have control, and its subsidiaries as discussed in Note 1 are combined for the purpose of these combined financial statements.

13     OTHER NON-OPERATING GAIN/(LOSS), NET

Other non-operating gain/ (loss), net consisted of the following for the year ended December 31:

	2024	2023
Change in fair value of put option liability	3	(3)
Income from sale of scrap metal	—	2
Loss on purchase and sale of foreign currency for purchase of government bonds	—	(7)
Other gain/(loss)	(1)	—
Other non-operating gain/(loss), net	2	(8)

14     INVESTMENTS, DEBT AND DERIVATIVES

INVESTMENTS AND DERIVATIVES

The Company holds the following investments and derivatives assets as of December 31:

	Carrying value
	2024	2023
At fair value
Other financial assets – VEON Ltd. shares	8	—
	8	—
At amortized cost
Loan receivable from VEON Amsterdam B.V.	363	343
Security deposits and cash collateral	64	56
Other investments	30	151
	457	550
Total investments and derivatives	465	550
Non-current	—	343
Current	465	207

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

14     INVESTMENTS, DEBT AND DERIVATIVES (cont.)

At fair value

Other financial assets at fair value of US$8 comprises of 5,024,175 ordinary shares of VEON Ltd. (the ultimate Parent of the group) measured at fair value through other comprehensive income, having impact on the other comprehensive income of US$0.4 for the year 2024.

VEON Holdings B.V. purchased 5,024,175 ordinary shares at US$8 as part of VEON’s Share Buyback Program (first phase for the amount up to US$30) during December 2024. Refer Note 18 for further developments.

Subsequently, during March 2025, these VEON Ltd. ordinary shares held by VEON Holdings were transferred to VEON Amsterdam B.V.

At amortized cost

Loan receivable from VEON Amsterdam reflects a related party loan receivable needed to cover the estimated shortfall in cash to repay the 2025 Notes at or before their maturity dates. Refer to Note 15 and Note 16 for further details on the repayment of 2025 Notes.

Cash collateral consisted of funds held in the account of a clearing company outside Ukraine acting as an intermediary between Kyivstar and roaming partners, amounting to US$64 (2023: US$54). Cash collateral included funds held in bank accounts as collateral for a letter of credit amounting to US$nil (2023: US$2).

Other investments at amortized cost include sovereign Ukrainian bonds held by Kyivstar, US$32 (2023: US$151) denominated in US$. The average yield to maturity of Ukrainian domestic government bonds was 2.01% in 2024 (2023: 2.98%). Investment made into Sovereign Ukrainian bonds as of December 31, 2023 were fully repaid during 2024. Kyivstar continued these investments throughout the year 2024 in the amount of US$403, out of which US$268 were fully and timely repaid.

DEBT AND DERIVATIVES

The Company holds the following outstanding debt and derivatives liabilities as of December 31:

	Carrying value
	2024	2023
At discounted redemption amount
Put option liability	9	11
Total at discounted redemption amount	9	11

At amortized cost
Bonds	585	597
Interest accrued on Bonds	6	5
Loans received from subsidiaries of the Parent	—	4
Lease liabilities	294	281
Total at amortized cost	885	887
Total debt and derivatives	894	898
Non-current	225	815
Current	669	83

At discounted redemption amount

This represents Helsi put-option liability amounting to US$9 (2023: US$11) measured at the discounted redemption amount. Refer to Note 1 and Note 11 for further details in relation to the Helsi acquisition.

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

14     INVESTMENTS, DEBT AND DERIVATIVES (cont.)

At amortized costs

As of December 31, 2024, bonds represent the principal amounts outstanding for two interest-bearing 2025 Notes. One bond is denominated in U.S. Dollars and matures on April 9, 2025, with a principal outstanding amount of US$496 (2023: US$496) and an interest rate of 4.0%. The other bond is denominated in Russian Ruble (“RUB”), with an outstanding amount of US$89 (RUB9,040) (2023: US$101 (RUB9,040)), maturing on June 18, 2025. The bond denominated in RUB carries an interest rate of 6.3%. Refer to Note 14, Note 15 and Note 16 for details on bond repayments.

In June 2022, the Group received a short-term loan from the related party LLC “VimpelCom Global Services Ukraine” in the amount of US$4. This was still fully outstanding as of December 31, 2023 and settled in 2024.

The lease liabilities are primarily (approximately 70%) related to the sale of the passive infrastructure of sites an entity under common control and lease back places on those sites.

SIGNIFICANT CHANGES IN DEBT AND DERIVATIVES

Reconciliation of cash flows from financing activities

	Bonds and interest accrued on bonds	Loan from parent	Lease liabilities	Put option liability	Total
Balance as of January 1, 2024	602	4	281	11	898

Cash flows
Repayment of debt	—	—	(29)	—	(29)
Interest paid	(25)	—	(53)	—	(78)

Non-cash movements
Interest and fee accruals	26	—	54	—	80
Lease additions, disposals, impairment and modifications	—	—	76	—	76
Foreign currency translation	(12)	—	(30)	—	(42)
Other non-cash movements	—	(4)	(5)	(2)	(11)
Balance as of December 31, 2024	591	—	294	9	894
	Bonds and interest accrued on bonds	Loan from parent	Lease liabilities	Put option liability	Total
Balance as of January 1, 2023	630	61	227	13	931

Cash flows
Proceeds from borrowings, net of fees paid	—	2	—	—	2
Repayment of debt	—	(60)	(28)	—	(88)
Interest paid	(26)	(2)	(47)	—	(75)

Non-cash movements
Interest and fee accruals	28	2	48	—	78
Lease additions, disposals, impairment and modifications	—	—	106	—	106
Foreign currency translation	(30)	—	(8)	—	(38)
Other non-cash movements	—	1	(17)	(2)	(18)
Balance as of December 31, 2023	602	4	281	11	898

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

14     INVESTMENTS, DEBT AND DERIVATIVES (cont.)

FINANCING ACTIVITIES 2024

There were no significant financing activities for 2024.

FINANCING ACTIVITIES 2023

In 2023, Kyivstar fully prepaid all of its remaining external debt which included a US$38 (UAH 1,400 million) loan with Raiffeisen Bank and US$21 (UAH 760 million) loan with OTP Bank. In addition, the Company paid interest for 2025 Notes amounting to US$26.

FAIR VALUES

As of December 31, 2024, the carrying amounts of all financial assets and liabilities are equal to or approximate their respective fair values as shown in the table at the beginning of this Note, with the exception:

•        Bonds for which fair value is equal to US$558 (2023: US$533);

•        Lease liabilities for which fair value has not been determined; and

•        Put option liabilities for which the values are determined based on present redemption value

Fair values are estimated based on quoted market prices for our bonds, derived from market prices or by discounting contractual cash flows at the rate applicable for the instruments with similar maturity and risk profile. Observable inputs (Level 2) used in valuation techniques include interbank interest rates, bond yields, swap curves, basis swap spreads, foreign exchange rates and credit default spreads.

On a quarterly basis, the Company reviews if there are any indicators for a possible transfer between fair value hierarchy levels. This depends on how the Company is able to obtain the underlying input parameters when assessing the fair valuations. During the year ended December 31, 2024 and 2023, there were no transfers between Level 1, Level 2 and Level 3 fair value measurements.

ACCOUNTING POLICIES AND SOURCES OF ESTIMATION UNCERTAINTY

Fair value of financial instruments

All financial assets and liabilities are measured at amortized cost, except those which are measured at fair value as presented within this Note 14.

Where the fair value of financial assets and liabilities recorded in the statement of financial position cannot be derived from active markets, their fair value is determined using valuation techniques, including discounted cash flows models. The inputs to these models are taken from observable markets, but when this is not possible, a degree of judgement is required in establishing fair values. The judgements include considerations regarding inputs such as liquidity risk, credit risk and volatility. Changes in assumptions about these factors could affect the reported fair value of financial instruments.

Measurement of lease liabilities

Lease liabilities are measured upon initial recognition at the present value of the future lease and related fixed services payments over the lease term, discounted with the country specific incremental borrowing rate as the rate implicit in the lease is generally not available. Subsequently lease liabilities are measured at amortized cost using the effective interest rate method.

A significant portion of the lease contracts included within Company’s lease portfolio includes lease contracts which are extendable through mutual agreement between the Group and the lessor, or lease contracts which are cancellable by the Group immediately or on short notice. The Company includes these cancellable future lease periods within the assessed lease term, which increases the future lease payments used in determining the lease liability upon initial recognition, except when it is not reasonably certain at the commencement of the lease that these will be exercised.

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

14     INVESTMENTS, DEBT AND DERIVATIVES (cont.)

The Company continuously assesses whether a revision of lease terms is required due to a change in management judgement regarding, for example, the exercise of extension and/or termination options. When determining whether an extension option is not reasonably certain to be exercised, the Group considers all relevant facts and circumstances that creates an economic incentive to exercise the extension option, or not to exercise a termination option, such as strategic plans, future technology changes, and various economic costs and penalties.

Put-option liability

Put options are accounted for as financial liabilities in these combined financial statements. The put-option redemption liability is measured at the discounted redemption amount. Interest over the put-option redemption liability will accrue in line with the effective interest rate method, until the options have been exercised or are expired.

15     CASH AND CASH EQUIVALENTS

Cash and cash equivalents are held for the purpose of meeting short-term cash commitments rather than for investment or other purposes. Cash and cash equivalents are comprised of cash at bank and on hand and highly liquid investments that are readily convertible to known amounts of cash, are subject to only an insignificant risk of changes in value and have an original maturity of less than three months.

Cash and cash equivalents consisted of the following items as of December 31:

	2024	2023
Cash and cash equivalents at banks and on hand	479	320
Cash equivalents with original maturity of less than three months	195	105
Cash and cash equivalents, as presented in the combined statement of cash flows	674	425

Cash at banks held by Kyivstar amounting to US$234 (2023: US$38) earns interest based on bank deposit rates. Short-term deposits are made for varying periods of between one day and three months, depending on the immediate cash requirements of the Group, and earn interest at the respective short-term deposit rates.

Cash and cash equivalents at banks and on hand include cash of US$10 (2023: US$10) retained by the Company in accordance with the demerger proposal and an estimated amount of US$235 (2023: US$272) to cover the repayment of the 2025 Notes.

Cash equivalents with original maturity of less than three months comprise cash equivalents of US$195 (2023: US$105) at Kyivstar.

The imposition of currency exchange controls or other similar restrictions on currency convertibility in Ukraine could limit the Group’s ability to convert local currencies or repatriate local cash in a timely manner or at all, as well as remit dividends.

As of December 31, 2024, US$429 (2023: US$143) of cash held by Kyivstar in Ukraine was subject to currency restrictions that limited ability to upstream the cash or make certain payments outside the country, but these balances are otherwise freely available to the Ukrainian operations.

The overdrawn accounts are presented as debt and derivatives within the statement of financial position. At the same time, because the overdrawn accounts are part of the Group’s cash management, they were included as cash and cash equivalents within the statement of cash flows. Refer to Note 16 for further discussion on the Group’s liquidity position.

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

16     FINANCIAL RISK MANAGEMENT

The Group’s principal financial instruments comprise cash and cash equivalents, current financial investments, and other current financial assets. The Group has various other financial instruments, such as trade payables and trade receivables, prepaid credit balances that are refundable to the customers or can be used as currency to purchase items from other suppliers, which arise directly from its operations.

It is the Group’s policy not to trade with financial instruments. The Group is exposed to market risk, credit risk and liquidity risk.

The Group’s overall risk management program focuses on the unpredictability and inefficiency of the Ukrainian financial markets and seeks to minimize potential adverse effects on the financial performance of the Group. The Group’s senior management oversees the management of these risks and financial risk-taking activities are governed by appropriate policies and procedures so that financial risks are identified, measured and managed in accordance with the Group policies.

The policies for managing each of these risks are summarized below.

INTEREST RATE RISK

The Group has limited exposure to interest rate risk as debt costs are fixed rate. The Group has no exposure to other price risk.

FOREIGN CURRENCY RISK

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of the changes in foreign exchange rates. The Group’s exposure to the risk of changes in foreign exchange rates relates primarily to the Group’s operating activities (when the Group’s trade receivables and trade payables are denominated in foreign currencies) and financing activities (when interest-bearing borrowings are denominated in foreign currencies).

The exchange rates for foreign currencies, in which the Group’s financial assets and liabilities were denominated, against Ukrainian Hryvnia, as declared by the National Bank of Ukraine as of the dates and periods stated, are as follows:

	USD	EUR
January 01, 2023	36.569	38.951
Average for 2023	36.594	39.363
December 31, 2023	37.982	42.208
Average for 2024	40.159	43.459
December 31, 2024	42.039	43.926

Foreign currency sensitivity

The following table demonstrates the sensitivity to a possible change in exchange rates against the U.S. dollar with all other variables held constant. Additional sensitivity changes to the indicated currencies are expected to be approximately proportionate. The table shows the effect on the Company’s profit before tax (due to changes in the value of monetary assets and liabilities, including foreign currency derivatives). The Company’s exposure to foreign currency changes for all other currencies is not material.

2024	Increase/ (decrease) in %	Increase/ (decrease) of profit before tax	Increase/ (decrease) of net investment
Change in USD exchange rate	+10.00%	34	28
Change in the EUR exchange rate	+10.00%	11	9

Change in USD exchange rate	-1.00%	(3)	(3)
Change in the EUR exchange rate	-1.00%	(1)	(1)

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

16     FINANCIAL RISK MANAGEMENT (cont.)

2023	Increase/ (decrease) in %	Increase/ (decrease) of profit before tax	Increase/ (decrease) of net investment
Change in USD exchange rate	+10.00%	14	11
Change in the EUR exchange rate	+10.00%	5	4

Change in USD exchange rate	-1.00%	(1)	(1)
Change in the EUR exchange rate	-1.00%	—	—

Credit Risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Group is exposed to credit risk from its operating activities (primarily for trade receivables) and from its financing activities, including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments.

Financial instruments, which potentially expose the Group to significant concentrations of credit risk, consist principally of cash in bank, short-term deposits, and trade and other receivables.

The Group’s maximum credit risk exposure at December 31 comprises:

	2024	2023
Cash and cash equivalents	674	425
Security deposits and cash collateral	64	56
Current financial investments	30	151
Financial assets at fair value	8	—
Trade and other receivables	40	55
Long-term accounts receivable	—	1
Loan receivable from VEON Amsterdam	363	343
Total	1,179	1,031

Kyivstar’s cash and deposits are primarily held in banks located in Ukraine. As of December 31, 2024, 55% of cash and cash equivalents were held in three banks (2023: 56% in three banks).

The cash and cash equivalent retained by the Company in accordance with the demerger proposal relates to bank accounts of VEON Holdings.

Analysis by credit quality of cash and cash equivalents including security deposits and cash collateral at Kyivstar based on credit ratings as published by the credit rating agency Fitch Ratings Inc. (“Fitch”) at December 31 is as follows:

	2024	2023
– CCC-/C rated	—	35
– Unrated – Other Ukrainian banks	493	164
– BBB- VEON Holdings	245	282
Total	738	481

For cash and cash equivalents and security deposits and cash collateral, the Group assessed ECL based on the Fitch’s rating for rated banks and based on the sovereign rating of Ukraine defined by Fitch as “CC/CCC-”. The non-rated banks listed above are mainly members of international banking groups with A to AA ratings. Based on this assessment the Group concluded that the identified impairment loss was immaterial.

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

16     FINANCIAL RISK MANAGEMENT (cont.)

Trade receivable are presented net of allowances. The Group does not require collateral for trade receivables. Management has a credit policy in place and the exposure to credit risk is monitored on an ongoing basis. Credit evaluations are performed for all customers requiring credit over a certain amount. Credit risk arising from financial transactions is reduced through diversification, through accepting counterparties with high credit ratings only and through defining limits on aggregated credit exposure towards each counterparty. The Group’s credit risk exposure is monitored and analyzed on a case-by-case basis, and the Group’s management believes that credit risk is appropriately reflected in impairment allowances recognized against assets.

The Company’s maximum exposure to credit risk for the components of the statement of financial position as of December 31, 2024 and 2023 is the carrying amount as illustrated in Note 5, Note 14, Note 15 and within this Note 16.

LIQUIDITY RISK

The Group analyses the aging of its assets and the maturity of its liabilities and plans its liquidity depending on the expected repayment of various instruments. The Group’s short-term and long-term liquidity needs are funded largely through cash flow from operating activities.

Total financial liabilities include 2025 Notes, which will be legally settled by VEON Holdings (the “Issuer”) at or before their maturity dates in April 2025 and June 2025 prior to the Transaction being completed. As of December 31, 2024, these financial liabilities reflect a principal amount of US$585 (2023: US$597) and accrued interests of US$6 (2023: US$5). According to the Demerger Proposal, the Company will retain a combination of cash and intercompany loan receivable due from VEON Amsterdam, which, in aggregate, will fully amount to the repayment of the 2025 Notes at or before their maturity dates. As of December 31, 2024, the estimated cash and intercompany receivable amount to US$235 (2023: US$260) and US$363 (2023: US$343), respectively. In the case of any changes to the 2025 Notes liability, primarily resulting from fluctuations in foreign currency exchange rates, VEON Amsterdam will provide additional funding via an intercompany loan, if required. Hence, no liquidity exposure is expected to arise from the financial liabilities relating to 2025 Notes.

The table below shows financial liabilities as of December 31, 2024 and 2023 by their remaining contractual maturity. The amounts disclosed in the maturity table are the contractual undiscounted cash flows, including gross lease obligations (before deducting future finance charges). Such undiscounted cash flows differ from the amount included in the statement of financial position because the statement of financial position amount is based on discounted cash flows.

Maturity profile

As of December 31, 2024	Demand and less than 3 months	3 months to 12 months	12 months to 5 years	More than 5 years	Total
Bond liabilities principal amount	—	585	—	—	585
Bond liabilities accrued interest	—	6	—	—	6
Lease liabilities**	20	62	305	74	461
Trade and other payables*	110	—	—	—	110
Customer associated financial liabilities*	29	—	—	—	29
Loans	—	8	—	—	8
Total financial liabilities	159	661	305	74	1,199

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

16     FINANCIAL RISK MANAGEMENT (cont.)

As of December 31, 2023	Demand and less than 3 months	3 months to 12 months	12 months to 5 years	More than 5 years	Total
Bond liabilities principal amount	—	—	597	—	597
Bond liabilities accrued interest	—	5	—	—	5
Lease liabilities**	20	60	301	82	463
Trade and other payables*	95	—	—	—	95
Customer associated financial liabilities*	25	—	—	—	25
Loans	—	3	—	—	3
Total financial liabilities	140	68	898	82	1,188

____________

*        Customer associated financial liabilities are part of Trade and other payables

**      Lease liabilities in the maturity profile presents undiscounted future value of payments, however, Statement of financial position shows present/discounted value of lease liabilities.

17          RELATED PARTIES

The immediate parent and ultimate controlling shareholder of the Company are, respectively, VEON Amsterdam and VEON Ltd.

Related parties as defined by IAS 24 are natural persons or companies that can be influenced by VEON Holdings, that can exert an influence on VEON Holdings or that are under the influence of another related party of VEON Holdings. Transactions with related parties were conducted at arm’s length.

The following table provides the total amount of transactions that have been entered into with related parties and their affiliates for the years ended December 31:

	2024		2023
	Ultimate and Immediate parent	Entities under common control	Ultimate and Immediate parent	Entities under common control
Cost of materials, traffic charges and other direct costs	—	(7)	—	(6)
Finance costs	(1)	(35)	—	(34)
Depreciation charge of right-of-use asset	—	(27)	—	(27)
Other operating income	—	1	—	1
Other operating expenses	(21)	(1)	(8)	(2)
Other income	—	22	—	21
Total	(22)	(47)	(8)	(47)

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

17     RELATED PARTIES (cont.)

The following table provides the total balance of accounts with related parties and their affiliates at December 31:

	2024		2023
	Ultimate and Immediate parent	Entities under common control	Ultimate and Immediate parent	Entities under common control
Trade and other receivables
LLC “Ukraine Tower Company”	—	—	—	11
Right-of-use assets – LLC “Ukraine Tower Company”	—	169	—	167
Financial assets
VEON Amsterdam B.V.	363	—	343	—
VEON Ltd.	8	—	—	—
	371	169	343	178

Trade and other payables
LLC “Ukraine Tower Company”	—	(6)	—	(5)
VEON Wholesale Services B.V.	—	—	—	(4)
VEON Ltd.	(8)	—	(14)	—
Others	—	—	—	(1)
Lease liabilities – LLC “Ukraine Tower Company”	—	(195)	—	(184)
Financial liabilities payable to LLC “VimpelCom Global Services Ukraine”	—	—	—	(4)
Other current liabilities
LLC “Ukraine Tower Company”	—	—	—	(1)
	(8)	(201)	(14)	(199)

Transactions with related parties were on contractual terms.

Terms and conditions of transactions with related parties

Outstanding balances with related parties at the year-end are unsecured and settlement occurs in cash. Outstanding balances with related parties are interest free. There have been no financial guarantees issued in favor of the Group or received to/from any related party. For the year ended December 31, 2024 and 2023, the Group has not recorded any significant impairment of receivables due from the related parties.

Revenues and trade receivables

In 2024 the Group provided to foreign telecom operators, being the Wider VEON Group’s entities under common control, interconnection, roaming and access to network services in the total amount of US$0.03 (2023: US$0.4). The related trade receivables as of December 31, 2024 and 2023 due from entities under common control are non-interest bearing, unsecured and are settled in the normal course of business.

Reimbursable short-term loans provided

In June 2022, the Group received short-term loans from the entity under common control LLC “VimpelCom Global Services Ukraine” in the amount of US$4. As of December 31, 2023 the amount of short-term loans was US$4. The full amount was settled in 2024.

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

17     RELATED PARTIES (cont.)

Cost of materials, traffic charges and other direct costs and trade payables

Cost of materials, traffic charges and other direct costs included access to network, roaming and interconnection services, provided by entities under common control and other related parties. Trade payables to entities under common control and other related parties comprise amounts due for access to network, roaming and interconnection services. Trade payables to related parties are non-interest bearing and are settled in the normal course of business.

Other operating expenses included consultancy fees and external personnel provided by the ultimate parent and entities under common control.

Right-of-use assets as of December 31, 2024 and 2023 relate to the sale of the passive infrastructure of sites to entities under common control in 2021 and the lease-back of those sites.

COMPENSATION TO DIRECTORS AND SENIOR MANAGERS

As VEON Holdings B.V. and Kyivstar are part of the Wider VEON Group, their operations are managed by Wider VEON Group Executive Committee (GEC) which includes the Group Chief Executive Officer, Group Chief Financial Officer and Group General Council of Wider VEON Group. Consequently, the Company considers the Wider VEON Group’s GEC, Kyivstar’s Chief Executive Officer and Kyivstar’s Chief Financial Officer to be the key management personnel, as defined by IAS 24, Related Party Disclosures and finds it appropriate to disclose the compensation of the key management.

The total key management remuneration for the year ended December 31, 2024 relating to GEC and Kyivstar’s key executives amounted to US$3 and US$5 (2023: US$3 and US$4), respectively.

The management fee and the allocation may not be indicative of the expenses related to management remuneration that will incur in the following financial years.

Under VEON Ltd.’s bye-laws, the Board of Directors of VEON Ltd. established a Remuneration and Governance Committee, which has the overall responsibility for approving and evaluating the compensation and benefit plans, policies and programs of the VEON’s directors, officers and employees and for supervising the administration of the VEON’s equity incentive plans and other compensation and incentive programs.

Base salary includes any holiday allowances and acting allowances in cash pursuant to the terms of an individual’s employment agreement. Annual incentive expense includes amounts accrued under the cash portion of the short-term incentive in respect of performance during the current year, as well as any special recognition, performance and/or transaction bonuses. Other short-term employee benefits include certain allowances (for example, pension allowance, car allowance, etc.), special awards, and support (for example, relocation support).

ACCOUNTING POLICIES

Short-term benefits are expensed in the period when services are received.

18     EVENTS AFTER THE REPORTING PERIOD

VEON announces intention to list Kyivstar on Nasdaq in New York, signing of Letter of Intent and Business Combination Agreement with Cohen Circle

On January 13, 2025 VEON Ltd., and Cohen Circle Acquisition Corp. I, a special purpose acquisition company, announced the signing of a letter of intent (“LOI”) to enter into a business combination with the aim of indirectly listing Kyivstar on the Nasdaq Stock Market LLC (“Nasdaq”) in the United States. The LOI will enable VEON and Cohen Circle to explore a business combination between VEON Holdings B.V. and Cohen Circle with the aim of indirectly listing Kyivstar, a wholly owned subsidiary of VEON Holdings, on Nasdaq. VEON will continue to hold a majority stake in such publicly listed entity.

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

18     EVENTS AFTER THE REPORTING PERIOD (cont.)

On March 18, 2025, VEON Ltd. and Cohen Circle Acquisition Corp. I (“Cohen Circle”) announced the signing of a business combination agreement (the “BCA”) that will result in the listing of JSC Kyivstar (“Kyivstar”), the leading digital operator in Ukraine, on the Nasdaq Stock Market (“Nasdaq”) in the United States. Following the completion of the business combination (the “Business Combination”), Kyivstar Group Ltd. (“Kyivstar Group”), the parent company of Kyivstar, will be listed on Nasdaq under the ticker symbol KYIV.

VEON will own a minimum of 80% of the issued and outstanding equity of Kyivstar Group immediately following the closing of the Business Combination, which is expected to occur in the third quarter of 2025 and is subject to the approval of Cohen Circle’s shareholders and other customary closing conditions.

Changes in Directors of VEON Holdings B.V.

On March 1, 2025, Asghar Jameel was appointed statutory director of the Company, while on the same date Bruce John Leishman stepped down as statutory director of the Company.

Kyivstar Expands Digital Portfolio with Acquisition of Uklon, Ukraine’s Top Ride-Hailing Business

On March 19, 2025 JSC Kyivstar (“Kyivstar”) signed an agreement to acquire Uklon group (“Uklon”), a leading Ukrainian ride-hailing and delivery platform. This strategic acquisition marks Kyivstar’s expansion into a new area of digital consumer services in line with VEON’s digital operator strategy. Upon closing of the deal, Kyivstar will acquire 97% of Uklon shares for a total consideration of USD 155.2 million. The agreement was subject to customary closing conditions and approvals that were obtained on April 2, 2025

VEON to Proceed with Share Buyback Program

On March 20, 2025, the second phase of VEON Ltd.’s share buyback program was launched after completion of the US$30 first phase, as carried out by VEON Holdings B.V., on January 27, 2025. The second phase of the buyback will be in the amount of up to US$35. Previously, VEON’s Board of Directors approved a share buyback program of up to US$100 on July 31, 2024.

19     SIGNIFICANT ACCOUNTING POLICIES

SIGNIFICANT ACCOUNTING JUDGEMENTS, ESTIMATES AND ASSUMPTIONS

The preparation of these combined financial statements has required management to apply accounting policies and methodologies based on complex and subjective judgements, as well as estimates based on past experience and assumptions determined to be reasonable and realistic based on the related circumstances. The use of these judgments, estimates and assumptions affects the amounts reported in these combined financial statements. The final amounts for items for which estimates and assumptions were made in the combined financial statements may differ from those reported in these statements due to the uncertainties that characterize the assumptions and conditions on which the estimates are based.

The sources of uncertainty identified by the Group are described together with the applicable Note, as follows:

Significant accounting judgment/source of estimation uncertainty	Described in
Revenue recognition	Note 3
Deferred tax assets and uncertain tax positions	Note 8
Provisions and contingent liabilities	Note 7
Impairment of non-current assets	Note 9
Control over subsidiaries	Note 12
Depreciation and amortization of non-current assets	Note 10 and Note 11
Fair value of financial instruments	Note 14
Sale and lease back transactions	Note 10
Measurement of lease liabilities	Note 14

VEON Holdings B.V.
GENERAL INFORMATION ABOUT THE GROUP

19     SIGNIFICANT ACCOUNTING POLICIES (cont.)

NEW STANDARDS AND INTERPRETATIONS

Adopted in 2024

No new or amended standards or interpretations have been adopted in 2024. The Group has not early adopted any standards, interpretations or amendments that have been issued but have not yet become effective.

Adopted in 2023

A number of amended standards became effective as of January 1, 2023, which did not have a material impact on these combined financial statements. The Group has not early adopted any other standards, interpretations or amendments that have been issued but have not yet become effective.

Not yet adopted by the Group

Certain new accounting standards and interpretations have been published that are not mandatory for December 31, 2024 reporting periods and have not been early adopted by the Group. These standards are not expected to have a material impact on these combined financial statements in current or future reporting periods or on foreseeable future transactions.

Amsterdam,
April 2, 2025

VEON Holdings B.V.

VEON Holdings B.V.
INTERIM CONDENSED COMBINED INCOME STATEMENT

for the six and three-month periods ended June 30:

		Six-month period		Three-month period
(In millions of U.S. dollars)	Note	2025	2024	2025	2024
Service revenues		536	419	282	234
Other revenue		3	2	2	1
Total operating revenues	2	539	421	284	235

Other operating income		1	—	1	—
Service costs		(51)	(47)	(27)	(23)
Selling, general and administrative expenses		(183)	(142)	(92)	(73)
Depreciation		(66)	(59)	(35)	(28)
Amortization		(29)	(22)	(16)	(10)
Impairment		(4)	(2)	(2)	(1)
Loss on disposal of non-current assets		(1)	—	(1)	—
Operating profit		206	149	112	100

Finance costs		(39)	(42)	(18)	(21)
Finance income		11	16	4	8
Other non-operating (loss)/gain, net		(4)	1	(3)	—
Net foreign exchange (loss)/gain, net		(13)	10	8	2
Profit before tax		161	134	103	89

Income tax expense	3	(35)	(26)	(21)	(17)
Profit for the period		126	108	82	72

The accompanying notes are an integral part of these interim condensed combined financial statements.

VEON Holdings B.V.
INTERIM CONDENSED COMBINED STATEMENT OF COMPREHENSIVE INCOME

for the six and three-month periods ended June 30:

	Note	Six-month period		Three-month period
(In millions of U.S. dollars)		2025	2024	2025	2024
Profit for the period		126	108	82	72

Items that may be reclassified to profit or loss
Foreign currency translation		11	(56)	(4)	(30)
Fair value re-measurement of financial instruments	7	2	—	—	—
Other comprehensive income/(loss), net of tax		13	(56)	(4)	(30)
Total comprehensive income, net of tax		139	52	78	42

The accompanying notes are an integral part of these interim condensed combined financial statements.

VEON Holdings B.V.
INTERIM CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

as of:

(In millions of U.S. dollars)	Note	June 30, 2025	December 31, 2024*
Assets
Non-current assets
Property and equipment	5	746	624
Intangible assets, excluding goodwill	6	351	283
Goodwill	6	118	14
Other assets		61	80
Total non-current assets		1,276	1,001

Current assets
Inventories		3	3
Trade and other receivables		44	40
Loan receivable from VEON Amsterdam B.V.	7	41	363
Other financial assets – VEON Ltd. shares	7	—	8
Investments and derivatives	7	94	94
Other assets		24	26
Cash and cash equivalents	8	458	674
Total current assets		664	1,208
Total assets		1,940	2,209

Net investment and liabilities
Net investment
Net investment attributable to equity owners of the parent		1,221	1,080
Total net investment		1,221	1,080

Non-current liabilities
Debt and derivatives	7	265	225
Provisions		6	4
Deferred tax liabilities		17	6
Other liabilities		7	7
Total non-current liabilities		295	242

Current liabilities
Trade and other payables		177	132
Debt and derivatives	7	148	669
Provisions		7	6
Current income tax payables		22	23
Other liabilities		70	57
Total current liabilities		424	887
Total net investment and liabilities		1,940	2,209

____________

*        prior period comparatives have been represented to conform with the current period presentation

The accompanying notes are an integral part of these interim condensed combined financial statements.

VEON Holdings B.V.
INTERIM CONDENSED COMBINED STATEMENT OF CHANGES IN NET INVESTMENT

for the six-month period ended June 30:

(In millions of U.S. dollars)	Net investment attributable to owners of the parent	Foreign currency translation	Total net investment attributable to owners of the parent
As of January 1, 2025	3,160	(2,080)	1,080
Profit for the period	126	—	126
Other comprehensive income	2	11	13
Total comprehensive income	128	11	139
Other	2	—	2
As of June 30, 2025	3,290	(2,069)	1,221
(In millions of U.S. dollars)	Net investment attributable to owners of the parent	Foreign currency translation	Total net investment attributable to owners of the parent
As of January 1, 2024	2,873	(1,986)	887
Profit for the period	108	—	108
Other comprehensive loss	—	(56)	(56)
Total comprehensive income/(loss)	108	(56)	52
As of June 30, 2024	2,981	(2,042)	939

for the three-month period ended June 30:

(In millions of U.S. dollars)	Net investment attributable to owners of the parent	Foreign currency translation	Total net investment attributable to owners of the parent
As of April 1, 2025	3,206	(2,065)	1,141
Profit for the period	82	—	82
Other comprehensive income	—	(4)	(4)
Total comprehensive income	82	(4)	78
Other	2	—	2
As of June 30, 2025	3,290	(2,069)	1,221
(In millions of U.S. dollars)	Net investment attributable to owners of the parent	Foreign currency translation	Total net investment attributable to owners of the parent
As of April 1, 2024	2,909	(2,012)	897
Profit for the period	72	—	72
Other comprehensive loss	—	(30)	(30)
Total comprehensive income/(loss)	72	(30)	42
As of June 30, 2024	2,981	(2,042)	939

The accompanying notes are an integral part of these interim condensed combined financial statements.

VEON Holdings B.V.
INTERIM CONDENSED COMBINED STATEMENT OF CASH FLOWS

for the six-month period ended June 30:

		Six-month period
(In millions of U.S. dollars)	Note	2025	2024
Operating activities
Profit before tax		161	134
Non-cash adjustments to reconcile profit before tax to net cash flows
Depreciation, amortization and impairment loss		99	83
Loss on disposal of non-current assets		1	—
Finance costs		39	42
Finance income		(11)	(16)
Other non-operating loss/(gain), net		4	(1)
Net foreign exchange loss/(gain), net		13	(10)
Changes in trade and other receivables and prepayments		2	(4)
Changes in trade and other payables		20	26
Changes in provisions, pensions and other		2	3
Interest paid		(34)	(43)
Interest received		3	5
Income tax paid		(34)	(19)
Net cash flows from operating activities		265	200

Investing activities
Purchase of property, plant and equipment		(73)	(67)
Purchase of intangible assets		(29)	(22)
Payments on deposits		(23)	(5)
Inflow from loans granted, net		364	—
Receipts from/(investment in) financial assets		30	(109)
Acquisition of subsidiaries, net of cash acquired	4	(141)	—
Other proceeds from investing activities, net		—	9
Net cash flows from/(used in) investing activities		128	(194)

Financing activities
Proceeds from borrowings, net of fees paid		7	—
Repayment of debt		(603)	(14)
Investment in shares of VEON Ltd.		(22)	—
Net cash flows used in financing activities		(618)	(14)

Net (decrease) in cash and cash equivalents		(225)	(8)
Net foreign exchange difference		9	(7)
Cash and cash equivalents at beginning of period		674	425
Cash and cash equivalents at end of period	8	458	410

The accompanying notes are an integral part of these interim condensed combined financial statements.

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

GENERAL INFORMATION ABOUT THE GROUP

1       GENERAL INFORMATION

VEON Holdings B.V. (“VEON Holdings”, the “Company”), was established as a private company with limited liability under the laws of the Netherlands on June 29, 2009. The registered office and principal place of business of VEON Holdings B.V. is located at Claude Debussylaan 88, 1082 MD Amsterdam, the Netherlands. The entity is an indirectly wholly-owned subsidiary of VEON Ltd. (“Parent”).

On January 13, 2025, VEON Ltd. announced its intention to indirectly list JSC Kyivstar, including its subsidiaries as listed below (in aggregate “Kyivstar”), VEON’s digital operator in Ukraine, on the Nasdaq Stock Market (“Nasdaq”) in the United States (the “Transaction”). As part of the preparation for the indirect listing, VEON undertook a pre-transaction reorganization of VEON Holdings (the “Reorganization”). This Reorganization was consummated through a Dutch legal demerger, as a result of which VEON Holdings, which remains domiciled in the Netherlands, holds only Kyivstar and its subsidiaries and certain other select assets and liabilities. The Reorganization was completed on April 8, 2025 and the Transaction was completed on August 14, 2025. Refer to Note 12 for further details.

The interim condensed combined financial statements (“CFS”) have been prepared in accordance with the basis of preparation and accounting policies set out in this Note below. The interim condensed combined financial statements were authorized by the management for issuance on September 5, 2025. The Company has the ability to amend and reissue these financial statements.

The interim condensed combined financial statements presented herein reflect the following combined entities’ results of operations, assets and liabilities and cash flows that will remain with VEON Holdings after the demerger and form the entity subject to the aforementioned Transaction:

VEON Holdings B.V.

The interim condensed combined financial statements of the Company as a single economic entity reflecting the outcome of the pre-transaction Reorganization.

Kyivstar reflecting the Ukrainian business.

The interim condensed combined financial statements of Kyivstar consist of:

•        JSC Kyivstar (“JSC Kyivstar”) being the parent company of Kyivstar and a 99.995% subsidiary of VEON Holdings B.V. (Netherlands) with a minority shareholder VEON Ltd. (Bermuda) holding the remaining 0.005% of JSC Kyivstar’s shares.

•        LLC Kyivstar Tech (“Kyivstar.Tech”), being a 100% subsidiary of JSC Kyivstar.

•        Limited Liability Company Lan Trace (“Lan Trace”), being a 100% subsidiary of JSC Kyivstar, acquired in September 2024.

•        Helsi Ukraine Limited Liability Company (“Helsi Ukraine” or “Helsi”), being a 97.99% subsidiary of JSC Kyivstar with minority shareholders.

•        LLC Uklon Tech, LLC Uklon Corporate and LLC Uklon Ltd., being 97.00% subsidiaries of JSC Kyivstar with minority shareholders, Uklon LLC, a 100% subsidiary of LLC Uklon Ltd., all acquired on April 2, 2025. Collectively these five entities are referred to as “Uklon Group” or “Uklon”.

Collectively, VEON Holdings and Kyivstar included in these interim condensed combined financial statements are referred to as the “Group” or “we” or “our” or “VEON Group”. VEON Ltd. and all its subsidiaries, excluding VEON Group, are henceforth referred to as “Wider VEON Group”, while Wider VEON Group including VEON Group is referred to as “VEON”.

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

The main operating company in Kyivstar is JSC Kyivstar. JSC Kyivstar was established and registered on September 3, 1997 under the laws of Ukraine. JSC Kyivstar’s registered legal address is at 53 Degtyarivska St. Kyiv 03113 Ukraine. JSC Kyivstar’s head office is located at the registered legal address and the principal place of JSC Kyivstar ‘s business is its registered legal address. JSC Kyivstar has a main office in Kyiv, Ukraine.

JSC Kyivstar provides mobile connectivity services on 2G, 3G and 4G/LTE networks. Kyivstar also offers voice and data services on fixed networks, including mobile and fixed converged services in consumer and business segments. Its digital portfolio includes Kyivstar TV, offered on IPTV platforms as well as mobile, big data and technology services through Kyivstar.Tech, digital health services through Helsi, ride-hailing and delivery through Uklon, self-care application MyKyivstar and consumer cloud offerings as well as B2B services.

JSC Kyivstar’s direct shareholders and their respective declared interests, as of June 30, 2025 and 2024, were as follows:

Name	Interest	Number of shares
VEON Holdings B.V. (Netherlands)	99.995%	13,094,562
VEON Ltd. (Bermuda)	0.005%	700
	100.000%	13,095,262

Interests held by JSC Kyivstar in its principal subsidiaries as of June 30:

	2025		2024
Name	Interest	Country of operation	Interest	Country of operation
LLC Kyivstar.Tech	100.00%	Ukraine	100.00%	Ukraine
LLC Helsi Ukraine	97.99%	Ukraine	69.99%	Ukraine
LLC Lan Trace	100.00%	Ukraine	—	—
LLC Uklon Corporate	97.00%	Ukraine	—	—
LLC Uklon Tech	97.00%	Ukraine	—	—
LLC Uklon Ltd	97.00%	Cyprus	—	—
Uklon LLC (100% subsidiary of LLC Uklon Ltd)	100.00%	Uzbekistan	—	—

In September 2024, JSC Kyivstar entered into a share-purchase agreement to acquire 100% of the equity interests of LLC “Lan Trace”, an entity who provides internet and TV services in the city of Boryspil and 17 other towns within the Kyiv region, Ukraine to expand its digital portfolio. The preliminary purchase price, which is subject to adjustment, was US$2.

On March 19, 2025 JSC Kyivstar signed a share purchase agreement (“SPA”) to acquire Uklon, consisting of 97% of LLC Uklon Corporate, LLC Uklon Tech, and LLC Uklon Ltd. and its 100% subsidiary Uklon LLC, a leading Ukrainian ride-hailing and delivery platform for a purchase consideration of US$158. JSC Kyivstar also entered into a symmetrical put and call option agreement for the remaining 3% interest in Uklon, which may be exercised within three years of closing. The transaction closed on April 2, 2025. Refer to Note 4 for further details.

In May 2025, Kyivstar further increased its ownership of Helsi Ukraine to 97.99% for US$11. Refer to “major developments during six-month period ended June 30, 2025” for more details. JSC Kyivstar previously acquired a controlling share (69.99%) of Helsi Ukraine, an entity in the IT e-health sector in August 2022 for US$15.

In the interim condensed combined financial statements subsidiary undertakings — which are those companies in which the Group directly or indirectly, has an interest of more than half of the voting rights or otherwise has power to exercise control over the operations — have been fully consolidated.

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

The functional currency of Kyivstar is Ukrainian Hryvnia (“UAH”), the currency of the primary economic environment in which Kyivstar operates. The interim condensed combined financial statements are presented in United States dollars (“U.S. dollar” or “US$”). In these Notes, U.S. dollar amounts are presented in millions, except for share amounts and as otherwise indicated.

Due to the ongoing war between Russia and Ukraine, material uncertainties have been identified that may raise substantial doubt on the Company’s ability to continue as a going concern which are discussed in detail below.

BASIS OF COMBINATION

The interim condensed combined financial statements as of and for the period ended June 30, 2025 and 2024 present the VEON Group.

These CFS have been prepared in accordance with International Accounting Standards (“IAS”) 34 Interim Financial Reporting as issued by the International Accounting Standards Board, effective at the time of preparing the interim condensed combined financial statements and applied by VEON Group. As International Financial Reporting Standards (“IFRS”) does not provide guidance for the preparation of interim condensed combined financial statements, certain accounting conventions commonly used for the preparation of historical financial information have been applied in preparing the interim condensed combined financial statements. The December 31, 2024 condensed combined statement of financial position was derived from the audited annual combined financial statements. The interim condensed combined financial statements do not include all the information and disclosures required in the annual combined financial statements and should be read in conjunction with the Company’s audited annual combined financial statements as of and for the year ended December 31, 2024. The application of these carve-out conventions has been described below. In addition to the application of specific carve-out conventions impacting the presentation of these interim condensed combined financial statements, the areas involving a high degree of judgement or where estimates and assumptions are significant to the CFS are discussed later in this section.

The CFS have been prepared on a going concern basis. Due to the ongoing war between Russia and Ukraine, material uncertainties affecting the Company’s ability to continue as a going concern are discussed in detail at the end of this section.

These CFS do not necessarily reflect what the combined result of operations would have been had the Company existed as a separate independent legal group and had it therefore presented stand-alone interim condensed combined financial information during the periods presented. Further, these interim condensed combined financial statements may not be indicative of the Company’s future performance, financial position, or cash flows.

The interim condensed combined income statement has been presented based on the nature of the expense, other than ‘Selling, general and administrative expenses’, which has been presented based on the function of the expense.

The interim condensed combined financial statements have been prepared on a historical cost basis, unless otherwise disclosed.

FOREIGN CURRENCY TRANSLATION

For the purpose of these interim condensed combined financial statements, the assets and liabilities measured in the functional currency are translated into U.S. dollars at exchange rates prevailing on the balance sheet date, whereas income and expenses are generally translated into U.S. dollars at historical monthly average exchange rates. Foreign currency translation adjustments resulting from the process of translating financial statements into U.S. dollars are reported in other comprehensive income and accumulated within a separate component of Net investment.

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

CARVE-OUT PRINCIPLES

The following paragraphs summarize the accounting and other principles applied in preparing the CFS.

Intercompany and related party transactions

Intercompany transactions and assets and liabilities between VEON Group entities have been eliminated in these interim condensed combined financial statements.

Investment in VEON Ltd. shares

As of December 31, 2024 the CFS included shares of the Parent purchased by the Company as part of the share buyback program initiated by VEON Ltd. VEON Holdings B.V. purchased Parent shares via open market transactions under the share buyback program. The Company made additional purchases under the share buyback program in January 2025 and transferred the shares to VEON Amsterdam B.V. in March 2025. Refer to Note 7 for details.

Net investment

The Net Investment of the Company consists of the Net Investment attributable to the shareholders and other comprehensive income. The CFS do not show share capital. Since the Company has no share capital and reserves in its own right, any equity represents the parent’s net investment. Thus, the presentation of the equity of the Company differs from the presentation of equity as prescribed in IAS 1, Presentation of Financial Statements. For such reasons, no earnings per share is presented.

Notes

Liabilities related to two separate Notes maturing in April 2025 and June 2025 (the “New Notes”) are included in these CFS as of December 31, 2024, as VEON Holdings B.V. is the legal issuer. The New Notes were fully repaid during the six-months ended June 30, 2025. As of June 30, 2025, the interim condensed combined statement of financial position reflects only the outstanding principal amounts of the April 2025 and June 2025 notes (the “Old Notes”) that were not exchanged for the New Notes prior to their respective maturity dates. Refer to Note 7 for details.

Corporate, Shared Service Units and Foreign Holding Company Expenses

Wider VEON Group’s shared services have historically been recharged to VEON Group. The shared service expenses are attributable to services conducted on behalf of Wider VEON Group subsidiaries, primarily by the HQ function. These services comprise global tax, legal, financial, risk, reporting services, etc. The corresponding costs are included in these CFS based on historically recharged amounts. No adjustments were made to these recharges.

The CFS include the allocations of expenses from the Wider VEON Group which are based on management judgment, assumptions and estimates as described below. These expenses have been specifically identified based on their nature, when possible, or allocated based on revenues, usage or other allocation methods that are considered to be a reasonable reflection of the utilization of services provided or benefit by the Company during each of the periods presented. During the six-month periods ended June 30, 2025 and 2024, the total expenses allocated from the Wider VEON Group amounted to US$23 and $3, respectively. They relate to the following items:

a.      management services provided by Kyivstar’s Chief Executive Officer (CEO) resulting from a double-employment contract

b.      management services provided by Kyivstar’s Chief Financial Officer (CFO) resulting from a double-employment contract

c.      management services provided by VEON Ltd Group Executive Committee (GEC)

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

d.      share of costs for Oracle ERP and other licenses from global contract

e.      share of costs for employees of the Wider VEON Group providing different kinds of shared services such as group tax, HR, corporate affairs, financial reporting and controlling, etc.

The items a. to e. were recognized as expenses in Kyivstar’s financial statements. Due to the double-employment contracts of Kyivstar’s CEO and CFO, a portion of their remuneration was recognized as an expense in personnel expenses at Kyivstar and a portion were recharged to Kyivstar via an allocation. No adjustments were made to these expenses in these CFS. Accordingly, VEON Group’s management considers that all allocations have been made on a reasonable basis. However, the allocations may not reflect the expenses that would have been, or will be incurred, on a stand-alone basis and could materially differ from the amounts allocated due to economies of scale, a requirement for more or fewer employees, decisions with respect to areas such as information technology, or other factors. Management believes it is not practicable to estimate the actual costs that would have been incurred had the Company been a standalone company during the periods presented. Additionally, these allocations may not be indicative of the expenses that the Company will incur in the future or would have incurred if the Company had obtained these services from an unrelated third party.

Income Taxes

During the periods presented in these CFS, Kyivstar entities have operated as separate taxpayers. For these entities, the tax charges and tax liabilities included in these CFS are based on estimated annual effective tax rates.

Guarantees and contingent liabilities

Kyivstar has capital commitments for the future purchase of property and equipment and intangible assets and no other guarantees or contingent liabilities. The capital commitments disclosed in the CFS are consistent with those reported to Wider VEON Group by Kyivstar. No incremental commitments, guarantees or contingent liabilities have been identified.

NEW ACCOUNTING POLICIES

Revenue recognition policy — Uklon

Uklon earns commissions from drivers for facilitating ride-hailing services through its platform. Uklon recognizes revenue as an agent for these ride-hailing services, recording only the commissions collected from drivers, net of any incentives provided to drivers and any incentives provided by Uklon to riders requesting ride-hailing services, as revenue. Revenue is recognized upon completion of the ride, as this satisfies the performance obligation of facilitating the services. Uklon also has arrangements to provide advertising services to third parties that are interested in reaching users of the Uklon platform.

GOING CONCERN

As of September 5, 2025, the war in Ukraine is ongoing, millions of people have fled Ukraine, and the country has sustained significant damage to infrastructure and assets. Currently, we have 23 million subscribers in Ukraine, where they are supported by approximately 4,800 employees. VEON’s priority is to protect the safety and well-being of our employees and their families. We have developed and, in some cases, implemented additional contingency plans to relocate work and/or personnel who are integral to the provision of essential communication services to other geographies and add new locations, as appropriate. As of September 5, 2025, most of our Ukraine subsidiary’s employees remain in the country.

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

The war has resulted in events and conditions that may cast significant doubt on the Company’s ability to continue as a going concern:

•        We may need to record future impairment charges in Ukraine, which could be material, if the war continues or escalates and/or due to macroeconomic conditions.

•        As of September 5, 2025, the Company continues to conclude that neither VEON Ltd. nor any of its subsidiaries is targeted by sanctions imposed by any of the United States, European Union (and individual EU member states) and the United Kingdom. However, the interpretation and enforcement of these sanctions and counter-sanctions may result in unanticipated outcomes and could give rise to material uncertainties, which could complicate our business decisions. For example, to protect U.S. foreign policy and national security interests, the U.S. government has broad discretion to at times impose a broad range of extraterritorial “secondary” sanctions under which non-U.S. persons carrying out certain activities may be penalized or designated as sanctioned parties, even if the activities have no ties, contact with, or nexus to the United States or the U.S. financial system at all. These secondary sanctions could be imposed on the Company or any of the Company’s subsidiaries if they were to engage in activity that the U.S. government determined was undertaken knowingly and rose to the level of material or significant support to, for, or on behalf of certain sanctioned parties.

•        Ukraine has also implemented and may implement further sanctions or measures on individuals or entities with close ties to Russia, which may negatively impact Kyivstar if VEON is considered by local Ukrainian authorities as being a company controlled by sanctioned persons. In October 2023, VEON received notification from local custodian that the following percentages of the corporate rights in our Ukrainian subsidiaries have been frozen: (i) 47.85% of Kyivstar, (ii) 100% of Ukraine Tower Company (“UTC”), a related party to the Company, (iii) 100% of Kyivstar.Tech, and (iv) 69.99% of Helsi Ukraine. On November 29, 2024, the Shevchenkivskyi District Court of Kyiv ruled in favor of a request to unfreeze 47.85% of VEON’s corporate rights in Kyivstar and 100% of VEON’s corporate rights in its other Ukrainian subsidiaries. The decision fully removes the restrictions on VEON’s corporate rights imposed by Ukrainian courts on its wholly owned Kyivstar and other Ukrainian subsidiaries.

Management has taken actions to address the events and conditions that may cast significant doubt on the Company’s ability to continue as a going concern:

•        We have implemented business continuity plans to address known contingency scenarios to ensure that we have adequate processes and practices in place to protect the safety of our people and to handle potential impacts to our operations in Ukraine.

•        The Company actively engages with stakeholders, including suppliers, customers, and regulatory authorities, to proactively address potential disruptions. Diversification of supply chains and markets to reduce dependency on regions affected by the war is implemented where possible. Management also continues to review and update risk management policies to enhance resilience against the volatility stemming from the war.

•        The Company continues to fund its operations for the next twelve months primarily through a combination of existing liquidity and anticipated proceeds from its customers, including its wholesale business outside Ukraine. As of July 31, 2025, the Company holds US$446 in cash and cash equivalents and US$88 of other liquid financial assets, providing a total available funding of approximately US$534, which significantly exceeds the Company’s projected operating expenditures for the next twelve months. The Company has no material external debts and therefore no external debt covenants. The resilience of the Company and its ability to generate strong cash flows has been proven through the full-scale war since 2022.

•        Management is actively monitoring any new developments in applicable sanctions to ensure that we continue to be in compliance and to evaluate any potential impact on the Company’s financial performance, operations, and governance. Management has actively engaged with sanctions authorities

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

where appropriate. Management is engaging with authorities in Ukraine to address any concerns they have about the ownership and management of Kyivstar and to provide all necessary assurances to confirm that Russian nationals, including any beneficial owners of LetterOne, do not participate in the management of Kyivstar nor are they able to derive any benefits from VEON’s assets in Ukraine.

•        On October 30, 2023, VEON announced that two appeals were filed with the relevant Kyiv courts, challenging the freezing of the corporate rights in Kyivstar and UTC, noting that corporate rights in Kyivstar and UTC belong exclusively to VEON, and that their full or partial freezing or seizure directly violates the rights of VEON and its international debt and equity investors, and requesting the lifting of the freezing of its corporate rights in Kyivstar and UTC. In December 2023, the court rejected the Company’s appeals. On June 4, 2024, the CEO of VEON, in his capacity as a shareholder of VEON, filed a motion with Shevchenkivskiy District Court of Kyiv requesting cancellation of the freeze of corporate rights in the VEON group’s subsidiary Ukraine Tower Company. On June 26, 2024, the motion was supplemented to request cancellation of the freezing of corporate rights in the VEON group’s other Ukrainian subsidiaries: Kyivstar, Kyivstar.Tech and Helsi Ukraine. VEON continued its significant government affairs efforts to protect our assets in Ukraine. After the successful lifting of the court freeze of Kyivstar’s shares on November 29, 2024, VEON is working with its local custodian to remove all remaining restrictions on Kyivstar and its Ukrainian subsidiaries corporate rights. VEON is pursuing steps to meet the conditions required by the local custodian to lift the stipulated freeze.

•        On August 14, 2025, VEON closed the previously announced business combination agreement between Kyivstar Group Ltd. and Cohen Circle. In connection with the business combination agreement, Kyivstar Group Ltd. acquired all of the issued and outstanding shares of VEON Holdings B.V. from VEON Amsterdam B.V. Following the closing of the BCA, on August 15, 2025, Kyivstar Group Ltd.’s Common Shares and Warrants commenced trading on the Nasdaq Stock Market (the “Listing”) under the symbols “KYIV” and “KYIVW”, respectively, making the Company the first and only pure-play Ukrainian investment opportunity in U.S. stock markets. The Listing has broadened the Company’s US and international shareholder base with over 10% of the shares of its shareholder, Kyivstar Group Ltd., being traded publicly on the Nasdaq Global Select market.

The accompanying interim condensed combined financial statements have been prepared on a going concern basis. In accordance with IAS 1, Presentation of Financial Statements, the Company has determined that the aforementioned conditions and events, considered in the aggregate, may raise substantial doubt about the Company’s ability to continue as a going concern for at least 12 months after the date these interim condensed combined financial statements were authorized for issuance. Management expects the actions it has taken or will take will mitigate the risk associated with the identified events and conditions. However, given the uncertainty and exogenous nature of the ongoing war and potential future imposed sanctions as well as potential new counter-sanctions, management concluded that a material uncertainty remains related to events or conditions that may raise substantial significant doubt on the Company’s ability to continue as a going concern, such that it may be unable to realize its assets and discharge its liabilities in the normal course of business.

Major developments during the six-month period ended June 30, 2025

VEON announces intention to list Kyivstar on Nasdaq in New York, signing of Letter of Intent with Cohen Circle

On January 13, 2025, VEON Ltd. and Cohen Circle Acquisition Corp. I (“Cohen Circle”), a special purpose acquisition company, announced the signing of a letter of intent (“LOI”) to enter into a business combination with the aim of indirectly listing Kyivstar on Nasdaq in the United States. The LOI will enable VEON and Cohen Circle to explore a business combination between VEON Holdings B.V. and Cohen Circle with the aim of indirectly listing Kyivstar, a wholly owned subsidiary of VEON Holdings, on Nasdaq. VEON will continue to hold a majority stake in such publicly listed entity.

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

On March 18, 2025, certain subsidiaries of VEON and Cohen Circle entered into a business combination agreement (the “BCA”). Pursuant to the terms of the BCA, (a) VEON Amsterdam will sell VEON Holdings B.V., which includes Kyivstar and its subsidiaries, to Kyivstar Group Ltd., a newly incorporated Bermudan company (“Kyivstar Group”), in exchange for common shares of Kyivstar Group and a loan note equal to the amount of funds held in Cohen Circle’s trust account, as of the time immediately before the closing of the business combination (after taking into account any funds which have been withdrawn from the trust account to pay those shareholders of Cohen Circle who have elected to have their shares redeemed prior to closing) plus any proceeds raised in a private placement financing in connection with the business combination prior to the time of closing and (b) Cohen Circle will merge with a subsidiary of Kyivstar Group, and Cohen Circle shall survive as a wholly owned subsidiary of Kyivstar Group. Following the completion of the business combination, the common shares and warrants of Kyivstar Group, the parent company of Kyivstar, are expected to be listed on Nasdaq under the ticker symbols KYIV and KYIVW, respectively. The Kyivstar Listing is expected to occur in the third quarter of 2025 and is subject to the approval of Cohen Circle’s shareholders and other customary closing conditions. Following the completion of the business combination, VEON is expected to continue to hold a majority stake in Kyivstar Group. For further details refer to Note 12.

Changes in Directors of VEON Holdings B.V.

On March 1, 2025, Asghar Jameel was appointed statutory director of the Company, while on the same date Bruce John Leishman stepped down as statutory director of the Company.

Kyivstar Expands Digital Portfolio with Acquisition of Uklon, Ukraine’s Top Ride-Hailing Business

On March 19, 2025 JSC Kyivstar signed an agreement to acquire 97% of Uklon Group (“Uklon”), a leading Ukrainian ride-hailing and delivery platform for a purchase consideration of US$158. JSC Kyivstar also entered into a symmetrical put and call option agreement for the remaining 3% interest in Uklon, which may be exercised within three years of closing. The transaction closed on April 2, 2025.

This strategic acquisition marks Kyivstar’s expansion into a new area of digital consumer services in line with VEON’s digital operator strategy. For further details refer to Note 4.

VEON completes first phase of Share Buyback Program

On January 27, 2025, the US$30 first phase of VEON Ltd.’s share buyback program (as carried out by VEON Holdings B.V.) was completed, resulting in an additional purchase of US$22 of VEON Ltd. shares. Subsequently, during the three-month period ended March 31, 2025, all the shares purchased were transferred to VEON Amsterdam B.V. (refer to Note 7 for further details).

VEON completes reorganization of VEON Holdings B.V.

On April 8, 2025, VEON announced that it had successfully completed the reorganization of VEON Holdings B.V. These steps pave the way for the proposed business combination with Cohen Circle, which is expected to lead to the common shares and warrants of Kyivstar Group, being listed on Nasdaq, as discussed below.

Bond repayments

VEON Holdings B.V. repaid all of its 4.0% April 2025 U.S. Dollar denominated Notes (US$472) and 6.3% June 2025 Russian Ruble denominated Notes (US$100 (RUB7,840)), on April 9, 2025 and June 18, 2025, respectively.

Kyivstar increases ownership stake in Helsi

In May 2025, Kyivstar and LLC “UKRAINIAN INVESTMENT PLATFORM”, representing 26.9% ownership together with other minority stakeholders representing 1.1% ownership in Helsi, negotiated an agreement to buy out the ownership stake of these parties for US$11. Simultaneously the parties also terminated the existing put and call

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

option agreements to the extent representing the stake of these parties, resulting in partial derecognition of the put option liability. At the same time Kyivstar agreed to terms with the remaining 2.01% shareholders based on the terms of the originally entered put and call option agreement.

Major developments during the six-month period ended June 30, 2024

Cybersecurity Incident in Ukraine

The cybersecurity incident reported during 2023 had a significant impact for the six-month period ended June 30, 2024 associated with the revenue loss arising from the customer loyalty measures taken by Kyivstar in order to compensate for the inconvenience caused during the disruptions. The impact of these offers on operating revenue in 2024 was US$46.

Changes in Directors of VEON Holdings B.V.

On March 7, 2024, Bruce John Leishman and Maciej Bogdan Wojtaszek were appointed statutory directors of the Company, while on the same date Jochem Benjamin Postma and Paul Klaassen stepped down as statutory directors of the Company.

OPERATING ACTIVITIES OF THE GROUP

2       SEGMENT INFORMATION

The Kyivstar operations are considered as one operating segment.

Management evaluates Kyivstar’s performance on a regular basis, primarily based on earnings before interest, tax, depreciation, amortization, impairment, gain/loss on disposals of non-current assets and other non-operating gains/losses (“Adjusted EBITDA”) along with assessing the capital expenditures excluding certain costs such as those for telecommunication licenses and right-of-use assets (“CAPEX excl. licenses and ROU”).

The following tables present the key financial information for the six and the three-month period ended June 30, 2025:

For the six-month period ended June 30:

	Service revenue				Other revenue		Total revenue
	Mobile*		Fixed
	2025	2024	2025	2024	2025	2024	2025	2024
Kyivstar	508	394	28	25	3	2	539	421
Total	508	394	28	25	3	2	539	421

____________

*        Mobile service revenue includes revenue generated from ride-hailing services in Uklon

	Selling, general and administrative expenses**		Adjusted EBITDA		CAPEX excl. licenses and ROU*
	2025	2024	2025	2024	2025	2024
Kyivstar	183	142	306	232	134	75
Total	183	142	306	232	134	75

____________

*        This includes capital expenditures on property, plant and equipment, net of advances, of US$159 (2024: US$95), intangible assets of US$33 (2024: US$18) after deducting additions in licenses of US$nil (2024: US$nil) and right-of-use assets of US$58 (2024: US$38).

**      Upon adoption of IFRIC agenda decision in July 2024, on the disclosure of revenues and expenses for reportable segments related to application of requirements of IFRS 8, the Company has included Selling, general and administrative expenses by reportable segment, including comparative information.

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

2       SEGMENT INFORMATION (cont.)

For the three-month period ended June 30:

	Service revenue				Other revenue		Total revenue
	Mobile*		Fixed
	2025	2024	2025	2024	2025	2024	2025	2024
Kyivstar	268	220	14	14	2	1	284	235
Total	268	220	14	14	2	1	284	235

____________

*        Mobile service revenue includes revenue generated from ride-hailing services in Uklon

	Selling, general and administrative expenses**		Adjusted EBITDA		CAPEX excl. licenses and ROU*
	2025	2024	2025	2024	2025	2024
Kyivstar	92	73	166	139	83	50
Total	92	73	166	139	83	50

____________

*        This includes capital expenditures on property, plant and equipment, net of advances, of US$73 (2024: US$55), intangible assets of US$25 (2024: US$9) after deducting additions in licenses of US$nil (2024: US$nil) and right-of-use assets of US$15 (2024: US$14).

**      Upon adoption of IFRIC agenda decision in July 2024, on the disclosure of revenues and expenses for reportable segments related to application of requirements of IFRS 8, the Company has included Selling, general and administrative expenses by reportable segment, including comparative information.

The following table provides the reconciliation of Adjusted EBITDA to Profit before tax for the six and three-month periods ended June 30:

	Six-month period		Three-month period
	2025	2024	2025	2024
Total Adjusted EBITDA	306	232	166	139
Adjustments to reconcile Total Adjusted EBITDA to Profit before tax
Depreciation	(66)	(59)	(35)	(28)
Amortization	(29)	(22)	(16)	(10)
Impairment	(4)	(2)	(2)	(1)
Loss on disposal of non-current assets	(1)	—	(1)	—
Finance costs	(39)	(42)	(18)	(21)
Finance income	11	16	4	8
Other non-operating (loss)/gain, net	(4)	1	(3)	—
Net foreign exchange (loss)/gain, net	(13)	10	8	2
Profit before tax	161	134	103	89

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

3       INCOME TAXES

Income tax expense is the total of the current and deferred income taxes. Current income tax is the expected tax expense, payable or receivable on taxable income or loss for the period, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable or receivable in respect of previous years. Deferred income tax is the tax asset or liability resulting from a difference in income recognition between enacted or substantively enacted local tax law and group IFRS accounting.

Income tax expense consisted of the following for the six and three-month periods ended June 30:

	Six-month period		Three-month period
	2025	2024	2025	2024
Current income taxes	(32)	(25)	(18)	(17)
Deferred income taxes	(3)	(1)	(3)	—
Income taxes	(35)	(26)	(21)	(17)
Effective tax rate	21.7%	19.4%	20.4%	19.1%

The difference between the statutory tax rate in the Netherlands (25.8%) and the effective corporate income tax rate for the Group in the six and three-month periods ended June 30, 2025, 21.7% and 20.4% respectively, was primarily driven by a number of non-deductible expenses of US$3, change in deferred tax assets recognition of US$12 and a reversal of $1 in non taxable income.

Global Minimum Tax

The Group is in scope of the enacted Pillar Two legislation and has performed an assessment of the Group’s exposure to Pillar Two income taxes. The assessment of the potential exposure to Pillar Two income taxes is based on the most recent tax filings, country-by-country reporting and financial statements for the constituent entities in the Group. Based on the assessment, the Pillar Two effective tax rates in the majority of jurisdictions in which the Group operates are above 15%.

The Group has applied the IAS 12 exception to recognizing and disclosing information about deferred tax assets and liabilities related to Pillar Two income taxes.

INVESTING ACTIVITIES OF THE GROUP

4       SIGNIFICANT TRANSACTIONS

During the six-month period ended June 30, 2025

Acquisition of Uklon

On March 19, 2025, JSC Kyivstar signed an agreement to acquire Uklon Group, a leading Ukrainian ride-hailing and delivery platform. This strategic acquisition marks Kyivstar’s expansion into a new area of digital consumer services in line with VEON’s digital operator strategy. Kyivstar acquired 97% of Uklon Group shares for a total consideration of US$158 upon the closing of the transaction. The agreement was subject to customary closing conditions and approvals that were obtained on April 2, 2025, the date the acquisition was completed.

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

4       SIGNIFICANT TRANSACTIONS (cont.)

The fair values of identifiable assets and liabilities of Uklon at the date of acquisition were:

April 2, 2025
Non-current assets
Intangible assets	56

Current assets
Trade and other receivables	2
Cash and cash equivalents	12

Non-current liabilities
Deferred tax liability	(8)

Current liabilities
Trade and employee related payables	(5)
Other current liabilities	(3)

Fair value of identifiable net assets	54

Goodwill resulting from acquisition	104

Purchase consideration	158

The following table shows the details of purchase consideration at the acquisition date:

April 2, 2025
Cash paid *	141
Fair value of contingent consideration	15
Put option liability	2
Total consideration	158

____________

*        Total cash consideration consisted of US$129 for the acquisition of 97% of Uklon Group’s shares and a US$12 payment to settle employee awards.

The following table shows the details of cash outflow during the six months ended June 30, 2025:

June 30, 2025
Cash consideration	146
Less: balances acquired
Cash and cash equivalents	(12)
Net outflow of cash – investing activities	134

Contingent consideration of US$11 was recognized at the acquisition date at fair value with US$2 being paid subsequent to the reporting period. US$9 is payable upon fulfillment of certain conditions under the SPA. The possible outcomes range from US$nil to US$9, with management assessing full payment as highly probable.

Employees bonuses contingent consideration liability related to the portion attributable to pre-acquisition service, recognized at the acquisition date at fair value, resulted from the replacement of share-based payment rewards with new bonuses liability that is payable upon fulfillment of certain conditions under the SPA. The possible outcomes range from US$nil to US$4, with management assessing full payment as highly probable.

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

4       SIGNIFICANT TRANSACTIONS (cont.)

As part of the agreement, Kyivstar entered into a symmetrical put and call option agreement for the remaining 3% interest in Uklon. The put and call options may be exercised from April 2, 2028 through April 2, 2035. As a result, on the acquisition date, VEON determined that it had a present ownership interest in the remaining 3% interest in Uklon and has accounted for the call and put option as part of the consideration transferred and therefore, no non-controlling interest was recognized. Accordingly, the option has been recorded as a financial liability at the present value of the amounts payable on exercise with subsequent changes recognized in condensed consolidated income statement.

The fair value of the customer base was determined to be US$32 with an estimated useful life of 10 years. The fair value of the customer base was determined using the multi-period excess earnings. The multi-period excess earnings approach involves forecasting the net earnings expected to be generated by the asset, reducing them by appropriate returns on contributory assets, and then discounting the resulting net cash flows to a present value using an appropriate discount rate.

The fair value of the trademark was determined to be US$17 with an estimated useful life of 10 years. The fair value of the trademark was determined using the relief-from-royalty method under the income approach. This involves forecasting avoided royalties, reducing them by taxes and discounting the resulting net cash flows to a present value using an appropriate discount rate.

The fair value of the developed technology intangible asset was determined to be US$7 with an estimated useful life of 3 years. The fair value of the developed technology was determined using the replacement cost approach. In the replacement cost approach, the fair value of an asset is based on the cost of a market participant to reconstruct a substitute asset of comparable utility, adjusted for any obsolescence.

The fair value of acquired trade and other receivables is US$2, which is very close to gross contractual amount, as a loss allowance is insignificant.

The significant goodwill recognized from the acquisition of Uklon can be attributed to several factors, including Uklon’s strong brand value and established customer relationships, which enhance Kyivstar’s market position. Additionally, the integration of Uklon’s services is expected to create operational synergies, leading to cost savings and improved service offerings. The acquisition also allows for market expansion and increased subscriber growth potential, while Uklon’s technological expertise contributes to innovative capabilities. Overall, the goodwill reflects the anticipated future economic benefits arising from these elements. The goodwill will not be deductible for tax purposes.

There were no transactions recognized separately from the acquisition of assets and assumption of liabilities in the business combination.

From the date of acquisition, Uklon contributed US$22 of revenue and US$6 profit before tax to VEON. If the acquisition had taken place at the beginning of the year, the contribution to revenue would have been US$41 and contribution to the profit before tax for VEON would have been US$10. These amounts have been calculated using Uklon’s results and adjusting them for:

•        differences in the accounting policies between VEON and Uklon, and

•        additional amortization that would have been charged on the assumption that the fair value adjustments to intangible assets had applied from January 1, 2025, together with their consequential tax effects.

Acquisition-related costs of US$0.5 are included in selling, general and administrative expenses in the interim condensed combined income statement, and in operating cash flows in the interim condensed combined statement of cash flows.

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

4       SIGNIFICANT TRANSACTIONS (cont.)

The accounting for the purchase of Uklon is provisional as the valuation of certain intangible and long-term assets, accounts payable, other assets and liabilities, and residual goodwill related to this acquisition is not complete. The fair values assigned to tangible and intangible assets acquired and liabilities assumed are preliminary based on management’s estimates and assumptions and may be subject to change as additional information is obtained within the measurement period (not to exceed 12 months from the acquisition date ending April 2, 2026).

There were no further significant transactions during the six-month and the three-month period ended June 30, 2025, other than disclosed above and in Note 1.

5       PROPERTY AND EQUIPMENT

The following table summarizes the movement in the net book value of property and equipment for the six-month period ended June 30:

	2025	2024
Balance as of January 1	624	597

Acquisitions	1	—
Additions	187	95
Depreciation	(66)	(59)
Impairment	(4)	(2)
Translation adjustment	6	(40)
Transfers and reclassifications	—	(5)
Disposals and write-off	(2)	(1)
Balance as of June 30	746	585

6       INTANGIBLE ASSETS

The following table summarizes the movement in the net book value of intangible assets, including goodwill for the six-month period ended June 30:

	2025	2024
Balance as of January 1	297	272

Acquisitions*	160	—
Additions	34	18
Transfer and reclassification	2	3
Amortization	(29)	(22)
Translation adjustment	5	(17)
Balance as of June 30	469	254

____________

*        This includes intangible assets acquired as part of Uklon acquisition consisting of goodwill (US$104), customer relationships (US$32), brand and trademarks (US$17) and software (US$7).

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

6       INTANGIBLE ASSETS (cont.)

Goodwill

Included within total intangible asset movements for the six-month period ended June 30, 2025, as shown above, are the following movements in goodwill:

	2025	2024
Balance as of January 1	14	14
Acquisitions	104	—
Balance as of June 30	118	14

Impairment losses

The Company did not identify any indicators of impairment during the six-month periods ended June 30, 2025, and 2024. Accordingly, no impairment losses were recognized during these periods.

FINANCING ACTIVITIES OF THE GROUP

7       INVESTMENTS, DEBT AND DERIVATIVES

The Company holds the following investments and derivative assets:

	June 30, 2025	December 31, 2024
At fair value
Other financial assets – VEON Ltd. shares	—	8
	—	8

At amortized cost
Loan receivable from VEON Amsterdam B.V.	41	363

Investments and derivatives	94	94
Security deposits and cash collateral	87	64
Other investments	7	30

At fair value

Other financial assets — VEON Ltd. shares as of December 31, 2024 of US$8, represented 5,024,175 ordinary shares of VEON Ltd. (the ultimate Parent of the Group) measured at fair value through other comprehensive income.

During the six-month period ended June 30, 2025, the Company further purchased 12,346,225 ordinary shares of VEON Ltd. for US$22. The financial asset was measured at fair value, impacting other comprehensive income by US$2. All VEON Ltd. ordinary shares held by VEON Holdings were transferred to VEON Amsterdam B.V. in March 2025 at fair value (US$32) resulting in a receivable from VEON Amsterdam B.V. Subsequently, these receivables from VEON Amsterdam B.V. were utilized in the repayment of bonds.

At amortized cost

Loan receivable from VEON Amsterdam reflects a related party loan receivable to cover potential future repayments of Bonds mentioned in this section below.

Security deposits and cash collateral consisted of funds held in the account of a clearing company outside Ukraine acting as an intermediary between Kyivstar and roaming partners, amounting to US$87 (2024: US$64).

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

7       INVESTMENTS, DEBT AND DERIVATIVES (cont.)

Other investments at amortized cost predominantly include interest free financial aid provided by Uklon Group to former shareholders in the amount of US$6 (2024: US$0). As of December 31, 2024 other investments at amortized cost predominantly include sovereign Ukrainian bonds held by Kyivstar, US$30 denominated in US$. The average yield to maturity of the sovereign Ukrainian bonds was 1.59% in 2025 (2024: 2.79%).

The Company holds the following debt and derivative liabilities:

	June 30, 2025	December 31, 2024
At discounted redemption amount
Put option liability	3	9
Total at discounted redemption amount	3	9

At amortized cost
Bonds	38	585
Interest accrued on Bonds	3	6
Lease liabilities	339	294
Other financial liabilities	30	—
Total at amortized cost	410	885

Total debt and derivatives	413	894
Non-current	265	225
Current	148	669

At discounted redemption amount

Put option liability represents Helsi put option liability amounting to US$1 (2024: US$9) and Uklon put option liability amounting to US$2 (2024: US$nil), both measured at the discounted redemption amount.

At amortized cost

During the quarter, VEON Holdings repaid all of its 4.0% April 2025 U.S. Dollar denominated New Notes (US$472) and 6.3% June 2025 Russian Ruble denominated New Notes (US$100 (RUB7,840)), on April 9, 2025 and June 18, 2025, respectively.

As of June 30, 2025, Bonds represent the principal amounts outstanding for April 2025 Old Notes (US$23) and June 2025 Old Notes (US$15 (RUB1,200)) which were not exchanged for New Notes prior to their respective maturity dates. Upon tender from Old noteholders, it is the Company’s intention to exchange the Old Notes, including accrued interest, of eligible noteholders against a cash settlement. Eligibility is based on successful completion of a sanctions check procedure. An indemnity agreement between VEON Holdings and VEON Amsterdam is in place which is to see VEON Holdings made whole for any external payments to eligible noteholders.

The lease liabilities are primarily (approximately 70%) related to the sale of the passive infrastructure of sites to the entity under common control and lease back places on those sites.

Other financial liabilities primarily include contingent consideration payable for Uklon Group acquisition of US$13 (refer to Note 4 for further details), long term financial liability for license for the Digital Business Support System of US$12 and long-term financial interest free loan of US$5 received from UTC, a related party, with maturity on May 30, 2027.

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

7       INVESTMENTS, DEBT AND DERIVATIVES (cont.)

Significant changes in financial assets and financial liabilities

There were no significant changes in financial assets and financial liabilities during six-month period ended June 30, 2025 and 2024, except as discussed below.

Financing activities during the six-month period ended June 30, 2025

Except for the bond repayment transactions disclosed above, there were no further significant financing activities during the six-month period ended June 30, 2025, except as disclosed above in this section.

Financing activities during the six-month period ended June 30, 2024

There were no significant financing activities during the six-month period ended June 30, 2024.

8       CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted of the following items:

	June 30, 2025	December 31, 2024
Cash and cash equivalents at banks and on hand	288	479
Cash equivalents with original maturity of less than three months	170	195
Cash and cash equivalents, as presented in the combined statement of cash flows	458	674

Cash at banks held by Kyivstar amounting to US$280 (2024: US$234) earns interest based on bank deposit rates. Short-term deposits are made for varying periods between one day and three months, depending on immediate cash requirements and earn interest at the respective short-term deposit rates.

Additionally, cash at banks held by VEON Holdings amounts to US$8 (2024: US$245). The decrease in cash and cash equivalents at banks and on hand is primarily due to repayment of bonds (as disclosed in Note 7).

Cash and cash equivalents with original maturity of less than three months amounting to US$170 (2024: US$195) comprise short-term deposits and sovereign Ukrainian bonds held by Kyivstar.

The imposition of currency exchange controls or other similar restrictions on currency convertibility in Ukraine could limit the Group’s ability to convert local currencies or repatriate local cash in a timely manner or at all, as well as remit dividends.

9       DIVIDENDS AND CAPITAL DISTRIBUTIONS

There were no dividends paid or capital distributions paid during the six-month period ended June 30, 2025 and June 30, 2024, respectively.

ADDITIONAL INFORMATION

10     RELATED PARTIES

The immediate parent and the ultimate controlling shareholder of the Company is VEON Amsterdam B.V. and VEON Ltd., respectively.

Related parties, as defined by IAS 24, are natural persons or companies that can be influenced by VEON Holdings, that can exert an influence on VEON Holdings or that are under the influence of another related party of VEON Holdings. Transactions with related parties were conducted at arm’s length.

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

10     RELATED PARTIES (cont.)

The following table provides the total amount of transactions that have been entered into with related parties and their affiliates for the six-month period ended June 30:

	2025		2024
	Ultimate and Immediate parent	Entities under common control	Ultimate and Immediate parent	Entities under common control
Cost of materials, traffic charges and other direct costs	—	(7)	—	(5)
Finance costs	(1)	(30)	—	(18)
Depreciation charge of right-of-use asset	—	(25)	—	(14)
Other operating income	—	1	—	—
Other operating expenses	(22)	—	(2)	(2)
Finance income	8	—	10	—
Total	(15)	(61)	8	(39)

The following table provides the total amount of transactions that have been entered into with related parties and their affiliates for the three-month period ended June 30:

	2025		2024
	Ultimate and Immediate parent	Entities under common control	Ultimate and Immediate parent	Entities under common control
Cost of materials, traffic charges and other direct costs	—	(5)	—	(3)
Finance costs	—	(20)	—	(9)
Depreciation charge of right-of-use asset	—	(17)	—	(7)
Other operating income	—	1	—	—
Other operating expenses	(13)	—	(2)	(1)
Finance income	3	—	5	—
Total	(10)	(41)	3	(20)

The following table provides the total balance of accounts with related parties and their affiliates at the end of the relevant period:

	June 30, 2025		December 31, 2024
	Ultimate and Immediate parent	Entities under common control	Ultimate and Immediate parent	Entities under common control
Right-of-use assets – LLC “Ukraine Tower Company”	—	195	—	169
Financial assets – VEON Amsterdam B.V.	41	—	363	—
Financial assets – VEON Ltd.	—	—	8	—
	41	195	371	169

Trade and other payables – LLC “Ukraine Tower Company”	—	(7)	—	(6)
Trade and other payables – VEON Ltd.	(15)	—	(8)	—
Lease liabilities – LLC “Ukraine Tower Company”	—	(226)	—	(195)
Financial liabilities payable to LLC “Ukraine Tower Company”	—	(5)	—	—
Other current liabilities – VEON Ltd.	(25)	—	—	—
	(40)	(238)	(8)	(201)

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

11     RISKS, COMMITMENTS, CONTINGENCIES AND UNCERTAINTIES

Other than disclosed below and elsewhere in these interim condensed combined financial statements, there were no material changes to risks, commitments, contingencies and uncertainties that occurred during the six-month period ended June 30, 2025.

12     EVENTS AFTER THE REPORTING PERIOD

On August 14, 2025, VEON closed the previously announced business combination agreement between Kyivstar Group Ltd. and Cohen Circle (the “Closing”). In connection with the business combination agreement, Kyivstar Group Ltd. acquired all of the issued and outstanding shares of VEON Holdings B.V. from VEON Amsterdam B.V. in exchange for 206,942,440 newly issued Kyivstar Group Ltd. Common Shares and a Seller Loan Note in the amount of US$178.4 million.

Following the Closing, on August 15, 2025, Kyivstar Group Ltd.’s Common Shares and Warrants commenced trading on the Nasdaq Stock Market under the symbols “KYIV” and “KYIVW”, respectively. VEON Amsterdam holds an 89.6% stake in Kyivstar Group Ltd.

13     NEW STANDARDS, INTERPRETATIONS AND AMENDMENTS ADOPTED BY THE GROUP

The accounting policies adopted in the preparation of these unaudited interim condensed combined financial statements are consistent with those followed in the preparation of the Group’s audited annual combined financial statements as of and for the year ended December 31, 2024.

Certain new and amended standards became effective as of January 1, 2025, which did not have a material impact on the Group’s condensed combined interim financial statements. The Group has not early adopted any standards, interpretations or amendments that have been issued but have not yet become effective.

Amsterdam, September 5, 2025
VEON Holdings B.V.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Kyivstar Group Ltd.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statement of financial position of Kyivstar Group Ltd. (the “Company”), as of March 31, 2025, the related consolidated statement of changes in equity for the period from March 7, 2025 (inception) to March 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2025, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has no revenue, its business plan is dependent on the completion of a business combination transaction and the Company’s current liquidity position as of March 31, 2025 is not sufficient to complete its planned activities for the upcoming twelve-month period. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion on the Consolidated Financial Statements

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2025.

Melville, New York
April 17, 2025, except for Note 5, as to which the date is July 9, 2025

Kyivstar Group Ltd.
CONSOLIDATED STATEMENT OF FINANCIAL POSITION

as of March 31

(In U.S. dollars)	Note	2025
Assets
Other current assets – related parties	3	0.10
Total assets		0.10

Equity
Issued capital	4	0.10
Total equity		0.10

Liabilities		—
Total equity and liabilities		0.10

The accompanying notes are an integral part of these consolidated financial statements.

Kyivstar Group Ltd.
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

For the period from March 7, 2025 (inception) to March 31, 2025:

(In U.S. dollars, unless otherwise stated)	Note	No. of shares	Issued share capital	Total
Balance as of March 7, 2025 (inception)		—	—	—
Issuance of common shares	4	100	0.10	0.10
Balance as of March 31, 2025		100	0.10	0.10

The accompanying notes are an integral part of these consolidated financial statements.

Kyivstar Group Ltd.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FROM MARCH 7, 2025 (inception) to MARCH 31, 2025

1)      GENERAL INFORMATION OF THE COMPANY

Kyivstar Group Ltd. (the “Company”), an exempted company limited by shares, was incorporated, under the laws of Bermuda with registration number 202504557, in Bermuda on March 7, 2025. The registered office of the Company is Victoria Place, 31 Victoria Street, Hamilton, HM10, Bermuda. The principal place of business is located at Index Towers (East Tower), Unit 1703, Dubai (DIFC), United Arab Emirates.

The Company was formed for the purpose of becoming the ultimate parent company following the transactions contemplated in the business combination agreement, dated March 18, 2025 (the “Business Combination Agreement” or the “BCA”) by and among the Company, Cohen Circle Acquisition Corp. I (“CC”), a special purpose acquisition company, VEON Amsterdam B.V., VEON Holdings B.V., and Varna Merger Sub Corp.

The Company maintains one direct wholly owned subsidiary, Varna Merger Sub Corp. (“Merger Sub”), an exempted company incorporated with limited liability in the Cayman Islands. Merger Sub was incorporated on March 13, 2025 to facilitate the consummation of the transactions contemplated in the Business Combination Agreement. As of March 31, 2025, Merger Sub had no assets, liabilities, or operations.

In connection with the Business Combination Agreement, the Company will acquire all of the issued and outstanding shares of VEON Holdings B.V. from VEON Amsterdam B.V. (the “Sale”), and Merger Sub will merge with and into CC (the “Merger”). CC will be the surviving corporation of the Merger and become a wholly owned subsidiary of the Company. Following the consummation of the Sale, the Merger and the other transactions contemplated by the BCA (the “Transactions”), the Company will be a publicly-traded corporation. However, the consummation of the transactions contemplated by the Business Combination Agreement are subject to numerous conditions, and there can be no assurances that such conditions will be satisfied.

The consolidated financial statements were authorized by the management for issuance on April 17, 2025, except for Note 5, which was authorized on July 9, 2025. The Company has the ability to amend and reissue the consolidated financial statements.

2)      ACCOUNTING POLICIES USED FOR THE CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PREPARATION

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, effective at the time of preparing these consolidated financial statements. These consolidated financial statements are prepared on historical cost basis.

Separate statements of operations and cash flows have not been presented in the consolidated financial statements because there have been no operating activities in the Company during the period March 7, 2025 (inception) through March 31, 2025.

The consolidated financial statements are prepared in US$, which is the currency of the primary economic environment in which the Company operates (the functional currency).

GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. However, the Company has no revenue, its business plan is dependent on the completion of the Transactions and the Company’s current liquidity position is not sufficient to complete its planned activities for the upcoming twelve-month period. These conditions raise substantial doubt about the Company’s ability to continue as a going concern specifically if the Transactions are not successful, in which case the Company will have no future operating activities or execution plans.

Kyivstar Group Ltd.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FROM MARCH 7, 2025 (inception) to MARCH 31, 2025

2)      ACCOUNTING POLICIES USED FOR THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

As of April 17, 2025, Management has taken steps toward completion of the Transactions including the signing of the BCA and adhering to all the other regulatory requirements enabling the steps towards completion of the Transactions.

JUDGEMENTS AND ESTIMATES

The preparation of the consolidated financial statements in conformity with the relevant rules requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Company’s accounting policies.

There were no significant estimates for the period from March 7, 2025 (inception) through March 31, 2025.

TRANSACTION COSTS IN AN OFFERING OF EQUITY SECURITIES

In the event of an offering of equity securities, incremental costs that otherwise would not have been incurred are deferred and capitalized in the consolidated statement of financial position as a financial asset at amortized cost instead of expensed as incurred. When cash is received from investors as part of the offering, such deferred incremental costs are derecognized and deducted from equity.

OTHER FINANCIAL ASSETS AND FINANCIAL LIABILITIES

A financial asset or financial liability is included in the consolidated statement of financial position when the entity becomes a party to the contractual terms of the instrument. Other financial liabilities and other financial assets, including liabilities to and receivables from related parties, are valued at amortized cost. A financial asset is removed from the consolidated statement of financial position when the contractual right to cash flow from the asset has ceased or been settled. The same applies where the risks and benefits associated with the holding are essentially transferred to another party and the entity no longer has control over the financial asset. A financial liability is derecognized when the agreed obligation has been fulfilled or ceased.

NEW STANDARDS AND INTERPRETATIONS

Adopted in 2025

No new or amended standards or interpretations have been adopted in 2025. The Company has not early adopted any standards, interpretations or amendments that have been issued but have not yet become effective.

Not yet adopted

Certain new accounting standards and interpretations have been published that are not mandatory for this reporting period and have not been early adopted by the Company. These standards are not expected to have a material impact on these consolidated financial statements in current or future reporting periods or on foreseeable future transactions.

3)      RELATED PARTY TRANSACTIONS

During the period ending March 31, 2025, the Company had transactions with its parent entity, VEON Amsterdam B.V., representing issuance of share capital (refer Note 4).

There were no other related party transactions entered into during the period March 7, 2025 (inception) through March 31, 2025.

Kyivstar Group Ltd.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FROM MARCH 7, 2025 (inception) to MARCH 31, 2025

4)      ISSUED CAPITAL

The Company was incorporated on March 7, 2025 (inception) and issued 100 common shares, par value US$0.001 per share, to VEON Amsterdam B.V. As of March 31, 2025, the Company’s authorized share capital consists of US$2,000,000, divided into 2,000,000,000 common shares, par value US$0.001 per share. As of March 31, 2025, the total issued capital was 100 common shares. Upon consummation of the Transactions, the authorized but unissued share capital will be allocated pursuant to the terms of the Business Combination Agreement.

Each common share maintains one voting right. The entire amount of the Company’s equity is currently held by VEON Amsterdam B.V. and recorded as Other current assets — related parties.

5)      SUBSEQUENT EVENTS

On June 13, 2025, the Company amended the composition of its authorized share capital by increasing the par value of its common shares from US$0.001 to US$0.01 per share. The change in par value of common shares resulted in the reduction of the number of common shares authorized for issuance from 2,000,000,000 to 200,000,000 and total issued capital from 100 to 10 common shares.On July 8, 2025, the Company increased its authorized share capital by US$654,300 to US$2,654,300. Immediately following the share capital increase, the Company’s authorized share capital consists of US$2,654,300, divided into 265,430,000 common shares, par value US$0.01 per share.

Kyivstar Group Ltd.

July 9, 2025

Kyivstar Group Ltd.
INTERIM CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

as of June 30

(In U.S. dollars)	Note	2025
Assets
Other current assets – related parties	3	0.10
Total assets		0.10

Equity
Issued capital	4	0.10
Total equity		0.10

Liabilities		—
Total equity and liabilities		0.10

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Kyivstar Group Ltd.
INTERIM CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

For the period from March 7, 2025 (inception) to June 30, 2025:

(In U.S. dollars, unless otherwise stated)	Note	No. of shares	Issued share capital	Total
Balance as of March 7, 2025 (inception)		—	—	—
Issuance of common shares*	4	10	0.10	0.10
Balance as of June 30, 2025		10	0.10	0.10

____________

*        As disclosed in Note 4, 10:1 reverse share split was applied retrospectively.

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Kyivstar Group Ltd.
NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FROM MARCH 7, 2025 (inception) to JUNE 30, 2025

1)      GENERAL INFORMATION OF THE COMPANY

Kyivstar Group Ltd. (the “Company”), an exempted company limited by shares, was incorporated under the laws of Bermuda with registration number 202504557, in Bermuda on March 7, 2025. The registered office of the Company is Victoria Place, 31 Victoria Street, Hamilton, HM10, Bermuda. The principal place of business is located at Index Towers (East Tower), Unit 1703, Dubai (DIFC), United Arab Emirates.

The Company was formed for the purpose of becoming the ultimate parent company following the transactions contemplated in the business combination agreement, dated March 18, 2025 (the “Business Combination Agreement” or the “BCA”) by and among the Company, Cohen Circle Acquisition Corp. I (“CC” or “Cohen Circle”), a special purpose acquisition company, VEON Amsterdam B.V., VEON Holdings B.V., and Varna Merger Sub Corp.

The Company maintains one direct wholly owned subsidiary, Varna Merger Sub Corp. (“Merger Sub”), an exempted company incorporated with limited liability in the Cayman Islands. Merger Sub was incorporated on March 13, 2025 to facilitate the consummation of the transactions contemplated in the Business Combination Agreement. As of June 30, 2025, Merger Sub had no assets, liabilities, or operations.

In connection with the Business Combination Agreement, the Company will acquire all of the issued and outstanding shares of VEON Holdings B.V. from VEON Amsterdam B.V. (the “Sale”), and Merger Sub will merge with and into CC (the “Merger”). CC will be the surviving corporation of the Merger and become a wholly owned subsidiary of the Company. Following the consummation of the Sale, the Merger and the other transactions contemplated by the BCA (the “Transactions”), the Company will be a publicly-traded corporation. The consummation of the Transactions contemplated by the Business Combination Agreement was completed on August 14, 2025. Refer to Note 5.

APPOINTMENT OF CHIEF FINANCIAL OFFICER

With effect from June 1, 2025, Boris Dolgushin was appointed as Chief Financial Officer of the Company.

The interim condensed consolidated financial statements were authorized by the management for issuance on September 5, 2025. The Company has the ability to amend and reissue the consolidated financial statements.

2)      ACCOUNTING POLICIES USED FOR THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PREPARATION

These interim condensed consolidated financial statements have been prepared in accordance with International Accounting Standards (“IAS”) 34 Interim Financial Reporting as issued by the International Accounting Standards Board, effective at the time of preparing the interim condensed consolidated financial statements. These interim condensed consolidated financial statements are prepared on historical cost basis.

Separate statements of operations and cash flows have not been presented in the interim condensed consolidated financial statements because there have been no operating activities in the Company during the period March 7, 2025 (inception) through June 30, 2025.

The interim condensed consolidated financial statements are prepared in US$, which is the currency of the primary economic environment in which the Company operates (the functional currency).

GOING CONCERN

The accompanying interim condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. As of September 5, 2025, Management has successfully completed the Transactions contemplated by the Business Combination Agreement and improved the Company’s current liquidity position and outlook. However, the ongoing war in Ukraine is having, and will continue to have, an impact on its business, financial condition, results of operations, cash flows and business prospects. Due to the unknown duration and extent of the

Kyivstar Group Ltd.
NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FROM MARCH 7, 2025 (inception) to JUNE 30, 2025

2)      ACCOUNTING POLICIES USED FOR THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)

ongoing war in Ukraine and the uncertainty of further sanctions in response to the ongoing war that may be imposed, there are material uncertainties related to events or conditions that may raise substantial doubt about the Company’s ability to continue as a going concern.

The Company has determined that the aforementioned conditions and events, considered in the aggregate, may raise substantial doubt about the Company’s ability to continue as a going concern for at least 12 months after the date these interim condensed consolidated financial statements were authorized for issuance. Management expects the actions it has taken or will take will mitigate the risk associated with the identified events and conditions. However, given the uncertainty and exogenous nature of the ongoing war and potential future imposed sanctions as well as potential new counter-sanctions, management concluded that a material uncertainty remains related to events or conditions that may raise substantial significant doubt on the Company’s ability to continue as a going concern, such that it may be unable to realize its assets and discharge its liabilities in the normal course of business.

JUDGEMENTS AND ESTIMATES

The preparation of the interim condensed consolidated financial statements in conformity with the relevant rules requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Company’s accounting policies.

There were no significant estimates for the period from March 7, 2025 (inception) through June 30, 2025.

TRANSACTION COSTS IN AN OFFERING OF EQUITY SECURITIES

In the event of an offering of equity securities, incremental costs that otherwise would not have been incurred are deferred and capitalized in the consolidated statement of financial position as a financial asset at amortized cost instead of expensed as incurred. When cash is received from investors as part of the offering, such deferred incremental costs are derecognized and deducted from equity.

OTHER FINANCIAL ASSETS AND FINANCIAL LIABILITIES

A financial asset or financial liability is included in the interim condensed consolidated statement of financial position when the entity becomes a party to the contractual terms of the instrument. Other financial liabilities and other financial assets, including liabilities to and receivables from related parties, are valued at amortized cost. A financial asset is removed from the consolidated statement of financial position when the contractual right to cash flow from the asset has ceased or been settled. The same applies where the risks and benefits associated with the holding are essentially transferred to another party and the entity no longer has control over the financial asset. A financial liability is derecognized when the agreed obligation has been fulfilled or ceased.

NEW STANDARDS AND INTERPRETATIONS

Adopted in 2025

No new or amended standards or interpretations have been adopted in 2025. The Company has not early adopted any standards, interpretations or amendments that have been issued but have not yet become effective.

Not yet adopted

Certain new accounting standards and interpretations have been published that are not mandatory for this reporting period and have not been early adopted by the Company. These standards are not expected to have a material impact on these interim condensed consolidated financial statements in current or future reporting periods or on foreseeable future transactions.

Kyivstar Group Ltd.
NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FROM MARCH 7, 2025 (inception) to JUNE 30, 2025

3)      RELATED PARTY TRANSACTIONS

During the period ending June 30, 2025, the Company had transactions with its parent entity, VEON Amsterdam B.V., representing issuance of share capital (refer Note 4). There were no other related party transactions entered into during the period March 7, 2025 (inception) through June 30, 2025.

4)      ISSUED CAPITAL

The Company was incorporated on March 7, 2025 (inception) and issued 100 common shares, par value US$0.001 per share, to VEON Amsterdam B.V. As of March 31, 2025, the Company’s authorized share capital consists of US$2,000,000, divided into 2,000,000,000 common shares, par value US$0.001 per share. On June 13, 2025, the Company amended the composition of its authorized share capital by increasing the par value of its common shares from US$0.001 to US$0.01 per share. The change in par value of common shares resulted in the reduction of the number of common shares authorized for issuance from 2,000,000,000 to 200,000,000 and total issued capital from 100 to 10 common shares.

As of June 30, 2025, the total issued capital was 10 common shares. Upon consummation of the Transactions, the authorized but unissued share capital will be allocated pursuant to the terms of the Business Combination Agreement.

Each common share maintains one voting right. The entire amount of the Company’s equity is currently held by VEON Amsterdam B.V. and recorded as Other current assets — related parties.

5)      SUBSEQUENT EVENTS

Share capital

On July 8, 2025, the Company increased its authorized share capital by US$654,300 to US$2,654,300. Immediately following the share capital increase, the Company’s authorized share capital consists of US$2,654,300, divided into 265,430,000 common shares, par value US$0.01 per share.

Completion of Business Combination Agreement

On July 10, 2025, VEON and Cohen Circle announced the execution of non-redemption agreements (“NRAs”), totaling approximately US$52.5 million with accredited institutional investors, securing the minimum US$50 million cash condition for the proposed business combination of the Company and Cohen Circle.

On August 12, 2025, the shareholders of CC voted to approve and adopt the Business Combination Agreement and to approve and authorize CC to merge with Merger Sub. In connection with the vote to approve the Business Combination Agreement and the Merger, holders of 5,847,015 shares of CC Class A Ordinary Shares exercised their right to redeem their shares for cash at a redemption price of approximately US$10.40 per share, for a total aggregate redemption amount of US$60.8 million.

On August 14, 2025, the Company consummated the Business Combination Agreement (the “Closing”). In connection with the Business Combination Agreement, the Company acquired all of the issued and outstanding shares of VEON Holdings B.V. from VEON Amsterdam B.V. in exchange for 206,942,440 newly issued Kyivstar Group Ltd. Common Shares and a Seller Loan Note in the amount of US$178.4 million. Further, on August 14, 2025, Merger Sub merged with and into CC with CC being the surviving corporation of the Merger and becoming a wholly owned subsidiary of the Company. The Company effectively acquired CC’s Net Assets of approximately US$162 million, consisting predominantly of US$178.4 million in cash via the Merger.

At the Closing, each share of CC Class A Ordinary Shares issued and outstanding immediately prior to the Closing was automatically surrendered and exchanged for 23,163,338 newly issued Kyivstar Group Ltd. Common Shares. Further, 757,745 of the Company’s Common Shares were, pursuant to the NRAs, issued to certain holders of Cohen Circle Class A Ordinary Shares who were parties to the NRAs in consideration of such holders agreeing (i) to vote their Cohen Circle Class A Ordinary Shares in favor of the Transactions and (ii) not to redeem such Cohen Circle Class A Ordinary Shares.

Kyivstar Group Ltd.
NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FROM MARCH 7, 2025 (inception) to JUNE 30, 2025

5)      SUBSEQUENT EVENTS (cont.)

At the Closing, each of the 7,666,638 issued and outstanding CC Public Warrant was automatically surrendered and exchanged for 7,666,638 Kyivstar Group Warrants.

Following the Closing, on August 15, 2025, the Company’s Common Shares and Warrants commenced trading on the Nasdaq Stock Market under the symbols “KYIV” and “KYIVW”, respectively, with VEON Amsterdam B.V. holding 89.6% of the outstanding shares.

Appointment of management and board

On August 14, 2025, the Company appointed Kaan Terzioğlu as Executive Chairman and Director, and Oleksandr Komarov as President. The Company also appointed Serdar Çetin, Betsy Z. Cohen, Augie K. Fabela II, Rt Hon Sir Brandon Lewis CBE, Burak Ozer, Duncan Perry, Michael R. Pompeo, Dmytro Shymkiv and Michiel Soeting as the directors of the Company.

Kyivstar Group Ltd.

September 5, 2025

Kyivstar Group Ltd.
INTERIM CONDENSED CONSOLIDATED INCOME STATEMENT

for the nine and three-month periods ended September 30:

(In millions of U.S. dollars except nominal value and per share data)		Nine-month period		Three-month period
	Note	2025	2024	2025	2024
Revenue	2	836	669	297	248

Service costs		(81)	(74)	(30)	(27)
Selling, general and administrative expenses		(279)	(221)	(96)	(79)
Depreciation		(102)	(89)	(37)	(30)
Amortization		(46)	(34)	(17)	(12)
Impairment		(6)	(2)	(3)	—
Loss on disposal of non-current assets		(1)	(1)	—	(1)
Listing expense	4	(162)	—	(162)	—
Other operating income		1	—	—	—

Operating profit/(loss)		160	248	(48)	99

Finance costs		(57)	(62)	(18)	(20)
Finance income		13	26	2	10
Other non-operating (loss)/gain, net		(8)	—	(6)	(1)
Net foreign exchange (loss)/gain, net		(21)	24	(1)	14
Profit/(loss) before tax		87	236	(71)	102

Income tax expense	3	(53)	(46)	(18)	(20)

Profit/(loss) for the period		34	190	(89)	82

Basic and diluted earnings/(loss) per share		$0.16	$0.92	$(0.41)	$0.40
Weighted average shares outstanding:
Basic and diluted	10	211,075,863	206,942,440	219,297,286	206,942,440

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Kyivstar Group Ltd.
INTERIM CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

for the nine and three-month periods ended September 30:

		Nine-month period		Three-month period
(In millions of U.S. dollars)	Note	2025	2024	2025	2024
Profit/(Loss) for the period		34	190	(89)	82
Items that may be reclassified to profit or loss
Foreign currency translation		20	(72)	9	(16)
Fair value re-measurement of financial instruments	7	2	—	—	—
Other		2	8	—	8
Other comprehensive income/(loss), net of tax		24	(64)	9	(8)
Total comprehensive income/(loss), net of tax		58	126	(80)	74

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Kyivstar Group Ltd.
INTERIM CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

as of:

(In millions of U.S. dollars)	Note	September 30, 2025	December 31, 2024*
Assets
Non-current assets
Property and equipment	5	803	624
Intangible assets, excluding goodwill	6	351	283
Goodwill	6	124	14
Investments and derivatives		2	—
Other assets		65	80
Total non-current assets		1,345	1,001

Current assets
Inventories		2	3
Trade and other receivables		37	40
Receivables from related parties	7,11	48	363
Other financial assets	7	—	8
Investments and derivatives	7	102	94
Other assets		27	26
Cash and cash equivalents	8	472	674
Total current assets		688	1,208

Total assets		2,033	2,209

Equity and liabilities
Equity
Equity attributable to equity owners of the parent		1,236	1,080
Total equity		1,236	1,080

Non-current liabilities
Debt and derivatives	7	275	225
Provisions		6	4
Deferred tax liabilities		18	6
Other liabilities		7	7
Total non-current liabilities		306	242

Current liabilities
Trade and other payables		137	132
Debt and derivatives	7,11	227	669
Provisions		8	6
Current income tax payables		18	23
Other liabilities		101	57
Total current liabilities		491	887

Total equity and liabilities		2,033	2,209

____________

*        prior period comparatives have been reclassified to conform with the current period presentation

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Kyivstar Group Ltd.
INTERIM CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

for the nine-month period ended September 30:

		Attributable to equity owners of the parent
(In millions of U.S. dollars except nominal value and per share data)	Note	Number of shares outstanding	Net investment attributable to owners of the parent	Issued capital	Capital Surplus	Other capital reserves	Retained earnings	Foreign currency translation	Total equity
As of January 1, 2025		—	3,160	—	—	—	—	(2,080)	1,080
Retroactive effect of Capital Reorganization		206,942,440	(3,160)	2	2,143	4	1,011	—	—
As of January 1, 2025, recasted		206,942,440	—	2	2,143	4	1,011	(2,080)	1,080
Profit for the period		—	—	—	—	—	34	—	34
Other comprehensive income		—	—	—	—	4	—	20	24
Total comprehensive income		—	—	—	—	4	34	20	58
Non-cash distribution, net	4	—	—	—	—	—	(170)	—	(170)
SPAC Merger, net of transaction costs	4	23,921,083	—	—	257	11	—	—	268
Warrants exercised	7	1	—	—	—	—	—	—	—
As of September 30, 2025		230,863,524	—	2	2,400	19	875	(2,060)	1,236

for the three-month period ended September 30, 2025:

		Attributable to equity owners of the parent
(In millions of U.S. dollars except nominal value and per share data)	Note	Number of shares outstanding	Net investment attributable to owners of the parent	Issued capital	Capital Surplus	Other capital reserves	Retained earnings	Foreign currency translation	Total equity
As of July 1, 2025		—	3,290	—	—	—	—	(2,069)	1,221
Retroactive effect of Capital Reorganization		206,942,440	(3,290)	2	2,143	8	1,137	—	—
As of July 1, 2025, recasted		206,942,440	—	2	2,143	8	1,137	(2,069)	1,221
Profit for the period		—	—	—	—	—	(89)	—	(89)
Other comprehensive income		—	—	—	—	—	—	9	9
Total comprehensive income		—	—	—	—	—	(89)	9	(80)
Non-cash distribution, net	4	—	—	—	—	—	(170)	—	(170)
SPAC Merger, net of transaction costs	4	23,921,083	—	—	257	11	—	—	268
Warrants exercised	7	1	—	—	—	—	—	—	—
Other		—	—	—	—	—	(3)	—	(3)
As of September 30, 2025		230,863,524	—	2	2,400	19	875	(2,060)	1,236

for the nine-month period ended September 30, 2024:

		Attributable to equity owners of the parent
(In millions of U.S. dollars except nominal value and per share data)	Note	Number of shares outstanding	Net investment attributable to owners of the parent	Issued capital	Capital Surplus	Other capital reserves	Retained earnings	Foreign currency translation	Total equity
As of January 1, 2024		—	2,873	—	—	—	—	(1,986)	887
Retroactive effect of Capital Reorganization		206,942,440	(2,873)	2	2,143	—	728	—	—
As of January 1, 2024, recasted		206,942,440	—	2	2,143	—	728	(1,986)	887
Profit for the period		—	—	—	—	—	190	—	190
Other comprehensive loss		—	—	—	—	8	—	(72)	(64)
Total comprehensive income		—	—	—	—	8	190	(72)	126
As of September 30, 2024		206,942,440	—	2	2,143	8	918	(2,058)	1,013

Kyivstar Group Ltd.
INTERIM CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY — (Continued)

for the three-month period ended September 30, 2024:

		Attributable to equity owners of the parent
(In millions of U.S. dollars except nominal value and per share data)	Note	Number of shares outstanding	Net investment attributable to owners of the parent	Issued capital	Capital Surplus	Other capital reserves	Retained earnings	Foreign currency translation	Total equity
As of July 1, 2024		—	2,981	—	—	—	—	(2,042)	939
Retroactive effect of Capital Reorganization		206,942,440	(2,981)	2	2,143	—	836	—	—
As of July 1, 2024, recasted		206,942,440	—	2	2,143	—	836	(2,042)	939
Profit for the period		—	—	—	—	—	82	—	82
Other comprehensive loss		—	—	—	—	8	—	(16)	(8)
Total comprehensive income		—	—	—	—	8	82	(16)	74
As of September 30, 2024		206,942,440	—	2	2,143	8	918	(2,058)	1,013

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Kyivstar Group Ltd.
INTERIM CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

for the nine-month period ended September 30:

		Nine-month period
(In millions of U.S. dollars)	Note	2025	2024
Operating activities
Profit before tax		87	236
Non-cash adjustments to reconcile profit before tax to net cash flows
Depreciation, amortization and impairment loss		154	125
Loss on disposal of non-current assets		1	1
Listing expense	4	162	—
Finance costs		57	62
Finance income		(13)	(26)
Other non-operating loss, net		8	—
Net foreign exchange loss/(gain), net		21	(24)
Changes in trade and other receivables and prepayments		(49)	3
Changes in inventories		—	1
Changes in trade and other payables		80	30
Changes in provisions, pensions and other		6	2
Interest paid		(62)	(56)
Interest received		7	10
Income tax paid		(53)	(40)
Net cash flows from operating activities		406	324
Investing activities
Purchase of property, plant and equipment		(156)	(109)
Purchase of intangible assets		(47)	(34)
Payments on deposits		(38)	(13)
Inflows from loans granted, net		358	—
Receipts from/(investment in) financial assets		30	(61)
Acquisition of subsidiaries, net of cash acquired	4	(151)	(2)
Other proceeds from investing activities, net		—	12
Net cash flows used in investing activities		(4)	(207)
Financing activities
Repayment of Loan Note Payable	4	(123)	—
Proceeds from borrowings, net of fees paid		7	—
Repayment of debt		(601)	(21)
Proceeds from SPAC Merger, net of transaction costs	4	132	—
Investment in shares of VEON Ltd.		(22)	—
Net cash flows used in financing activities		(607)	(21)
Net (decrease)/increase in cash and cash equivalents		(205)	96
Net foreign exchange difference		3	(10)
Cash and cash equivalents at beginning of period		674	425
Cash and cash equivalents at end of period	8	472	511

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Kyivstar Group Ltd.

Notes to the interim condensed consolidated financial statements

(in millions of U.S. dollars unless otherwise stated)

GENERAL INFORMATION ABOUT THE COMPANY

1       GENERAL INFORMATION

Kyivstar Group Ltd. (the “Company” and collectively with its subsidiaries “Kyivstar Group”), an exempted company limited by shares, was incorporated under the laws of Bermuda with registration number 202504557, in Bermuda on March 7, 2025. The registered office of the Company is Victoria Place, 31 Victoria Street, Hamilton, HM10, Bermuda. The principal place of business is located at Index Towers (East Tower), Unit 517, Dubai (DIFC), United Arab Emirates.

The Company was formed for the purpose of becoming the ultimate parent company following the transactions contemplated in the business combination agreement, dated March 18, 2025 (the “Business Combination Agreement” or the “BCA”), by and among the Company, Cohen Circle Acquisition Corp. I (“CC” or “Cohen Circle”), a special purpose acquisition company (“SPAC”), VEON Amsterdam B.V., VEON Holdings B.V., and Varna Merger Sub Corp. (“Varna Merger Sub”).

On August 14, 2025, the Company and Cohen Circle consummated the Business Combination Agreement, as further explained below, pursuant to which (i) VEON Holdings Amsterdam B.V.’s shareholder contributed their shares in VEON Holdings B.V. to the Company in exchange of the Company’s shares at a pre-determined exchange ratio, becoming the Company’s controlling shareholder (the “Capital Reorganization”) and (ii) Cohen Circle’s shareholders contributed the net assets of Cohen Circle, which primarily consisted of cash and marketable securities held in trust and certain public warrant liabilities in exchange of the Company’s shares via a merger with Varna Merger Sub (the “SPAC Merger”). Cohen Circle Acquisition Corp. I subsequently changed its name to Kyivstar Cayman Corp. on August 14, 2025. Refer to Major developments during the nine-month period ended September 30, 2025 below and Note 4 for further details.

Kyivstar Group’s operations include the operations of the following entities (i) VEON Holdings B.V. (“VEON Holdings”) and (ii) JSC Kyivstar and its subsidiaries (“Kyivstar”).

In April 2025, VEON Ltd. undertook a pre-transaction reorganization of VEON Holdings (the “Reorganization”). This Reorganization was consummated through a Dutch legal demerger, as a result of which VEON Holdings, which remains domiciled in the Netherlands, holds only Kyivstar and its subsidiaries and certain other select assets and liabilities. The Reorganization was completed on April 8, 2025. As mentioned above, following the Capital Reorganization, the Company became the parent of VEON Holdings and the holding company of all operations of Kyivstar Group.

VEON Holdings was established as a private company with limited liability under the laws of the Netherlands on June 29, 2009. The registered office and principal place of business of VEON Holdings B.V. is located at Claude Debussylaan 88, 1082 MD Amsterdam, the Netherlands. The entity is an indirectly wholly owned subsidiary of VEON Ltd. (“VEON” or “Parent”).

The main operating company in Kyivstar Group is JSC Kyivstar (“Kyivstar”). JSC Kyivstar was established and registered on September 3, 1997 under the laws of Ukraine. JSC Kyivstar’s registered legal address is at 53 Degtyarivska St. Kyiv 03113 Ukraine. JSC Kyivstar’s head office is located at the registered legal address and the principal place of JSC Kyivstar’s business is its registered legal address. JSC Kyivstar has a main office in Kyiv, Ukraine.

JSC Kyivstar provides mobile connectivity services on 2G, 3G and 4G/LTE networks. Kyivstar also offers voice and data services on fixed networks, including mobile and fixed converged services in consumer and business segments. Its digital portfolio includes Kyivstar TV, offered on IPTV platforms as well as mobile, big data and technology services through Kyivstar.Tech, digital health services through Helsi, ride-hailing and delivery through Uklon, self-care application MyKyivstar and consumer cloud offerings as well as B2B services.

Kyivstar Group Ltd.

Notes to the interim condensed consolidated financial statements

(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

BASIS OF PRESENTATION

The SPAC Merger and Capital Reorganization has been accounted for with Cohen Circle being identified as the “acquired” entity for financial reporting purposes. Accordingly, the SPAC Merger has been accounted for as the equivalent of the Company issuing shares for the net assets of Cohen Circle, accompanied by a Capital Reorganization. Therefore, these interim condensed consolidated financial statements have been presented as a continuation of VEON Holdings and its subsidiaries as VEON Holdings is considered the accounting predecessor. Accordingly, all historical financial information presented in these interim condensed consolidated financial statements represents the accounts of VEON Holdings. The comparative financial information in relation to the shares and basic and diluted earnings per share prior to the Business Combination have been retroactively recast as shares reflecting the exchange ratio established in the Capital Reorganization.

These interim condensed consolidated financial statements have been prepared in accordance with International Accounting Standards (“IAS”) 34 Interim Financial Reporting as issued by the International Accounting Standards Board, effective at the time of preparing the interim condensed consolidated financial statements. The interim condensed consolidated financial statements do not include all the information and disclosures required in the annual consolidated financial statements and should be read in conjunction with the VEON Holdings audited annual combined financial statements as of and for the year ended December 31, 2024 as included in the Company’s prospectus deemed effective with the SEC on July 22, 2025.

As noted above, prior to the close of the Business Combination and Capital Reorganization, the financial statements were prepared on a combined basis using the carve-out principles described in the Company’s VEON Holdings audited annual combined financial statements as of and for the year ended December 31, 2024 as included in the Company’s prospectus deemed effective with the SEC on July 22, 2025. These interim condensed consolidated financial statements follow the same significant accounting policies as those included in the VEON Holdings’ most recent audited consolidated financial statements. Management believes that all adjustments that are required for a proper presentation of the financial information are incorporated in these interim condensed consolidated financial statements, except for the adoption of the new or revised standards, amendments and/or interpretations that became mandatory for periods beginning on or after January 1, 2025. See New Accounting Policies below for further details.

Certain amounts reported in the interim condensed consolidated statement of financial position have been reclassified in order to conform to the current period presentation.

The interim condensed consolidated financial statements have been prepared on a going concern basis. Due to the ongoing war between Russia and Ukraine, material uncertainties affecting the Company’s ability to continue as a going concern are discussed in detail at the end of this section.

These interim condensed consolidated financial statements do not necessarily reflect what the consolidated result of operations would have been had the Company existed as a separate independent legal group and had it therefore presented stand-alone interim condensed consolidated financial information during the periods presented. Further, these interim condensed consolidated financial statements may not be indicative of the Company’s future performance, financial position, or cash flows. Specifically, for all periods prior to the close of the Capital Reorganization the condensed combined financial statements were prepared using the carve-out principles described in VEON Holdings audited annual combined financial statements. Subsequent to the closing, the interim condensed consolidated financial statements are now prepared based on the actual results of the consolidated group.

The functional currency of Kyivstar is Ukrainian Hryvnia (“UAH”), the currency of the primary economic environment in which Kyivstar operates. The interim condensed consolidated financial statements are presented in United States dollars (“U.S. dollar” or “US$”). In these Notes, U.S. dollar amounts are presented in millions, except for share amounts and as otherwise indicated.

Kyivstar Group Ltd.

Notes to the interim condensed consolidated financial statements

(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

FOREIGN CURRENCY TRANSLATION

For the purpose of these interim condensed consolidated financial statements, the assets and liabilities measured in the functional currency are translated into U.S. dollars at exchange rates prevailing on the balance sheet date, whereas income and expenses are generally translated into U.S. dollars at historical monthly average exchange rates. Foreign currency translation adjustments resulting from the process of translating financial statements into U.S. dollars are reported in other comprehensive income and accumulated within a separate component of Equity.

BASIS OF CONSOLIDATION

The interim condensed consolidated financial statements comprise the financial statements of the Company and its subsidiaries. Subsidiaries are all entities (including structured entities) over which the Company has control. Interests held by Kyivstar Group in its principal subsidiaries as of September 30:

	2025		2024
Name	Interest	Country of operation	Interest	Country of operation
LLC Kyivstar.Tech	100.00%	Ukraine	100.00%	Ukraine
LLC Helsi Ukraine*	97.99%	Ukraine	69.99%	Ukraine
LLC Lan Trace	100.00%	Ukraine	100.00%	Ukraine
LLC Uklon Corporate*	97.00%	Ukraine	—	—
LLC Uklon Tech*	97.00%	Ukraine	—	—
LLC Uklon Ltd*	97.00%	Cyprus	—	—
Uklon LLC (100.00% subsidiary of LLC Uklon Ltd)	100.00%	Uzbekistan	—	—
VEON Holdings B.V.	100.00%	Netherlands	—	—
Kyivstar Cayman Corp.	100.00%	Cayman Islands	—	—

____________

*        In each of these subsidiaries, a symmetrical put and call option agreement for the remaining ownership interest exists. As a result, on each respective acquisition date, the Company determined that it had a present ownership interest in the remaining ownership percentage and has consolidated these subsidiaries fully at 100%.

In September 2024, JSC Kyivstar entered into a share-purchase agreement to acquire 100% of the equity interests of LLC “Lan Trace”, an entity who provides internet and TV services in the city of Boryspil and 17 other towns within the Kyiv region, Ukraine to expand its digital portfolio. The preliminary purchase price, which is subject to adjustment, was US$2.

On March 19, 2025 JSC Kyivstar signed a share purchase agreement (“SPA”) to acquire Uklon, consisting of 97% of LLC Uklon Corporate, LLC Uklon Tech, and LLC Uklon Ltd. and its 100% subsidiary Uklon LLC, a leading Ukrainian ride-hailing and delivery platform for a purchase consideration of US$158. JSC Kyivstar also entered into a symmetrical put and call option agreement for the remaining 3% interest in Uklon, which may be exercised within three years of closing. The transaction closed on April 2, 2025. Refer to Note 4 for further details.

In May 2025, Kyivstar further increased its ownership of Helsi Ukraine to 97.99% for US$11. Refer to “major developments during nine-month period ended September 30, 2025” for more details. JSC Kyivstar previously acquired a controlling share (69.99%) of Helsi Ukraine, an entity in the IT e-health sector in August 2022 for US$15.

In the interim condensed consolidated financial statements subsidiary undertakings — which are those companies in which the Group directly or indirectly, has an interest of more than half of the voting rights or otherwise has power to exercise control over the operations — have been fully consolidated.

Intercompany transactions, balances and unrealized gains or losses on transactions between Kyivstar Group companies are eliminated. When necessary, amounts reported by subsidiaries have been adjusted to conform with Kyivstar Group’s accounting policies.

Kyivstar Group Ltd.

Notes to the interim condensed consolidated financial statements

(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

NEW ACCOUNTING POLICIES

Revenue recognition policy — Uklon

Uklon earns commissions from drivers for facilitating ride-hailing services through its platform. Uklon recognizes revenue as an agent for these ride-hailing services, recording only the commissions collected from drivers, net of any incentives provided to drivers and any incentives provided by Uklon to riders requesting ride-hailing services, as revenue. Revenue is recognized upon completion of the ride, as this satisfies the performance obligation of facilitating the services. Uklon also has arrangements to provide advertising services to third parties that are interested in reaching users of the Uklon platform.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued share purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to IAS 32 Financial Instruments: Presentation (“IAS 32”) and IFRS 9 Financial Instruments (“IFRS 9”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for its 7,666,629 Public Warrants issued in connection with its SPAC Merger as derivative warrant liabilities in accordance with IAS 32 and IFRS 9. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of profit or loss. The fair value of warrants issued by the Company has been estimated using the market price at each measurement date.

Earnings per share — basic and diluted

Basic net income (loss) per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed using the weighted average shares of common stock outstanding during the period and potentially dilutive common shares, including the effect of warrants to purchase shares of common stock using the treasury stock method. The weighted-average shares outstanding for all prior periods presented have been retroactively recast to reflect the capital structure following the Capital Reorganization.

Transaction Costs

Transaction costs of an equity transaction are accounted for as a reduction from equity to the extent that they are incremental costs directly attributable to the equity transaction that otherwise would have been avoided.

GOING CONCERN

As of November 24, 2025, the war in Ukraine is ongoing, millions of people have fled Ukraine, and the country has sustained significant damage to infrastructure and assets. Currently, we have 22.5 million subscribers in Ukraine, where they are supported by approximately 5,058 employees. Kyivstar Group’s priority is to protect the safety and well-being of our employees and their families. We have developed and, in some cases, implemented additional contingency plans to relocate work and/or personnel who are integral to the provision of essential communication services to other geographies and add new locations, as appropriate. As of November 24, 2025, most of our Ukraine subsidiary’s employees remain in the country.

Kyivstar Group Ltd.

Notes to the interim condensed consolidated financial statements

(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

The war has resulted in events and conditions that may cast significant doubt on the Company’s ability to continue as a going concern:

•        We may need to record future impairment charges in Ukraine, which could be material, if the war continues or escalates and/or due to macroeconomic conditions.

•        As of November 24, 2025, the Company continues to conclude that neither VEON Ltd. nor any of its subsidiaries is targeted by sanctions imposed by any of the United States, European Union (and individual EU member states) and the United Kingdom. However, the interpretation and enforcement of these sanctions and counter-sanctions may result in unanticipated outcomes and could give rise to material uncertainties, which could complicate our business decisions. For example, to protect U.S. foreign policy and national security interests, the U.S. government has broad discretion to at times impose a broad range of extraterritorial “secondary” sanctions under which non-U.S. persons carrying out certain activities may be penalized or designated as sanctioned parties, even if the activities have no ties, contact with, or nexus to the United States or the U.S. financial system at all. These secondary sanctions could be imposed on the Company or any of the Company’s subsidiaries if they were to engage in activity that the U.S. government determined was undertaken knowingly and rose to the level of material or significant support to, for, or on behalf of certain sanctioned parties.

•        Ukraine has also implemented and may implement further sanctions or measures on individuals or entities with close ties to Russia, which may negatively impact Kyivstar if VEON is considered by local Ukrainian authorities as being a company controlled by sanctioned persons. In October 2023, VEON received notification from local custodian that the following percentages of the corporate rights in our Ukrainian subsidiaries have been frozen: (i) 47.85% of Kyivstar, (ii) 100% of Ukraine Tower Company (“UTC”), a related party to the Company, (iii) 100% of Kyivstar.Tech, and (iv) 69.99% of Helsi Ukraine. On November 29, 2024, the Shevchenkivskyi District Court of Kyiv ruled in favor of a request to unfreeze 47.85% of VEON’s corporate rights in Kyivstar and 100% of VEON’s corporate rights in its other Ukrainian subsidiaries. The decision fully removes the restrictions on VEON’s corporate rights imposed by Ukrainian courts on its wholly owned Kyivstar and other Ukrainian subsidiaries.

Management has taken actions to address the events and conditions that may cast significant doubt on the Company’s ability to continue as a going concern:

•        We have implemented business continuity plans to address known contingency scenarios to ensure that we have adequate processes and practices in place to protect the safety of our people and to handle potential impacts to our operations in Ukraine.

•        The Company actively engages with stakeholders, including suppliers, customers, and regulatory authorities, to proactively address potential disruptions. Diversification of supply chains and markets to reduce dependency on regions affected by the war is implemented where possible. Management also continues to review and update risk management policies to enhance resilience against the volatility stemming from the war.

•        The Company continues to fund its operations for the next twelve months primarily through a combination of existing liquidity and anticipated proceeds from its customers, including its wholesale business outside Ukraine. As of September 30, 2025, the Company holds US$302 in cash and cash equivalents and US$170 of other liquid financial assets, providing a total available funding of approximately US$472, which significantly exceeds the Company’s projected operating expenditures for the next twelve months. The Company has no material unrelated party debts and therefore no unrelated party debt covenants. The resilience of the Company and its ability to generate strong cash flows has been proven through the full-scale war since 2022.

Kyivstar Group Ltd.

Notes to the interim condensed consolidated financial statements

(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

•        Management is actively monitoring any new developments in applicable sanctions to ensure that we continue to be in compliance and to evaluate any potential impact on the Company’s financial performance, operations, and governance. Management has actively engaged with sanctions authorities where appropriate. Management is engaging with authorities in Ukraine to address any concerns they have about the ownership and management of Kyivstar and to provide all necessary assurances to confirm that sanctioned individuals, including any beneficial owners of LetterOne, do not participate in the management of Kyivstar.

•        On October 30, 2023, VEON announced that two appeals were filed with the relevant Ukrainian courts, challenging the freezing of the corporate rights in Kyivstar and UTC, noting that corporate rights in Kyivstar and UTC belong exclusively to VEON, and that their full or partial freezing or seizure directly violates the rights of VEON and its international debt and equity investors, and requesting the lifting of the freezing of its corporate rights in Kyivstar and UTC. In December 2023, the court rejected the Company’s appeals. On June 4, 2024, the CEO of VEON, in his capacity as a shareholder of VEON, filed a motion with Shevchenkivskiy District Court of Kyiv requesting cancellation of the freeze of corporate rights in the VEON group’s subsidiary Ukraine Tower Company. On June 26, 2024, the motion was supplemented to request cancellation of the freezing of corporate rights in the VEON group’s other Ukrainian subsidiaries: Kyivstar, Kyivstar.Tech and Helsi Ukraine. VEON continued its significant government affairs efforts to protect our assets in Ukraine. After the successful lifting of the court freeze of Kyivstar’s shares on November 29, 2024, VEON is working with its local custodian to remove all remaining restrictions on Kyivstar and its Ukrainian subsidiaries corporate rights. VEON is pursuing steps to meet the conditions required by the local custodian to lift the stipulated freeze.

•        On August 14, 2025, VEON closed the previously announced business combination agreement between Kyivstar Group Ltd. and Cohen Circle. In connection with the business combination agreement, Kyivstar Group Ltd. acquired all of the issued and outstanding shares of VEON Holdings B.V. from VEON Amsterdam B.V. Following the closing of the BCA, on August 15, 2025, Kyivstar Group Ltd.’s Common Shares and Warrants commenced trading on the Nasdaq Stock Market (the “Listing”) under the symbols “KYIV” and “KYIVW”, respectively, making the Company the first and only pure-play Ukrainian investment opportunity in U.S. stock markets. The Listing has broadened the Company’s US and international shareholder base with over 10% of the Company’s shares being traded publicly on the Nasdaq Global Select market.

The accompanying interim condensed consolidated financial statements have been prepared on a going concern basis. In accordance with IAS 1, Presentation of Financial Statements, the Company has determined that the aforementioned conditions and events, considered in the aggregate, may cast substantial doubt about the Company’s ability to continue as a going concern for at least 12 months after the date these interim condensed consolidated financial statements were authorized for issuance. Management expects the actions it has taken or will take will mitigate the risk associated with the identified events and conditions. However, given the uncertainty and exogenous nature of the ongoing war and potential future imposed sanctions as well as potential new counter-sanctions, management concluded that a material uncertainty remains related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern, such that it may be unable to realize its assets and discharge its liabilities in the normal course of business.

Major developments during the nine-month period ended September 30, 2025

Kyivstar Expands Digital Portfolio with Acquisition of Uklon, Ukraine’s Top Ride-Hailing Business

On March 19, 2025 JSC Kyivstar signed an agreement to acquire 97% of Uklon Group (“Uklon”), a leading Ukrainian ride-hailing and delivery platform for a purchase consideration of US$158. JSC Kyivstar also entered into a symmetrical put and call option agreement for the remaining 3% interest in Uklon, which may be exercised within three years of closing. The transaction closed on April 2, 2025.

Kyivstar Group Ltd.

Notes to the interim condensed consolidated financial statements

(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

This strategic acquisition marks Kyivstar’s expansion into a new area of digital consumer services in line with VEON’s digital operator strategy. For further details refer to Note 4.

VEON completes first phase of Share Buyback Program

On January 27, 2025, the US$30 first phase of VEON Ltd.’s share buyback program (as carried out by VEON Holdings B.V.) was completed, resulting in an additional purchase of US$22 of VEON Ltd. shares. Subsequently, during the three-month period ended March 31, 2025, all the shares purchased were transferred to VEON Amsterdam B.V. (refer to Note 7).

VEON completes reorganization of VEON Holdings B.V.

On April 8, 2025, VEON announced that it had successfully completed the reorganization of VEON Holdings B.V.

Bond repayments

VEON Holdings B.V. repaid all of its 4.0% April 2025 U.S. Dollar denominated Notes (US$472) and 6.3% June 2025 Russian Ruble denominated Notes (US$100 (RUB7,840)), on April 9, 2025 and June 18, 2025, respectively, prior to its acquisition by Kyivstar Group Ltd.

Kyivstar increases ownership stake in Helsi

In May 2025, Kyivstar and LLC “UKRAINIAN INVESTMENT PLATFORM”, representing 26.9% ownership together with other minority stakeholders representing 1.1% ownership in Helsi, negotiated an agreement to buy out the ownership stake of these parties for US$11. Simultaneously the parties also terminated the existing put and call option agreements to the extent representing the stake of these parties, resulting in partial derecognition of the put option liability. At the same time Kyivstar agreed to terms with the remaining 2.01% shareholders based on the terms of the originally entered put and call option agreement.

Share capital

On July 8, 2025, the Company increased its authorized share capital by US$654,300 to US$2,654,300. Immediately following the share capital increase, the Company’s authorized share capital consists of US$2,654,300, divided into 265,430,000 common shares, par value US$0.01 per share.

Completion of Business Combination Agreement

On July 10, 2025, VEON and Cohen Circle announced the execution of non-redemption agreements (“NRAs”), totaling approximately US$52.5 with accredited institutional investors, securing the minimum US$50 cash condition for the proposed Business Combination Agreement.

On August 12, 2025, the shareholders of CC voted to approve and adopt the Business Combination Agreement and to approve and authorize CC to merge with Varna Merger Sub. In connection with the vote to approve the Business Combination Agreement and the SPAC Merger, holders of 5,847,015 shares of CC Class A Ordinary Shares exercised their right to redeem their shares for cash at a redemption price of approximately US$10.40 per share, for a total aggregate redemption amount of US$61 resulting in a total of 17,152,985 Cohen Circle public ordinary shares remaining issued and outstanding as of the Closing Date.

On August 14, 2025, the Company consummated the Business Combination Agreement (the “Closing”). In connection with the Business Combination Agreement, the Company acquired all of the issued and outstanding shares of VEON Holdings B.V. from VEON Amsterdam B.V. in exchange for 206,942,440 newly issued Kyivstar Group Ltd. Common Shares and a Loan Note Payable in the amount of US$178. Further, on August 14, 2025, Varna Merger Sub merged with

Kyivstar Group Ltd.

Notes to the interim condensed consolidated financial statements

(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

and into CC with CC being the surviving corporation of the SPAC Merger and becoming a wholly owned subsidiary of the Company. The Company effectively acquired CC’s Net Assets of approximately US$162, consisting predominantly of US$178 in cash and US$16 in liabilities via the SPAC Merger.

At the Closing, each share of CC Class A Ordinary Shares issued and outstanding immediately prior to the Closing was automatically surrendered and exchanged for 23,163,338 newly issued Kyivstar Group Ltd. Common Shares. Further, 757,745 of the Company’s Common Shares were, pursuant to the NRAs, issued to certain holders of Cohen Circle Class A Ordinary Shares who were parties to the NRAs in consideration of such holders agreeing (i) to vote their Cohen Circle Class A Ordinary Shares in favor of the Transactions and (ii) not to redeem such Cohen Circle Class A Ordinary Shares.

At the Closing, each of the 7,666,629 issued and outstanding CC Public Warrants were automatically surrendered and exchanged for 7,666,629 Kyivstar Group Warrants.

Following the Closing, on August 15, 2025, the Company’s Common Shares and Warrants commenced trading on the Nasdaq Stock Market under the symbols “KYIV” and “KYIVW”, respectively, with VEON Amsterdam B.V. holding 89.6% of the outstanding shares.

Appointment of management and board

Effective June 1, 2025, Boris Dolgushin was appointed as Chief Financial Officer of the Company.

On August 14, 2025, the Company appointed Kaan Terzioğlu as Executive Chairman and Director, and Oleksandr Komarov as President. The Company also appointed Serdar Çetin, Betsy Z. Cohen, Augie K. Fabela II, Rt Hon Sir Brandon Lewis CBE, Burak Ozer, Duncan Perry, Michael R. Pompeo, Dmytro Shymkiv and Michiel Soeting as the directors of the Company.

Major developments during the nine-month period ended September 30, 2024

Cybersecurity Incident in Ukraine

The cybersecurity incident reported during 2023 had a significant impact for the nine-month period ended June 30, 2024 associated with the revenue loss arising from the customer loyalty measures taken by Kyivstar in order to compensate for the inconvenience caused during the disruptions. The impact of these offers on operating revenue in 2024 was US$46.

OPERATING ACTIVITIES OF THE GROUP

2       SEGMENT INFORMATION

The Kyivstar operations are considered as one operating segment. While Kyivstar Group identifies a single reportable segment in accordance with IFRS 8 Operating Segments, revenue is disaggregated into the following categories:

•        Telecommunications revenue — service revenue from mobile and fixed connectivity services provided to individuals and corporate customers;

•        Digital revenue — revenue from proprietary digital platforms and services

Management evaluates Kyivstar’s performance on a regular basis, primarily based on earnings before interest, tax, depreciation, amortization, impairment, gain or loss on disposals of non-current assets, other non-operating gains or losses, and for certain non-recurring items such as listing expense (“Adjusted EBITDA”) along with assessing the capital expenditures excluding certain costs such as those for telecommunication licenses and right-of-use assets (“CAPEX excl. licenses and ROU”).

Kyivstar Group Ltd.

Notes to the interim condensed consolidated financial statements

(in millions of U.S. dollars unless otherwise stated)

2       SEGMENT INFORMATION (cont.)

The following tables present the key financial information for the nine and the three-month period ended September 30, 2025:

For the nine-month period ended September 30:

	Telecommunications revenue		Digital revenue		Total revenue
	2025	2024	2025	2024	2025	2024
Kyivstar	762	654	74	15	836	669
Total	762	654	74	15	836	669
	Selling, general and administrative expenses**		Adjusted EBITDA		CAPEX excl. licenses and ROU*
	2025	2024	2025	2024	2025	2024
Kyivstar	279	221	477	374	223	131
Total	279	221	477	374	223	131

____________

*        This includes capital expenditures on property, plant and equipment, net of advances, of US$174 (2024: US$99), intangible assets of US$130 (2024: US$86) after deducting additions in licenses of US$1 (2024: US$nil) and right-of-use assets of US$80 (2024: US$54).

**      Upon adoption of IFRIC agenda decision in July 2024, on the disclosure of revenues and expenses for reportable segments related to application of requirements of IFRS 8, the Company has included Selling, general and administrative expenses by reportable segment, including comparative information.

For the three-month period ended September 30:

	Telecommunications revenue		Digital revenue		Total revenue
	2025	2024	2025	2024	2025	2024
Kyivstar	262	242	35	6	297	248
Total	262	242	35	6	297	248
	Selling, general and administrative expenses**		Adjusted EBITDA		CAPEX excl. licenses and ROU*
	2025	2024	2025	2024	2025	2024
Kyivstar	96	79	171	142	89	56
Total	96	79	171	142	89	56

____________

*        This includes capital expenditures on property, plant and equipment, net of advances, of US$74 (2024: US$42), intangible assets of US$37 (2024: US$30) after deducting additions in licenses of US$1 (2024: US$nil) and right-of-use assets of US$21 (2024: US$16).

**      Upon adoption of IFRIC agenda decision in July 2024, on the disclosure of revenues and expenses for reportable segments related to application of requirements of IFRS 8, the Company has included Selling, general and administrative expenses by reportable segment, including comparative information.

Kyivstar Group Ltd.

Notes to the interim condensed consolidated financial statements

(in millions of U.S. dollars unless otherwise stated)

2       SEGMENT INFORMATION (cont.)

The following table provides the reconciliation of Adjusted EBITDA to profit/(loss) before tax for the nine and three-month periods ended September 30:

	Nine-month period		Three-month period
	2025	2024	2025	2024
Total Adjusted EBITDA	477	374	171	142
Adjustments to reconcile Total Adjusted EBITDA to Profit before tax
Depreciation	(102)	(89)	(37)	(30)
Amortization	(46)	(34)	(17)	(12)
Impairment	(6)	(2)	(3)	—
Loss on disposal of non-current assets	(1)	(1)	—	(1)
Listing expense	(162)	—	(162)	—
Finance costs	(57)	(62)	(18)	(20)
Finance income	13	26	2	10
Other non-operating (loss)/gain, net	(8)	—	(6)	(1)
Net foreign exchange (loss)/gain, net	(21)	24	(1)	14
Profit/(loss) before tax	87	236	(71)	102

3       INCOME TAXES

Income tax expense is the total of the current and deferred income taxes. Current income tax is the expected tax expense, payable or receivable on taxable income or loss for the period, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable or receivable in respect of previous years. Deferred income tax is the tax asset or liability resulting from a difference in income recognition between enacted or substantively enacted local tax law and group IFRS accounting.

Income tax expense consisted of the following for the nine and three-month periods ended September 30:

	Nine-month period		Three-month period
	2025	2024	2025	2024
Current income taxes	(49)	(41)	(17)	(17)
Deferred income taxes	(4)	(5)	(1)	(3)
Income taxes	(53)	(46)	(18)	(20)
Effective tax rate	60.9%	19.5%	(25.4)%	19.6%

The difference between the statutory tax rate in Ukraine of 18.0% (major business operations of Kyivstar Group) and the effective corporate income tax rate for Kyivstar Group in the nine and three-month periods ending September 30, 2025 of 60.9% and (25.4%), was primarily driven by lowered profit before tax for Kyivstar Group due to a one-time listing expense incurred at the Kyivstar Group level of US$162.

Global Minimum Tax

The Company is in scope of the enacted Pillar Two legislation and has performed an assessment of the Kyivstar Group’s exposure to Pillar Two income taxes. The assessment of the potential exposure to Pillar Two income taxes is based on the most recent tax filings, country-by-country reporting and financial statements for the constituent entities in the Kyivstar Group. Based on the assessment, the Pillar Two effective tax rates in the majority of jurisdictions in which the Kyivstar Group operates are above 15%.

The Company has applied the IAS 12 exception to recognizing and disclosing information about deferred tax assets and liabilities related to Pillar Two income taxes.

Kyivstar Group Ltd.

Notes to the interim condensed consolidated financial statements

(in millions of U.S. dollars unless otherwise stated)

INVESTING ACTIVITIES OF THE GROUP

4       SIGNIFICANT TRANSACTIONS

During the nine-month period ended September 30, 2025

Business Combination Agreement

As discussed in Note 1, on August 14, 2025, the Company consummated the Business Combination Agreement which included the Capital Reorganization and SPAC Merger.

Capital Reorganization

In connection with the Business Combination Agreement, the Company acquired all of the issued and outstanding shares of VEON Holdings B.V. from VEON Amsterdam B.V. in exchange for 206,942,440 newly issued Kyivstar Group Ltd. Common Shares and a Loan Note Payable in the amount of US$178. The Loan Note Payable, net of US$8 of transaction costs incurred by Kyivstar Group but reimbursed to VEON Amsterdam B.V. from the SPAC Merger proceeds, has been accounted for as a non-cash distribution to VEON Amsterdam B.V. in its capacity as shareholder.

SPAC Merger

The SPAC Merger was accounted for as a capital reorganization in accordance with IFRS 2 Share-based Payments (“IFRS 2”). Under this method of accounting, Cohen Circle is treated as the “acquired” company for financial reporting purposes and the Company as the accounting “acquirer”. The net assets of Cohen Circle were stated at historical cost, with no goodwill or other intangible assets recorded. The SPAC Merger, which is not within the scope of IFRS 3 Business Combinations (“IFRS 3”), since Cohen Circle did not meet the definition of a “business” pursuant to IFRS 3, was accounted for within the scope of IFRS 2. Any excess of fair value of the Company’s common shares issued over the fair value of Cohen Circle identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

The consolidated financial statements of the merged company will represent a continuation of the financial statements of VEON Holdings, the principles and guidance on the preparation and presentation of the consolidated financial statements will be applied as follows:

•        the assets and liabilities of VEON Holdings recognized and measured in the financial statements at their carrying amounts immediately prior to the Capital Reorganization;

•        the net investment of VEON Holdings is recognized in the financial statements at amounts immediately prior to the Capital Reorganization. Common shares and capital surplus have been adjusted retroactively to reflect the legal capital of the Company; and

•        the comparative information presented in the financial statements are that of VEON Holdings.

Non-redemption Agreements

On July 10, 2025, Cohen Circle and Kyivstar Group Ltd. entered into non-redemption agreements (each, a “Non-Redemption Agreement”) with certain unaffiliated third parties (the “Investors”) in exchange for such third party or third parties agreeing to vote in favor of the SPAC Merger and not to redeem certain public Cohen Circle Class A Ordinary Shares, US$0.0001 par value per share of Cohen Circle sold in its initial public offering (the “Non-Redeemed Shares”) at the Cohen Circle Extraordinary General Meeting. In exchange for the foregoing commitments not to redeem such Non-Redeemed Shares, Kyivstar Group Ltd. issued 757,745 Kyivstar Group Ltd. Common Shares at Closing.

Kyivstar Group Ltd.

Notes to the interim condensed consolidated financial statements

(in millions of U.S. dollars unless otherwise stated)

4       SIGNIFICANT TRANSACTIONS (cont.)

The issuance of Kyivstar Group Ltd. shares to Cohen Circle shareholders as consideration for non-redemption and voting support has been classified as a share-based payment transaction under IFRS 2 as Kyivstar Group Ltd. issued shares as consideration for the non-redemption and voting agreements. The shares issued by Kyivstar Group Ltd. were recognized as an equity transaction, with the initial measurement at fair value. The fair value of the issued shares should be determined based on the market price and is included in the listing expense in the interim condensed consolidated income statement.

SPAC Public Shares

On August 12, 2025, the shareholders of CC voted to approve and adopt the Business Combination Agreement and to approve and authorize CC to merge with Varna Merger Sub. In connection with the vote to approve the Business Combination Agreement and the SPAC Merger, holders of 5,847,015 shares of CC Class A Ordinary Shares exercised their right to redeem their shares for cash at a redemption price of approximately US$10.40 per share, for a total aggregate redemption amount of US$61 resulting in a total of 17,152,985 Cohen Circle public ordinary shares remaining issued and outstanding as of the Closing Date. At the Closing, each share of CC Class A Ordinary Shares issued and outstanding immediately prior to the Closing was automatically surrendered and exchanged for 17,152,985 newly issued Kyivstar Group Ltd. Common Shares.

SPAC Sponsor Shares, including Sponsor Vesting Shares

Cohen Circle Sponsor I, LLC and Cohen Circle Advisors I, LLC (collectively the “Sponsor”) and Cantor Fitzgerald & Co. (“Cantor”) held 8,350,000 and 270,000 founder shares, respectively. The Sponsor forfeited 2,609,647 founder shares in connection with the SPAC Merger immediately prior to the effective time of the Business Combination Agreement, and the remaining 6,010,353 founder shares (5,740,353 held by the Sponsor and 270,000 held by Cantor) were converted into Kyivstar Group Ltd. Common Shares.

The Sponsor is not permitted to sell or transfer 3,971,515 of its 5,740,353 shares during the Lock-Up Period (defined as the earlier to occur of: (a) 180 days after the Closing; or (b) such time as the stock price meets or exceeds US$13.50 for 20 out of any 30 consecutive trading days (but no earlier than 90 days following the Closing)).

Furthermore, 1,323,838 Kyivstar Group Ltd. Common Shares issued to the Sponsor will only vest with respect to:

a.      661,919 shares (“Sponsor vesting shares, Tranche 1”), on the date the stock price meets or exceeds US$15.00 for 20 out of any 30 consecutive trading days within two years following the Closing; and

b.      661,919 shares (“Sponsor vesting shares, Tranche 2”), on the date the stock price meets or exceeds US$20.00 for 20 out of any 30 consecutive trading days within five years of the Closing, and

If the hurdles are not achieved under (a) and/or (b) above, such shares will be forfeited by the Sponsor.

The Sponsor vesting shares represent a potential contingent payment arrangement with the Sponsor and are considered a share-based payment under IFRS 2. The vesting is based on a market condition, linked to the Company’s share price. There is no service condition attached to the vesting of the shares. As a result, this condition is considered to be a non-vesting condition rather than a market condition. The non-vesting condition was taken into account when estimating the grant date fair value of the vesting shares issued. The IFRS 2 fair value of the Sponsor vesting shares was immediately expensed as part of the listing expense in the income statement. As the Sponsor vesting shares are classified as equity-settled share-based payment, there is no subsequent remeasurement of these shares.

Kyivstar Group Ltd.

Notes to the interim condensed consolidated financial statements

(in millions of U.S. dollars unless otherwise stated)

4       SIGNIFICANT TRANSACTIONS (cont.)

The Company utilized a Monte Carlo simulation model to determine the fair value of the Sponsor vesting shares. The use of the Monte Carlo simulation model required the Company to make estimates and assumptions, such as expected volatility, expected term and risk-free interest rate which were based on the best information available to management at the time of closing.

Warrants

At the Closing, each of the 7,666,629 issued and outstanding Cohen Circle warrants were automatically surrendered and exchanged for 7,666,629 Kyivstar Group warrants. The warrants became exercisable 30 days after the completion of the Business Combination Agreement. The warrants will expire five years after the completion of a Business Combination Agreement or earlier upon redemption by the Company or liquidation of the Company.

The warrants may be redeemed when the price per common share equals or exceeds US$18.00. Once the warrants become exercisable, the Company may redeem the warrants:

•        in whole and not in part;

•        at a price of US$0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

If, and only if, the closing price of the Company’s common shares equals or exceeds US$18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the notice of redemption is given to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

As these warrants have been determined by management to be derivative instruments that will or might be settled other than by the exchange of a fixed amount of cash for a fixed number of own equity instruments, they meet the definition of financial liabilities. The Company has determined that the warrants should be classified as derivative financial liabilities under IFRS and measured at fair value with changes in fair value taken to the income statement.

Refer to Note 7 for Fair Value information.

The following table summarizes the proceeds raised and issuance costs incurred related to the SPAC Merger on August 14, 2025:

Amount
Proceeds from SPAC Trust	178
SPAC professional fees	(16)
Proceeds from SPAC Merger	162
Kyivstar Group professional fees	(30)
Net proceeds from SPAC Merger	132

Kyivstar Group Ltd.

Notes to the interim condensed consolidated financial statements

(in millions of U.S. dollars unless otherwise stated)

4       SIGNIFICANT TRANSACTIONS (cont.)

The following table summarizes the impact to the Statement of Equity related to the SPAC Merger on August 14, 2025:

	Number of shares	Amount
Shares issued to SPAC public investors (at US$12.70/share)	17,152,985	218
Shares issued to SPAC non-redeeming shareholders (at US$12.70/share)	757,745	10
Shares issued to SPAC sponsor and Cantor (at US$12.70/share)	4,686,515	60
Shares issued to SPAC sponsor – Sponsor vesting shares, Tranche 1 (at US$8.70/share)	661,919	6
Shares issued to SPAC sponsor – Sponsor vesting shares, Tranche 2 (at US$8.10/share)	661,919	5
SPAC Merger equity issued	23,921,083	298
Kyivstar Group professional fees		(30)
SPAC Merger equity issued, net of transaction costs		268

Listing expense

As discussed above, as the SPAC Merger was accounted for in accordance with IFRS 2, the difference in the fair value of the shares deemed to have been issued by the Company, and the fair value of the Cohen Circle’s identifiable net assets represented a service received by the Company, and thus was recognized as an expense upon consummation of the SPAC Merger.

Upon Closing, the excess fair value of the equity interests deemed to have been issued to Cohen Circle as consideration over the fair value of Cohen Circle’s identifiable net assets was recognized as a listing expense in the amount of US$162 in the condensed consolidated income statement for the period ended September 30, 2025.

The following table displays the calculation of the listing expense recognized on August 14, 2025 for the period ended September 30, 2025:

	Number issued	Fair Value
Shares issued to SPAC public investors (at US$12.70/share)	17,152,985	218
Shares issued to SPAC non-redeeming shareholders (at US$12.70/share)	757,745	10
Shares issued to SPAC sponsor (at US$12.70/share)	4,686,515	60
Shares issued to SPAC sponsor – Sponsor vesting shares, Tranche 1 (at US$8.70/share)	661,919	6
Shares issued to SPAC sponsor – Sponsor vesting shares, Tranche 2 (at US$8.10/share)	661,919	5
Warrants issued to SPAC public investors (at US$3.35/warrant)	7,666,629	26
Fair value of consideration		324
Fair value of Cohen Circle Net Assets acquired		162
Excess of fair value of consideration over Cohen Circle’s net assets (IFRS 2 charge for listing service)		162

Acquisition of Uklon

On March 19, 2025, JSC Kyivstar signed an agreement to acquire Uklon Group, a leading Ukrainian ride-hailing and delivery platform. This strategic acquisition marks Kyivstar’s expansion into a new area of digital consumer services in line with VEON’s digital operator strategy. Kyivstar acquired 97% of Uklon Group shares for a total consideration of US$158 upon the closing of the transaction. The agreement was subject to customary closing conditions and approvals that were obtained on April 2, 2025, the date the acquisition was completed.

Kyivstar Group Ltd.

Notes to the interim condensed consolidated financial statements

(in millions of U.S. dollars unless otherwise stated)

4       SIGNIFICANT TRANSACTIONS (cont.)

The fair values of identifiable assets and liabilities of Uklon at the date of acquisition were:

April 2, 2025
Non-current assets
Intangible assets	58

Current assets
Trade and other receivables	2
Cash and cash equivalents	12

Non-current liabilities
Deferred tax liability	(7)

Current liabilities
Trade and employee related payables	(6)
Other current liabilities	(10)
Fair value of identifiable net assets	49
Goodwill resulting from acquisition	109
Purchase consideration	158

The following table shows the details of purchase consideration at the acquisition date:

April 2, 2025
Cash paid*	141
Fair value of contingent consideration	16
Put option liability	1
Total consideration	158

____________

*        Total cash consideration consisted of US$129 for the acquisition of 97% of Uklon Group’s shares and a US$12 payment to settle employee awards.

The following table shows the details of cash outflow during the nine-months ended September 30, 2025:

September 30, 2025
Cash consideration	153
Less: balances acquired
Cash and cash equivalents	(12)
Net outflow of cash – investing activities	141

Contingent consideration of US$12 recognized as of the acquisition date has been fully paid as of September 30, 2025.

Employees bonuses contingent consideration liability related to the portion attributable to pre-acquisition service, recognized at the acquisition date at fair value, resulted from the replacement of share-based payment rewards with new bonuses liability that is payable upon fulfillment of certain conditions under the SPA. The possible outcomes range from US$nil to US$4, with management assessing full payment as highly probable.

As part of the agreement, Kyivstar entered into a symmetrical put and call option agreement for the remaining 3% interest in Uklon. The put and call options may be exercised from April 2, 2028 through April 2, 2035. As a result, on the acquisition date, VEON determined that it had a present ownership interest in the remaining 3% interest

Kyivstar Group Ltd.

Notes to the interim condensed consolidated financial statements

(in millions of U.S. dollars unless otherwise stated)

4       SIGNIFICANT TRANSACTIONS (cont.)

in Uklon and has accounted for the call and put option as part of the consideration transferred and therefore, no non-controlling interest was recognized. Accordingly, the option has been recorded as a financial liability at the present value of the amounts payable on exercise with subsequent changes recognized in the interim condensed consolidated income statement.

The fair value of the customer base was determined to be US$32 with an estimated useful life of 10 years. The fair value of the customer base was determined using the multi-period excess earnings. The multi-period excess earnings approach involves forecasting the net earnings expected to be generated by the asset, reducing them by appropriate returns on contributory assets, and then discounting the resulting net cash flows to a present value using an appropriate discount rate.

The fair value of the trademark was determined to be US$18 with an estimated useful life of 10 years. The fair value of the trademark was determined using the relief-from-royalty method under the income approach. This involves forecasting avoided royalties, reducing them by taxes and discounting the resulting net cash flows to a present value using an appropriate discount rate.

The fair value of the developed technology intangible asset was determined to be US$8 with an estimated useful life of 3 years. The fair value of the developed technology was determined using the replacement cost approach. In the replacement cost approach, the fair value of an asset is based on the cost of a market participant to reconstruct a substitute asset of comparable utility, adjusted for any obsolescence.

The fair value of acquired trade and other receivables is US$2, which is very close to gross contractual amount, as a loss allowance is insignificant.

The significant goodwill recognized from the acquisition of Uklon can be attributed to several factors, including Uklon’s strong brand value and established customer relationships, which enhance Kyivstar’s market position. Additionally, the integration of Uklon’s services is expected to create operational synergies, leading to cost savings and improved service offerings. The acquisition also allows for market expansion and increased subscriber growth potential, while Uklon’s technological expertise contributes to innovative capabilities. Overall, the goodwill reflects the anticipated future economic benefits arising from these elements. The goodwill will not be deductible for tax purposes.

There were no transactions recognized separately from the acquisition of assets and assumption of liabilities in the business combination.

From the date of acquisition, Uklon contributed US$46 of revenue and US$14 profit before tax to VEON. If the acquisition had taken place at the beginning of the year, the contribution to revenue would have been US$66 and contribution to the profit before tax for Kyivstar Group would have been US$19. These amounts have been calculated using Uklon’s results and adjusting them for:

•        differences in the accounting policies between Kyivstar Group and Uklon, and

•        additional amortization that would have been charged on the assumption that the fair value adjustments to intangible assets had applied from January 1, 2025, together with their consequential tax effects.

Acquisition-related costs of US$0.5 are included in selling, general and administrative expenses in the interim condensed consolidated income statement, and in operating cash flows in the interim condensed consolidated statement of cash flows.

The accounting for the purchase of Uklon is provisional as the valuation of certain intangible and long-term assets, accounts payable, other assets and liabilities, and residual goodwill related to this acquisition is not complete. The fair values assigned to tangible and intangible assets acquired and liabilities assumed are preliminary based on management’s estimates and assumptions and may be subject to change as additional information is obtained within the measurement period (not to exceed 12 months from the acquisition date ending April 2, 2026).

Kyivstar Group Ltd.

Notes to the interim condensed consolidated financial statements

(in millions of U.S. dollars unless otherwise stated)

4       SIGNIFICANT TRANSACTIONS (cont.)

During the three-month period ended September 30, 2025, Kyivstar recorded measurement period adjustments related to the acquisition of Uklon to reflect additional information identified after the six-month period ended June 30, 2025. The adjustments include recognition of US$6 million of unpaid Seller transaction costs as assumed Seller liabilities and a total decrease of US$1 million related to the fair value of the put option liability and deferred tax liability. As a result, the fair value of identifiable net assets decreased from US$54 million to US$49 million, and goodwill increased from US$104 million to US$109 million. These adjustments were made within the measurement period and reflect facts and circumstances existing at the acquisition date.

There were no further significant transactions during the nine-month and the three-month period ended September 30, 2025, other than disclosed above and in Note 1.

5       PROPERTY AND EQUIPMENT

The following table summarizes the movement in the net book value of property and equipment for the nine-month period ended September 30:

	2025	2024
Balance as of January 1	624	597

Acquisitions	1	—
Additions	221	113
Depreciation	(102)	(89)
Impairment	(6)	(2)
Translation adjustment	12	(49)
Transfers and reclassifications	(2)	(2)
Modifications and reassessments	58	40
Disposals and write-off	(3)	(2)
Divestment and reclassification to Held for sale	—	(1)
Balance as of September 30	803	605

6       INTANGIBLE ASSETS AND GOODWILL

The following table summarizes the movement in the net book value of intangible assets, including goodwill for the nine-month period ended September 30:

	2025	2024
Balance as of January 1	297	272

Acquisitions*	167	—
Additions	50	32
Disposal and write-offs	(1)	—
Transfer and reclassification	2	3
Amortization	(46)	(34)
Currency translation	6	(19)
Balance as of September 30	475	254

____________

*        This includes intangible assets acquired as part of Uklon acquisition consisting of goodwill (US$109), customer relationships (US$32), brand and trademarks (US$18) and software (US$8).

Kyivstar Group Ltd.

Notes to the interim condensed consolidated financial statements

(in millions of U.S. dollars unless otherwise stated)

6       INTANGIBLE ASSETS AND GOODWILL (cont.)

Included within total intangible asset movements for the nine-month period ended September 30, 2025, as shown above, are the following movements in goodwill for the group, per cash generating unit (“CGU”):

	2025	2024
Balance as of January 1	14	14
Acquisitions*	109	—
Transfer and reclassification	1	—
Balance as of September 30	124	14

____________

*        For acquisitions and divestments, refer to Note 4 for further details.

Goodwill is tested for impairment annually (at September 30) or when circumstances indicate the carrying value may be impaired. The Company’s impairment test is primarily based on fair value less cost of disposal calculations (Level 3 in the fair value hierarchy) using a discounted cash flow model, based on cash flow projections from business plans prepared by management. The Company considers, amongst other things, the relationship between its market capitalization and its book value, as well as the weighted average cost of capital and the quarterly financial performances of each CGU when reviewing for indicators of impairment in interim periods. Refer to the table above for an overview of the carrying value of goodwill.

Impairment losses

The Company performed annual impairment testing of goodwill as of September 30, 2025 and 2024. Based on the analysis performed, no impairment was identified for any CGUs.

FINANCING ACTIVITIES OF THE GROUP

7       INVESTMENTS, DEBT AND DERIVATIVES

The Company holds the following investments and derivative assets:

	September 30, 2025	December 31, 2024
At fair value
Other financial assets – VEON Ltd. shares	—	8
	—	8
At amortized cost
Loan receivable from VEON Amsterdam B.V.	—	363
Indemnity receivable from VEON Amsterdam B.V.	39	—
Other receivables from VEON Amsterdam B.V.	9	—
Total Other financial assets – related party	48	363

Investments and derivatives	104	94
Security deposits and cash collateral	102	64
Other investments	2	30

Kyivstar Group Ltd.

Notes to the interim condensed consolidated financial statements

(in millions of U.S. dollars unless otherwise stated)

7       INVESTMENTS, DEBT AND DERIVATIVES (cont.)

At fair value

Other financial assets

VEON Ltd. shares as of December 31, 2024 of US$8, represented 5,024,175 ordinary shares of VEON Ltd. (the ultimate Parent of Kyivstar Group) measured at fair value through other comprehensive income.

During the nine-month period ended September 30, 2025, the Company further purchased 12,346,225 ordinary shares of VEON Ltd. for US$22. The financial asset was measured at fair value, impacting other comprehensive income by US$2. All VEON Ltd. ordinary shares held by VEON Holdings were transferred to VEON Amsterdam B.V. in March 2025 at fair value (US$32) resulting in a receivable from VEON Amsterdam B.V. Subsequently, these receivables from VEON Amsterdam B.V. were utilized in the repayment of bonds.

At amortized cost

Indemnity receivable from VEON Amsterdam B.V. (US$39) reflects an indemnity agreement to cover potential future repayments of Bonds mentioned in this section below.

Investment and derivatives

Security deposits and cash collateral consisted of funds held in the account of a clearing company acting as an intermediary between Kyivstar and roaming and interconnect partners, amounting to US$102 (2024: US$64).

As of December 31, 2024 other investments at amortized cost predominantly include sovereign Ukrainian bonds held by Kyivstar, US$30 denominated in US$. The average yield to maturity of the sovereign Ukrainian bonds was 1.59% in 2025 (2024: 2.79%).

The Company holds the following debt and derivative liabilities:

	September 30, 2025	December 31, 2024
At fair value
Warrants	31	—
Total at fair value	31	—

At discounted redemption amount
Put option liability	2	9
Total at discounted redemption amount	2	9

At amortized cost
Bonds	37	585
Interest accrued on Bonds	2	6
Lease liabilities	353	294
Other financial liabilities	21	—
Loan Note Payable – VEON Amsterdam B.V.	56	—
Total at amortized cost	469	885

Total debt and derivatives	502	894
Non-current	275	225
Current	227	669

Kyivstar Group Ltd.

Notes to the interim condensed consolidated financial statements

(in millions of U.S. dollars unless otherwise stated)

7       INVESTMENTS, DEBT AND DERIVATIVES (cont.)

At fair value

Financial instruments measured at fair value are classified into one of the three levels in the fair value hierarchy according to the relative reliability of the inputs used to estimate the fair values. The three levels of the fair value hierarchy are:

Level 1 —	Unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2 —	Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly;
Level 3 —	Inputs that are not based on observable market data.

On a quarterly basis, the Company reviews if there are any indicators for a possible transfer between fair value hierarchy levels. This depends on how the Company is able to obtain the underlying inputs when assessing the fair valuations. During the nine-month period ended September 30, 2025, there were no transfers between Level 1, Level 2 and Level 3 fair value measurements.

The SPAC Merger (refer to Note 4) included the issuance of 7,666,629 Warrants. Each Warrant entitles the holder to purchase one Common Share at an exercise price of US$11.50 per share. The Warrants are exercisable from September 14, 2025 and will expire on August 14, 2030. During the nine-month period ended September 30, 2025 one Warrant was exercised leaving 7,666,628 Warrants outstanding on September 30, 2025.

The Warrants are accounted for as liabilities and are measured at fair value as of each reporting period. As the Warrants are traded on an active market under the trading symbol “KYIVW”, the fair value of the warrants is a level 1 fair value measurement. Changes in the fair value of the Warrants are recorded in the statements of operations for each period within other non-operating (loss) / gain, net.

At discounted redemption amount

Put option liability represents Helsi put option liability amounting to US$1 (2024: US$9) and Uklon put option liability amounting to US$1 (2024: US$nil), both measured at the discounted redemption amount.

At amortized cost

During the nine-month period, VEON Holdings repaid all of its 4.0% April 2025 U.S. Dollar denominated New Notes (US$472) and 6.3% June 2025 Russian Ruble denominated New Notes (US$100 (RUB 7,840)), on April 9, 2025 and June 18, 2025, respectively, prior to its acquisition by Kyivstar Group Ltd.

As of September 30, 2025, Bonds represent the principal amounts outstanding for April 2025 Old Notes US$23 and June 2025 Old Notes (US$14 (RUB1,180) which were not exchanged for New Notes prior to their respective maturity dates. Upon tender from Old noteholders, it is the Company’s intention to exchange the Old Notes, including accrued interest, of eligible noteholders against a cash settlement. Eligibility is based on successful completion of a sanctions check procedure. An indemnity agreement between VEON Holdings and VEON Amsterdam B.V. is in place which is to see VEON Holdings made whole for any external payments to eligible Old noteholders.

The lease liabilities are primarily (approximately 70%) related to the sale of the passive infrastructure of sites to the entity under common control of VEON Ltd and lease back places on those sites.

Other financial liabilities primarily include contingent consideration payable for Uklon Group acquisition of US$4 (refer to Note 4), long term financial liability for license for the Digital Business Support System of US$12 and long-term financial interest free loan of US$5 received from UTC, a related party, with maturity on May 30, 2027.

Kyivstar Group Ltd.

Notes to the interim condensed consolidated financial statements

(in millions of U.S. dollars unless otherwise stated)

7       INVESTMENTS, DEBT AND DERIVATIVES (cont.)

On August 13, 2025, in connection with the consummation of the Business Combination Agreement, Kyivstar Group Ltd. issued a loan note payable (the “Loan Note Payable”) to VEON Amsterdam B.V. in the aggregate principal amount of $178. The Loan Note Payable bears interest at a rate of 10% per annum, payable at maturity on August 12, 2026, and may be prepaid in whole or in part at any time without premium or penalty. Amounts repaid will be applied first to accrued interest and then to outstanding principal. On September 17, 2025, repayment of $124 was made, consisting of $122 of principal and $2 of interest. The remaining balance, including accrued interest, as of September 30, 2025 is $56.

Significant changes in financial assets and financial liabilities

There were no significant changes in financial assets and financial liabilities during nine-month period ended September 30, 2025 and 2024, except as disclosed above.

Financing activities during the nine-month period ended September 30, 2025

Except for the Capital Reorganization, SPAC Merger, bond repayment transactions and Loan Note Payable disclosed above, there were no further significant financing activities during the nine-month period ended September 30, 2025.

Financing activities during the nine-month period ended September 30, 2024

There were no significant financing activities during the nine-month period ended September 30, 2024.

8       CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted of the following items:

	September 30, 2025	December 31, 2024
Cash and cash equivalents at banks and on hand	302	479
Cash equivalents with original maturity of less than three months	170	195
Cash and cash equivalents, as presented in the consolidated statement of cash flows	472	674

As of September 30, 2025, US$456 (2024: US$429) of cash and cash equivalents at the level of Ukraine was subject to currency restrictions that limit the Company’s ability to upstream the cash or make certain payments outside the country, but these balances are otherwise freely available to the Ukrainian operations.

Cash and cash equivalents with original maturity of less than three months amounting to US$170 (2024: US$195) comprise short-term deposits and sovereign Ukrainian bonds held by Kyivstar.

The imposition of currency exchange controls or other similar restrictions on currency convertibility in Ukraine could limit Kyivstar Group’s ability to convert local currencies or repatriate local cash in a timely manner or at all, as well as remit dividends.

9       DIVIDENDS AND CAPITAL DISTRIBUTIONS

There were no dividends paid or capital distributions paid during the nine-month period ended September 30, 2025 and 2024.

Kyivstar Group Ltd.

Notes to the interim condensed consolidated financial statements

(in millions of U.S. dollars unless otherwise stated)

10     ISSUED CAPITAL AND RESERVES

The Company’s issued share capital comprised of the following:

	September 30, 2025	December 31, 2024
Authorized common shares (nominal value of US$0.01 per share)	265,430,000	—
Issued shares	230,863,524	206,942,440
Weighted-average shares basic and diluted, recasted	211,075,863	206,942,440

Kyivstar Group Ltd. was incorporated on March 7, 2025 with an authorized share capital of US$2, divided into 2,000,000,000 common shares, with a nominal value of US$0.001 (in dollars) each, all of which are designated as common shares. On June 13, 2025, the entire issued and unissued share capital of the Company was consolidated on a 10:1 basis into 200,000,000 common shares of nominal value US$0.01 (in dollars), with no change to the US$2 authorized share capital. On July 8, 2025, Kyivstar Group Ltd. increased its authorized share capital to 265,430,000 common shares of nominal value US$0.01 (in dollars).

The issued shares presented as of December 31, 2024 have been retroactively recast to reflect the capital structure following the Capital Reorganization. For the nine and three-months ended September 30, 2025 the 7,666,629 public warrants were excluded from the calculation of diluted earnings per share as the impact of including them was anti-dilutive.

Subject to our bye-laws and to any shareholders’ resolution to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, for such time as we have authorized but unissued share capital the Kyivstar Group Ltd. Board has the power to issue Kyivstar Group Ltd. Common Shares on such terms and conditions as the Kyivstar Group Ltd. Board may determine. Any increase in our authorized share capital requires the approval of in excess of 50% of the shares voted (a “simple majority”) at a shareholders’ meeting (a “general meeting”).

The holders of Kyivstar Group Ltd. Common Shares are, subject to our bye-laws and Bermuda law, generally entitled to enjoy all the rights attaching to Kyivstar Group Ltd. Common Shares detailed below.

Except for treasury shares, each fully paid Kyivstar Group Ltd. Common Share entitles its registered holder to:

•        receive notice of, attend and participate in general meetings;

•        have one vote per Kyivstar Group Ltd. Common Share on all issues voted upon at a general meeting, except for the purposes of cumulative voting for the election of the Kyivstar Group Ltd. Board, in which case each Kyivstar Group Ltd. Common Share shall have the same number of votes as the total number of members to be elected to the Kyivstar Group Ltd. Board and all such votes may be cast for a single candidate or may be distributed between or among two or more candidates;

•        receive dividends approved by the Kyivstar Group Ltd. Board (any dividend or other money payable in respect of a share which has remained unclaimed for six years from the date when it became due for payment shall, if the Kyivstar Group Ltd. Board so resolves, be forfeited and cease to remain owing by Kyivstar Group Ltd.);

•        in the event of our liquidation, receive a pro rata share of our surplus assets; and

•        exercise any other rights of a common shareholder set forth in our bye-laws and Bermuda law.

There are no sinking fund provisions attached to any of our shares. Holders of fully paid common shares have no further liability to Kyivstar Group Ltd. for capital calls.

Kyivstar Group Ltd.

Notes to the interim condensed consolidated financial statements

(in millions of U.S. dollars unless otherwise stated)

ADDITIONAL INFORMATION

11     RELATED PARTIES

The immediate parent and the ultimate controlling shareholder of the Company are VEON Amsterdam B.V. and VEON Ltd., respectively.

Related parties, as defined by IAS 24, are natural persons or companies that can be influenced by Kyivstar Group Ltd., that can exert an influence on the Company or that are under the influence of another related party of the Company. Transactions with related parties were conducted at arm’s length.

The following table provides the total amount of transactions that have been entered into with related parties and their affiliates for the nine-month period ended September 30:

	2025			2024
	Ultimate and Immediate parent	Entities under common control	Key Management Personnel	Ultimate and Immediate parent	Entities under common control
Service costs	—	(15)	—	—	(5)
Selling, general and administrative expenses	—	—	(1)	—	—
Finance costs	(3)	(32)	—	(1)	(28)
Depreciation charge of right-of-use asset	—	(26)	—	—	(21)
Other operating income	—	2	—	—	1
Other operating expenses	(36)	—	—	(3)	(1)
Finance income	14	—	—	16	—
Total	(25)	(71)	(1)	12	(54)

The following table provides the total amount of transactions that have been entered into with related parties and their affiliates for the three-month period ended September 30:

	2025			2024
	Ultimate and Immediate parent	Entities under common control	Key Management Personnel	Ultimate and Immediate parent	Entities under common control
Service costs	—	(8)	—	—	—
Selling, general and administrative expenses	—	—	(1)	—	—
Finance costs	(2)	(2)	—	(1)	(10)
Depreciation charge of right-of-use asset	—	(1)	—	—	(7)
Other operating income	—	1	—	—	1
Other operating expenses	(14)	—	—	(1)	1
Finance income	6	—	—	6	—
Total	(10)	(10)	(1)	4	(15)

Kyivstar Group Ltd.

Notes to the interim condensed consolidated financial statements

(in millions of U.S. dollars unless otherwise stated)

11     RELATED PARTIES (cont.)

The following table provides the total balance of accounts with related parties and their affiliates at the end of the relevant period:

	September 30, 2025		December 31, 2024
	Ultimate and Immediate parent	Entities under common control	Ultimate and Immediate parent	Entities under common control
Right-of-use assets – LLC “Ukraine Tower Company”	—	199	—	169
Financial assets – VEON Amsterdam B.V.	—	—	363	—
Indemnity receivable from VEON Amsterdam B.V.	39	—	—	—
Other receivables from VEON Amsterdam B.V.	9	—	—	—
Financial assets – VEON Ltd.	—	—	8	—
	48	199	371	169

Trade and other payables – LLC “Ukraine Tower Company”	—	(7)	—	(6)
Trade and other payables – VEON Ltd.	(14)	—	(8)	—
Lease liabilities – LLC “Ukraine Tower Company”	—	(234)	—	(195)
Loan Note Payable – VEON Amsterdam B.V.	(56)	—	—	—
Financial liabilities payable to LLC “Ukraine Tower Company”	—	(5)	—	—
Other current liabilities – VEON Ltd.	(28)	—	—	—
	(98)	(246)	(8)	(201)

12     RISKS, COMMITMENTS, CONTINGENCIES AND UNCERTAINTIES

Other than disclosed below and elsewhere in these interim condensed consolidated financial statements, there were no material changes to risks, commitments, contingencies and uncertainties that occurred during the nine-month period ended September 30, 2025.

As of September 30, 2025, the Company has potential tax exposures for which no provision is recognized under IAS 37, totaling US$53. The Company does not expect any liability or other financial impact (e.g. regarding recoverability of certain receivables) arising from these contingencies and uncertainties to have a material effect on the results of operations, liquidity, capital resources or financial position of the Company. Furthermore, the Company believes it has provided for all probable liabilities.

13     EVENTS AFTER THE REPORTING PERIOD

Settlement of Insurance Claim

In October 2025 the Company received insurance compensation in the total amount of US$11 pursuant to the settlement agreement with the insurer. The settlement relates to the Group’s insurance claim under its voluntary property and business interruption insurance policy, covering damages and business interruption losses incurred as a result of the full-scale invasion of Ukraine in February 2022. The amount received will be recognized as an income in the period of receipt.

Kyivstar Group Ltd.

Notes to the interim condensed consolidated financial statements

(in millions of U.S. dollars unless otherwise stated)

14     NEW STANDARDS, INTERPRETATIONS AND AMENDMENTS ADOPTED BY THE GROUP

The accounting policies adopted in the preparation of these unaudited interim condensed consolidated financial statements are consistent with those followed in the preparation of the VEON Holdings B.V. audited annual combined financial statements as of and for the year ended December 31, 2024.

Certain new and amended standards became effective as of January 1, 2025, which did not have a material impact on Kyivstar Group’s interim condensed consolidated financial statements. Kyivstar Group has not early adopted any standards, interpretations or amendments that have been issued but have not yet become effective.

Dubai, November 24, 2025

Kyivstar Group Ltd.

KYIVSTAR GROUP LTD.

__________________________________________

12,500,000 COMMON SHARES

__________________________________________

Joint Book-Running Managers

Morgan Stanley	Barclays	Cantor	Rothschild & Co

Co-Managers

Benchmark, a StoneX Company	Northland Capital Markets

Prospectus dated January 29, 2026